EXECUTION VERSION

STOCK PURCHASE AGREEMENT
AMONG
PLANTRONICS, INC.,
TRIANGLE PRIVATE HOLDINGS II, LLC
AND
POLYCOM, INC.
MARCH 28, 2018

i

13.17.	Definitions	106

v

EXHIBITS

Exhibit 6.8	-	Form of R&W Insurance Policy
Exhibit 11.2(b)	-	Form of General Release
Exhibit 11.2(l)	-	Form of Stockholders’ Agreement
Exhibit 11.3(d)	-	Form of Buyer’s Bylaws Amendment
Exhibit 13.17(ll)	-	Form of Escrow Agreement

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and effective as of March 28, 2018 (the “Agreement Date”) by and among Plantronics, Inc., a Delaware corporation (“Buyer”); Triangle Private Holdings II, LLC, a Delaware limited liability company (“Seller”); and Polycom, Inc., a Delaware corporation (“Polycom”). Capitalized terms used but not defined in the context of the Section in which such terms first appear have the respective meanings set forth in Section 13.17.
WHEREAS, Polycom and each of its Subsidiaries listed on Schedule A‑1 (Polycom and each such company, each a “Polycom Company” and, collectively including Polycom, the “Polycom Companies”) are engaged in the development, manufacture, sale, distribution and delivery of, and providing support services relating to, unified communications and collaboration software and hardware systems for voice, video and content sharing for distributors, service providers and end-user customers (the “Polycom Business”);
WHEREAS, Seller owns all of the issued and outstanding shares of capital stock of Polycom (the “Shares”); and
WHEREAS, Buyer desires to purchase the Shares from Seller, and Seller desires to sell the Shares to Buyer, upon the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound, the Parties agree as follows:

1.PURCHASE AND SALE OF SHARES
Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of the Shares, free and clear of all Liens (other than any Liens arising pursuant to applicable federal and state securities Laws, Liens arising as a result of actions solely taken by Buyer or any of its controlled Affiliates, and Liens contemplated by the Financing).
2.    PURCHASE PRICE; PAYMENT
2.1.    Purchase Price. The aggregate purchase price for the Shares (the “Purchase Price”) shall be (i) an amount equal to One Billion Six Hundred Thirty Eight Million One Hundred Seventy Two Thousand Two Hundred Seventy Eight and 84/100 Dollars ($1,638,172,278.84) (as such amount may be adjusted pursuant to this Section 2.1(a), the “Base Cash Purchase Price”); plus (A) the Final Cash Amount; plus (B) the amount, if any, by which the Final Adjusted Net Working Capital Amount exceeds the Upper Adjusted Net Working Capital Target or minus (C) the amount, if any, by which the Final Adjusted Net Working Capital Amount is less than the Lower Adjusted Net Working Capital Target; minus (D) the Final Indebtedness Amount; minus (E) the Final

Polycom Transaction Expense Amount; and (ii) 6,352,201 shares of Buyer Common Stock (as such amount may be adjusted pursuant to this Section 2.1 and Section 2.11, the “Closing Stock Consideration”), provided, however, that if on the Closing Date the Closing Stock Consideration would exceed 19.9% of the then outstanding shares of Buyer Common Stock, then the Closing Stock Consideration shall be reduced by an amount of shares necessary for the Closing Stock Consideration to not exceed 19.9% of the then outstanding shares of Buyer Common Stock as of the Effective Time and the amount of the Base Cash Purchase Price shall be increased by the product of (I) $56.96 and (II) the number of shares of Buyer Common Stock comprising the Closing Stock Consideration as of the Agreement Date minus the number of shares of Buyer Common Stock comprising the Closing Stock Consideration as of the Closing Date. For the avoidance of doubt, in no event shall Buyer be obligated to issue a number of shares of Buyer Common Stock under this Agreement equal to more than 19.9% of the outstanding shares of Buyer Common Stock measured as of the time of issuance of the Closing Stock Consideration.
2.2.    Estimated Closing Statement. Not less than four (4) Business Days prior to the Closing Date (or two (2) Business Days prior to the Closing Date with respect to Section 2.2(b)), Polycom shall prepare, or cause to be prepared, and deliver to Buyer:
(a)    A statement (the “Estimated Closing Statement”) setting forth Seller’s good faith estimate of each of the following, together with reasonably detailed documentation supporting each estimate: (i) the amount of Cash as of immediately prior to the Effective Time (the “Estimated Cash Amount”); (i) the amount of Adjusted Net Working Capital as of immediately prior to the Effective Time (the “Estimated Adjusted Net Working Capital Amount”); (i) the aggregate amount of all Polycom Indebtedness outstanding and unpaid as of immediately prior to the Effective Time (the “Estimated Indebtedness Amount”), including a breakdown of the aggregate amount of all Paid-Off Indebtedness outstanding and unpaid as of immediately prior to the Effective Time (the “Estimated Paid-Off Indebtedness Amount”) and the aggregate amount of all Retained Indebtedness outstanding and unpaid as of immediately prior to the Effective Time (the “Estimated Retained Indebtedness Amount”); and (i) the aggregate amount of all Polycom Transaction Expenses outstanding and unpaid as of immediately prior to the Effective Time (the “Estimated Polycom Transaction Expense Amount”). The Estimated Closing Statement shall also set forth the amount and calculation of the “Estimated Closing Date Cash Purchase Price,” which shall be equal to the sum of (A) the Base Cash Purchase Price, plus (B) the Estimated Cash Amount, plus (C) the amount, if any, by which the Estimated Adjusted Net Working Capital Amount exceeds the Upper Adjusted Net Working Capital Target or minus (D) the amount, if any, by which the Estimated Adjusted Net Working Capital Amount is less than the Lower Adjusted Net Working Capital Target, minus (E) the Estimated Indebtedness Amount, and minus (F) the Estimated Polycom Transaction Expense Amount. After delivery of the Estimated Closing Statement, Polycom shall (1) reasonably cooperate Buyer and its representatives in Buyer’s review of the Estimated Closing Statement, and (2) give Buyer reasonable access to and copies of the books and records of Polycom and its Subsidiaries and reasonable access to relevant personnel thereof (including any auditors or accountants) for the purpose of reviewing the Estimated Closing Statement provided that the confidentiality of all such books and records shall be strictly maintained by all such persons in accordance with the Confidentiality Agreement. Polycom and Seller shall consider in good faith any comments on the Estimated Closing Statement submitted by Buyer; provided that in the event Buyer and Polycom are unable to agree regarding any of the matters and/or amounts set forth on the Estimated Closing Statement, such matters and amounts set forth on the Estimated Closing Statement delivered by Polycom and Seller shall be used for the purpose of the payment set forth in Section 2.3.
(b)    A schedule of the respective amounts, payees/obligees and wire transfer instructions with respect to (i) each item of Paid-Off Indebtedness included within the calculation of the Estimated Paid-Off Indebtedness Amount and (ii) each Polycom Transaction Expense included within the calculation of the Estimated Polycom Transaction Expense Amount, in each case, as set forth on the Estimated Closing Statement.
(c)    Payoff letters, lien terminations (including UCC‑3 financing statements), releases, instruments of discharge and similar documentation, in each case in customary form reasonably satisfactory to Buyer, to be executed and delivered as of the Closing by each of the obligees identified pursuant to Section 2.2(b), which shall include, if applicable, such obligees’ release, upon payment at Closing (or replacement, cash collateralization or backstop of existing letters of credit), of all Liens of such obligees over the properties and assets of each Polycom Company (other than any cash that is used to cash collateralize existing letters of credit, if applicable) and the Shares (the “Payoff Letters”) and shall evidence the repayment or prepayment of all Paid-off Indebtedness (other than for customary indemnity obligations that expressly survive by their terms). For the avoidance of doubt, Buyer and its representatives shall be permitted a reasonable period of time to review and comment on the drafts and execution versions of any such documentation.
2.3.    Closing Payments.
(a)    Payment of Estimated Paid-Off Indebtedness Amount. At the Closing, Buyer shall deliver and pay to the applicable obligees, for and on behalf of the Polycom Companies, each item of Paid-Off Indebtedness included within the calculation of the Estimated Paid-Off Indebtedness Amount.
(b)    Payment of Estimated Polycom Transaction Expense Amount. At the Closing, Buyer shall deliver and pay to the applicable obligees, for and on behalf of the Polycom Companies, each Polycom Transaction Expense included within the calculation of the Estimated Polycom Transaction Expense Amount, in full satisfaction and retirement of all Polycom Transaction Expenses outstanding and unpaid as of the Closing, as set forth in the Estimated Closing Statement.
(c)    Payment and Delivery of Closing Date Balance. At the Closing, Buyer shall pay and deliver the Estimated Closing Date Cash Purchase Price as follows:
(i)    Fifty Million Dollars ($50,000,000) (the “L&R Matters Escrow Amount”) shall be deposited into the L&R Matters Escrow Account; and

(ii)    An amount equal to the Estimated Closing Date Cash Purchase Price minus the L&R Matters Escrow Amount shall be paid to Seller.
(d)    Delivery of Closing Stock Consideration. At the Closing, Buyer shall deliver certificates evidencing the Closing Stock Consideration (or at Buyer’s election in non-certificated book-entry form to Escrow Agent’s or Seller’s, as applicable, designated account), with a restrictive legend as set forth in Section 3.7(e), as follows:
(i)    Such number of shares of Buyer Common Stock with an aggregate value of One Hundred Million Dollars ($100,000,000), based on a price per share equal to the average closing price of Buyer Common Stock for the twenty (20) consecutive Trading Days prior to the Closing Date, to be deposited by Buyer into the General Escrow Account (the “Escrowed Closing Stock Consideration”); and
(ii)    the balance of the Closing Stock Consideration to Seller (the “Paid Closing Stock Consideration”).
2.4.    Post-Closing Reconciliation.
(a)    Preliminary Closing Statement. Not more than seventy-five (75) days following the Closing Date, Buyer shall prepare, or cause to be prepared, and deliver to Seller a statement (the “Preliminary Closing Statement”) setting forth Buyer’s calculation of each of the following, together with reasonably detailed documentation supporting each calculation: (i) the amount of Cash as of immediately prior to the Effective Time (the “Preliminary Cash Amount”); (i) the amount of Adjusted Net Working Capital as of immediately prior to the Effective Time (the “Preliminary Adjusted Net Working Capital Amount”); (i) the aggregate amount of all Polycom Indebtedness outstanding and unpaid as of immediately prior to the Effective Time (the “Preliminary Indebtedness Amount”), including a breakdown of the aggregate amount of all Paid-Off Indebtedness outstanding and unpaid as of immediately prior to the Effective Time (the “Preliminary Paid-Off Indebtedness Amount”) and the aggregate amount of all Retained Indebtedness outstanding and unpaid as of immediately prior to the Effective Time (the “Preliminary Retained Indebtedness Amount”); and (i) the aggregate amount of all Polycom Transaction Expenses outstanding and unpaid as of immediately prior to the Effective Time (the “Preliminary Polycom Transaction Expense Amount”). The Preliminary Closing Statement shall also set forth Buyer’s calculation of the amount of the “Preliminary Closing Date Cash Purchase Price”, which shall be equal to the sum of (A) the Base Cash Purchase Price, plus (B) the Preliminary Cash Amount, plus (C) the amount, if any, by which the Preliminary Adjusted Net Working Capital Amount exceeds the Upper Adjusted Net Working Capital Target or minus (D) the amount, if any, by which the Preliminary Adjusted Net Working Capital Amount is less than the Lower Adjusted Net Working Capital Target, minus (E) the Preliminary Indebtedness Amount, and minus (F) the Preliminary Polycom Transaction Expense Amount.

(b)    Objection to Preliminary Closing Statement. After the Preliminary Closing Statement is delivered to Seller pursuant to Section 2.4(a), Seller shall have fifty (50) days (the “Response Period”) to review and respond to the Preliminary Closing Statement in accordance with this Section 2.4(b). If Seller objects to any of the amounts or calculations set forth on the Preliminary Closing Statement, then Seller shall inform Buyer on or before the last day of the Response Period by delivering written notice to Buyer (a “Closing Statement Objection”) setting forth a specific description of the basis of the Closing Statement Objection and the proposed adjustments to the Preliminary Closing Statement that Seller believes should be made. If no Closing Statement Objection is delivered to Buyer within the Response Period, then Seller shall be deemed to have accepted the Preliminary Closing Statement for all purposes hereunder.
(c)    Response to Closing Statement Objection. If a Closing Statement Objection is delivered to Buyer pursuant to Section 2.4(b), then Buyer shall have fifteen (15) days following the delivery of the Closing Statement Objection (the “Rebuttal Period”) to review and respond to the Closing Statement Objection by delivering written notice to Seller specifying the scope of its disagreement with the information contained in the Closing Statement Objection. If no such written notice is delivered to Seller within the Rebuttal Period, then Buyer shall be deemed to have accepted the Closing Statement Objection for all purposes hereunder.
(d)    Dispute Resolution Following Closing Statement Objection.
(i)    If Buyer delivers a written notice to Seller in response to a Closing Statement Objection pursuant to Section 2.4(c), then Buyer and Seller shall promptly meet (in person, by telephone or any other mutually convenient medium agreed upon by the Parties) and attempt in good faith to resolve any dispute or disagreement relating to the Preliminary Closing Statement, the amount and calculation of the Preliminary Closing Date Cash Purchase Price or the amount and calculation of any of the amounts set forth in Section 2.4(a) (a “Closing Statement Dispute”).
(ii)    If Buyer and Seller are unable to resolve the Closing Statement Dispute within thirty (30) days following Buyer’s delivery of written notice to Seller pursuant to Section 2.4(c), then, at any time thereafter, Buyer or Seller may elect to have the Closing Statement Dispute resolved by Ernst & Young LLP or another nationally or regionally recognized firm of independent public accountants as to which Buyer and Seller mutually agree, and in either case as to which all of the Parties represent that they have not otherwise engaged such firm in the two (2) years prior to this engagement (the “CPA Firm”), which firm shall, acting as an expert and not as an arbitrator (provided that, absent manifest error, the final decision of the CPA Firm shall be binding upon and enforceable by the Parties in the same manner as though rendered in binding arbitration), resolve the Closing Statement Dispute on the basis of the standards, methods and procedures set forth in this Agreement and otherwise according to the rules and procedures set forth in an engagement letter to be entered into between Buyer, Seller and the CPA Firm (the “Engagement Letter”). The Engagement Letter shall provide that: (A) the scope of the resolution conducted by the CPA Firm shall be limited solely to the Closing Statement Dispute and that the CPA Firm shall not conduct a review of or render a decision on any other items; (B) the CPA Firm shall deliver to Buyer and Seller, as promptly as practicable and in any event within the timelines specified in the Engagement Letter, a written report setting forth the final value of each item included within the Closing Statement Dispute, which shall be the position of either Buyer or Seller, or a position between the positions of Buyer and Seller, and may not be an alternative resolution; and (C) the CPA Firm shall make its determination based solely on the guidelines, definitions and procedures set forth in this Agreement and the material provided by Buyer and Seller and not pursuant to any independent review and without regard to any objections of Seller that are not described in the Closing Statement Objection. Absent manifest error, the determination of the CPA Firm shall be final and binding on the Parties, shall be non-appealable and may be enforced by a court of competent jurisdiction.
(iii)    All fees and expenses of the CPA Firm in connection with the services provided pursuant to Section 2.4(d)(ii) shall be paid by Buyer, on the one hand, and Seller, on the other hand, in proportion to the amounts by which their respective aggregate positions in the Closing Statement Dispute differed from the CPA Firm’s final aggregate determination.
(e)    Final Closing Statement. The actual and final amount of Cash as of immediately prior to the Effective Time (the “Final Cash Amount”), the actual and final amount of Adjusted Net Working Capital as of immediately prior to the Effective Time (the “Final Adjusted Net Working Capital Amount”), the actual and final aggregate amount of Polycom Indebtedness (including the actual and final breakdown of the aggregate amount of Paid-Off Indebtedness and the aggregate amount of Retained Indebtedness) outstanding and unpaid as of immediately prior to the Effective Time (the “Final Indebtedness Amount”), and the actual and final amount of Polycom Transaction Expenses outstanding and unpaid as of immediately prior to the Effective Time (the “Final Polycom Transaction Expense Amount”) will be:
(i)    as stated in the Preliminary Closing Statement, with respect to any items thereon as to which Seller fails to deliver a Closing Statement Objection during the Response Period;
(ii)    as stated in the Preliminary Closing Statement as adjusted by the Closing Statement Objection, if a Closing Statement Objection is delivered by Seller and Buyer does not deliver written notice to Seller within the Rebuttal Period;
(iii)    as determined by the CPA Firm as provided in Section 2.4(d)(ii), with respect to any items on the Preliminary Closing Statement as to which Seller delivers a Closing Statement Objection during the Response Period and Buyer delivers written notice to Seller within the Rebuttal Period; or

(iv)    notwithstanding the foregoing clauses (i), (ii) or (iii), as mutually agreed in writing by Buyer and Seller.
The “Final Closing Statement” shall mean the Preliminary Closing Statement, if Seller does not deliver any Closing Statement Objection during the Response Period, or the Preliminary Closing Statement as adjusted pursuant to this Section 2.4(e) if Seller delivers a Closing Statement Objection during the Response Period. The Final Closing Statement shall set forth the amount and calculation of the “Final Closing Date Cash Purchase Price,” which shall be equal to the sum of (A) the Base Cash Purchase Price, (B) plus the Final Cash Amount, (C) plus the amount, if any, by which the Final Adjusted Net Working Capital Amount exceeds the Upper Adjusted Net Working Capital Target or minus the amount, if any, by which the Final Adjusted Net Working Capital Amount is less than the Lower Adjusted Net Working Capital Target, (D) minus the Final Indebtedness Amount, and (E) minus the Final Polycom Transaction Expense Amount.
2.5.    Payment of Final Cash Purchase Price Adjustment. If the Final Closing Date Cash Purchase Price, as set forth on the Final Closing Statement, is less than the Estimated Closing Date Cash Purchase Price, as set forth on the Estimated Closing Statement, then Seller shall pay to Buyer an amount equal to the difference between the Estimated Closing Date Cash Purchase Price and the Final Closing Date Cash Purchase. If the Final Closing Date Cash Purchase Price, as set forth on the Final Closing Statement, is greater than the Estimated Closing Date Cash Purchase Price, as set forth on the Estimated Closing Statement, then Buyer shall pay to Seller an amount equal to the difference between the Final Closing Date Cash Purchase Price and the Estimated Closing Date Cash Purchase Price. Any payment required by this Section 2.5 shall be made within five (5) Business Days after determination of the Final Closing Statement.
2.6.    Escrow Arrangement.
(a)    Payments to Buyer Indemnified Parties. The Escrowed Closing Stock Consideration and the L&R Matters Escrow Amount shall be held in escrow to satisfy, at least in part, claims made by the Buyer Indemnified Parties for satisfaction of any indemnification claim in accordance with the terms and conditions set forth in this Section 2.6 and Article 10. The Escrow Agent will hold the Escrowed Closing Stock Consideration and the L&R Matters Escrow Amount in accordance with the terms of the Escrow Agreement. If Seller becomes obligated (whether through mutual agreement between Buyer and Seller, as a result of a final non-appealable judicial determination or otherwise finally determined in accordance with the terms of this Agreement) to make a payment to Buyer or another Buyer Indemnified Party from the General Escrow Account and/or the L&R Matters Escrow Account (such dollar amount, as finally determined from time to time pursuant to this Agreement, an “Indemnification Escrow Claim Dollar Amount”), then Buyer and Seller shall promptly execute and deliver joint written instructions to the Escrow Agent to disburse to Buyer or another Buyer Indemnified Party (x) with respect to the General Escrow Account, (A) first, an amount in cash (the “Released General Escrow Funds Amount”) equal to the lesser of (1) the amount of General Escrow Funds then existing in the General Escrow Account and (2) the Indemnification Escrow Claim Dollar Amount

and (B) second, to the extent the Released General Escrow Funds Amount is less than the Indemnification Escrow Claim Dollar Amount, a number of shares of Buyer Common Stock from the General Escrow Account equal to the lesser of (i) (x) the applicable Indemnification Escrow Claim Dollar Amount minus the applicable Released General Escrow Funds Amount divided by (y) the average closing price of Buyer Common Stock for the twenty (20) consecutive Trading Days prior to the date that the Escrow Agent actually releases and transfers such amount of Buyer Common Stock to Buyer or another Buyer Indemnified Party, as applicable, or (ii) the number of shares of Buyer Common Stock then existing in the General Escrow Account, and/or (y) with respect to the L&R Matters Escrow Account, an amount to Buyer or another Buyer Indemnified Party equal to the lesser of the Indemnification Escrow Claim Dollar Amount to be paid from the L&R Matters Escrow Account and the amount of funds then existing in the L&R Matters Escrow Account.
(b)    Release of L&R Matters Escrow Amount and Retained L&R Matters Escrowed Closing Stock Consideration in Certain Circumstances to Seller.
(i)    If (A) the L&R Matters Completion Date occurs before the General Escrow Release Date and (B) no indemnification claim or claims have been made by a Buyer Indemnified Party against the L&R Matters Escrow Account and/or the Retained L&R Matters Escrowed Closing Stock Consideration under Article 10 or no such claim(s) remain(s) outstanding on the General Escrow Release Date, then the following will apply: promptly following the L&R Matters Completion Date, in the event that no claim for indemnification under Article 10 by a Buyer Indemnified Party has been made and remains outstanding against the L&R Matters Escrow Account, Buyer and Seller shall promptly execute and deliver joint written instructions to the Escrow Agent to distribute to Seller fifty percent (50%) of the remainder of the L&R Matters Escrow Amount, if any. If, on the L&R Matters Completion Date, an indemnification claim or claims has been made by a Buyer Indemnified Party against the L&R Matters Escrow Account under Article 10 and such claim(s) remain(s) outstanding on such date, but the maximum potential obligation of Seller in respect of such claim(s) is reasonably identifiable and not subject to further dispute and is less than the remainder of the L&R Matters Escrow Amount, then Buyer and Seller shall promptly execute and deliver joint written instructions to the Escrow Agent to distribute to Seller from the L&R Matters Escrow Account an amount equal to (x) fifty percent (50%) multiplied by (y) the sum of (1) the remainder of the L&R Matters Escrow Amount, minus (2) such identifiable maximum potential obligation of Seller in respect of such claim(s). Once all pending claims have been resolved and satisfied from the L&R Matters Escrow Account, Buyer and Seller shall promptly and jointly direct the Escrow Agent to release fifty percent (50%) of the amount of such resolved claims then remaining in the L&R Matters Escrow Account to Seller, with the remainder of the L&R Matters Escrow Account distributed to Seller as set forth on Schedule 13.17(fff).
(ii)    If (A) the L&R Matters Completion Date occurs after the General Escrow Release Date and no claim for indemnification under Article 10 by a Buyer Indemnified Party has been made and remains outstanding against the L&R Matters Escrow Account or the Retained L&R Matters Escrowed Closing Stock Consideration, or (B) the L&R Matters Completion Date occurs after the General Escrow Release Date but an indemnification claim or claims has been made by a Buyer Indemnified Party against the L&R Matters Escrow Account and/or the Retained L&R Matters Escrowed Closing Stock Consideration under Article 10 and such claim(s) remain(s) outstanding on the General Escrow Release Date, then the following will apply: Promptly following the L&R Matters Completion Date, in the event that no claim for indemnification under Article 10 by a Buyer Indemnified Party has been made and remains outstanding against the L&R Matters Escrow Account or the Retained L&R Matters Escrowed Closing Stock Consideration, Buyer and Seller shall promptly execute and deliver joint written instructions to the Escrow Agent to distribute to Seller fifty percent (50%) of the remainder of the L&R Matters Escrow Amount and fifty percent (50%) of the Retained L&R Matters Escrowed Closing Stock Consideration, if any. The remainder of the L&R Matters Escrow Account and the Retained L&R Matters Escrowed Closing Stock Consideration will be distributed to Seller as set forth on Schedule 13.17(fff). If, on the L&R Matters Completion Date, an indemnification claim or claims has been made by a Buyer Indemnified Party against the L&R Matters Escrow Account and/or the Retained L&R Matters Escrowed Closing Stock Consideration under Article 10 and such claim(s) remain(s) outstanding on such date, but the maximum potential obligation of Seller in respect of such claim(s) is reasonably identifiable and not subject to further dispute and is less than the remainder of the sum of the L&R Matters Escrow Amount and the Retained L&R Matters Escrowed Closing Stock Consideration, then Buyer and Seller shall promptly execute and deliver joint written instructions to the Escrow Agent to distribute to Seller, first from the Retained L&R Matters Escrowed Closing Stock Consideration (valuing shares of Buyer Common Stock based on the average closing price of Buyer Common Stock for the twenty (20) consecutive Trading Days prior to the L&R Matters Completion Date) and then from the L&R Matters Escrow Account an amount equal to (x) fifty percent (50%) multiplied by (y) the sum of (1) the remainder of the L&R Matters Escrow Amount and the Retained L&R Matters Escrowed Closing Stock Consideration, minus (2) such identifiable maximum potential obligation of Seller in respect of such claim(s). Once all pending claims have been resolved and satisfied from the L&R Matters Escrow Account and the Retained L&R Matters Escrowed Closing Stock Consideration, Buyer and Seller shall promptly and jointly direct the Escrow Agent to release fifty percent (50%) of the amount of such resolved claims then remaining in the L&R Matters Escrow Account and the Retained L&R Matters Escrowed Closing Stock Consideration to Seller. The remainder of the L&R Matters Escrow Account and the Retained L&R Matters Escrowed Closing Stock Consideration will be distributed to the Seller as set forth on Schedule 13.17(fff).
(c)    Release of Escrowed Closing Stock Consideration and Retained L&R Matters Escrowed Closing Stock Consideration in Certain Circumstances to Seller. On the eighteen (18) month anniversary of the Closing Date (the “General Escrow Release Date”),

in the event that no claim for indemnification under Article 10 by a Buyer Indemnified Party has been made and remains outstanding against the General Escrow Account, Buyer and Seller shall promptly execute and deliver joint written instructions to the Escrow Agent to distribute to Seller the remainder of the General Escrow Funds and the Escrowed Closing Stock Consideration; provided, however, if the General Escrow Release Date precedes the L&R Matters Completion Date, then the joint written instruction delivered by Buyer and Seller shall instruct the Escrow Agent to retain from the General Escrow Account, (i) 100% of the General Escrow Funds (such amount, the “Retained General Escrow Funds Amount”) and (ii) from the Escrowed Closing Stock Consideration, the number of shares of Buyer Common Stock having a value equal to the sum of (x) Twenty Five Million Dollars ($25,000,000) minus (y) the Retained General Escrow Funds Amount, based on the average closing price of Buyer Common Stock for the twenty (20) consecutive Trading Days prior to the General Escrow Release Date (such shares, the “Retained L&R Matters Escrowed Closing Stock Consideration”), which such retained General Escrow Funds and Retained L&R Matters Escrowed Closing Stock Consideration shall continue to be held in the General Escrow Account and only disbursed to Seller following the L&R Matters Completion Date as set forth in Section 2.6(b)(ii). If, on the General Escrow Release Date, an indemnification claim or claims (“Pending Claims”) has been made by a Buyer Indemnified Party against the General Escrow Account under Article 10 and such claim(s) remain(s) outstanding on such date, but the maximum potential obligation of Seller in respect of such claim(s) is reasonably identifiable and not subject to further dispute and is less than the aggregate value of the sum of the General Escrow Funds and the Escrowed Closing Stock Consideration (based on the average closing price of Buyer Common Stock for the twenty (20) consecutive Trading Days prior to the General Escrow Release Date), then Buyer and Seller shall promptly execute and deliver joint written instructions to the Escrow Agent to distribute to Seller from the Escrowed Closing Stock Consideration, the number of shares of Buyer Common Stock having a value equal to (w) the aggregate value of the remainder of the Escrowed Closing Stock Consideration, plus (x) the amount then remaining of the General Escrow Funds minus (y) such identifiable maximum potential obligation of Seller in respect of each such claim (the “Escrow Reserve Amount”), minus (z) if the General Escrow Release Date precedes the L&R Matters Completion Date, the Retained L&R Matters Escrowed Closing Stock Consideration, based on the average closing price of Buyer Common Stock for the twenty (20) consecutive Trading Days prior to the General Escrow Release Date. Thereafter, as any pending indemnification claim is resolved, Buyer and Seller shall promptly and jointly direct the Escrow Agent to distribute to (i) Buyer, (A) first, from the General Escrow Funds, the Released General Escrow Funds Amount, and (B) second, the number of shares of Buyer Common Stock from the remainder of the Escrowed Closing Stock Consideration having a value equal to the applicable Indemnification Escrow Claim Dollar Amount minus the Released General Escrow Funds Amount based on the average closing price of Buyer Common Stock for the twenty (20) consecutive Trading Days prior to the date that the Escrow Agent actually releases and transfers such amount of Buyer Common Stock to Buyer or another Buyer Indemnified Party, as applicable, provided, however, that any Retained L&R Matters Escrowed Closing Stock Consideration shall continue to be held by the Escrow Agent until released pursuant to Section 2.6(b)(ii) and (ii) Seller (after taking into account such distribution to Buyer), (A) first, the number of shares of Buyer Common Stock from the remainder of the Escrowed Closing Stock Consideration having a value (based on the average closing price of Buyer Common Stock for the twenty (20) consecutive Trading Days prior to the date that the Escrow Agent actually releases and transfers such amount of Buyer Common Stock) equal to the positive amount, if any, of the sum of (1) the aggregate value of the remainder of the Escrowed Closing Stock Consideration plus (2) the amount then remaining of the General Escrow Funds minus (3) the aggregate Escrow Reserve Amount with respect to the remaining Pending Claims, if any, based on the average closing price of Buyer Common Stock for the twenty (20) consecutive Trading Days prior to the date that the Escrow Agent actually releases and transfers such amount of Buyer Common Stock to Seller. Once all pending claims have been resolved and satisfied from the General Escrow Account, Buyer and Seller shall promptly and jointly direct the Escrow Agent to release the remainder of the General Escrow Funds and the Escrowed Closing Stock Consideration to Seller; provided, however, that any Retained L&R Matters Escrowed Closing Stock Consideration shall continue to be held by the Escrow Agent until released pursuant to Section 2.6(b)(ii).
(d)    For the avoidance of doubt, all claims made against and distributions directed from the General Escrow Account and the L&R Matters Escrow Account shall be made pursuant to the terms of Article 10, including but not limited to the waterfall described in Section 10.5.
(e)    The fees and expenses of the Escrow Agent with respect to the General Escrow Account and the L&R Matters Escrow Account shall be borne equally by Buyer, on the one hand, and Seller, jointly and severally, on the other hand.
2.7.    Accounting Principles and Methodologies. Each of the Estimated Closing Statement, Preliminary Closing Statement and Final Closing Statement shall be prepared in a manner consistent in all respects with generally accepted accounting principles in the United States (“GAAP”) and, to the extent consistent with GAAP, using the same accounting methods, policies, practices, principles and procedures, with consistent classifications and valuation and estimation methodologies that were used in the preparation of the Polycom Financial Statements for the most recent fiscal year end of the Polycom Companies (the “Accounting Principles and Methodologies”). An illustrative example of the calculation of net working capital in accordance with the Accounting Principles and Methodologies is set forth on Schedule 2.7.
2.8.    Method of Payment. All cash payments pursuant to this Article 2 shall be made by wire transfer of immediately available funds to an account that the recipient has designated in writing.
2.9.    Access to Information. Following the Closing until the determination of the Final Closing Statement, Buyer will (a) reasonably cooperate with Seller and its representatives in Seller’s review of the Preliminary Closing Statement, and (b) permit Seller and its representatives (including their accountants and attorneys), during normal business hours upon reasonable prior notice and without interruption to the Polycom Business, to have reasonable access to the books and records of the Polycom Companies necessary to review the Preliminary Closing Statement, provided that the confidentiality of all such books and records shall be strictly maintained by all such Persons in accordance with Section 7.4.
2.10.    Withholding. Buyer and Seller shall each be entitled to deduct and withhold from any amount payable under this Agreement any withholding of Taxes or other similar amounts required under applicable Tax Law to be deducted and withheld, and Buyer and Seller, as applicable, shall pay such amounts to the appropriate authorities. To the extent such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid. To the extent that Buyer or Seller becomes aware of any applicable withholding Taxes, Buyer or Seller, as the case may be, (i) shall use reasonable efforts to provide prompt written notice to the other of the amount of such Tax and (ii) shall use reasonable efforts to consult with the other in good faith as to the nature of the Tax and the basis upon which such withholding is required.
2.11.    Certain Adjustments. Without limiting the provisions of this Agreement, if, from the Agreement Date until the Effective Time, the shares of Buyer Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares, or similar transaction, the Closing Stock Consideration and any items on which the calculation of the Closing Stock Consideration depends, as the case may be, shall be correspondingly adjusted as appropriate to provide the holders of the shares of Buyer Common Stock the same economic effect as contemplated by this Agreement prior to such event.
2.12.    Transaction Expense Tax Benefits. In addition to the payments payable by Buyer to Seller under this Article 2, to the extent that any cash Tax benefits are realized by Buyer or the Polycom Companies with respect to any Tax period (other than a Pre-Closing Tax Period) ending before January 1, 2021 in respect of Polycom Transaction Expenses or Specified Expenses, Buyer shall pay to Seller in cash the amount of such net Tax benefits actually realized (calculated on an “with and without” basis, net of reasonable and documented out-of-pocket costs and expenses) (it being understood that this clause shall apply only with respect to any Tax deductions resulting from Polycom Transaction Expenses or Specified Expenses that in the aggregate amount to at least $5,000,000 in a fiscal year).
3.    REPRESENTATIONS AND WARRANTIES OF SELLER
Subject to Section 13.1(a), Seller hereby represents and warrants to Buyer as follows:
3.1.    Organization. Seller is a limited liability company duly organized, validly existing and in good standing or equivalent status under the Laws of the State of Delaware.
3.2.    Authority. Seller has all requisite corporate power and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Seller pursuant hereto and to carry out the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Seller pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the managing member of Seller. No other or further corporate act or proceeding on the part of Seller or its equity holders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Seller pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Seller pursuant hereto will constitute, valid and binding agreements of Seller enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or any other similar Law affecting creditors’ rights generally or by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).
3.3.    Ownership. No shares of the capital stock of Polycom are issued or outstanding except for 100,100 shares of common stock, which are all owned of record and beneficially by Seller. Seller owns (of record and beneficially) and has valid title to all of the Shares free and clear of all Liens (other than any Liens arising pursuant to applicable federal and state securities Laws, Liens arising as a result of actions solely taken by Buyer or any of its controlled Affiliates and Liens contemplated by the Financing). There are no outstanding warrants, options, rights, Contracts, calls, puts or other agreements of any kind relating to the issuance, sale or transfer of any capital stock or other Equity Interests of Polycom to any Person, and all of the outstanding capital stock and other Equity Interests of Polycom have been duly authorized and validly issued, are fully paid and non-assessable and were not issued in violation of any Law or any charter or other provision regarding preemptive, anti-dilution or similar rights. There are no outstanding or authorized stock appreciation, profit participation, phantom stock or similar rights with respect to Polycom. Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock or other Equity Interests of Polycom.
3.4.    No Violation.
(a)    Except as set forth on Schedule 3.4(a), or (other than with respect to clause (i)), as would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of Seller to perform its obligations under this Agreement and the other documents and instruments to be executed and delivered by Seller pursuant hereby or thereby, and assuming the authorizations, consents and approvals referred to in Section 3.4(b) are obtained, none of the execution and delivery by Seller of this Agreement and the other documents and instruments to be executed and delivered by it pursuant hereto, the consummation of the transactions contemplated hereby or thereby, and compliance by Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or result in the creation of any Lien under, give rise to a right of termination, modification, acceleration or cancellation under, or require any prepayment, repurchase, redemption, defeasance, discharge or other satisfaction of any Seller Indebtedness or require an offer to be made to prepay, repurchase, redeem, defease, discharge or otherwise satisfy any Seller Indebtedness under any provision of (i) the Organizational Documents of Seller; (ii) any Order of any Governmental Authority applicable to Seller or by which any of the properties or assets of Seller are bound; (iii) any applicable Law; or (iv) any Contract to which Seller is a party or by which Seller or any of its properties, assets or rights may be bound or affected.

(b)    Except as set forth in Schedule 3.4(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority is required on the part of Seller in connection with the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered pursuant hereto by Seller, or the compliance by Seller with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of notification and report forms with the FTC and the DOJ under the HSR Act and the expiration or termination of any applicable waiting period thereunder, (i) the filing of the required applications and notices with Governmental Authorities under other Regulatory Laws as set forth in Schedule 3.4(b)(ii), the issuance of consents, authorizations or approvals of such applications by such authorities, if required, and the expiration or termination of any applicable waiting periods thereunder, (i) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable Securities Law, and (i) except as would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of Seller to perform its obligations under this Agreement and the other documents and instruments to be executed and delivered by Seller pursuant hereby or thereby.
3.5.    No Litigation. Except as set forth in Schedule 3.5, there is no material Litigation pending or, to the Knowledge of Seller, threatened against Seller or Seller’s respective directors, managers or officers or foreign equivalents (in such capacities) that seeks to prevent, restrain, prohibit or make illegal the transactions contemplated hereby.
3.6.    No Brokers or Finders. Neither Seller nor any of its directors, officers, employees or agents have retained any broker or finder in connection with the transactions provided for herein or in connection with the negotiation thereof, nor are any of them responsible for the payment of any broker’s or finder’s fees.
3.7.    Investment Representations.
(a)    Offering Exemption. Seller understands that the shares of Buyer Common Stock to be acquired by Seller pursuant to this Agreement have not been registered under the U.S. Securities Act or qualified under any state securities Laws and that such shares of Buyer Common Stock are being offered and sold pursuant to an exemption from such registration and qualification based in part upon the representations contained herein. Seller is an “accredited investor” as that term is defined in Rule 501(a) under the U.S. Securities Act.
(b)    Knowledge and Experience; Ability to Bear Risks. Seller has such knowledge and experience in financial and business matters that Seller is capable of evaluating the merits and risks of the investment contemplated by this Agreement, and Seller is able to bear the economic risk of this investment in the shares of Buyer Common Stock that may be delivered to Seller or held in escrow pursuant to this Agreement (including a complete loss of Seller’s investment or a reduction in the price of Buyer Common Stock, whether at the time it is held by Seller or while such Buyer Common Stock is held in the General Escrow Account).

(c)    Investment Purpose. Seller is acquiring the shares of Buyer Common Stock pursuant to this Agreement solely for Seller’s own account for investment and not with a view toward the resale or distribution thereof, nor with any present intention of transferring or distributing Seller’s interest in such shares of Buyer Common Stock, in each case in a manner that would require registration of such shares of Buyer Common Stock prior to such registration under the Stockholders’ Agreement. Seller has no contract, undertaking, agreement or arrangement with any person to sell, transfer, assign or pledge to such person or anyone else all or any part of the shares of Buyer Common Stock being issued under this Agreement, and Seller has no current plans or intentions to enter into any such contract, undertaking or arrangement, in each case in a manner that would require registration of such shares of Buyer Common Stock prior to such registration under the Stockholders Agreement.
(d)    Resale Restrictions. Seller acknowledges that the shares of Buyer Common Stock that Seller may acquire pursuant to this Agreement (i) have not been registered under the Securities Act or the securities statutes of any state or other jurisdiction, (ii)  have the status of securities acquired in a transaction under Section 4(a)(2) of the Securities Act, and (iii)  are “restricted securities” (as that term is defined in Rule 144(a)(3) under the Securities Act), and, therefore, Seller further acknowledges that the shares of Buyer Common Stock that Seller is acquiring pursuant to this Agreement cannot be resold unless they are registered under applicable federal and state securities laws (including the Securities Act) or unless exemptions from all such applicable registration requirements are available, and consequently, Seller must bear the economic risk of investment for an indefinite period of time. Seller will not sell or otherwise transfer any of the shares of Buyer Common Stock that Seller may acquire pursuant to this Agreement without either the prior registration thereof under the Securities Act and all other applicable statutes, or applicable exemptions from the registration requirements of each of those statutes.
(e)    Legend. Seller understands that certificates or book entries representing the shares of Buyer Common Stock being issued hereunder will bear the following legend reflecting the foregoing restrictions on transfer:
“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any other applicable securities laws. The securities may not be sold, transferred, assigned or pledged or otherwise disposed of at any time unless (i) they are registered under the Securities Act and such other applicable laws or (ii) in the opinion of legal counsel for Plantronics, Inc., Inc. or other legal opinion reasonably satisfactory to Plantronics, Inc. such disposition will not result in a violation of the Securities Act or any other applicable securities laws or (iii) sold pursuant to Rule 144 under the Act (provided that the transferor provides Plantronics, Inc. with reasonable assurances (in the form of a seller representation letter and, if applicable, a broker representation letter) that the securities may be sold pursuant to such rule).”

3.8.    No Additional Representations. Except for the representations and warranties expressly made by Buyer in Article 5, Seller acknowledges that none of Buyer or any other Person makes, and that Seller has not relied upon, any express or implied representation or warranty whatsoever and specifically (but without limiting the foregoing), that neither Buyer nor its any of its representatives makes, nor has Seller relied upon, any representation or warranty with respect to (a) Buyer or any of its Subsidiaries or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise), prospects or any other matter relating to Buyer or its Subsidiaries or (b) any documentation, forecasts, budgets, projections, estimates or other information (including the accuracy or completeness of, or the reasonableness of the assumptions underlying, such documentation, forecasts, budgets, projections, estimates or other information) provided by Buyer or any representative of Buyer, including in any “data rooms” or management presentations.
4.    REPRESENTATIONS AND WARRANTIES OF POLYCOM
Subject to Section 13.1(a), Polycom hereby represents and warrants to Buyer as follows:
4.1.    Organization. Polycom is a corporation duly organized, validly existing and in good standing or equivalent status under the Laws of the State of Delaware. Polycom is duly licensed, qualified or authorized to do business and is in good standing or equivalent status in each jurisdiction in which the character of the assets owned or leased by Polycom or the nature of its business makes such licensing or qualification necessary, except where the failure to be so licensed, qualified, authorized or in good standing would not reasonably be expected to be material to Polycom. Schedule 4.1 sets forth a correct and complete list of the jurisdictions in which Polycom is duly licensed, qualified, or authorized to do business. True, correct and complete copies of the Organizational Documents of Polycom have been made available to Buyer. The minute books and stock records of Polycom, which have been made available for Buyer’s inspection, are correct and complete copies of such instruments and accurately reflect all material corporate action that Polycom has taken.
4.2.    Capitalization of Polycom.
(a)    Ownership. The authorized capital stock of Polycom consists entirely of 101,000 shares of common stock. No shares of such capital stock are issued or outstanding except for 100,100 shares of common stock, which are all owned of record and beneficially by Seller. Seller owns (of record and beneficially) and has valid title to all of the Shares free and clear of all Liens (other than any Liens arising pursuant to applicable federal and state securities Laws, Liens arising as a result of actions solely taken by Buyer or any of its controlled Affiliates, any Liens under the Credit Agreements and Liens contemplated by the Financing). There are no outstanding warrants, options, rights, Contracts, calls, puts or other agreements of any kind relating to the issuance, sale or transfer of any capital stock or other Equity Interests of Polycom to any Person, and all of the outstanding capital stock and other Equity Interests of Polycom have been duly authorized and validly issued, are fully paid and non-assessable and were not issued in violation of any Law or any charter or other provision regarding preemptive, anti-dilution or similar rights. Except as set forth in Schedule 4.2(a), there are no outstanding or authorized stock appreciation, profit participation, phantom stock or similar rights with respect to Polycom. Polycom is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of its capital stock or other Equity Interests.
(b)    Convertible Indebtedness. There is no Polycom Indebtedness (i) that carries the right to vote on any matters on which equity holders may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is in any way based upon or derived from capital stock or other Equity Interests of Polycom.
4.3.    Subsidiaries. Each Subsidiary of Polycom is an entity duly organized, validly existing and (where applicable or recognized) in good standing or equivalent status under the Laws of its jurisdiction of incorporation or organization, except where the failure to be in good standing would not be material to Polycom and its Subsidiaries taken as a whole. Each Subsidiary of Polycom is duly licensed, qualified or authorized to do business and is in good standing or equivalent status in each jurisdiction in which the character of the assets owned or leased by such Polycom Subsidiary or the nature of its business makes such licensing or qualification necessary, except where the failure to be so licensed, qualified, authorized or in good standing would reasonably be expected to be not material to Polycom. Schedule 4.3 sets forth a true and complete list of the holders of the Equity Interests of each Subsidiary of Polycom. Except as set forth in Schedule 4.3, neither Polycom nor any Subsidiary of Polycom owns, directly or indirectly, any Equity Interests in any other Person. Except as set forth in Schedule 4.3, there are no outstanding warrants, options, rights, Contracts, calls, puts or other agreements of any kind relating to the issuance, sale or transfer of any Equity Interests of any Subsidiary of Polycom to any Person, and all of the Equity Interests of each of Polycom’s Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and were not issued in violation of any Law or any charter or other provision regarding preemptive, anti-dilution or similar rights. There are no outstanding or authorized stock appreciation, profit participation, phantom stock or similar rights with respect to any Subsidiary of Polycom. Neither Polycom nor any Subsidiary of Polycom is party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Equity Interests of such Subsidiary of Polycom. Polycom has made available to Buyer a correct and complete copy of each certificate representing the issued shares of capital stock or other Equity Interests of its Subsidiaries as of the Agreement Date and as of the Closing Date.
4.4.    Authority. Polycom has all requisite corporate power, legal right and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by it pursuant hereto and to carry out the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Polycom pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Polycom. No other or further act or proceeding on the part of Polycom is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Polycom pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Polycom pursuant hereto will constitute, valid and binding agreements of Polycom, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or any other similar Law affecting creditors’ rights generally or by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).
4.5.    No Violation.
(a)    Except (i) as set forth in Schedule 4.5(a), or (ii) (other than with respect to clause (i)) as would not reasonably be expected to be, individually or in the aggregate, material to Polycom, the execution and delivery by Polycom of this Agreement or the other documents and instruments to be executed and delivered by it pursuant hereto, the consummation of the transactions contemplated hereby or thereby, or compliance by Polycom with any of the provisions hereof or thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, result in the creation of any Lien (other than any Liens arising pursuant to applicable federal and state securities Laws, Liens arising as a result of actions solely taken by Buyer or any of its controlled Affiliates, any Polycom Permitted Liens and Liens contemplated by the Financing) under, give rise to a right of termination, modification, acceleration or cancellation under, or require any prepayment, repurchase, redemption, defeasance, discharge or other satisfaction of any Polycom Indebtedness or require an offer to be made to prepay, repurchase, redeem, defease, discharge or otherwise satisfy any Polycom Indebtedness under any provision of:
(i)    the Organizational Documents of any Polycom Company;
(ii)    any Order of any Governmental Authority applicable to any Polycom Company or by which any of the properties or assets of any Polycom Company are bound;
(iii)    any applicable Law; or
(iv)    any Material Contract to which any Polycom Company is a party or by which any Polycom Company or any of its respective properties, assets or rights may be bound or affected (including with respect to this subsection (iv) any consent right in connection with the transaction contemplated hereby of a counterparty to any Material Contract).
(b)    Except as set forth in Schedule 4.5(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority is required on the part of Polycom in connection with the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by it pursuant hereto, or the compliance by Polycom with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of notification and report forms with the FTC and the DOJ under the HSR Act and the expiration or termination of any applicable waiting period thereunder, (i) the filing of the required applications and notices with Governmental Authorities under other Regulatory Laws as set forth in Schedule 4.5(b)(ii), the issuance of consents, authorizations or approvals of such applications by such authorities, if required, and the expiration or termination of any applicable waiting periods thereunder, (i) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable securities Law and (i) any actions or filings the absence of which would not be reasonably expected to be, individually or in the aggregate, material to Polycom.
4.6.    Financial Matters.
(a)    Financial Statements. Included in Schedule 4.6 are the consolidated financial statements of Polycom (collectively, the “Polycom Financial Statements”) consisting of (i) the consolidated audited financial statements (including the consolidated balance sheets and statements of operations, stockholders’ equity (deficit), comprehensive income (loss) and cash flow) of Polycom as of and for the fiscal years ended December 31, 2017, December 31, 2016 and December 31, 2015 (the balance sheet as of December 31, 2017, the “Polycom Recent Audited Balance Sheet”) and (ii) a consolidated unaudited balance sheet of Polycom, as of February 28, 2018 (the “Polycom Recent Balance Sheet”) and the related consolidated unaudited statements of operations and cash flows for the two (2) months then ended. The Polycom Financial Statements (A) are prepared from and consistent with such financial statements as have been prepared and used by the Polycom Companies in the ordinary course of measuring and reporting the Polycom Companies’ operating results, financial condition and/or cash flow; (B) are prepared in accordance with GAAP, as applied on a consistent basis, and with the books and records of the Polycom Companies; provided, however, that the consolidated unaudited financial statements are subject to normal year-end adjustments (which if made would not, individually or in the aggregate, be material to Polycom) and to final adjustments related to the purchase of Obihai Technology, Inc. (which if made would not, individually or in the aggregate, be material to Polycom) and do not contain all footnotes required under GAAP, which if presented would not provide, individually or in the aggregate, additional material information; and (C) fairly present, in all material respects, the assets, Liabilities, financial position, results of operations and cash flows of the Polycom Companies as of the dates and for the periods indicated. None of Polycom, its Subsidiaries, nor any of their respective independent registered public accounting firms has indicated to Polycom, and to the Knowledge of Polycom, neither Polycom nor any of its Subsidiaries has been made aware of (i) any fraud, whether or not material, that involves any of Polycom’s or its Subsidiaries’ management or other employees or other Persons who have a role in the preparation of financial statements or the internal accounting controls utilized by Polycom and its Subsidiaries or (ii) any claim or allegation regarding the foregoing.
(b)    Internal Accounting Controls. Except as set forth on Schedule 4.6(b), the Polycom Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that, since January 1, 2015, (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, or any corresponding provision of state, local or non-U.S. Law, and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
4.7.    Absence of Undisclosed Liabilities. Except as and to the extent specifically disclosed, reflected, reserved against or otherwise provided for in the Polycom Recent Balance Sheet or in Schedule 4.7, no Polycom Company has any Liabilities, other than: (i) commercial Liabilities incurred since the date of the Polycom Recent Balance Sheet in the ordinary course of business consistent with past practice, none of which is expected to be a Liability resulting from breach of Contract, breach of warranty, tort, infringement or misappropriation and none of which is material; (ii) Liabilities specifically disclosed in the Polycom Disclosure Schedule; (iii) Liabilities to perform after the Closing under Contracts that are disclosed in the Polycom Disclosure Schedule or that are of the type or kind required to be disclosed in the Polycom Disclosure Schedule but are not disclosed solely because they fall below the applicable minimum threshold amount, term or materiality of the disclosures required by the terms of this Agreement to be set forth in the Polycom Disclosure Schedule; (iv) Liabilities that are of the type or kind required to be disclosed in the Polycom Disclosure Schedule but are not disclosed solely because they fall below the applicable minimum threshold amount, term or materiality of the disclosures required by the terms of this Agreement to be set forth in the Polycom Disclosure Schedule; (v) Liabilities to perform its obligations contained in this Agreement; (vi) Liabilities that have been discharged or paid in full prior to the Agreement Date; or (vii) Liabilities that have not been, and would not reasonably be expected to be, individually or in the aggregate, material to Polycom.
4.8.    Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a material effect on Polycom:
(a)    The unpaid Taxes of any Polycom Company, individually or in the aggregate did not, as of the date of the Polycom Recent Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established for temporary differences between book and Tax bases of assets and Liabilities) as set forth on the face of the Polycom Recent Balance Sheet. Since the date of the Polycom Recent Balance Sheet, no Polycom Company has incurred Tax Liability arising from extraordinary gains or losses, as that term is used in GAAP. Each Polycom Company has established adequate accruals or reserves, in accordance with GAAP, for all Taxes for taxable periods since the date of the Polycom Recent Balance Sheet.
(b)    All Tax Returns required to be filed by or on behalf of each Polycom Company have been timely filed and, when filed, were prepared in compliance with all applicable Laws. No Governmental Authority has notified any Polycom Company that such Polycom Company is or may be subject to taxation in respect of Taxes as to which such Polycom Company does not file Tax Returns for such Taxes in the Governmental Authority’s jurisdiction.
(c)    All Taxes due and owing by each Polycom Company (whether or not shown on any Tax Return) have been paid, except with respect to matters for which adequate accruals or reserves have been established in accordance with GAAP on the Polycom

Financial Statements. All Tax deficiencies that have been claimed, proposed or asserted against any Polycom Company have been fully paid or finally settled or are being contested in good faith and for which adequate accruals or reserves have been established in accordance with GAAP on the Polycom Financial Statements.
(d)    Except as set forth in Schedule 4.8(d) or with respect to matters for which adequate accruals or reserves have been established, in accordance with GAAP, on the Polycom Financial Statements, each Polycom Company has complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign, state or local law) and has, within the time and the manner prescribed by Law, duly withheld and paid all Taxes that it is required to withhold and pay in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, member, investor or other third party of such Polycom Company.
(e)    Except as set forth on Schedule 4.8(e), no Polycom Company has received from any Governmental Authority notice that an audit is pending or threatened with respect to any Taxes due from or with respect to or attributable to any Polycom Company or any Tax Return filed by or with respect to any Polycom Company, and no Polycom Company is currently the beneficiary of any extension of time within which to file any Tax Return (other than any automatic extensions or any customary extensions elected by a Polycom Company in the ordinary course of business). No power of attorney has been granted by or with respect to any Polycom Company with respect to any matter relating to Taxes.
(f)    Except as set forth in Schedule 4.8(f), no Polycom Company or equity holder of such Polycom Company (including Seller) has received a Tax opinion with respect to any transaction relating to such Polycom Company, other than a transaction in the ordinary course of business consistent with past practice.
(g)    There are no outstanding requests, agreements, consents, Contracts or waivers extending the statutory period of limitations applicable to any Taxes, deficiencies, or any Tax Return of any Polycom Company.
(h)    No Polycom Company is subject to any Liens for Taxes other than Polycom Permitted Liens.
(i)    No Polycom Company is or has ever been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation §1.6011-4(b)(2). No Polycom Company is a “United States real property holding corporation” within the meaning of Section 897 of the Code.
(j)    During the two (2) year period ending on the date of this Agreement, no Polycom Company has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355 of the Code) with respect to a transaction described in Section 355 of the Code.
(k)    Except as set forth in Schedule 4.8(k), no Polycom Company is a party to any Tax allocation or Tax sharing Contract (other than an agreement exclusively between or among the Polycom Companies) that will survive the Closing; and no Polycom Company has any potential liability or obligation to any person as a result of, or pursuant to, any such Contract.
(l)    Except as set forth in Schedule 4.8(l), no Polycom Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the opening of business on the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or Non-U.S. Tax Law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code; (iv) installment sale or open transaction disposition made on or prior to the opening of business on the Closing Date; (v) prepaid amount received on or prior to the opening of business on the Closing Date (other than deferred revenue amounts automatically included in the ordinary course of business under Revenue Procedure 2004-34 or any corresponding or similar provision of state, local or Non-U.S. Tax Law) or (vi) election under Section 108(i) of the Code.
(m)    Each Polycom Company has collected all sales, value-added or use Taxes required to be collected and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority.
(n)    No Governmental Authority of any jurisdiction in which the Polycom Companies have not filed Tax Returns has asserted that any of the Polycom Companies is required to file Tax Returns.
(o)    Certain Polycom Companies have claimed or received Tax exemptions or rulings, as applicable, in China and the Netherlands. Each Polycom Company is in material compliance with the terms and conditions of all applicable Tax exemptions or rulings in China or the Netherlands that such Polycom Company may be subject or that such Polycom Company may have claimed or received, and consummation of the transactions contemplated by this Agreement will not have any adverse effect on such compliance.
4.9.    Absence of Certain Changes. Except as set forth in Schedule 4.9, (x) since December 31, 2017, there has not been a Material Adverse Effect on the Polycom Companies taken as a whole, and (y) since the date of the Polycom Recent Balance Sheet Date, each Polycom Company has conducted its business in the ordinary course of business in all material respects (except for actions taken in connection with this Agreement), and there has not been:
(a)    any material loss, material damage or material destruction, relating to or affecting the assets, Liabilities or operations of such Polycom Company;

(b)    any material increase in the compensation, salaries, commissions, wages, or benefits payable or provided or to become payable or provided to any current or former employees, directors, independent contractors, or agents of such Polycom Company, including any material bonus or other material employee benefit granted, made or accrued in respect of such employees, directors, independent contractors, or agents, or any material increase or material decrease in the number of such employees, directors, independent contractors, or agents (including any such increase or change pursuant to any Polycom Plan or other commitment), in each case other than in the ordinary course of business;
(c)    any declaration, setting aside or payment of any dividend or other material distribution in respect of capital stock or other Equity Interest of such Polycom Company; any redemption, purchase or other acquisition by such Polycom Company of any capital stock or other Equity Interests of such Polycom Company; or any other material payment of any kind to any stockholder or other holder of any Equity Interests of such Polycom Company, except for regular payments of base salary, benefits or under Polycom Plans or other payments in the ordinary course of business, or reimbursement of expenses in accordance with the expense reimbursement policy of such Polycom Company or other payments (other than dividends) in the ordinary course of business;
(d)    any material increase in such Polycom Company’s investment in, amounts receivable from or amounts payable to any other Polycom Company or any Affiliate, other than in the ordinary course of business;
(e)    any sale, lease, grant or other transfer or disposition of any material assets of such Polycom Company material to the Polycom Business, except for the sale of Inventory items in the ordinary course of business consistent with past practice;
(f)    any merger or consolidation with, any acquisition of a material interest in, or any acquisition of a substantial portion of the assets, Liabilities or operations of any Person or any other acquisition of any material assets;
(g)    any Polycom Indebtedness incurred, assumed or guaranteed by such Polycom Company, or any loan or advance made by such Polycom Company to any Person, other than advances for travel and entertainment to the Polycom Employees and Polycom Indebtedness incurred in the ordinary course of business consistent with past practice;
(h)    any entry into, material amendment or early termination of any material Contract with any director, manager, officer, employee agent, consultant or other third party performing similar functions with base annual compensation of the Threshold or greater, other than in the ordinary course of business; any entry into, material amendment or early termination of any Shareholder Loan or Polycom Company Guarantee; any entry into, material amendment (including any material change in shipping terms) or early termination of any Material Contract to which such Polycom Company is a party; or any release or waiver of any material claims or material rights under any Material Contract to which such Polycom Company is a party, other than in the ordinary course of business consistent with past practice;

(i)    any material grant of credit by such Polycom Company to any material customer of any Polycom Company on terms or in amounts materially more favorable than those that have been extended to such customer in the past; or any other material change in the terms of any credit heretofore extended by any Polycom Company or any other material change of the policies or practices of such Polycom Company with respect to the granting of credit, other than in the ordinary course of business consistent with past practice;
(j)    any satisfaction or discharge, or agreement to satisfy or discharge, any material Liability of such Polycom Company, other than the satisfaction or discharge of current Liabilities reflected in the Polycom Recent Balance Sheet and of current Liabilities incurred since the date of the Polycom Recent Balance Sheet, in each case, in the ordinary course of business consistent with past practice;
(k)    any deferral, material extension or failure to pay any of the material Liabilities of such Polycom Company as and when the same become due or any prepayment of any of the material Liabilities of such Polycom Company;
(l)    any management of payables, receivables or inventory outside of the ordinary course of business;
(m)    any delay in investments in inventory for new product launches;
(n)    any material change in financial or Tax accounting principles or methods of such Polycom Company, except to the extent required by GAAP or any corresponding provision of Law;
(o)    any other material event or condition not in the ordinary course of business consistent with past practice that relates to or affects any material assets, Liabilities or operations of such Polycom Company that are material to the Polycom Companies taken as a whole;
(p)    any settlement or compromise of any material Litigation (whether or not commenced prior to the Agreement Date), other than settlements or compromises of Litigation that do not involve any material obligation of such Polycom Company; or
(q)    any entry into, material amendment or early termination of any Contract to take any of the actions specified in this Section 4.9, other than this Agreement, or any act or omission that, if arising after the Agreement Date, would constitute a material breach of any covenant set forth in Section 6.2.
4.10.    No Litigation. Except as set forth in Schedule 4.10, there is no material Litigation pending or, to the Knowledge of Polycom, threatened against (a) any Polycom Company or any Person holding any Equity Interests of any Polycom Company, (b) any Polycom Company’s respective directors or officers (or equivalent managers) or foreign equivalents (in such capacities)

or (c) their respective businesses, assets or Liabilities that is (i) material to the Polycom Business or (ii) that seeks to prevent, restrain, prohibit or make illegal the transactions contemplated hereby.
4.11.    Compliance with Laws and Orders. Except for past violations for which no Polycom Company is subject to any current material Liability and no Polycom Company can become subject to any future material Liability, and (i) except as set forth in Schedule 4.12 and Schedule 4.14 and (ii) except as would not reasonably be expected to be, individually or in the aggregate, material to Polycom and its Subsidiaries, taken as a whole, each Polycom Company (including its material assets, Liabilities or operations) is, and during the last three (3) years, has been, in material compliance with all applicable Laws and Orders. Except as set forth in Schedule 4.12 and Schedule 4.14, no Polycom Company during the last three (3) years has received notice of any material violation or alleged material violation of any Laws or Orders, and to the Knowledge of Polycom, there are no facts or circumstances that could form the basis for any such violation. Except as set forth in Schedule 4.11, none of the Polycom Companies or their respective business, assets or Liabilities are subject to any material Order.
4.12.    Unlawful Payments.
(a)    Except as set forth on Schedule 4.12, each Polycom Company is currently and has been in the last five (5) years in compliance, in all material respects, with all applicable Anti-Corruption or Anti-Bribery Laws. Except as set forth on Schedule 4.12, during the last five (5) years the Polycom Companies have not received written notice of (i) any violation or alleged violation of any Anti-Corruption or Anti-Bribery Laws by any Polycom Company or (ii) any threatened or pending action against any Polycom Company before any court or by any Governmental Authority responsible for enforcing any Anti-Corruption or Anti-Bribery Laws.
(b)    Except as disclosed in a required regulatory filing, no Polycom Company, any Person holding any Equity Interests of any Polycom Company, director, manager, officer or, to the Knowledge of Polycom, employee is a Public Official that is not otherwise disclosed in a required regulatory filing.
(c)    Since January 1, 2013, except as set forth on Schedule 4.12, no Polycom Company, any Person holding any Equity Interests of any Polycom Company, director, manager, officer, or to the Knowledge of Polycom, employee, distributor, re-seller, agent, or any other Person associated with or acting on behalf of any Polycom Company, has, directly or indirectly, (i) used any funds of any Polycom Company to pay money or to provide any other thing of value to any Public Official or any official candidate for foreign or domestic political office, or any official, employee, or agent of any foreign or domestic political party (but excluding payments to Governmental Authorities in amounts legally due and owing by such Polycom Company or reasonable and bona fide payments directly related to the promotion, demonstration or explanation of the Products/Services of such Polycom Company or the execution or performance of a lawful written Contract); (ii) offered, promised to pay or authorized the payment of any money or any other thing of value to any Public Official or any candidate for foreign or domestic political office, or any official, employee or agent of any foreign or domestic political party (but excluding payments to

Governmental Authorities in amounts legally due and owing by such Polycom Company or reasonable and bona fide payments directly related to the promotion, demonstration or explanation of the Products/Services of such Polycom Company or the execution or performance of a lawful written Contract); or (iii) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment, promise of payment or authorization of payment of money, gifts or anything of material value to any Public Official, private or public, regardless of form, whether in money, material property or material services, to receive materially favorable treatment in obtaining or retaining business for any Polycom Company, to obtain or retain special concessions for any Polycom Company or to pay for materially favorable treatment for business obtained or retained or to pay for special concessions already obtained for any Polycom Company, or to secure any other improper advantage for any Polycom Company.
(d)    Since January 1, 2013, except as set forth on Schedule 4.12, no Polycom Company, any Person holding any Equity Interests of any Polycom Company, director, manager, officer, or to the Knowledge of Polycom, employee, distributor, re-seller, agent, or any other Person associated with or acting on behalf of any Polycom Company, has, directly or indirectly, (i) established or maintained any unlawful fund of monies or other assets of any Polycom Company; (ii) made any knowingly false or fraudulent entry on the books or records of any Polycom Company; or (iii) fraudulently circumvented the system of internal accounting controls implemented by any Polycom Company.
4.13.    Anti-Money Laundering. Except as set forth on Schedule 4.13, each Polycom Company is currently and has been in the last five (5) years in compliance, in all material respects, with all applicable U.S., United Kingdom, European Union, and other applicable Laws in the jurisdictions where they conduct business related to terrorism or money laundering including: (i) the Currency and Foreign Transactions Reporting Act of 1970 (31 U.S.C. 5311 et. seq. (the Bank Secrecy Act)), as amended by Title III of the USA PATRIOT Act, (ii) the Trading with the Enemy Act, or (iii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (66 Fed. Reg. 49079), any other enabling legislation, executive order or regulations issued by a Governmental Authority pursuant or relating thereto (collectively, “Anti-Money Laundering Laws”).
4.14.    Economic Sanctions and Export Controls. Except as set forth on Schedule 4.14, each Polycom Company is and, for the five (5) years preceding signing, has been in material compliance with all applicable U.S., United Kingdom, European Union, and other applicable economic sanctions and export control Laws in the jurisdictions where they conduct business, including (i) the Export Administration Act of 1979, as amended (50 U.S.C. app. 2401‑2420), and the Export Administration Regulations, 15 C.F.R. §§ 730-774 (“EAR”); (ii) the Arms Export Control Act, 22 U.S.C. § 2778, and the corresponding International Traffic in Arms Regulations (“ITAR”); (iii) the economic sanctions, Laws and regulations enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), 31 C.F.R. Part 500 et seq., and the U.S. Department of State’s Office of Terrorist Financial and Economic Sanctions Policy; and (iv) the anti-boycott regulations, guidelines, and reporting requirements under the Export Administration Regulations and Section 999 of the Internal Revenue Service Code

(collectively, “Export Control Laws”). To the Knowledge of Polycom, no Polycom Company is a target of the prohibitions or restrictions under any of the Export Controls Laws or other laws of similar effect in the jurisdictions where they operate or otherwise conduct business.
4.15.    Customs and Free Trade Agreements. Except as set forth on Schedule 4.15, each Polycom Company is and, for the five (5) years preceding signing, has been in material compliance with all applicable U.S., United Kingdom, European Union, and other applicable Laws in the jurisdictions where they conduct business governing the classification, valuation, duties, origination, and marking of foreign-origin products in which a Polycom Company is acting as importer of record into the applicable jurisdiction (collectively “Customs Laws”), as well as any similar requirements imposed under bilateral or multilateral Free Trade Agreements to which the United States or other applicable jurisdiction is a party (“FTAs”).
4.16.    Licenses and Permits. Each Polycom Company has all material Permits required for the conduct of the Polycom Business (as currently conducted by the Polycom Companies) and the operation of such Polycom Real Property. All such material Permits are in full force and effect, in all material respects, and will not be materially affected or made subject to any material loss, material limitation or obligation to reapply as a result of the consummation of the transactions contemplated hereby. Except for past violations for which no Polycom Company is subject to any current material Liability and for which no Polycom Company can become subject to any future Liability, and except as set forth in Schedule 4.16, each Polycom Company is and in the last five (5) years has been in material compliance with all such Permits.
4.17.    Environmental, Health and Safety Matters. Except for past violations for which no Polycom Company is subject to any current material Liability and for which no Polycom Company can become subject to any future Liability, except as set forth in Schedule 4.17 and except as would not reasonably be expected, individually or in the aggregate, to be material to Polycom:
(a)    each Polycom Company (including its assets, Liabilities, Polycom Real Property or operations) is and within the last three (3) years has been in compliance with all applicable Environmental Laws;
(b)    there is no Litigation pending or, to the Knowledge of Polycom, threatened against any Polycom Company relating in any way to any applicable Environmental Laws;
(c)    there are no conditions, circumstances, activities, practices, incidents, actions, omissions or plans that would be reasonably likely to give rise to any Liability to any Polycom Company, including Liability under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, or similar state, local or non-U.S. Laws, or otherwise form the basis of any Litigation involving any Polycom Company based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste; and

(d)    each Polycom Company has filed all reports required to be filed by or on behalf of such Polycom Company since January 1, 2013 under the Occupational Safety and Health Act of 1970, as amended, and any deficiencies noted on such reports have been corrected.
4.18.    Properties.
(a)    Marketable Title. Except as set forth in Schedule 4.18(a), each Polycom Company has good and valid title to, or in the case of leased or subleased assets, valid and subsisting leasehold interests in, all of its respective assets (tangible and intangible) other than Intellectual Property Rights, free and clear of all Liens, except for (i) statutory Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings (and that have been reflected or reserved against in the Polycom Recent Balance Sheet); (ii) Liens arising from municipal and zoning ordinances, other land use regulations and easements for public utilities, none of which, individually or in the aggregate materially interfere with the Polycom Business (as currently conducted by the Polycom Companies) or adversely affect, individually or in the aggregate, the marketability or value of any of the material assets necessary for any Polycom Company; (iii) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising from or incurred in the ordinary course of business consistent with industry practice or amounts that are not delinquent and none of which, individually or in the aggregate materially interfere with the Polycom Business or adversely affect, individually or in the aggregate the marketability or value of any of the material assets of any Polycom Company; (iv) non-exclusive licenses with respect to Polycom Owned Intellectual Property Rights that are entered into in the ordinary course of business, (v) statutory, common law or contractual liens of landlords for amounts not yet due or that are being contested in good faith by appropriate proceedings (and that have been reflected or reserved against in full in the Polycom Recent Balance Sheet), (vi) title defects, encumbrances or irregularities that do not secure the payment of a sum of money or that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of such Polycom Company as presently conducted, or (vii) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with industry practice which are not, individually or in the aggregate, material to the Polycom Business (collectively, the “Polycom Permitted Liens”). Except as set forth in Schedule 4.18(a), no Polycom Company is using any assets or rights that are material to the Polycom Business that are not owned, validly licensed or validly leased by such Polycom Company.
(b)    Real Property. No Polycom Company owns any real property. Schedule 4.18(b) sets forth the address of all material real property leased, subleased, used or occupied by each Polycom Company (the “Polycom Real Property”) over 5,000 square feet, the identity of the lessor or sublessor, lessee or sublessee and current occupant (if different from the lessee or sublessee), and all leases, subleases and other related Contracts (including all amendments, supplements, modifications, assignments, guarantees, landlord consents and non-disturbance agreements, the “Polycom Real Property Leases”) of or related to the Polycom Real Property. No other Person uses or occupies, or has the right to use or occupy, the Polycom Real Property, other than as identified in and under the Polycom Real Property Leases.
4.19.    Insurance.
(a)    Policies. Schedule 4.19(a) sets forth a correct and complete list of all material policies of property and casualty insurance including commercial property, fire, commercial general liability, product liability, workers compensation, directors and officers liability, employment practices liability, fiduciary liability, cyber liability, professional liability, commercial auto, product recall and other forms of insurance with respect to material assets, Liabilities or operations of each Polycom Company (other than any policy maintained to provide benefits under any Polycom Plan) (i) that are currently in effect; or (ii) that are liability insurance policies that were in force at any time during the preceding two (2) calendar years (collectively, the “Polycom Insurance Policies”).
(b)    Nature; Validity. All Polycom Insurance Policies provide insurance coverage with respect to the assets, Liabilities or operations of each Polycom Company of the kinds, in the customary amounts and against the risks as are customary in all material respects for companies of similar size in the same or similar line of business as such Polycom Company, and are sufficient, in all material respects, for each Polycom Company to satisfy the requirements of all Material Contracts. All Polycom Insurance Policies showing a current policy period on Schedule 4.19(a) (each, a “Polycom Current Insurance Policy”) are valid, outstanding and enforceable policies in all material respects. Since March 31, 2016, no Polycom Company has received any notice of cancellation or termination with respect to any Polycom Current Insurance Policy. Since March 31, 2016, no Polycom Company has been refused any insurance with respect to any aspect of its assets, Liabilities or operations, except where such refusal would be reasonably be expected to, individually or in the aggregate, be not material to Polycom. Since March 31, 2016, no Polycom Company has received any written notice from or on behalf of any insurance carrier issuing any Polycom Current Insurance Policy that insurance rates therefor will hereafter be substantially increased (except to the extent insurance rates may be increased for all similarly situated risks). Other than workers compensation insurance policies, no Polycom Insurance Policy (nor any previous policy) provides for or is subject to any currently enforceable retroactive rate or other premium adjustment arising wholly or partially out of any events arising prior to the Closing that would reasonably be expected to be material to Polycom.
(c)    Claims. There is no material claim by any Polycom Company pending under any Polycom Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies, except where such questioning, denial or dispute would not reasonably be expected to be, individually or in the aggregate, material to Polycom.
4.20.    Contracts and Commitments.

(a)    Except as set forth in Schedule 4.20(a), no Polycom Company is party to or bound by any of the following types of Contracts in each case, as of the Agreement Date, but excluding any purchase orders, invoices, requisition forms or other form purchasing documents:
(i)    Contracts with the Polycom Material Suppliers;
(ii)    Contracts that contain a change in control provision that would be triggered in connection with consummation of the transactions contemplated hereby, provided that (A) such Contract has provided $5,000,000 or more of revenue to the Polycom Companies, individually or in the aggregate, in fiscal year 2017, or would reasonably be expected to provide $5,000,000 or more of revenue to the Polycom Companies, individually or in the aggregate, in fiscal year 2018, or (B) such change in control provision expressly requires aggregate payments by the Polycom Companies, individually or in the aggregate, in excess of $500,000; provided, however, that with respect to the Contracts in (A) above, the Contracts provided as of the date hereof include only those Contracts with more than $15,000,000 of revenue; provided, further that Polycom will be permitted to provide additional Contracts with less than $15,000,000 of revenue within sixty (60) days of the date hereof and such additional Contracts will be deemed to have been provided and disclosed on Schedule 4.20(a)(ii) as of the date hereof;
(iii)    Contracts relating to the purchase of equipment, fixed assets or similar goods involving any remaining capital expenditure on the part of such Polycom Company in excess of the Threshold in fiscal year 2018;
(iv)    Contracts with the Polycom Material Customers;
(v)    other than any Polycom Plan, Contracts with any director, manager, officer or employee with base annual compensation of the Threshold or greater;
(vi)    Contracts evidencing or relating to Polycom Indebtedness in excess of the Threshold (other than letters of credit issued pursuant to the Credit Agreements, other letters of credit and bank guarantees not in excess of $1,500,000 in the aggregate and Contracts between Polycom and its Subsidiaries), whether executed as a signatory, guarantor or otherwise, and/or any Contract for Polycom Indebtedness in excess of the Threshold under which any Polycom Company has created, incurred, assumed or permitted to exist (or agreed to create, incur, assume or permit to exist) any Lien on any of its material assets or property (other than any Polycom Permitted Lien);

(vii)    Contracts to guaranty payment or performance in excess of the Threshold by any Person, to indemnify any director or officer of Polycom except under Contracts entered into by such Polycom Company in the ordinary course of business, or to act as a surety, or otherwise be contingently or secondarily liable for the obligations of any Person in excess of the Threshold;
(viii)    Contracts with any Governmental Authority involving payment or performance in excess of the Threshold;
(ix)    any Collective Bargaining Agreement; or
(x)    Contracts (A) prohibiting or restricting such Polycom Company from competing in any business or geographical area, (B) containing any “most favored nation,” “most favored customer” or similar provisions, or (C) granting any type of exclusive rights to any Person; in each case of clauses (A), (B) and (C), that is material to Polycom and its Subsidiaries, taken as a whole.
(b)    Available Information. Polycom has made available to Buyer correct and complete copies of the Contracts to be listed in Schedule 4.20(a), together with all material amendments.
4.21.    No Default. Since March 31, 2016, except for breaches, violations or defaults that would reasonably be expected to, individually or in the aggregate, be not material to Polycom or its Subsidiaries, no Polycom Company is in default under any Material Contract, nor, to the Knowledge of Polycom, has any event or omission occurred that, through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any material obligations of such Polycom Company thereunder or result in the creation of any Lien (other than a Polycom Permitted Lien) on any of the capital stock or other Equity Interests, or any of the material assets, Liabilities or operations, of such Polycom Company or the Shares. To the Knowledge of Polycom, no third party is in default under any Material Contract, nor, to the Knowledge of Polycom, has any event or omission occurred that, through the passage of time or the giving of notice, or both, would constitute a default thereunder, or give rise to an automatic termination or the right of discretionary termination thereof. Each Material Contract to which any Polycom Company is a party or otherwise bound is in full force and effect and is a valid and binding agreement enforceable against such Polycom Company and, to the Knowledge of Polycom, the other party or parties thereto in accordance with its terms.
4.22.    Labor Matters. Except as has not resulted in, and would not reasonably be expected to result in, a material liability taken as a whole, no Polycom Company has breached or otherwise failed to comply with the provisions of any Collective Bargaining Agreement, and neither the execution and delivery of this Agreement or any of the other documents and instruments to be executed and delivered pursuant hereto nor the consummation of the transactions contemplated hereby or thereby will, either alone or in combination with any other event, result in any breach or other violation of any Collective Bargaining Agreement. Since January 1, 2016, no Polycom Company has experienced any material labor disputes, any material union organization attempts or any work stoppages due to labor disagreements. Except for past violations for which no Polycom

Company is subject to any current Liability and for which no Polycom Company can become subject to any future Liability, each Polycom Company is and since January 1, 2016 has been in material compliance with all applicable Laws or Orders relating to employment and employment practices, terms and conditions of employment and wages and hours, and no Polycom Company has engaged in any unfair labor practice. There is no material unfair labor practice charge or complaint pending or, to the Knowledge of Polycom, threatened against any Polycom Company. There is no labor strike, dispute, request for representation, slowdown or stoppage pending or, to the Knowledge of Polycom, threatened against any Polycom Company. To the Knowledge of Polycom, there is no secondary boycott pending or threatened with respect to any Products/Services of any Polycom Company. No question concerning representation relating to the employees of any Polycom Company is pending or, to the Knowledge of Polycom, threatened. No labor grievance or any arbitration proceeding arising out of or under any Collective Bargaining Agreement that is material to the Polycom Business or the Polycom Companies is pending, to the Knowledge of Polycom. There are no pending or, to the Knowledge of Polycom, threatened material administrative charges or court complaints against any Polycom Company concerning alleged employment discrimination or other employment-related matters.
4.23.    Polycom Plans.
(a)    Disclosure. Schedule 4.23(a) sets forth a correct and complete list of all material Polycom Plans, including, for the avoidance of doubt, any bonus or incentive plan and all sale, “stay-around,” retention or similar bonuses or payments to current or former directors, managers, officers, employees and consultants paid or payable as a result of or in connection with the transactions contemplated hereby, but excluding any Polycom Plans required by applicable Laws and Non-U.S. Polycom Plans of jurisdictions with less than one hundred (100) Polycom Employees.
(b)    Delivery of Documents. Polycom has provided to Buyer correct and complete copies of the following documents or information, to the extent material, with respect to each material U.S. Polycom Plan, as applicable:
(i)    all material written documents setting forth the terms and conditions of the U.S. Polycom Plan, including all amendments (or, if no plan document exists, an accurate description of the U.S. Polycom Plan’s material terms);
(ii)    the currently effective summary plan description, together with each summary of material modifications thereto, if required by ERISA;
(iii)    the most recent determination letter or opinion letter received from the IRS if the U.S. Polycom Plan is intended to be qualified under Section 401 of the Code;
(iv)    the recent annual report required to be filed on Form 5500, along with all accompanying schedules or material correspondence required to be filed with the IRS, DOL, PBGC or other Governmental Authority;

(v)    if any U.S. Polycom Plan is subject to Title IV of ERISA (other than a Multiemployer Plan), a correct and complete copy of the most recent actuarial report for such U.S. Polycom Plan;
(vi)    all material rulings, determinations, no action letters, or compliance statements issued by the IRS, DOL, PBGC or any other Governmental Authority in the past three (3) years that pertain to each U.S. Polycom Plan (if any); and
(vii)    any notice or demand issued by the IRS to Polycom or its Subsidiaries indicating that Polycom or its Subsidiaries may be liable for an “employer shared responsibility payment” as contemplated by Section 4908H of the Code and any related documentation confirming (as applicable) that each such entity has paid in full or contests any such penalties.
(c)    Terminations, Proceedings, Penalties, Etc. Neither Polycom nor any of its ERISA Affiliates currently maintains, sponsors, or contributes to, is obligated to maintain, sponsor, or contribute to, or in the past six (6) years maintained, sponsored or contributed to, or has been obligated to maintain, sponsor or contribute to any plan subject to Title IV of ERISA, any Multiemployer Plan or any Multiple Employer Plan.
(d)    Payments and Compliance. With respect to each U.S. Polycom Plan, except as would not reasonably be expected to result in a material liability to Polycom and its Subsidiaries, taken as a whole: (i) all contributions, premium payments, and other payments due under the plan have been completely and timely made; (ii) each Polycom Company and the plan administrators and fiduciaries (within the meaning of ERISA) have funded, administered and maintained the plan in material compliance with its terms and all applicable Laws and Orders, including ERISA, COBRA, the Affordable Care Act, and the Code; (iii) all reports and information required to be filed with any Governmental Authority or provided to participants, alternate payees and/or their beneficiaries have been timely filed or provided and, when filed or provided, were correct and complete, (iv) if intended to qualify under Section 401 of the Code, the plan has received a favorable determination, opinion, or advisory letter from the IRS on which the plan sponsor may rely with respect to such qualification and nothing has occurred that has caused or could reasonably be expected to cause the loss of such qualification; (v) no U.S. Polycom Plan is under, and neither Polycom nor any of its Subsidiaries has received any notice with respect to a U.S. Polycom Plan of, an audit or investigation by the IRS, DOL, PBGC, or any other Governmental Authority; (vi) no U.S. Polycom Plan provides any employer premium subsidies with respect to post-retirement health and welfare benefits or for any current or former employee of Polycom or any of its Subsidiaries (or any dependents or beneficiaries thereof), other than in connection with severance benefits; and (vii) no proceeding is pending or, to the Knowledge of Polycom, threatened against any U.S. Polycom Plan (other than routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, any of the assets of any trust of the U.S. Polycom Plan, or any of Polycom or its Subsidiaries related to any such plan; and (viii) no condition or circumstance exists that could reasonably be expected to subject Polycom or any of its Subsidiaries or any U.S. Polycom Plan to penalties or excise Taxes under Sections 4908H or 4980I of the Code. Further, each Polycom Company has maintained adequate records to enable it to comply with any reporting obligations it may have under Sections 6055 and 6056 of the Code.
(e)    Prohibited Transactions; Fiduciary Duties. Except as would not reasonably be expected to result in a material liability to Polycom and its Subsidiaries, taken as a whole, no “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any U.S. Polycom Plan for which a statutory, regulatory, or administrative exemption does not apply has occurred or is reasonably expected to occur.
(f)    Post-Retirement Benefits. None of Polycom or its Subsidiaries has any material current or projected liability with respect to post-retirement health, medical or life insurance benefits for any employee, officer, director, or other independent contractor of Polycom or its Subsidiaries (whether current, former, or retired), or their beneficiaries or dependents, except for coverage mandated by COBRA, in connection with severance benefits or the continuation of coverage through the end of the calendar month in which termination from employment occurs but in all such cases for no longer than the applicable COBRA continuation period, and except for other coverage mandated by applicable Laws.
(g)    No Triggering of Obligations. Except as set forth in Schedule 4.23(g), neither the execution and delivery of this Agreement or any of the other documents and instruments to be executed and delivered pursuant hereto nor the consummation of the transactions contemplated hereby or thereby will, either alone or in combination with any other event, (i) entitle any employee, officer, director, or other independent contractor of Polycom or its Subsidiaries (whether current, former, or retired) or their beneficiaries or dependents to material severance pay under a Polycom Plan; (ii) result in any material payment becoming due under any Polycom Plan; (iii) materially increase any compensation or benefits payable under any Polycom Plan, including acceleration of the time of payment or vesting of any compensation or benefits; or (iv) require Polycom or any of its Subsidiaries to fund any Liabilities under a Polycom Plan or place in trust or otherwise set aside any amounts in respect of any Polycom Plan.
(h)    Non-qualified Deferred Compensation Plans. Except as would not reasonably be expected to result in a material liability to Polycom and its Subsidiaries, taken as a whole, each U.S. Polycom Plan that is a “non-qualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) is and has been in documentary and operational compliance with Section 409A of the Code and all applicable Internal Revenue Service guidance promulgated thereunder.
(i)    Certain Payments. No Polycom Company is required to provide any gross-up, make-whole, or other additional payment with respect to Taxes, interests or penalties imposed under any Tax provisions, including Section 409A or Section 4999 of the Code.

(j)    Non-U.S. Polycom Plan Delivery of Documents and Compliance. Polycom has provided to Buyer, correct and complete copies of all material documents embodying and relating to each material Non-U.S. Polycom Plan, including, in each case to the extent material and applicable, the Non-U.S. Polycom Plan document, all material amendments thereto and all related trust documents, the most recent plan summary and all amendments thereto, the most recent actuarial valuation report, the most recent Tax return filing. Except as would not reasonably be expected to result in a material liability to Polycom and its Subsidiaries, taken as a whole, each Non-U.S. Polycom Plan (i) if intended to qualify for special tax treatment, meets all the requirements for such treatment, and no event has occurred that could reasonably be expected to adversely affect such special tax treatment, (ii) if required to be registered or approved by any Governmental Authority, has been so registered or approved and has been maintained in good standing with applicable Governmental Authorities, (iii) if required to be funded, book-reserved or secured by an insurance policy, is fully-funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles, and (iv) has been maintained in material compliance with all applicable Laws.
(k)    Future Commitments. There has not been any announcement of, or legally binding commitment to create, any additional plan, program or arrangement that would be considered a Polycom Plan, or the amendment or modification of any current Polycom Plan, which would result in any material increase in the Liabilities or obligations of Polycom or any of its Subsidiaries.
4.24.    Employees; Compensation. Except for immaterial errors the document entitled “Employee Census item 13.1_updated 3.12.18” and made available to Buyer in Polycom’s electronic data room is correct and complete as of March 12, 2018.
4.25.    Intellectual Property Rights.
(a)    Generally. Schedule 4.25(a) sets forth a complete and correct list of: (i) all Polycom Registered Intellectual Property Rights, including the name of the current owner, registrant or applicant, the jurisdictions by or in which any such registrations or applications have been issued or filed, the respective registration or application numbers and dates of issuance, registrations or filing; (ii) all material unregistered trademarks owned by any Polycom Company, including the name of the current owner; (iii) all material Polycom Inbound License Agreements (other than shrink-wrap, click-wrap, and similar non-exclusive licenses for commercially available off-the-shelf Software generally commercially available on standard and non-discriminatory terms); and (iv) all Internet Assets owned by any Polycom Company. Except for the Polycom Permitted Liens and except as set forth on Schedule 4.25(a), no third party owns or has any rights with respect to Polycom Owned Intellectual Property Rights.
(b)    Ownership. Except as set forth on Schedule 4.25(b), (i) each Polycom Company either exclusively owns, free and clear of any Liens (except for the Polycom Permitted Liens) or has a valid and enforceable written license or other right or license to use the Polycom Business Intellectual Property Rights, free and clear of all Liens, and, to Polycom’s Knowledge, no Litigation by any third party contesting the validity, enforceability, use or ownership of any of the foregoing has been initiated, is currently pending, or is threatened, except as would not reasonably be expected to be, individually or in the aggregate, material to Polycom and its Subsidiaries, and (ii) all of the rights of each Polycom Company in and to the Polycom Business Intellectual Property Rights (excluding Polycom Licensed Intellectual Property Rights) are freely assignable (subject to the Polycom Permitted Liens) by each Polycom Company, including the right to create derivative works. Each present or past employee, officer, director, consultant or any other Person who has developed any material Polycom Owned Intellectual Property Rights (including any Software) for any Polycom Company has executed a valid and enforceable Contract with a Polycom Company that conveys to one or more Polycom Companies any and all right, title and interest in and to all such Intellectual Property Rights developed by such Person in connection with such Person’s employment or engagement by a Polycom Company, and which Contract, in the case of any Polycom Company that is a Chinese entity, does not require any future payments under the Contract or by Law for the applicable Polycom Company Chinese entity to own all right, title, and interest in and to all such Intellectual Property Rights.
(c)    Infringement. Except as set forth on Schedule 4.25(c), (i) no Polycom Company has received notice of any infringement, violation, dilution or misappropriation of any Intellectual Property Right owned by any third Person, including any written demand, request, or unsolicited offer that any Polycom Company license rights from a third Person, (ii) no Polycom Company is infringing, diluting, misappropriating, or otherwise violating any Intellectual Property Rights owned by any third Person, and (iii)  no Polycom Company has infringed, diluted, misappropriated or otherwise violated any Intellectual Property Rights of any third Person or holder of Equity Interests of any Polycom Company that would be material to the Polycom Companies taken as a whole.
(d)    Intellectual Property Rights Contracts. Except as set forth on Schedule 4.25(d), there are no material Contracts to which any Polycom Company is a party pursuant to which any Polycom Company has (i) transferred ownership of any Polycom Business Intellectual Property Right owned by such Polycom Company or granted any license or option to any other Person (other than another Polycom Company) with respect to such Polycom Business Intellectual Property Rights owned by such Polycom Company outside the ordinary course of Polycom Business consistent with past practices or (ii) obtained a license under or option to acquire or license the Intellectual Property Rights of another Person (other than licenses for commercially available “off-the-shelf,” non-custom Software, non-disclosure agreements entered into in the ordinary course of Polycom Business consistent with past practice, licenses for “open source software” or “public software” or under a similar licensing or distribution model, and non-exclusive inbound trademark licenses that are entered into in the ordinary course of Polycom Business consistent with past practice) (the Contracts required to be listed on Schedule 4.25(d), the “Polycom Intellectual Property Rights Contracts”).

(e)    Open Source Material. To Polycom’s Knowledge, The Polycom Companies are in material compliance with the terms and conditions of all licenses for any Open Source Material used by the Polycom Companies. Except as set forth on Schedule 4.25(e), the Polycom Companies have not used Open Source Material in such a way (i) that would require, as a condition of use, modification or distribution of such Open Source Material, or (ii) that any Polycom Software be (x) disclosed or distributed in source code form, (y) be licensed for the purpose of making derivative works, or (z) be redistributable at no charge.
(f)    Source Code. The Polycom Companies possess all source code and other documentation and materials reasonably necessary to compile and operate the material Software owned by the Polycom Companies (“Polycom Company Software”), except where the failure to possess all source code and other documentation and materials reasonably necessary to compile and operate the Polycom Company Software would not reasonably be expected to be materially adverse to the Polycom Companies. The Polycom Companies have validly and effectively obtained the right and license to use, copy, modify, and distribute the third-party programming and materials (“Third Party Software”) contained in or combined with the Polycom Company Software. Standard back-up copies and working copies of the source code for the Polycom Company Software and Third Party Software (to the extent held by any Polycom Company) have been made and are securely maintained. Except as set forth on Schedule 4.25(f), no Polycom Company is bound by or is a party to any Contract pursuant to which (i) such Polycom Company is obligated to provide to any third Person any proprietary source code owned by any Polycom Company Software or (ii) such Polycom Company has deposited, or is or may be required to deposit, with an escrow agent or other party, any such source code. To Polycom’s Knowledge, no circumstance or condition currently exists that, with or without notice or lapse of time or both, will, or would reasonably be expected to, result in the delivery or disclosure of any such source code to any third Person who is not, as of the Agreement Date, an employee of any Polycom Company. To Polycom’s Knowledge, there are not, and for the past three (3) years have not been, any defects, technical concerns or problems in any of the Polycom Company Software or Third Party Software that would prevent any Polycom Company Software from performing substantially in accordance with its user specifications or functionality descriptions.
(g)    Restrictions. Except as set forth on Schedule 4.25(g), there are no settlements, injunctions, forbearances to sue, consents, coexistence agreements, judgments, or Orders or similar obligations to which any Polycom Company is party or is otherwise bound that (i) restrict the rights of such Polycom Company to use any Polycom Business Intellectual Property Rights (excluding Polycom Licensed Intellectual Property Rights) or (ii) permit third parties to use any Polycom Business Intellectual Property Rights (excluding Polycom Licensed Intellectual Property Rights) in a manner that would otherwise infringe any Polycom Business Intellectual Property Rights (excluding Polycom Licensed Intellectual Property Rights).

(h)    Registrations. All registrations for Polycom Registered Intellectual Property Rights are valid, subsisting and in force, and any applications to register any unregistered Intellectual Property Rights identified Schedule 4.25(a) are pending and in good standing, all without third party challenge of any kind except for examination proceedings from the appropriate Governmental Authority such as the United States Patent and Trademark Office or such other intellectual property office in the applicable geographic region (“Patent and Trademark Office”), and each Polycom Company has the right to bring actions for infringement or unauthorized use of the Intellectual Property Rights owned by such Polycom Company.
(i)    Patents and Trademarks. Except as set forth on Schedule 4.25(i), all patents and trademarks included in the Polycom Registered Intellectual Property Rights have been maintained and renewed in accordance with all applicable Laws. Except for trademarks that are not currently being used, such as intent-to-use, abandoned, cancelled, and expired trademark registrations and applications, all trademarks are in use in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates (with respect to registered trademarks) or applications (with respect to unregistered trademarks for which an application has been filed). Each Polycom Company has used commercially reasonable efforts to protect its rights in such patents and registered and material unregistered trademarks, and to Polycom’s Knowledge there have been no acts or omissions by any Polycom Company the result of which would be to materially adversely affect the rights of any Polycom Company to apply for or enforce appropriate legal protection of such patents and registered and material unregistered trademarks.
(j)    Protective Measures. Each Polycom Company has taken reasonable measures to (i) safeguard and maintain the secrecy and confidentiality of the Trade Secrets that are part of the Intellectual Property Rights owned by such Polycom Company or that such Polycom Company is otherwise bound by contract to safeguard and maintain and (ii) protect the confidentiality of all Confidential Information owned by such Polycom Company, including in each case requiring all employees, independent contractors and temporary contingent workers of any Polycom Company or any third Person having access thereto to agree to be bound by written confidentiality obligations. To Polycom’s Knowledge, there has been no material disclosure of any such Trade Secrets by any employee, independent contractors or temporary contingent workers of any Polycom Company bound by such confidentiality obligations to any third Person who was not bound by a confidentiality obligation owed to a Polycom Company. To Polycom’s Knowledge, no Confidential Information of any Polycom Company has been disclosed by any employee, independent contractors or temporary contingent workers of the Polycom Company bound by such confidentiality and non-disclosure obligations to any third Person who was not bound by a confidentiality and non-disclosure obligation owed to a Polycom Company; and, to Polycom’s Knowledge, no third Person that is a party to any confidentiality and non-disclosure agreement with any Polycom Company is in breach of default thereof. To Polycom’s Knowledge, no third Person is misappropriating, infringing, diluting, or otherwise violating any Intellectual Property Rights of any Polycom Company.

(k)    Software. Polycom has used diligent efforts to avoid any defect, virus or programming, design or documentation error from being introduced into, or otherwise compromising, Polycom Company Software. To Polycom’s Knowledge, none of the Polycom Company Software, when delivered, contains any undocumented self-help mechanism, virus, Trojan horse, “back door,” “time bomb,” worm or other Software routine or hardware component designed to permit unauthorized access or designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the Software program. Polycom has used diligent efforts to avoid including “spyware” or “trackware” (as such terms are commonly understood in the software industry) in the Polycom Company Software.  None of the Polycom Company Software (i) records a user’s actions without such user’s knowledge or (ii) employs a user’s Internet connection without such user’s knowledge to gather or transmit information on such user or such user’s behavior.
(l)    Polycom Websites. For each web site owned and controlled by any Polycom Company (“Polycom Web Sites”), the applicable Polycom Company has provided and does provide a privacy policy posted on each such web site that materially complies with all applicable Laws, copies of which have been provided to Buyer (“Polycom Privacy Policies”).
(m)    Personal Information and User Data. Except as would not reasonably be expected to be, individually or in the aggregate, material to Polycom and its Subsidiaries, taken as a whole, each Polycom Company has at all times since March 1, 2015 complied with and currently complies with (i) any Contracts to which such Polycom Company is a party relating to privacy, data protection and the collection, compilation, sharing, use, processing, storage, transfer or security from unauthorized disclosure of personally identifiable information (“Personal Information”), (ii) Polycom Privacy Policies, (iii) all consents and authorizations that apply to such Polycom Company’s receipt, access, use and disclosure of Personal Information (as defined below) and for which such Polycom Company has been provided a copy or otherwise made aware of the requirements of the consent or authorization, and (iv) all applicable Laws relating to privacy, data protection, sales and marketing, and the collection, compilation, sharing, use, processing, storage, transfer or security from unauthorized disclosure of Personal Information or User Data collected, used or held for use by such Polycom Company. Without limiting the generality of the foregoing, Personal Information includes any information relating to an identified or identifiable natural person; and provided further that an identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, or an online identifier. Except as would not reasonably be expected to be, individually or in the aggregate, material to Polycom and its Subsidiaries, taken as a whole, the Polycom Companies contractually require all third parties, including vendors, Affiliates, and other persons providing services to any Polycom Company that have access to or receive Personal Information from or on behalf of any Polycom Company to comply with all applicable Laws and to take all reasonable steps to ensure that all Polycom Personal Information in such third parties’ possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse. Except for disclosures of Personal Information or User Data required by Law, authorized by the provider of the Personal Information or User Data or in accordance with the applicable Contract, no Polycom Company sells, rents or otherwise makes available to third parties any such Personal Information in violation of any applicable Laws. Except as set forth on Schedule 4.25(m), and to the Knowledge of Polycom, there have been no material breaches of security leading to the accidental or unlawful loss or unauthorized disclosure of or access to any Personal Information or User Data held or collected by any Polycom Company (“Breach of Security”). There is no, and never has been, any material Litigation pending or, to Polycom’s Knowledge, threatened against any Polycom Company alleging a Breach of Security, violation of any Person’s privacy, data protection or data rights or Laws concerning privacy, data protection or data security, or the Payment Card Industry Data Security Standards. No Polycom Company has received a material notice, claim or demand from any person, entity or Governmental Authority asserting or claiming any Polycom Company has violated or has failed to comply with any Law relating to the privacy or security of Personal Information or User Data. The consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Laws, Polycom Privacy Policy or Material Contract related to privacy, data protection or the collection and use of Personal Information or User Data collected, used or held for use by or on behalf of any Polycom Company. The Polycom Companies are in the process of implementing, and will use commercially reasonable efforts to have in place prior to May 25, 2018, processes and programs for compliance with the European Union General Data Protection Regulation 2016/679.
(n)    IT Systems. Each Polycom Company has established and is in compliance with a written information security program that includes administrative, technical and physical safeguards designed to safeguard the security, confidentiality, and integrity of transactions and Polycom data. Each Polycom Company has established, and maintains, response and notification procedures in the case of any Breach of Security of Personal Information or User Data. There have been no material unauthorized intrusions or Breaches of Security of any of the IT Systems, and the data and information that they store or process, including any Personal Information or User Data, has not been corrupted in any discernible manner or accessed without the authorization of any Polycom Employees of any Breach of Security related to the Personal Information or User Data of the Polycom Companies. The Polycom Companies have implemented and maintain backup, security and disaster recovery, and business continuity plans, procedures, and facilities, technology and procedures consistent with reasonable information technology security practices for an enterprise of the size and nature of the Polycom Companies, taken as a whole, and at least consistent with applicable industry standards. No Polycom Company has received written notice of or is aware of any material circumstances, including the execution of this Agreement, that would enable any third party to terminate any Contract relating to the IT Systems (including maintenance and support).

4.26.    Customers; Suppliers.

(a)    Material Customers. Schedule 4.26(a) contains a correct and complete list of the ten (10) largest customers (including, for the avoidance of doubt, any distributor, value-added reseller, direct market reseller, and other third party performing similar functions) of the Polycom Companies, taken as a whole, during the 2017 fiscal year (determined on the basis of the total dollar amount of net sales) (each, a “Polycom Material Customer”) showing the total dollar amount of net sales to each such Polycom Material Customer during the 2017 fiscal year. Except as set forth in Schedule 4.26(a), to Polycom’s Knowledge, as of the date of this Agreement, there are no facts indicating, or any other reason to believe, that any of the Polycom Material Customers described in Schedule 4.26(a) will not continue to be customers of the Polycom Companies after the Closing at substantially the same level of purchases, at substantially the same customer contract terms and at substantially the same pricing as heretofore.
(b)    Material Suppliers. Schedule 4.26(b) contains a correct and complete list of the ten (10) largest suppliers to the Polycom Companies (including, for the avoidance of doubt, manufacturers), taken as a whole, for the 2017 fiscal year (determined on the basis of the total dollar amount of net purchases) (each, a “Polycom Material Supplier”) showing the total dollar amount of net purchases from each such Polycom Material Supplier during such fiscal year. Except as set forth in Schedule 4.26(b), to Polycom’s Knowledge, as of the date of this Agreement, there are no facts indicating, or any other reason to believe, that any of the Polycom Material Suppliers described in Schedule  4.26(b) will not continue to be suppliers to the Polycom Companies after the Closing or will not continue to supply the Polycom Companies with substantially the same quantity and quality of goods and services, at substantially the same contract terms and at substantially the same pricing as heretofore.
4.27.    Product Warranty and Product Liability. The Polycom Companies have provided a correct and complete copy of the standard warranty or warranties offered by the Polycom Companies for sales of Products/Services, and except as expressly set forth therein or in any service Contract of a Polycom Company, there are no material warranties (statutory or otherwise), material deviations from standard warranties or material commitments or obligations with respect to the return, repair, replacement, reperformance, or refund of Products/Services under which the Polycom Companies could have any material Liability. The Polycom Companies have obtained any necessary Permits that are required for the sale of Products/Services to a Governmental Authority to the extent that the Polycom Companies are selling Products/Services to such Governmental Authority as of the date hereof.
4.28.    Certain Relationships to the Polycom Companies.
(a)    Affiliate Entitlements. Schedule 4.28(a) sets forth a correct and complete list of (i) any obligation of Seller or any of its Affiliates (other than Polycom and its subsidiaries) to repay any amount loaned to such Person by any Polycom Company (the “Shareholder Loans”); (ii) all assets owned by any Polycom Company and used in the personal capacity of Seller and its Affiliates (other than Polycom and its Subsidiaries); and (iii) all Contracts (whether to provide a service or otherwise assist) between any Polycom

Company, on the one hand, and Seller or any Affiliate of Seller (other than Polycom and its Subsidiaries) on the other hand.
(b)    Affiliate Obligations. Schedule 4.28(b) sets forth a correct and complete list of (i) any guarantee by any Polycom Company of any obligation of Seller or its Affiliates (other than Polycom and its Subsidiaries) (the “Company Guarantees”) and (ii) Polycom Indebtedness, Contracts, and other obligations or commitments of any Polycom Company, on the one hand, to Seller or any Affiliate of Seller (other than Polycom and its Subsidiaries), on the other hand (together with the Company Guarantees, the “Affiliate Obligation Arrangements”).
4.29.    No Brokers or Finders. Except for the engagement of Moelis and Company and Macquarie Capital (USA) Inc., the terms of which are set forth on Schedule 4.29, no Polycom Company has retained any broker or finder in connection with the transactions provided for herein or the negotiation thereof, nor are any of them responsible for the payment of any broker’s, finder’s or similar fees.
4.30.    No Additional Representations. Except for the representations and warranties expressly made by Buyer in Article 5, Polycom acknowledges that none of Buyer or any other Person makes, and that Polycom has not relied upon, any express or implied representation or warranty whatsoever and specifically (but without limiting the foregoing), that neither Buyer nor any of its representatives makes, nor has Polycom relied upon, any representation or warranty with respect to (a) Buyer or its Subsidiaries or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise), prospects or any other matter relating to Buyer or its Subsidiaries or (b) any documentation, forecasts, budgets, projections, estimates or other information (including the accuracy or completeness of, or the reasonableness of the assumptions underlying, such documentation, forecasts, budgets, projections, estimates or other information) provided by Buyer or any representative of Buyer, including in any “data rooms” or management presentations.
5.    REPRESENTATIONS AND WARRANTIES OF BUYER
Subject to Section 13.1(b), except as disclosed in Buyer SEC Reports to the extent that such Buyer SEC Reports are publicly available on EDGAR and the relevance of the applicable disclosure as an exception to the applicable representations and warranties would be reasonably apparent to an individual who has read that disclosure and such representations and warranties, but excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature, Buyer represents and warrants to Polycom and Seller as follows:
5.1.    Organization. Buyer is a corporation duly organized, validly existing and in good standing or equivalent status under the Laws of the State of Delaware. Buyer is duly licensed, qualified or authorized to do business and is in good standing or equivalent status in each jurisdiction in which the character of the assets owned or leased by Buyer or the nature of its business makes such licensing or qualification necessary, except where the failure to be so licensed, qualified, authorized or in good standing would reasonably be expected to not be material to Buyer. True, correct and complete copies of the Organizational Documents of Buyer have been made available to Seller.
5.2.    Capitalization.
(a)    The authorized capital stock of Buyer consists entirely of (i) 100,000,000 shares of Buyer Common Stock, (ii) 100,000 shares of Series A Participating Preferred Stock, par value $0.01 per share (the “Series A Participating Preferred Stock”), and (iii) 900,000 shares of Undesignated Preferred Stock, par value $0.01 per share (the “Undesignated Preferred Stock”). As of March 27, 2018, (x) 33,250,895 shares of Buyer Common Stock were outstanding, (y) no shares of Series A Participating Preferred Stock were issued and outstanding, and (z) no shares of Undesignated Preferred Stock were issued and outstanding. As of March 27, 2018, there are outstanding (A) options to acquire Buyer Common Stock from Buyer representing in the aggregate the right to acquire 922,975 shares of Buyer Common Stock under the Plantronics, Inc. 2003 Stock Plan, as amended and restated (the “Buyer Stock Plan”), (B) restricted shares of Buyer Common Stock relating to an aggregate of 929,700 shares of Buyer Common Stock under the Buyer Stock Plan, and (C) restricted units of Buyer Common Stock relating to an aggregate of 328,187 shares of Buyer Common Stock.
(b)    As of March 27, 2018, except as set forth above or in Schedule 5.2(b), no Equity Interests of Buyer have been issued or reserved for issuance or are outstanding. Except as set forth in Schedule 5.2(b), there are no outstanding warrants, options, rights, Contracts, calls, puts or other agreements of any kind relating to the issuance, sale or transfer of any Equity Interests of Buyer to any Person, and all of the Equity Interests of Buyer have been duly authorized and validly issued, are fully paid and non-assessable and were not issued in violation of any Law or any charter or other provision regarding preemptive, anti-dilution or similar rights. Buyer has no indebtedness (i) that carries the right to vote on any matters on which equity holders may vote (or which is convertible into, or exchangeable for, Equity Interests having such right); or (ii) the value of which is in any way based upon or derived from the Equity Interests of such Buyer.
5.3.    Subsidiaries. Each Subsidiary of Buyer is an entity duly organized, validly existing and (where applicable or recognized) in good standing or equivalent status under the Laws of its jurisdiction of incorporation or organization, except where the failure to be in good standing would not reasonably be expected to be material to such Subsidiary of Buyer. Each Subsidiary of Buyer is duly licensed, qualified or authorized to do business and is in good standing or equivalent status in each jurisdiction in which the character of the assets owned or leased by such Buyer Subsidiary or the nature of its business makes such licensing or qualification necessary, except where the failure to be so licensed, qualified, authorized or in good standing would reasonably be expected to, individually or in the aggregate, be not material to the Buyer Subsidiaries. Except as set forth on Schedule 5.3, each material Subsidiary of Buyer is wholly owned by Buyer. Except as set forth in Schedule 5.3, neither Buyer nor any Subsidiary of Buyer owns, directly or indirectly, any Equity Interests in any other Person. Except as set forth in Schedule 5.3, there are no outstanding warrants, options, rights, Contracts, calls, puts or other agreements of any kind relating to the issuance, sale or transfer of any Equity Interests of any Subsidiary of Buyer to any Person, and all of the Equity Interests of each of Buyer’s Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and were not issued in violation of any Law or any charter or other provision regarding preemptive, antidilution or similar rights. There are no outstanding or authorized stock appreciation, profit participation, phantom stock or similar rights with respect to any Subsidiary of Buyer. Neither Buyer nor any Subsidiary of Buyer is party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Equity Interests of such Subsidiary of Buyer.
5.4.    Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer. No other or further corporate act or proceeding on the part of Buyer or its equity holders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer enforceable in accordance with their respective terms.
5.5.    No Violation.
(a)    Except (i) as set forth in Schedule 5.5(a), or (ii) (other than with respect to clause (i)) as would not reasonably be expected to be, individually or in the aggregate, material to Buyer, the execution and delivery by Buyer of this Agreement or the other documents and instruments to be executed and delivered by it pursuant hereto, the consummation of the transactions contemplated hereby or thereby, or compliance by Buyer with any of the provisions hereof or thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or a violation of or default (with or without notice or lapse of time, or both) under, result in the creation of any Lien (other than any Liens arising pursuant to applicable federal and state securities Laws, Liens arising as a result of actions solely taken by Seller or any of its Affiliates, any Buyer Permitted Liens and Liens contemplated by the Financing) under, give rise to a right of termination, modification, acceleration or cancellation under, or require any prepayment, repurchase, redemption, defeasance, discharge or other satisfaction of any Buyer Indebtedness or require an offer to be made to prepay, repurchase, redeem, defease, discharge or otherwise satisfy any Buyer Indebtedness under any provision of:
(i)    the Organizational Documents of any Buyer Company;
(ii)    any Order of any Governmental Authority applicable to any Buyer Company or by which any of the properties or assets of any Buyer Company are bound;
(iii)    any applicable Law; or

(iv)    any Material Contract to which any Buyer Company is a party or by which any Buyer Company or any of its respective properties, assets or rights may be bound or affected.
(b)    Except as set forth in Schedule 5.5(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority is required on the part of Buyer in connection with the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by it pursuant hereto, or the compliance by Buyer with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of notification and report forms with the FTC and the DOJ under the HSR Act and the expiration or termination of any applicable waiting period thereunder, (i) the filing of the required applications and notices with Governmental Authorities under other Regulatory Laws as set forth in Schedule 5.5(b)(ii), the issuance of consents, authorizations or approvals of such applications by such authorities, if required, and the expiration or termination of any applicable waiting periods thereunder, (i) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable securities Law and (i) any actions or filings the absence of which would reasonably be expected to be, individually or in the aggregate, not material to Buyer.
5.6.    Financial Matters. The consolidated financial statements of Buyer (collectively, the “Buyer Financial Statements”) consist of (i) the consolidated audited financial statements (including the balance sheet and statements of operations, stockholders’ equity, comprehensive income and cash flow) of Buyer (the balance sheet as of April 1, 2017, the “Buyer Recent Audited Balance Sheet”) and (ii) a consolidated unaudited balance sheet of Buyer, as of December 30, 2017 (the “Buyer Recent Balance Sheet”) included or incorporated by reference in the Buyer SEC Reports. The Buyer Financial Statements (A) are prepared in accordance with GAAP (subject, in the case of unaudited statements to normal year-end adjustments), as applied on a consistent basis, and with the books and records of the Buyer Companies and (B) fairly present, in all material respects, the assets, Liabilities, financial position, results of operations and cash flows of the Buyer Companies as of the dates and for the periods indicated.
5.7.    Absence of Undisclosed Liabilities. Except as and to the extent specifically disclosed, reflected, reserved against or otherwise provided for in the Buyer Recent Balance Sheet (or in the notes thereto) or in Schedule 5.7, no Buyer Company has any Liabilities, other than: (i) commercial Liabilities incurred since the date of the Buyer Recent Balance Sheet in the ordinary course of business consistent with past practice, none of which is expected to be material; (ii) Liabilities specifically disclosed in the Buyer Disclosure Schedule; (iii) Liabilities to perform after the Closing under Contracts that are disclosed in the Buyer Disclosure Schedule or that are of the type or kind required to be disclosed in the Buyer Disclosure Schedule but are not disclosed solely because they fall below the applicable minimum threshold amount, term or materiality of the disclosures required by the terms of this Agreement to be set forth in the Buyer Disclosure Schedule; (iv) Liabilities that are of the type or kind required to be disclosed in the Buyer Disclosure Schedule but are not disclosed solely because they fall below the applicable minimum threshold amount, term or materiality of the disclosures required by the terms of this Agreement to be set forth in the Buyer Disclosure Schedule; (v) Liabilities arising out of or in connection with this Agreement; (vi) Liabilities that have been discharged or paid in full prior to the Agreement Date; or (vii) Liabilities that have not been, and would not reasonably be expected to be, individually or in the aggregate, material to Buyer.
5.8.    Tax Matters.
Except as not reasonably expected to be material to Buyer:
(a)    Each Buyer Company has established adequate accruals or reserves, in accordance with GAAP, for all Taxes for taxable periods since the date of the Buyer Recent Balance Sheet.
(b)    All material Tax Returns required to be filed by or on behalf of each Buyer Company have been timely filed and, when filed, were prepared in compliance with all applicable Laws. No Governmental Authority has notified any Buyer Company that such Buyer Company is or may be subject to taxation in respect of Taxes as to which such Buyer Company does not file Tax Returns for such Taxes in the Governmental Authority’s jurisdiction.
(c)    All material Taxes due and owing by each Buyer Company (whether or not shown on any Tax Return) have been paid, except with respect to matters for which adequate accruals or reserves have been established, in accordance with GAAP, on the Buyer Financial Statements. All Tax deficiencies that have been claimed, proposed or asserted against any Buyer Company have been fully paid or finally settled or are being contested in good faith and for which adequate accruals or reserves have been established, in accordance with GAAP, on the Buyer Financial Statements.
5.9.    Absence of Certain Changes. Except as set forth in Schedule 5.9, since the date of the Buyer Recent Balance Sheet, there has not been a Material Adverse Effect on the Buyer Companies taken as a whole, and each Buyer Company has conducted its business in the ordinary course of business in all material respects (except for actions taken in connection with this Agreement), and there has not been:
(a)    any material loss, material damage or material destruction, relating to or affecting the assets, Liabilities or operations of such Buyer Company;
(b)    any merger or consolidation with, any acquisition of a material interest in, or any acquisition of a substantial portion of the assets, Liabilities or operations of any Person or any other acquisition of any material assets;
(c)    any deferral, material extension or failure to pay any of the material Liabilities of such Buyer Company as and when the same become due or any prepayment of any of the material Liabilities of such Buyer Company;

(d)    any material change in financial or Tax accounting principles or methods of such Buyer Company, except to the extent required by GAAP or any corresponding provision of Law;
(e)    any settlement or compromise of any material Litigation (whether or not commenced prior to the Agreement Date), other than settlements or compromises of Litigation that do not involve any material obligation of such Buyer Company; or
5.10.    No Litigation. Except as set forth in Schedule 5.10, there is no material Litigation pending or, to the Knowledge of Buyer, threatened against any Buyer Company holding any Equity Interests of any Buyer Company, or any Buyer Company’s respective directors, managers or officers or foreign equivalents (in such capacities) or their respective businesses, assets or Liabilities that is material to the Buyer Business or that seeks to prevent, restrain, prohibit or make illegal the transactions contemplated hereby. Except as set forth in Schedule 5.11, none of the Buyer Companies or their respective business, assets or Liabilities are subject to any material Order.
5.11.    Compliance with Laws and Orders. Except for past violations for which no Buyer Company is subject to any current material Liability and no Buyer Company can become subject to any future material Liability, and (i) except as set forth in Schedule 5.11 and (ii) except as would not reasonably be expected to be, individually or in the aggregate, material to Buyer and its Subsidiaries, taken as a whole, each Buyer Company (including its material assets, Liabilities or operations) is, and during the last three (3) years, has been, in material compliance with all applicable Laws and Orders.
5.12.    Unlawful Payments.
(a)    Except as set forth on Schedule 5.12, each Buyer Company is currently and has been in the last five (5) years in compliance, in all material respects, with all applicable Anti-Corruption or Anti-Bribery Laws. Except as set forth on Schedule 5.12, during the last five (5) years, the Buyer Companies have not received written notice of (i) any violation or alleged violation of any Anti-Corruption or Anti-Bribery Laws by any Buyer Company or (ii) any threatened or pending action against any Buyer Company before any court or by any Governmental Authority responsible for enforcing any Anti-Corruption or Anti-Bribery Laws.
(b)    Except as set forth in Schedule 5.12(b) or as disclosed in a required regulatory filing, no Buyer Company, director, manager, officer, or to the Knowledge of Buyer, employee or agent is a Public Official that is not otherwise disclosed in a required regulatory filing.
(c)    Since January 1, 2013, except as set forth on Schedule 5.12, no Buyer Company, director, manager, officer, or to the Knowledge of Buyer, employee, distributor, re-seller, agent, or any other Person associated with or acting on behalf of any Buyer Company, has, directly or indirectly, (i) used any funds of any Buyer Company to pay money or to provide any other thing of value to any Public Official or any official candidate for foreign or domestic political office, or any official, employee, or agent of any foreign or domestic political party (but excluding payments to Governmental Authorities in amounts legally due and owing by such Buyer Company or reasonable and bona fide payments directly related to the promotion, demonstration or explanation of the Products/Services of such Buyer Company or the execution or performance of a lawful written Contract); (ii) offered, promised to pay, or authorized the payment of any money or any other thing of value to any Public Official or any candidate for foreign or domestic political office, or any official, employee, or agent of any foreign or domestic political party (but excluding payments to Governmental Authorities in amounts legally due and owing by such Buyer Company or reasonable and bona fide payments directly related to the promotion, demonstration or explanation of the Products/Services of such Buyer Company or the execution or performance of a lawful written Contract); or (iii) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment, promise of payment or authorization of payment of money, gifts or anything of material value to any Public Official, private or public, regardless of form, whether in money, material property or material services, to receive materially favorable treatment in obtaining or retaining business for any Buyer Company, to obtain or retain special concessions for any Buyer Company or to pay for materially favorable treatment for business obtained or retained or to pay for special concessions already obtained for any Buyer Company, or to secure any other improper advantage for any Buyer Company.
(d)    Since January 1, 2013, except as set forth on Schedule 5.12, no Buyer Company, director, manager, officer, or to the Knowledge of Buyer, employee, distributor, re-seller, agent, or any other Person associated with or acting on behalf of any Buyer Company, has, directly or indirectly, (i) established or maintained any unlawful fund of monies or other assets of any Buyer Company; (ii) made any knowingly false or fraudulent entry on the books or records of any Buyer Company; or (iii) fraudulently circumvented the system of internal accounting controls implemented by any Buyer Company.
5.13.    Anti-Money Laundering. Except as set forth on Schedule 5.13, each Buyer Company is currently and has been in the last five (5) years in compliance, in all material respects, with all applicable Anti-Money Laundering Laws.
5.14.    Economic Sanctions and Export Controls. Except as set forth on Schedule 5.14, each Buyer Company is and, for the five (5) years preceding signing, has been in material compliance with all Export Control Laws. To the Knowledge of Buyer, no Buyer Company is a target of the prohibitions or restrictions under any of the Export Controls Laws or other laws of similar effect in the jurisdictions where they operate or otherwise conduct business.
5.15.    Customs and Free Trade Agreements. Except as set forth on Schedule 5.15, each Buyer Company is and, for the five (5) years preceding signing, has been in material compliance with all applicable FTAs.
5.16.    Licenses and Permits. Each Buyer Company has all material Permits required for the conduct of the Buyer Business (as currently conducted by the Buyer Companies) and the operation of Buyer Real Property. All such material Permits are in full force and effect, in all material respects, and will not be materially affected or made subject to any material loss, material limitation or obligation to reapply as a result of the consummation of the transactions contemplated hereby. Except for past violations for which no Buyer Company is subject to any current material Liability and for which no Buyer Company can become subject to any future Liability and except as set forth in Schedule 5.16, each Buyer Company is and in the last five (5) years has been in material compliance with all such Permits.
5.17.    Environmental, Health and Safety Matters. Except for past violations for which no Buyer Company is subject to any current material Liability and for which no Buyer Company can become subject to any future Liability, except as set forth in Schedule 5.17 and except as would not reasonably be expected, individually or in the aggregate, to be material to Buyer:
(a)    each Buyer Company (including its assets, Liabilities, Buyer Real Property or operations) is and within the last three (3) years has been in compliance with all applicable Environmental Laws;
(b)    there is no Litigation pending or, to the Knowledge of Buyer, threatened against any Buyer Company relating in any way to any applicable Environmental Laws;
(c)    there are no conditions, circumstances, activities, practices, incidents, actions, omissions or plans that would be reasonably likely to give rise to any Liability to any Buyer Company, including Liability under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, or similar state, local or non-U.S. Laws, or otherwise form the basis of any Litigation involving any Buyer Company based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste; and
(d)    each Buyer Company has filed all reports required to be filed by or on behalf of such Buyer Company since January 1, 2013 under the Occupational Safety and Health Act of 1970, as amended, and any deficiencies noted on such reports have been corrected.
5.18.    Properties. Each Buyer Company has good and valid title to, or in the case of leased or subleased assets, valid and subsisting leasehold interests in, all of its respective assets (tangible and intangible), free and clear of all Liens, except for (i) Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings (and that have been reflected or reserved against in the Buyer Recent Balance Sheet); (ii) Liens arising from municipal and zoning ordinances, other land use regulations and easements for public utilities, none of which materially interfere with the Buyer Business (as currently conducted by the Buyer Companies) or adversely affect the marketability of any of the material assets necessary for any Buyer Company; (iii) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with industry practice or amounts that are not delinquent and none of which materially interfere with the Buyer Business or adversely affect the marketability of any of the material assets of any Buyer Company; (iv) non-exclusive licenses with respect to Buyer Owned Intellectual Property Rights that are entered into in the ordinary course of business,

(v) statutory, common law or contractual liens of landlords, (vi) title defects, encumbrances or irregularities that do not secure the payment of a sum of money or that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of such Buyer Company as presently conducted, (vii) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with industry practice which are not, individually or in the aggregate, material to the Buyer Business (collectively, the “Buyer Permitted Liens”) or (viii) as would not reasonably be expected to be, individually or in the aggregate, material to Buyer and its Subsidiaries, taken as a whole. Except as set forth in Schedule 5.18, no Buyer Company is using any assets or rights that are material to the Buyer Business that are not owned, validly licensed or validly leased by such Buyer Company.
5.19.    Insurance. All insurance policies of Buyer provide insurance coverage with respect to the assets, Liabilities or operations of each Buyer Company of the kinds, in the customary amounts and against the risks as are customary in all material respects for companies of similar size in the same or similar line of business. The insurance policies of Buyer are sufficient, in all material respects, for compliance by each Buyer Company with all requirements of Law and with the requirements of all material Contracts to which each Buyer Company is a party.
5.20.    Contracts and Commitments.
(a)    Except as set forth in Schedule 5.20(a), or Contracts filed as exhibits to the Buyer SEC Reports, as of the date of this Agreement, no Buyer Company is party to or bound by any Contract that: (i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), or (ii) constitutes or provides for indentures, mortgages, promissory notes, loan agreements, guarantees, letter of credit or other agreements or instruments of such Buyer Company or commitments for the borrowing or the lending by such Buyer Company.
(b)    Available Information. Buyer has made available to Polycom correct and complete copies of the Contracts to be listed in Schedule 5.20(a), together with all material amendments. Each Buyer Contract is valid and binding on the applicable Buyer Company and in full force and effect. Each Buyer Company and, to the Knowledge of Buyer, the other Person or Persons thereto has in all material respects performed all of its obligations required to be performed by it under each Buyer Contract, except for instances of noncompliance where neither the costs to comply nor the failure to comply would reasonably be expected to be not material, individually or in the aggregate, to Buyer.
5.21.    Labor Matters. Except as has not resulted in, and would not reasonably be expected to result in, a material liability taken as a whole, no Buyer Company has breached or otherwise failed to comply with the provisions of any Collective Bargaining Agreement, and neither the execution and delivery of this Agreement or any of the other documents and instruments to be executed and delivered pursuant hereto nor the consummation of the transactions contemplated hereby or thereby will, either alone or in combination with any other event, result in any breach or other violation of any Collective Bargaining Agreement. Since January 1, 2016, no Buyer Company

has experienced any material labor disputes, any material union organization attempts or any work stoppages due to labor disagreements.
5.22.    Buyer Plans.
(a)    Payments and Compliance. With respect to each U.S. Buyer Plan, except as would not reasonably be expected to result in a material liability to Buyer and its Subsidiaries, taken as a whole: (i) all contributions, premium payments, and other payments due under the plan have been completely and timely made; (ii) Buyer, its Subsidiaries and the plan administrators and fiduciaries (within the meaning of ERISA) have funded, administered and maintained the plan in material compliance with its terms and all applicable Laws and Orders, including ERISA, COBRA, the Affordable Care Act, and the Code; (iii) if intended to qualify under Section 401 of the Code, the plan has received a favorable determination, opinion, or advisory letter from the IRS on which the plan sponsor may rely with respect to such qualification and nothing has occurred that has caused or could reasonably be expected to cause the loss of such qualification; (iv) no U.S. Buyer Plan is under, and neither Buyer nor any of its Subsidiaries has received any notice with respect to a U.S. Buyer Plan of, an audit or investigation by the IRS, DOL, PBGC, or any other Governmental Authority; (v) no U.S. Buyer Plan provides any employer premium subsidies with respect to post-retirement health and welfare benefits or for any current or former employee of Buyer or any of its Subsidiaries (or any dependents or beneficiaries thereof), other than in connection with severance benefits; and (vi) no proceeding is pending or, to the Knowledge of Buyer, threatened against any U.S. Buyer Plan (other than routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, any of the assets of any trust of the U.S. Buyer Plan, or any of Buyer or its Subsidiaries related to any such plan.
(b)    Prohibited Transactions; Fiduciary Duties. Except as would not reasonably be expected to result in a material liability to Buyer and its Subsidiaries, taken as a whole, no “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any U.S. Buyer Plan for which a statutory, regulatory, or administrative exemption does not apply has occurred or is reasonably expected to occur.
(c)    Non-qualified Deferred Compensation Plans. Except as would not reasonably be expected to result in a material liability to Buyer and its Subsidiaries, taken as a whole, each U.S. Buyer Plan that is a “non-qualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) is and has been in documentary and operational compliance with Section 409A of the Code and all applicable Internal Revenue Service guidance promulgated thereunder.
5.23.    Intellectual Property Rights.
(a)    Except as set forth in Schedule 5.23(a) or as would reasonably be expected to be not material to Buyer: (i) the conduct of the Buyer Business as currently conducted does not infringe, misappropriate, dilute or otherwise violate any Intellectual

Property Rights of a third Person, to Buyer’s Knowledge; (ii) no Person is infringing, misappropriating or otherwise violating any Buyer Owned Intellectual Property Rights, to Buyer’s Knowledge, and (iii) the Buyer Companies own or possess, or can acquire on reasonable terms, adequate Intellectual Property Rights necessary to carry on the Buyer Business as currently operated.
(b)    To Buyer’s Knowledge, the Buyer Companies are in material compliance with the terms and conditions of all licenses for any Open Source Material used by the Buyer Companies.  Except as set forth on Schedule 5.23(b), the Buyer Companies have not used Open Source Material in such a way (i) that would require, as a condition of use, modification or distribution of such Open Source Material, or (ii) that any Buyer Software be (x) disclosed or distributed in source code form, (y) be licensed for the purpose of making derivative works, or (z) be redistributable at no charge.
5.24.    No Brokers or Finders. Except for the engagement of Wells Fargo Securities, LLC, no Buyer Company has retained any broker or finder in connection with the transactions provided for herein or the negotiation thereof, nor are any of them responsible for the payment of any broker’s, finder’s, or similar fees.
5.25.    Sufficient Funds.
(a)    Buyer has delivered to Seller a complete and correct copy of (i) an executed debt commitment letter (such commitment letter, including all exhibits, schedules, annexes, supplements and amendments thereto, the “Debt Commitment Letter”) and (ii) and executed fee letter related thereto (the “Fee Letter”) (provided that provisions in the Fee Letter may be redacted in a customary manner), in each case, dated the date hereof, issued to Buyer by Wells Fargo Bank, National Association and Wells Fargo Securities, LLC (such Debt Commitment Letter and Fee Letter, as each may be amended, modified, supplemented or replaced from time to time to the extent permitted or required by Section 6.5, the “Debt Financing Commitment”) in connection with the debt financing of the transactions contemplated hereby (the “Debt Financing”), pursuant to which the lenders party thereto have committed, subject to the terms thereof, to lend amounts set forth therein, which, taken together with the cash on hand of Buyer, is in no event less than the Cash Consideration Amount, plus, without duplication, any amounts required to be paid by Buyer or its Affiliates pursuant to the Fee Letter (as defined below) and fees and expenses related to the transactions contemplated hereby and required to be paid by Buyer or its Affiliates (such amount together with the Cash Consideration Amount, the “Required Amount”). Buyer acknowledges that Buyer’s performance of its obligations under this Agreement is not contingent upon the availability of financing to Buyer.
(b)    The Debt Financing Commitment is a legal, valid and binding obligation of Buyer, and to the Knowledge of Buyer, the other parties thereto, in each case, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or any other similar Law affecting creditors’ rights generally or by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). As of the date of this Agreement, assuming the due authorization, execution and delivery of the Debt Financing Commitment by the parties thereto (other than Buyer), the Debt Financing Commitment is in full force and effect and, to Buyer’s Knowledge, has not been withdrawn, rescinded or terminated or otherwise amended or modified in any respect, and no such amendment or modification is currently contemplated. Buyer is not in breach of any of the terms or conditions set forth in the Debt Financing Commitment in any material respects and no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a material breach, material default or failure to satisfy any condition precedent set forth therein. As of the date of this Agreement (and assuming that Seller, the Polycom Companies and their respective Affiliates and representatives provide the cooperation and assistance required by this Agreement and satisfy the conditions set forth in Article 8) and based on facts and events known by Buyer as of the date of this Agreement, Buyer has no reason to believe that any of the conditions in the Debt Financing Commitment will not be satisfied on a timely basis, or that the full amount of the Debt Financing will not be made available to it on a timely basis in order to consummate the transactions contemplated hereby. Buyer has not received notice that the lenders party thereto intend to terminate any portion of the Debt Financing Commitment or not to provide any of the Debt Financing. The net proceeds from the Financing, together with cash on hand, will be sufficient for Buyer to pay the Required Amount. Buyer, or its Affiliates or Subsidiaries, as applicable, has paid in full any and all commitment or other fees required by the Debt Financing Commitment that are due as of the date of this Agreement and will pay (or cause to be paid), after the date of this Agreement, all other such fees thereunder as they become due. Except for the Fee Letter, there are no side letters, understandings or other agreements or arrangements relating to the Debt Financing to which Buyer or any of its controlled Affiliates is a party. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing other than those set forth in this Agreement or the Debt Financing Commitments or the payment of fees payable pursuant to the fee letters with respect to the Debt Financing Commitment (collectively, the “Disclosed Conditions”). No Person has any right to impose, and none of Buyer or any counterparty to any Debt Financing Commitment has any obligation to accept, any condition precedent to such funding, other than the Disclosed Conditions, any reduction to the aggregate amount available under the Debt Financing Commitments on the Closing Date, or any term or condition that would have the effect of reducing the aggregate amount available under the Debt Financing Commitments on the Closing Date.
5.26.    Solvency. Buyer is not entering into this Agreement or any Financing with the intent to hinder, delay or defraud either present or future creditors of Buyer or its affiliates. Immediately after giving effect to all of the transactions contemplated herein and in any Financing, including without limitation any Financing and the making of the payments contemplated by this Agreement and assuming satisfaction of the conditions to Buyer’s obligation to consummate the transactions as set forth herein, the accuracy of the representations and warranties of Seller and Polycom set forth herein and the performance by the Parties of their obligations hereunder in all material respects, Buyer and the Buyer Companies will be Solvent at and immediately after the Closing.

5.27.    SEC Filings and the Sarbanes-Oxley Act.
(a)    Buyer has filed with or furnished to the SEC all required Buyer SEC Reports since March 31, 2016.
(b)    As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed prior to the date of this Agreement), each Buyer SEC Report complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder, as the case may be.
(c)    As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed prior to the Agreement Date), each Buyer SEC Report filed or furnished pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.
(d)    Buyer has heretofore furnished or made available to the Seller complete and correct copies of all comment letters from the SEC since December 31, 2015 through the Agreement Date with respect to any of the Buyer SEC Reports, together with all written responses of Buyer thereto, to the extent that such comment letters and written responses are not publicly available on EDGAR. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Buyer SEC Reports, and, to the Knowledge of Buyer, none of the Buyer SEC Reports are subject to ongoing SEC review.
(e)    Buyer has established and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) (“Internal Controls”). The management of Buyer has disclosed, based on its most recent evaluation of its system of internal control over financial reporting prior to the date of this Agreement, to Buyer’s outside auditors and the audit committee of the board of directors of Buyer (i) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would reasonably be expected to adversely affect in any material respect Buyer’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting.
(f)    Each of the principal executive officer and principal financial officer of Buyer (or each former principal executive officer and principal financial officer of Buyer, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct in all material respects.

(g)    Since the date of the Buyer Recent Balance Sheet, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor is there any proposed transaction as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which Buyer or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that has not been disclosed in the Buyer SEC Reports publicly filed or furnished with the SEC following the date of the Buyer Recent Balance Sheet.
5.28.    Investment Representations.
(a)    Offering Exemption. Buyer understands that the shares of Polycom Common Stock to be acquired by Buyer pursuant to this Agreement have not been registered under the U.S. Securities Act or qualified under any state securities Laws and that such shares of Polycom Common Stock are being offered and sold pursuant to an exemption from such registration and qualification based in part upon the representations contained herein. Buyer is an “accredited investor” as that term is defined in Rule 501(a) under the U.S. Securities Act.
(b)    Knowledge and Experience; Ability to Bear Risks. Buyer has such knowledge and experience in financial and business matters that Buyer is capable of evaluating the merits and risks of the investment contemplated by this Agreement; and Buyer is able to bear the economic risk of this investment in the shares of Polycom Common Stock that may be delivered to Buyer pursuant to this Agreement (including a complete loss of Buyer’s investment or a reduction in the price of Polycom Common Stock).
(c)    Investment Purpose. Buyer is acquiring the shares of Polycom Common Stock pursuant to this Agreement solely for Buyer’s own account for investment and not with a view toward the resale or distribution thereof, nor with any present intention of transferring or distributing Buyer’s interest in such shares of Polycom Common Stock, in each case in a manner that would require registration of such shares of Polycom Common Stock. Buyer has no contract, undertaking, agreement or arrangement with any person to sell, transfer, assign or pledge to such person or anyone else all or any part of the shares of Polycom Common Stock being acquired under this Agreement, and Buyer has no current plans or intentions to enter into any such contract, undertaking or arrangement, in each case in a manner that would require registration of such shares of Polycom Common Stock.
(d)    Resale Restrictions. Buyer acknowledges that the shares of Polycom Common Stock that Buyer may acquire pursuant to this Agreement (i) have not been registered under the Securities Act or the securities statutes of any state or other jurisdiction, (ii)  have the status of securities acquired in a transaction under Section 4(a)(2) of the Securities Act, and (iii)  are “restricted securities” (as that term is defined in Rule 144(a)(3) under the Securities Act), and, therefore, Buyer further acknowledges that the shares of Polycom Common Stock that Buyer is acquiring pursuant to this Agreement cannot be resold unless they are registered under applicable federal and state securities laws (including the Securities Act) or unless exemptions from all such applicable registration requirements are available, and consequently, Buyer must bear the economic risk of investment for an indefinite period of time. Buyer will not sell or otherwise transfer any of the shares of Polycom Common Stock that Buyer may acquire pursuant to this Agreement without either the prior registration thereof under the Securities Act and all other applicable statutes, or applicable exemptions from the registration requirements of each of those statutes.
(e)    Legend. Buyer understands that certificates or book entries representing the shares of Polycom Common Stock being issued hereunder will bear the following legend reflecting the foregoing restrictions on transfer:
“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any other applicable securities laws. The securities may not be sold, transferred, assigned or pledged or otherwise disposed of at any time unless (i) they are registered under the Securities Act and such other applicable laws or (ii) in the opinion of legal counsel for Polycom, Inc. or other legal opinion reasonably satisfactory to Polycom, Inc. such disposition will not result in a violation of the Securities Act or any other applicable securities laws or (iii) sold pursuant to Rule 144 under the Act (provided that the transferor provides Polycom, Inc. with reasonable assurances (in the form of a seller representation letter and, if applicable, a broker representation letter) that the securities may be sold pursuant to such rule).”
5.29.    No Additional Representations. Except for the representations and warranties expressly made by Seller in Article 3 and Polycom in Article 4, Buyer acknowledges that neither Polycom, Seller nor any other Person makes, and that Buyer has not relied upon, any express or implied representation or warranty whatsoever and specifically (but without limiting the foregoing), that neither Polycom, Seller nor either of their representatives makes, nor has Buyer relied upon, any representation or warranty with respect to (a) Polycom, Seller or their respective Subsidiaries or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise), prospects or any other matter relating to Polycom, Seller or their respective Subsidiaries or (b) any documentation, forecasts, budgets, projections, estimates or other information (including the accuracy or completeness of, or the reasonableness of the assumptions underlying, such documentation, forecasts, budgets, projections, estimates or other information) provided by Polycom, Seller or either of their representatives, including in any “data rooms” or management presentations.

6.    COVENANTS PRIOR TO THE CLOSING
6.1.    Pre-Closing Access to Information; Integration Planning; Customers and Suppliers.
(a)    Access to Information. From the Agreement Date until the Closing, except as prohibited by applicable Law, each of Polycom and Buyer shall, and shall cause its Subsidiaries and their respective officers, employees, agents, independent accountants and advisors to, furnish to the other Party and its representatives, at reasonable times and places, such access as the other Party may, from time to time, reasonably request to enable the other Party to conduct (i) a review of the books, records, financial statements, Tax filings and other financial and operational information of such Party; (ii) discussions with such Party’s management and, when mutually agreed in writing by the Parties (such approval not to be unreasonably withheld, conditioned or delayed), employees and agents; (iii) visits to the warehouse, sales and other facilities of such Party; and (iv) when mutually agreed in writing by Buyer and Polycom (such approval not to be unreasonably withheld, conditioned or delayed), contacts with customers, suppliers, lessors and other third parties with whom such Party does business. Notwithstanding the foregoing, a Party may restrict or otherwise prohibit access to any documents or information to the extent that: (i) any applicable Law requires a Party to restrict or otherwise prohibit access to such documents or information; (ii) access to such documents or information would waive any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information or would result in the disclosure of any trade secrets of any third party; or (iii) access to a Contract if such access would violate or cause a default under, or give a third party the right to terminate or accelerate the rights under, such Contract. All information exchanged pursuant to this Section shall be subject to the provisions of the Confidentiality Agreement.
(b)    Interim Financials. Polycom shall provide Buyer with such interim consolidated financial statements and trial balance of Polycom prepared and used in the ordinary course of managing its business and measuring and reporting its operating results. Additionally, at the request of Buyer, Polycom shall (i) provide (A) consolidated unaudited financial statements (including the balance sheet and statements of operations, stockholders’ equity, comprehensive income and cash flow) of Polycom as of and for the quarters ended March 31, 2017 and March 31, 2018 that are reviewed by Polycom’s outside auditor by no later than May 31, 2018 (and which shall incorporate adjustments that relate to the purchase of Obihai Technology, Inc.) and (B) consolidated unaudited financial statements of Polycom as of and for the quarter and six months ended June 30, 2017 and June 30, 2018 by no later than August 15, 2018, which, in each case, shall be prepared in accordance with GAAP, as applied on a consistent basis, and with the books and records of the Polycom Companies; provided, however, that the unaudited financial statements may be subject to normal year-end adjustments, and (ii) assist in obtaining a written consent or other required review of KPMG LLP pertaining or relating to the financial statements of Polycom and required to be filed in any of Buyer’s registration statements, prospectuses, reports and other documents required to be filed by Buyer with the SEC.
(c)    Integration Planning. From the Agreement Date until the Closing, except as prohibited by applicable Law, Polycom and Seller shall, and shall cause the Polycom Companies and all officers, employees, agents, independent accountants and advisors of the Polycom Companies to, reasonably cooperate with Buyer and its representatives in connection with planning for the integration of the Polycom Companies and the Polycom Business, including providing such access to Buyer and its representatives as is described in Section 6.1(a).

6.2.    Conduct of Polycom Pending the Closing. From the Agreement Date until the Closing, except as required or contemplated by the express terms this Agreement, as set forth in Schedule 6.2, as required by applicable Law or as consented to by Buyer in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Polycom and Seller shall, and shall cause the Polycom Companies to, comply with the following:
(a)    the Polycom Companies shall carry on their business only in the ordinary course of business consistent with past practice, including managing their working capital in the ordinary course of business;
(b)    the Polycom Companies shall use commercially reasonable efforts to maintain, preserve, renew and keep in favor and effect the existence, rights, qualifications, licenses, Permits, consents, authorizations, regulations and franchises of the Polycom Companies; and the Polycom Companies shall use commercially reasonable efforts to maintain the operation of the Polycom Business as currently conducted by the Polycom Companies, and to preserve for Buyer its current relationships with suppliers, customers, officers, key employees and agents of the Polycom Companies and others having business dealings with the Polycom Companies, in each case, that are material to the Polycom Business;
(c)    no Polycom Company shall enter into any Material Contracts except for Contracts entered into in the ordinary course of business consistent with past practice and which do not create or grant any Lien on the Shares and except as allowed by Section 6.2(f); and no Polycom Company shall materially amend or terminate Material Contracts of any type, or waive any material rights thereunder, other than in the ordinary course of business consistent with past practice;
(d)    Polycom shall provide Buyer with, (i) no later than fifteen (15) days prior to the Closing Date, an analysis demonstrating whether any Person will have a right to any payments and/or benefits as a result of or in connection with the transactions contemplated by this Agreement that would be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code (hereafter, “Section 280G”)) and (ii) no later than seven (7) days prior to the Closing Date, the proposed documents necessary to effectuate the following provisions of this Section 6.2(d). To the extent applicable, Polycom shall use its reasonable best efforts to (x) solicit waivers from each Person who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated by this Agreement that would be deemed to constitute “parachute payments” (within the meaning of Section 280G) of such individual’s rights to some or all of such payments and/or benefits (the “Waived 280G Benefits”), and (y) solicit the approval of the stockholder of Polycom in a manner intended to comply with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code of any Waived 280G Benefits; provided, however, that any actions or documents necessary to effectuate this Section 6.2(d) shall be subject to approval by both Parties, which approval shall not be unreasonably withheld, conditioned or delayed by either Party. For the avoidance of doubt, the actions described in this Section 6.2(d) shall not be required with respect to any Person with respect to whom such actions were taken as of the date hereof. Notwithstanding any other provision in this Agreement, the Parties agree that in the event stockholder approval of the Waived 280G Benefits is not obtained as set forth in clause (y), such Person who would have otherwise been entitled to the Waived 280G Benefits shall have no right to such Waived 280G Benefits, which shall be retained by Polycom;
(e)    no Polycom Company shall (i) amend its Organizational Documents or make any changes to its authorized or issued capital stock or other Equity Interests; (ii) issue any additional capital stock or Equity Interests or enter into any Contract to issue any additional capital stock or Equity Interests; or (iii) issue any warrants, options, stock appreciation rights, phantom stock or any other securities of any kind that carry the right to vote on any matters on which equity holders may vote, or which is convertible into, or exchangeable for, Equity Interests having such right;
(f)    no Polycom Company shall make capital expenditures, or commit to make capital expenditures, in excess of the Threshold per fiscal quarter in the aggregate for all Polycom Companies other than capital expenditures described on Schedule 6.2(f) or pursuant to Contracts entered into prior to the date of this Agreement;
(g)    no Polycom Company shall cancel, terminate, fail to keep in place or reduce the amount of any insurance coverage provided by existing insurance policies without obtaining substantially equivalent (in the aggregate) substitute insurance coverage, other than in the ordinary course of business or if such Polycom Company, in its reasonable judgment, determines that such cancellation, termination or failure to keep in place would not result in the Polycom Companies having inadequate coverage, including after giving effect to any insured self-retention or co-insurance feature;
(h)    no Polycom Company shall sell, lease, license, encumber, grant a Lien on or otherwise transfer or dispose of any of its material assets, except for (i) sales of Inventory items, of Products/Services, or obsolete equipment, or non-exclusive licensing of Intellectual Property Rights all in the ordinary course of business consistent with past practice, (ii) sales, licenses, leases or transfers that are pursuant to Contracts in effect on the date of this Agreement, (iii) Polycom Permitted Liens, or (iv) sales, licenses, leases or other transfers to, or Liens in favor of, a Polycom Company;
(i)    no Polycom Company shall negotiate or enter into any license of any Business Intellectual Property Right, whether as licensor or as licensee, outside of the ordinary course of business or as permitted pursuant to Section 6.2(q);
(j)    no Polycom Company shall (i) make any material elections, or any changes in the current material elections, with respect to material Taxes, (ii) settle or compromise any material audit, dispute or controversy related to Taxes, (iii) amend, or fail to file when due, any material Tax Return, (iv) make any request for a written ruling of a Governmental Authority relating to Taxes or (v) enter into a written and legally binding agreement with a Governmental Authority relating to Taxes;

(k)    Seller shall not pledge or transfer, or attempt to pledge or transfer, any Equity Interests of any Polycom Company, except with respect to the transfer of the Shares to Buyer pursuant hereto or as required pursuant to a Contract entered into prior to the date of this Agreement and as set forth on Schedule 4.2(a) or Schedule 4.3;
(l)    no Polycom Company shall acquire from a third party (other than another Polycom Company) (i) any portion of the capital stock or other Equity Interests, or any material portion of the assets, Liabilities or operations, of any entity or other business organization or division thereof (whether directly or indirectly, or by merger, sale of stock, reorganization, recapitalization, joint venture or otherwise); or (ii) any assets, except (x) for purchases of Inventory items or supplies in the ordinary course of business consistent with past practice, (y) and for capital expenditures in compliance with Section 6.2(f) and (z) pursuant to Contracts in effect on the date of this Agreement and disclosed in the Polycom Disclosure Schedule;
(m)    no Polycom Company shall incur, assume or guarantee any Polycom Indebtedness (or obtain any commitment(s) therefor) outside of the ordinary course of business except for (i) indebtedness or guarantees between or among Polycom Companies (including any guarantees by a Polycom Company of any obligations of any of another Polycom Company) and (ii) indebtedness for borrowed money that will be paid prior to the Closing, and which does not subject a Polycom Company to any pre-payment or other penalties, that is incurred in the ordinary course of business and in an amount not to exceed the Threshold in aggregate principal amount, and (iii) letters of credit issued and maintained in the ordinary course of business to the extent undrawn;
(n)    no Polycom Company shall make any loan or advance to any Person other than (i) advances for travel and entertainment to the Polycom Employees in the ordinary course of business, (ii) loans, advances or capital contributions to, or investments in, another Polycom Company, (iii) advances of expenses to employees or other service providers of a Polycom Company in the ordinary course of business, for amounts individually not exceeding $10,000 and in the aggregate not exceeding $250,000, (iv) advances to customers of a Polycom Company in the ordinary course of business in connection with the sale of the Polycom Companies’ products and services, except (x) sales made in the ordinary course of business consistent with past practice, (y) for capital expenditures in compliance with Section 6.2(f) and (z) pursuant to Contracts in effect on the date of this Agreement;
(o)    no Polycom Company shall hire any additional employees, other than in the ordinary course of business, or terminate the engagement of any employees at the executive officer level, other than for cause or for performance-related reasons;
(p)    no Polycom Company shall adopt any plan of complete or partial liquidation of such Polycom Company, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such Polycom Company or otherwise permit the corporate existence of such Polycom Company or the rights or franchises or any license, permit or authorization under which its business operates to be suspended, lapsed or revoked;

(q)    no Polycom Company shall commence any Litigation (other than to enforce its rights under this Agreement) or settle or compromise any pending or threatened Litigation for, or that would result in a loss of revenue of, an amount (in excess of insurance proceeds) that could, individually or in the aggregate, reasonably be expected to be greater than the Threshold or settle or compromise any matters set forth on Schedule 10.1(a)(vi); provided, however, that Litigation relating to the L&R Matters is addressed Section 6.14; and
(r)    Except as set forth in Section 6.14, no Polycom Company nor Seller shall, directly or indirectly, enter into any Contract or make any commitment with respect to any act or omission that is prohibited by this Section 6.2.
Buyer acknowledges and agrees that: (i) nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct Polycom’s or the Polycom Subsidiaries’ operations prior to the Effective Time, (ii) prior to the Effective Time, each of Polycom and Buyer shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations, and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Buyer shall be required with respect to any matter set forth in this Section 6.2 or elsewhere in this Agreement to the extent the requirement of such consent would violate applicable Law.
6.3.    Conduct of Buyer Pending the Closing. From the Agreement Date until the Closing, except as required or contemplated by the express terms of this Agreement, as set forth on Schedule 6.3, as required by applicable Law or as consented to by Seller in writing (which consent shall not be unreasonably withheld, conditioned or delayed),
(a)    The Buyer Companies shall use commercially reasonable efforts to maintain, preserve, renew and keep in favor and effect the existence, rights, qualifications, licenses, Permits, consents, authorizations, regulations and franchises of the Buyer Companies; and the Buyer Companies shall use commercially reasonable efforts to maintain the operation of the Buyer Business as currently conducted by the Buyer Companies, and to preserve for Buyer its current relationships with suppliers, customers, officers, employees, key employees and agents of the Buyer Companies and others having business dealings with the Buyer Companies, in each case, that are material to the Buyer Business;
(b)    except as in the ordinary course of business under any Buyer Plan no Buyer Company shall (i) amend its Organizational Documents or make any changes to its authorized or issued capital stock or other Equity Interests; (ii) issue any additional capital stock or Equity Interests or enter into any Contract to issue any additional capital stock or Equity Interests; or (iii) issue any warrants, options, stock appreciation rights, phantom stock or any other securities of any kind that carry the right to vote on any matters on which equity holders may vote, or which is convertible into, or exchangeable for, Equity Interests having such right;
(c)    Buyer shall not adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation or dissolution of Buyer or enter into any agreement or understanding that requires Buyer or any Buyer Subsidiary to abandon or terminate this Agreement or the transactions contemplated herein or that would reasonably be expected to materially and adversely affect, prevent or materially delay the consummation of the transactions contemplated by this Agreement.
(d)    Buyer and its Subsidiaries shall carry on their business only in the ordinary course of business consistent with past practice;
(e)    Buyer shall not amend its Organizational Documents other than the Buyer’s Bylaws Amendment;
(f)    no Buyer Company shall (i) make any material elections, or any changes in the current material elections, with respect to material Taxes, (ii) amend, or fail to file when due, any material Tax Return or (iii) enter into a written and legally binding agreement with a Governmental Authority relating to Taxes;
(g)    no Buyer Company shall acquire from a third party (other than another Buyer Company) (i) any material portion of the capital stock or other Equity Interests, or any material portion of the assets, Liabilities or operations, of any entity or other business organization or division thereof (whether directly or indirectly, or by merger, sale of stock, reorganization, recapitalization, joint venture or otherwise); or (ii) any material assets, (x) except for purchases in the ordinary course of business consistent with past practice and (y) pursuant to Contracts in effect on the date of this Agreement;
(h)    no Buyer Company shall incur, assume or guarantee any Buyer Indebtedness (or obtain any commitment(s) therefor) outside of the ordinary course of business except for (i) indebtedness or guarantees between or among Buyer and its Subsidiaries (including any guarantees by a Buyer Company of any obligations of another Buyer Company) and (ii) indebtedness for borrowed money that will be paid prior to the Closing, and which does not subject a Buyer Company to any pre-payment or other penalties, that is incurred in the ordinary course of business and in an amount not to exceed the Threshold in aggregate principal amount, and (iii) letters of credit issued and maintained in the ordinary course of business to the extent undrawn; and (iv) the Debt Financing;
(i)    Buyer shall not declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Buyer, other than quarterly cash dividends at the current rate per share; and
(j)    no Buyer Company shall, directly or indirectly, enter into any Contract or make any commitment with respect to any act or omission that is prohibited by this Section 6.3.
6.4.    Exclusive Negotiations. In consideration of the expenditures of time, effort and expense that Buyer will undertake to consummate the transactions contemplated by this Agreement, Seller and Polycom agree that, from the Agreement Date until the Closing (the “Exclusivity Period”), Seller and Polycom shall not, and shall cause their Affiliates and subsidiaries and any shareholders, directors, officers, agents or other representatives of any of the foregoing, as applicable, not to, directly or indirectly (other than with respect to Buyer or with respect to the sale of Inventory in the ordinary course of business consistent with past practice), submit, solicit, re-start, encourage, make, entertain, initiate, discuss or negotiate the terms of any offer or proposal from or to any Person relating to (a) the sale or possible sale or other disposition of all or any material portion of the assets of the Polycom Companies, (b) the sale or possible sale or other disposition of all or any portion of the Equity Interests of any Polycom Company, whether such equity interests constitute newly issued or previously outstanding Equity Interests, or (c) any merger or business combination involving any Polycom Company or any other transaction that is inconsistent with the transactions contemplated hereby (each of the foregoing, a “Competing Transaction”). Seller and Polycom shall immediately terminate all discussions regarding any Competing Transaction with any third party. During the Exclusivity Period, Seller and Polycom shall not, and shall cause their Affiliates and subsidiaries and any shareholders, directors, officers, agents or other representatives of the foregoing not to, directly or indirectly, (i) furnish any information with respect to, assist, participate in or facilitate in any other manner any effort by any Person other than Buyer to consummate or seek any Competing Transaction, (ii) disclose to any Person other than Buyer any information relating to this Agreement or the transactions contemplated hereby or (iii) agree, in writing or otherwise, to do any of the actions prohibited by this Section 6.4. If Seller, Polycom, any Affiliate or subsidiary or any shareholder, director, officer, agent or other representative of the foregoing, as applicable, receives any inquiry from any Person other than Buyer relating to any Competing Transaction, then Seller and Polycom will immediately provide Buyer, or will cause Buyer to be provided with, written notice of any such inquiry, request, discussion or other action initiated by such Person. Such notice will include the identity of the Person seeking such discussions or negotiations, making such inquiry or proposal or requesting such information and the terms, conditions and other content of such discussions, negotiations, inquiries, proposals and requests (to the extent such disclosure does not breach a confidentiality obligation of Seller or Polycom). Seller and Polycom will cause their respective Affiliates and subsidiaries, and the shareholders, directors, officers, agents and other representatives of the foregoing, as applicable, to comply with this Section 6.4. Notwithstanding the foregoing, and for the avoidance of doubt, the Exclusivity Period shall terminate in the event that this Agreement is terminated pursuant to, and in accordance with the terms of, Article 12.
6.5.    Further Actions.
(a)    Each of the Parties shall use its reasonable best efforts to take all action and to do, or cause to be done, and to cooperate fully with the other Parties with respect to, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including using their reasonable best efforts to obtain, transfer or renew prior to the Closing all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to Contracts with any Polycom Company that are necessary for the consummation of the transactions contemplated hereby; provided, that neither Party shall be required to pay any fees to such parties to Contracts in connection with the Parties’ efforts to obtain such consents. With regard to consents from, and notices to, third parties to the Contracts set forth in Schedule 4.20(a) and from the Polycom Material Customers and Polycom Material

Suppliers, Polycom and/or Seller shall initiate contact to obtain such consents, or to provide such notices, only in conjunction and cooperation with Buyer.
(b)    Subject to the final sentence of this Section 6.5(b), Polycom and Seller shall, and shall cause the Polycom Companies to, use its and their commercially reasonable efforts to provide such cooperation as may be reasonably requested by Buyer in connection with the arrangement of the Debt Financing. Without limiting the generality of the foregoing sentence, Polycom and Seller shall, and shall cause the Polycom Companies to, in each case subject to the final sentence of this Section 6.5(b):
(i)    as promptly as reasonably practicable provide customary financial or other pertinent information relating to the Polycom Companies as may be reasonably requested by Buyer or the Financing Sources, including information to be used in the preparation of a customary information package regarding the business and operations of the Polycom Companies as is reasonably necessary for the completion of the Debt Financing, and otherwise provide customary authorization letters and enter into customary definitive financing documents and take other actions that are customary in connection with the Debt Financing of this type (including, to the extent requested within nine (9) Business Days prior to the Closing Date, providing all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations);
(ii)    reasonably cooperate with the marketing and syndication efforts of Buyer, its Affiliates and the Financing Sources, including participating in a reasonable number of meetings, due diligence sessions and road shows, at times and at locations reasonably acceptable to the Polycom Companies;
(iii)    (A) provide reasonable and customary assistance in preparing customary offering memoranda, rating agency presentations, lender presentations and other similar reasonably customary documents, (B) make available on a customary and reasonable basis and upon reasonable notice, appropriate personnel (including using commercially reasonable efforts to make available auditors of the Polycom Companies), as may be reasonably requested by Buyer or any Financing Source, and (C) obtain customary financing accountants’ comfort letters and consents of accountants for use of their reports in any materials relating to any Financing and in connection with any filings required to be made by Buyer and/or its Affiliates pursuant to the U.S. Securities Act or the Exchange Act (including any registration statement);
(iv)    provide such information as may be necessary so that the customary marketing materials delivered to the Financing Sources or any prospective lender, solely as they relate to matters with respect to the Polycom Companies and their Affiliates prior to the Closing Date:

(A)    with respect to all written information and written data (other than the Projections, as defined below, estimates, budgets and other forward-looking information and information of a general economic or industry specific nature) concerning the Polycom Companies and their Affiliates and the transactions contemplated hereby that has been or will be made available to the Financing Sources or the prospective lenders by Polycom Companies and their respective representatives, subsidiaries or Affiliates (or on their behalf) (the “Information”), when taken as a whole after giving effect to all supplements and updates provided thereto prior to the Closing Date, (x) is, and in the case of Information made available after the date hereof, will (when taken as a whole) when furnished be complete and correct in all material respects and (y) does not, and in the case of Information made available after the date hereof, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading in any material respect; and
(B)    with respect to all financial projections concerning the Polycom Companies and their Affiliates, that such information take into account the consummation of the transactions contemplated hereby, that have been or will be made available to the Financing Sources or the prospective lenders by Polycom Companies and their respective representatives, Subsidiaries or Affiliates (or on behalf of the Polycom Companies and their respective representatives, Subsidiaries and Affiliates) (the “Projections”) have been and will be prepared in good faith based upon assumptions believed by the Polycom Companies and their Affiliates be reasonable at the time such Projections are made available to the Financing Sources or the prospective lenders by Polycom Companies and their Affiliates, it being understood that such Projections are not to be viewed as facts, actual results may vary materially from the Projections, there can be no assurance that the results therein will be realized and such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Polycom Companies and their subsidiaries. Polycom agrees that if, at any time prior to the later of the Closing Date and the Syndication Date (under and as defined in the Debt Commitment Letter), it becomes aware that any of the representations and warranties contained in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then Polycom will use commercially reasonable efforts to promptly supplement the Information and the Projections so that such representations are (or with respect to Information and Projections relating to the Polycom Companies, to Polycom’s knowledge are) correct in all material respects under those circumstances;
(v)    use commercially reasonable efforts to assist Buyer and its Affiliates in providing that the syndication efforts relating to any Debt Financing benefit from the existing banking relationships of the Polycom Companies; and

(vi)    execute and deliver any pledge and security documents, other definitive financing documents, or other certificates or documents as may be reasonably requested by Buyer and otherwise facilitating the pledging of, and granting, recording and perfection of security interests in, collateral.
Notwithstanding the foregoing, (I) nothing herein shall require such cooperation to the extent it would (A) interfere unreasonably in any material respect with the business or operations of Seller or the Polycom Companies or any of their respective Affiliates or Subsidiaries or (B) require Seller or the Polycom Companies to take any action that would reasonably be expected to conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under the Organizational Documents of Seller, any applicable laws or any Contract that will remain in effect after the Closing, (II) neither Seller nor any of the Polycom Companies shall be required to commit to take any action that is not contingent upon the Closing or that would be effective at or prior to the Effective Time, (III) none of the Polycom Companies’ board of directors (or equivalent bodies) shall be required to approve or adopt any Debt Financing or agreements related thereto (or any Alternative Debt Financing) to take effect at or prior to the Effective Time, (IV) neither Polycom nor any of its Subsidiaries shall be required to execute or deliver any agreements, certificates or instruments in connection with any Debt Financing (or any Alternative Debt Financing) to take effect at or prior to the Effective Time (other than, in the case of this clause and clause (II), customary authorization letters), (V) none of Seller or any of the Polycom Companies shall be required to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with the Debt Financing or any of the foregoing prior to the Effective Time, (VI) in no event shall Seller, the Polycom Companies or their respective Affiliates and Subsidiaries be in breach of this Agreement because of the failure of any financial or other information to be delivered that is not currently readily available to the Polycom Companies on the date hereof or is not otherwise prepared in the ordinary course of business of the Polycom Companies at the time requested by Buyer; provided that, for the avoidance of doubt, the Polycom Companies shall provide to Buyer the financial statements and/or other information required to be delivered pursuant to Sections 7(b) and (c) of the Debt Commitment Letter and (VII) neither Seller nor any of the Polycom Companies shall be responsible for any adjustments to any pro forma financial information required to be provided in accordance with the Debt Commitment Letter.
(c)    Polycom and Seller consent to the use of any logos, trademarks and trade names related to the Polycom Companies in connection with the Financing; provided, however, that such logos, trademarks and trade names are used solely in a manner that is not intended to nor reasonably likely to harm, disparage or otherwise adversely affect Seller or the Polycom Companies or the reputation or goodwill of Seller or the Polycom Companies and its or their marks.

(d)    Polycom and Seller shall cause each Polycom Company to execute and deliver such documents, and take such actions, as may be reasonably necessary or reasonably requested by Buyer to facilitate the consummation of each Lien Release Transaction; provided however, that neither Seller nor any of the Polycom Companies shall be required to commit to take any action that is not contingent upon the Closing or that would be effective at or prior to the Effective Time.
(e)    Subject to the terms and conditions of this Agreement, unless, and to the extent, Buyer has then sufficient cash available from other sources to pay the Required Amount, Buyer will, and will cause each of its controlled Affiliates to, use its reasonable best efforts to do, or cause to be done, all things reasonably necessary or advisable to arrange and obtain the Debt Financing on a timely basis on the terms and conditions described in the Debt Financing Commitment (including, as necessary any flex provisions therein or in any Fee Letter), including using its reasonable best efforts to:
(i)    comply with its obligations under the Debt Financing Commitment in all material respects;
(ii)    maintain in effect the Debt Financing Commitment;
(iii)    negotiate and enter into definitive agreements with respect to the Debt Financing on a timely basis on terms and conditions (including, as necessary, any such flex provisions) contained therein or otherwise not materially less favorable to Buyer in the aggregate than those contained in the Debt Financing Commitment;
(iv)    satisfy (or obtain the waiver of) on a timely basis all conditions applicable to Buyer contained in the Debt Financing Commitment (or any definitive agreements related to any Debt Financing), including the payment of any commitment, engagement or placement fees required as a condition to any part of the Debt Financing; and
(v)    upon satisfaction of such conditions, and the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), enforce all of its rights under the Debt Financing Commitment (or any definitive agreements related thereto) and consummate the Debt Financing at or prior to the Closing Date, but in no event later than the Termination Date.
Buyer will keep Seller informed on a reasonably prompt basis and in reasonable detail of the status of its efforts to arrange the Debt Financing. Buyer will notify Seller promptly in writing, and in any event within three Business Days (x) of any material breach or material default by Buyer under the Debt Financing Commitment or definitive agreement related thereto (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach, material threatened breach or material default) (excluding any such breach or default that occurs after the consummation of the transactions contemplated by this Agreement and does not relate to the transactions contemplated by this Agreement) or any termination or threatened in writing termination by Buyer of the Debt Financing Commitment or definitive agreement related thereto (excluding any such termination that occurs after the consummation of the transactions contemplated by this Agreement); or (y) upon having knowledge of any material breach, material threatened breach or material default by any other party to the Debt Financing Commitment or definitive agreement related thereto (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or material default) (excluding any such breach or default that occurs after the consummation of the transactions contemplated by this Agreement and does not relate to the transactions contemplated by this Agreement) or any termination or threatened in writing termination by any other party to the Debt Financing Commitment or definitive agreement related thereto (excluding any such termination that occurs after the consummation of the transactions contemplated by this Agreement). Other than as set forth in this Section 6.5(e), Buyer will not, without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed), unless, and to the extent, Buyer then has sufficient immediately available cash available from other sources available to deliver the Required Amount, (A) amend, modify, supplement or waive any of the conditions or contingencies to funding contained in the Debt Financing Commitment (or any definitive agreements related thereto) or any other provision of, or remedies under, the Debt Financing Commitment (or any definitive agreements related thereto), in each case to the extent such amendment, modification, supplement or waiver could reasonably be expected to have the effect of (I) adversely affecting in any material respect the ability of Buyer to timely consummate the transactions contemplated by this Agreement, (II) materially delaying the Closing, (III) reducing the aggregate cash amount of the funding commitments thereunder below the Required Amount or (IV) adversely impacting the ability of Buyer to enforce its rights under any Debt Financing Commitment or (B) consent to early termination of any Debt Financing Commitment. Notwithstanding anything to the contrary set forth herein, Buyer may (without obtaining Seller’s consent) amend, supplement or modify the Debt Financing Commitment (i) to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities, if the addition of such additional parties, individually or in the aggregate, would not prevent, delay or impair the availability of the Debt Financing under the Debt Financing Commitment or the consummation of the transactions contemplated hereby in any material respect or (ii) in any manner that is not prohibited by this Agreement. Upon any such amendment, supplement, waiver or modification of the Debt Commitment Letter in accordance with this Section 6.5(e), Buyer shall provide a copy thereof to Seller (provided that provisions in any fee letter may be redacted in a customary manner) and references to “Debt Financing Commitment” shall include such documents as permitted to be amended, supplemented, waived or modified under this Section 6.5(e) and references to “Debt Financing” shall include the financing contemplated by the Debt Financing Commitment as permitted to be amended, supplemented, waived or modified under this Section 6.5(e). If all conditions applicable to the Debt Financing Commitments have been satisfied and all of the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied (or waived), unless, and to the extent, Buyer has then sufficient immediately available cash available from other sources available to deliver the Required Amount, Buyer will use reasonable best efforts to cause the sources of financing under the Debt Financing Commitment to fund the Debt Financing (including by taking enforcement action to cause such sources of financing to fund the Financing).
(f)    If all or any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in a Debt Financing Commitment or a definitive agreement with respect to the Debt Financing, Buyer will use reasonable best efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to arrange to promptly obtain the Debt Financing or such portion of the Debt Financing from alternative sources in an amount sufficient, when added to any portion of the Debt Financing that is available and other available cash, to pay in cash the Required Amount on terms and conditions not materially less favorable, in the aggregate, to Buyer than those in the Debt Commitment Letter (or, if such terms and conditions are not then available after the use of reasonable best efforts to obtain such terms and conditions, then on other terms that are reasonably acceptable to Buyer) (“Alternative Debt Financing”) and (ii) obtain a new financing commitment letter (the “Alternative Debt Commitment Letter”) and a new definitive agreement with respect thereto that provides for financing in an amount that is sufficient, when added to any portion of the Debt Financing that is available, and other available cash to pay in cash the Required Amount. In such event, the term “Debt Financing Commitment” and “Debt Financing”, in each case, as used in this Agreement will be deemed to include any Alternative Debt Commitment Letter and Alternative Debt Financing, respectively.
(g)    Except in the case of fraud or willful misconduct, Buyer acknowledges and agrees that none of Seller, the Polycom Companies nor any of their respective representatives will have any responsibility for, or incur any liability to any Person under or in connection with, the arrangement of the Debt Financing or any Alternative Debt Financing that Buyer may raise or attempt to raise in connection with the transactions contemplated hereby, and that Buyer will indemnify and hold harmless Seller, Polycom and their respective representatives, Affiliates and Subsidiaries from and against any and all losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Debt Financing or any Alternative Debt Financing (including any action taken pursuant to Section 6.5(b)) and any information utilized in connection therewith (other than historical information provided by Seller or Polycom expressly for use in connection therewith) except to the extent that such loss, damage, claim, cost, expense, interest, award, judgment or penalty arises from Seller’s, any Polycom Company’s or any of their respective representative’s, Subsidiary’s or Affiliate’s fraud or willful misconduct as determined by a court of competent jurisdiction pursuant to a final non-appealable judicial determination. Buyer will, and will cause its Affiliates to, reimburse

Seller, Polycom and their respective representatives upon request of Seller and/or Polycom accompanied by a responsible detailed invoice for all reasonable and documented out-of-pocket costs or expenses incurred by such Persons in connection with cooperation provided for in this Section 6.5.
6.6.    Certain Filings.
(a)    Reasonable Best Efforts. Each Party shall use reasonable best efforts to make or obtain or cause to be made or obtained, in cooperation with the other Parties and to the extent applicable and as promptly as practicable after the Agreement Date (which filings and applications shall be made in any event within ten (10) Business Days, except in the case of filings under Regulatory Laws in Germany, Russia and, to the extent required, France, which shall be made within fifteen (15) Business Days), all approvals, permits, registrations, filings and notices appropriate under applicable Regulatory Laws and other Laws, and all other appropriate approvals and permits from, and registrations and filings with, Governmental Authorities, relating to the transactions contemplated hereby; provided, however, that Polycom shall pay fifty percent (50%) of the filing fees in connection therewith, and Buyer shall pay fifty percent (50%) of the filing fees in connection therewith. Prior to the Closing Date, each Party shall use reasonable best efforts to (i) respond at the earliest practicable date to any requests for additional information or documentary material made by any Governmental Authority with respect to all filings made under Regulatory Laws; (ii) take all actions necessary to cause the waiting periods for all filings made under Regulatory Laws to terminate or expire at the earliest practical date; (iii) take or cause to be taken all actions necessary to obtain any appropriate approvals of any Governmental Authority; and (iv) resist in good faith, at its cost (including the institution or defense of any judicial or administrative Litigation), any assertion that the transactions contemplated hereby constitute a violation of Regulatory Laws or other Laws, all to the end of expediting consummation of the transactions contemplated hereby. Notwithstanding any other provision of this Agreement, Buyer shall have the right to control and lead all communications and strategy relating to any shareholder or regulatory Litigation, subject to the obligation of the Parties to consult and cooperate with each other.
(b)    No Burdensome Condition. Notwithstanding any other provision of this Agreement, neither Buyer nor any of its Affiliates shall have any obligation to take or agree to any action that, individually or in the aggregate, would reasonably be expected to result in a Burdensome Condition. With regard to this Section 6.6, Buyer shall have the right to take (or decline to take) any steps or action Buyer chooses to minimize the extent or effect of any relief that may be sought in relation to the transactions contemplated hereby, and Seller and its Affiliates shall cooperate with and assist Buyer with regard to the foregoing. With regard to any Governmental Authority, none of Seller, the Polycom Companies, or any of their respective Affiliates or agents, without Buyer’s advance written consent, shall discuss or commit to any divestiture, consent decree or consent agreement, discuss or commit to alter the Polycom Business or any of the Polycom Companies’ business or commercial practices in any way, or otherwise take or commit to take any action that limits Buyer’s freedom of action with respect to the Polycom Companies, Buyer’s ability to retain any of the Polycom Business, product lines or assets of the Polycom Companies or Buyer’s ability to receive the full benefits of this Agreement. Nothing in this Agreement shall require or be construed to require that Buyer or any of its Affiliates become subject to, or consent or agree to, any requirement, condition, understanding, agreement or Order where the consummation or effectiveness of such requirement, condition, understanding, agreement or Order is not conditioned upon the Closing or would be binding on Buyer or its Affiliates in the event that the Closing does not occur.
(c)    Cooperation. The Parties shall and shall cause their Affiliates to: (i) cooperate in all respects with each other in connection with any filing, submission, investigation, action, requests for additional information and documentary material, or inquiry in connection with the transactions contemplated by this Agreement, (ii) promptly inform the other Parties of any material communication received by such Party or its Affiliate from, or given by such Party or its Affiliate to any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding any of the transactions contemplated hereby, (iii) have the right to review in advance, and to the extent practicable each shall consult the other on and consider in good faith the views of the other Parties in connection with, any filing made with, or written materials to be submitted to any Governmental Authority or, in connection with any proceeding by a private party, any other Person, in connection with any of the transactions contemplated hereby, (iv) make available to the other Parties copies of all filings, notices and other written communications submitted or made by any Party or its Affiliates to any Governmental Authority or received from any Governmental Authority in connection with the transactions contemplated by this Agreement, and (v) consult with each other in advance of any substantive meeting, discussion, telephone call or conference with any Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent not expressly prohibited by the Governmental Authority or Person, give the other Parties hereto the opportunity to attend and participate, in each case, regarding any of the transactions contemplated hereby. With regard to any sharing of information contemplated under this Section 6.6(c), (A) any disclosure of information shall been done in a manner consistent with applicable Law, (B) any Party may, as it deems advisable or necessary, reasonably designate any confidential or competitively sensitive information as for “outside counsel only,” (C) materials provided to a Party or its counsel may be redacted to remove references concerning the valuation for the transactions contemplated hereby, and (D) no Party shall be obligated to provide to any other Party any portion of its HSR Act notification filing not customarily furnished to another party in connection with HSR Act filings.
6.7.    Termination of Transactions. Prior to or at the Closing, Polycom shall terminate the Contracts set forth on Schedule 6.7.
6.8.    R&W Insurance Policy. Buyer shall use reasonable best efforts to obtain the R&W Insurance Policy on substantially the terms and conditions set forth in Exhibit 6.8 on or prior to April 30, 2018. Seller and Polycom shall cooperate with Buyer’s efforts and provide assistance as reasonably requested by Buyer to obtain and bind (at the Closing) the R&W Insurance Policy, and Polycom shall pay all R&W Insurance Policy Expenses as they become due.
6.9.    Stock Exchange Listing. Buyer shall use its reasonable best efforts to cause the shares constituting the Closing Stock Consideration to be approved for listing on the New York Stock Exchange prior to the Effective Time, subject to official notice of issuance.
6.10.    Termination of Currency Swap Arrangement. Prior to the Closing, Polycom and Seller shall terminate, unwind and fully discharge, with no remaining post-Closing Liabilities or obligations owed to or by any Polycom Company thereunder, the Macquarie and Goldman Sachs Swap Agreements (as hereinafter defined). For purpose hereof, the term “Macquarie Cross Currency Swap” shall mean that certain Confirmation, dated as of February 13, 2017, between Polycom and Macquarie Bank Limited relating to an Interest Rate Swap Transaction bearing Transaction Reference HH_34000481/HH_34000483, as amended from time to time, which Confirmation is subject to, and governed by, that certain 2002 ISDA Master Agreement, dated as of January 27, 2017, between Polycom and Macquarie Bank Limited, as supplemented and amended from time to time (the “Macquarie ISDA”). Further, the term “Goldman Cross Currency Swap” shall mean that certain Confirmation, dated as of February 10, 2017, between Polycom and Goldman Sachs Bank USA relating to a Swap Transaction bearing GS Bank USA Reference Number LTAABBCS33337XMLS9J.0.1.0 1 1, as amended from time to time, which Confirmation is subject to, and governed by, that certain and that certain 2002 ISDA Master Agreement, dated as of February 6, 2017, between Polycom and Goldman Sachs Bank USA, as supplemented and amended from time to time (the “Goldman ISDA”, and collectively with the Goldman Cross Currency Swap, Macquarie ISDA and Macquarie Cross-Currency Swap, the “Macquarie and Goldman Sachs Swap Agreements”). In connection with the amounts payable by Polycom to Macquarie Bank Limited and/or Goldman Sachs Bank USA for the termination, unwinding and discharge of the Macquarie and Goldman Sachs Swap Agreements, Buyer shall be responsible to pay the portion of such amounts payable not greater than an amount equal to (x) $33,550,000 minus (y) fifty percent (50%) of any discounts (excluding any decrease due to marking to market) received from Macquarie Bank Limited and Goldman Sachs Bank USA in connection with such termination, unwinding and discharge (the “Buyer Swap Obligations”).
6.11.    Notification.
(a)    Prior to the Closing, Seller and Polycom shall promptly provide Buyer (after Polycom or Seller has notice thereof) with written notice of, and keep Buyer advised as to, (i) any material adverse change in the conduct, financial condition, assets, Liabilities or operations of the Polycom Companies; (ii) any pending or, to the Knowledge of Seller, threatened Litigation that challenges the transactions contemplated hereby; and (iii) any fact, circumstance, event or action that has resulted in or would reasonably be expected to result in a material inaccuracy to any representation or warranty by Seller or Polycom; provided, however, that Buyer’s receipt of information pursuant to this Section 6.11(a) shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller or Polycom in this Agreement (including Section 10.1 and Section 12.2(a)) and shall not be deemed to amend or supplement the Polycom Disclosure Schedule.

(b)    Prior to the Closing, Buyer shall promptly provide Seller (after Buyer has notice thereof) with written notice of, and keep Seller advised as to, (i) any material adverse change in the conduct, financial condition, assets, Liabilities or operations of the Buyer or its Subsidiaries; (ii) any pending or, to the Knowledge of Buyer, threatened Litigation that challenges the transactions contemplated hereby; and (iii) any fact, circumstance, event or action that has resulted in or would reasonably be expected to result in a material inaccuracy to any representation or warranty by Buyer; provided, however, that Seller’s receipt of information pursuant to this Section 6.11(b) shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Buyer in this Agreement (including Section 10.2 and Section 12.2(b)) and shall not be deemed to amend or supplement the Buyer Disclosure Schedule.
6.12.    Tail Coverage. Prior to the Closing, Polycom shall, and Seller shall cause Polycom and the Polycom Companies to, purchase an extended reporting period endorsement or “tail” under each of their respective existing cyber liability, professional liability, directors’ and officers’ liability, employment practices liability, fiduciary liability and any other claims-made liability insurance policies (the “Tail Coverage”) to provide the Polycom Companies, and all individuals afforded coverage under each such policy prior to the Closing, with Tail Coverage for a period of no less than six (6) years after the Closing for acts or omissions of the Polycom Companies and such individuals occurring prior to Closing. Buyer shall not, and shall, after the Closing, cause the Polycom Companies not to, take any action that results in the cancellation or termination of, or amend or otherwise modify, the Tail Coverage. Buyer and Seller shall each bear fifty percent (50%) of all costs of the Tail Coverage. After the Closing for a period of six (6) years, Buyer and the Polycom Companies shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the certificates of incorporation and by-laws or similar Organizational Documents of the Polycom Companies and any indemnification agreements of any Polycom Company with any of their respective directors, officers or employees, in each case as in effect immediately prior to the Closing, and shall not amend, repeal or otherwise modify any such provisions in any manner that would materially and adversely affect the rights thereunder of any individuals who at the time of the Closing were current or former directors, officers or employees of a Polycom Company.
6.13.    Company Accounting. Prior to the Closing, Polycom shall, at its sole expense (but with reasonable cooperation and assistance of Buyer), undertake commercially reasonable efforts to ensure that the Polycom Companies are able to account for revenue from contracts with customers in accordance with the Accounting Standard Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606), as amended.
6.14.    L&R Matters. Prior to the Closing, Polycom and Seller shall, and shall cause the Polycom Companies to, promptly inform Buyer of all material communications with a third party (that is not an Affiliate or an agent, advisor or other representative of Polycom, Seller or their Affiliate) with respect to the L&R Matters, including with regard to any proposed settlement or resolution of a L&R Matter and any terms, conditions, or other obligations related to any proposed settlement or resolution of the L&R Matters. Polycom and Seller shall not, and Polycom and Seller shall ensure that the Polycom Companies do not, agree to any settlement or resolution of the L&R

Matters without Buyer’s written consent, which shall not be unreasonably withheld, delayed or conditioned, except that notwithstanding anything to the contrary in this Agreement, Buyer may withhold its consent to the extent that the aggregate fines, disgorgement and penalties are greater than the L&R Matters Threshold or such settlement requires any Polycom Company to admit to any violation of federal criminal law. Polycom and Seller shall and shall cause the Polycom Companies to use their commercially reasonable efforts to minimize the fines and penalties with respect to the L&R Matters via declination of criminal prosecution with respect to any Polycom Company.
6.15.    Certain Plan Matters.
(a)    Prior to the Closing, Seller shall cause the Polycom Companies to (i) amend each U.S. Polycom Plan that is a health or welfare benefit plan that includes provisions that reference the potential eligibility of retirees for coverage under such plan and, if applicable, the associated currently effective summary plan description, to clarify that such plan does not provide for, and no former employee or retiree of the Polycom Companies is eligible for, any post-termination of employment heath or welfare benefit coverage other than coverage required to be provided under applicable Law and (ii) provide to applicable participants a notice that describes the eligibility provisions of each such U.S. Polycom Plan, which notice will not include any reference to retiree or post-termination coverage and will specify that the contents of such notice supersede all prior communications or other documents provided to participants as they relate to eligibility under such U.S. Polycom Plan.
(b)    If, at least fifteen (15) days prior to the Closing Date, Buyer makes a written request to Polycom or Seller that Polycom terminate the Polycom, Inc. 401(k) Retirement Savings Incentive Plan (the “Polycom 401(k) Plan”) and such request includes a commitment that all participants in the Polycom 401(k) Plan who are Continuing Employees will be eligible to participate in a 401(k) plan maintained by a Buyer Company within one (1) payroll period following the Closing Date, then Polycom shall take, or Seller shall cause Polycom to take, all actions necessary to terminate the Polycom 401(k) Plan effective no later than the day immediately preceding the Closing Date, including notifying all related service providers and Polycom 401(k) Plan participants of such termination.
(c)    Polycom shall provide Buyer with a reasonable opportunity (which shall not be required to be longer than three (3) days) to review and provide comments with respect to all written broad-based notices, correspondence, and communications that are provided by Polycom to Polycom Employees prior to the Closing Date related to the compensation and benefits that may be provided by a Polycom Company or a Buyer Company after the Closing Date, including the notices described in subparagraphs (a) and (b) of this Section. Polycom shall consider in good faith and, if appropriate, accept and integrate all reasonable comments provided by Buyer, provided that they are not unreasonably withheld, conditioned or delayed.
(d)    Prior to the Closing, the Polycom LTIP shall be amended to provide that (i) subject to the last sentence of this paragraph (d), it shall be administered by Seller or a designee thereof and (ii) no additional IRs may be granted under the LTIP on or after the Closing Date. Seller and Buyer agree to cooperate in good faith after the date hereof to determine whether an alternative method to that described in clause (i) of this Section 6.15(d) and in Section 7.8(c) for administering the Polycom LTIP could be implemented that would (x) better reflect that, although Polycom remains the sponsor of the Polycom LTIP, Seller is responsible for payments under the Polycom LTIP and/or (y) result in a lesser Tax liability on Seller and its Affiliates and the participants in the Polycom LTIP, provided that such change does not result in a greater Tax liability to Buyer and its Affiliates.
6.16.    Black Duck Scan. Prior to the Closing, Polycom shall, at its sole expense, (a) use commercially reasonable efforts to direct Synopsis to complete its report (based on the scope of Synopsis’ engagement by Polycom prior to the date hereof), utilizing the Black Duck software that has been commissioned by Polycom and (b) use commercially reasonable efforts to remediate any “flags” identified in such report with respect to license violations or security vulnerabilities in a manner reasonably acceptable to Buyer. Buyer will reimburse Polycom for the $272,000 cost of engaging Synopsis in connection with the report described in the foregoing sentence.
7.    COVENANTS AFTER THE CLOSING
7.1.    Post-Closing Access to Information; Cooperation.
(a)    Access to Information. After the Closing, each Party shall afford each other Party, its counsel, accountants and other representatives, during normal business hours, reasonable access to the books, records and other data or information in such Party’s possession relating directly or indirectly to the assets, Liabilities or operations of the Polycom Companies with respect to periods prior to the Closing, and the right to make copies and extracts therefrom at its expense, to the extent such access is required by the requesting Party for the defense or management of any Tax Proceeding. Without limitation, after the Closing, each Party shall make available to each other Party, as reasonably requested, and to any Tax authority that is legally permitted to receive the following pursuant to its subpoena power or its equivalent, all books, records and other data relating to Tax Liabilities or potential Tax Liabilities of the Polycom Companies for all periods prior to or including the Closing Date and shall preserve all such books, records and other data until the expiration of any applicable statute of limitations for assessment or refund of Taxes or extensions thereof. Subject to the previous sentence, each Party agrees, for a period of six (6) years plus ninety (90) days after the Closing Date, not to destroy or otherwise dispose of any of the books, records or other data described in this Section 7.1(a) without first offering in writing to surrender such books, records and other data to the other Parties, which other Parties shall have ten (10) days after such offer to agree in writing to take possession thereof.
(b)    Cooperation. Each Party shall cooperate, as and to the extent reasonably requested by any other Party, in connection with (i) the filing of Tax Returns pursuant to Section 7.2; and (ii) any Litigation (including insurance claims) brought by or against any third party in connection with (a) any transaction contemplated by this Agreement or (b) any fact or condition relating to the assets, Liabilities or operations of the Polycom Companies. Such cooperation shall include making available to the requesting

Party, at such times and under such circumstances so as not to unreasonably disrupt business, the relevant information, documents, records and employees of the cooperating Party, allowing the relevant personnel of the cooperating Party to assist the requesting Party in participating in any such matter (including providing testimony or other statement in connection with any relevant proceeding), executing and delivering documents or instruments and taking all such action as the requesting Party reasonably requests in connection with such matter; provided, however, that the requesting Party shall promptly reimburse the cooperating Party for all out-of-pocket costs, for a pro-rata portion of the salary (including fringe benefits with such pro-rata portion determined based upon the time spent in connection with cooperation) and for travel and subsistence expenses directly relating to such cooperation of any of the cooperating Party’s employees who assist the requesting Party (unless the contesting or defending party is entitled to indemnification therefor under Article 10). Each Party agrees, as and to the extent reasonably requested by the other Party, to use its respective reasonable best efforts to obtain any certificate or other document from any Governmental Authority or other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated hereby. Buyer and Seller further agree, as and to the extent reasonably requested by the other Party, to provide such other Party with all information that either Party may be required to report pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder (if any).
(c)    Consultation with Advisors. Seller consents to Buyer’s consultation with legal, accounting and other professional advisors to the Polycom Companies and Seller relating to the advice rendered to any Polycom Company or Seller prior to the Closing regarding the assets, Liabilities or operations of the Polycom Companies, excluding, however, the negotiation and drafting of this Agreement and the transactions contemplated hereby.
(d)    Adversarial Proceedings Involving Parties. Notwithstanding the provisions of this Section 7.1, although the existence of a dispute or other adversarial proceeding between or among any of the Parties shall not abrogate or suspend the provisions of this Section 7.1, as to such records or other information directly pertinent to such dispute or other adversarial proceeding, the Parties may not utilize this Section 7.1, but rather, absent agreement, must utilize the rules of discovery (to the extent applicable).
7.2.    Tax Matters.
(a)    Seller-Prepared Tax Returns. Between the Agreement Date and the Closing Date, Seller shall file, or cause to be filed, on a timely basis, all Tax Returns that are required to be filed by the Polycom Companies on or prior to the Closing Date. All such Tax Returns shall be prepared in accordance with applicable Law. Seller shall provide Buyer with completed drafts of such Tax Returns (including any related work papers or other information reasonably requested by Buyer) for Buyer’s review and comment at least thirty (30) days prior to the due date for filing and shall consider in good faith any reasonable comments thereto. Seller, or such Polycom Company as may be or is obligated to pay, shall timely pay (or cause to be paid, but in each case at the expense of Seller) all Taxes due and payable on the Tax Returns filed under this Section 7.2(a). If Buyer does not provide Seller with a written description of the items in the Tax Returns or the tax statement that Buyer intends to dispute within fifteen (15) Business Days following the delivery to Buyer of such documents, Buyer shall be deemed to have accepted and agreed to such documents in the form provided, and Seller shall thereafter cause all such Tax Returns to be timely filed.
(b)    Buyer-Prepared Tax Returns. Buyer shall have the right to prepare, approve and/or file, or to cause the Polycom Companies to prepare, approve and/or file, all Tax Returns for the Polycom Companies for all periods ending on or prior to the Closing Date that are required to be filed after the Closing Date. All such Tax Returns shall be prepared in accordance with applicable Law and in a manner consistent with prior practice of the Polycom Companies to the extent consistent with applicable Law. Buyer shall provide Seller with completed drafts of such Tax Returns (including any related work papers or other information reasonably requested by Seller) for Seller’s review and comment at least thirty (30) days prior to the due date for filing and shall consider in good faith any reasonable comments thereto. Buyer shall not make any changes to such Tax Returns without the prior written approval of Seller (which approval may not be unreasonably withheld, conditioned, or delayed). Buyer and Seller agree to timely consult with each other and to negotiate in good faith any timely-raised issue arising as a result of the review of such Tax Returns to permit the filing of such Tax Returns as promptly as possible, which good faith negotiations shall include each side exchanging in writing their positions concerning the matter(s) in dispute and a meeting to discuss their respective positions. In the event Buyer and Seller are unable to resolve any dispute within ten (10) Business Days following the delivery of written notice by Seller of such dispute, Seller or Buyer may require that they mutually engage and submit such dispute to, and the same shall be finally resolved in accordance with the provisions of this Agreement by, a U.S. recognized accounting firm mutually agreed to by Seller and Buyer (the accounting firm ultimately chosen, the “Accounting Referee”), and they shall jointly request the Accounting Referee to resolve any issue in dispute at least ten (10) Business Days before the due date of such Tax Return so that such Tax Return may be timely filed. The Accounting Referee shall make a determination with respect to any disputed issue within five (5) Business Days before the due date (including extensions) for the filing of the Tax Return in question, and Seller shall cause the Polycom Companies to file such Tax Return on the due date (including extensions) therefor in a manner consistent with the determination of the Accounting Referee. The determination of the Accounting Referee shall be binding; provided, however, that any such determination shall be limited to the resolution of issues in dispute. The fees and disbursements of the Accounting Referee shall be borne equally by the Parties.
(c)    Tax Periods Beginning On Or Before and Ending After the Closing Date. Buyer shall cause to be prepared and filed any Tax Returns of the Polycom Companies for Tax periods that begin on or before the Closing Date and end after the Closing Date. Buyer shall provide Seller with summary calculations and results which shall appear in such Tax Returns for Seller’s review and comment at least fifteen (15) days prior to the due date for filing and shall incorporate any reasonable comments thereto made by Seller, but Buyer shall have no obligation, and shall not, provide Buyer Tax Returns for Seller’s review. Within fifteen (15) Business Days after the delivery of written notice of the amount of Taxes with respect to such periods by Buyer or the Polycom Companies to Seller, Seller shall pay to Buyer and/or the Polycom Companies an amount equal to the portion of such Taxes that relates to the portion of such Tax period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax liability shown on the face of the Final Closing Statement. For purposes of this Section 7.2(c), in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Taxes that relates to the portion of such Tax period ending on the Closing Date shall (A) in the case of any Taxes other than Taxes based upon or related to income, disbursements (including payroll) or receipts, be deemed to be the amount of such Taxes for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on and including the Closing Date, and the denominator of which is the number of days in the entire Tax period; and (B) in the case of any Taxes based upon or related to income, disbursements (including payroll) or receipts, be deemed equal to the amount that would be payable if the relevant Tax period ended on the Closing Date, using the “closing of the books” method of accounting, and in a manner consistent with the Polycom Recent Balance Sheet. This Section 7.2(c) shall be subject to the same dispute resolution procedure as set forth above in Section 7.2(a); provided, however, that Buyer shall have no obligation to, and shall not, provide Seller with copies or drafts of Buyer Tax Returns. Unless necessary to comply with applicable law, neither Buyer nor any of its Subsidiaries shall (or shall cause or permit any Polycom Company) unreasonably amend, unreasonably refile or otherwise unreasonably modify (or grant an extension of any statute of limitations with respect to) any Tax Return relating in whole or in part to any Polycom Company with respect to any taxable year or period ending on or before the Closing Date or with respect to any taxable period beginning on or before and ending after the Closing Date without the prior consent of Seller or take any other action that would in bad faith increase any Tax liability or reduce any Tax benefit in respect of any taxable year or period ending on or before the Closing Date or any taxable period beginning on or before and ending after the Closing Date. Notwithstanding any provision to the contrary in this Section 7.2(c), Buyer shall not be precluded from restructuring, consolidating, or otherwise effecting or implementing any corporate or tax action or internal transaction in the normal course of its business where such action is determined by Buyer to be in the best interests of Buyer (and its new consolidated group which includes the Polycom Companies) after the Closing (for instance, including (i) where such action may prompt an expedited tax clearing process or review, (ii) where in the case where there may be a Polycom Company tax matter outstanding or in dispute but Buyer determined in the normal course of its business and integration of the Polycom Companies that liquidating or dissolving business units at Buyer’s discretion should occur), or (iii) such other similar and dissimilar cases and circumstances each in the business judgment of Buyer in the ordinary course of Buyer’s business; provided, however, in each case, that Buyer may not (and may not cause or permit any Polycom Company to) file any voluntary disclosures or take any similar actions with respect to Tax Returns relating to a Pre-Closing Tax Period without the consent of Seller.

(d)    Tax Proceedings. If an audit, investigation or similar proceeding with respect to any Tax matter shall be commenced, or a claim shall be made, by any Governmental Authority, with respect to (i) any taxable period ending on or before the Closing Date or any taxable period beginning on or before and ending after the Closing Date or (ii) Taxes for which Seller may be liable pursuant to this Agreement, then Buyer shall, or shall cause the Polycom Companies to, promptly (but no later than thirty (30) days) notify Seller in writing of such audit, investigation or similar proceeding or claim (a “Tax Proceeding”), provided that the failure to provide such notice shall not release the Buyer Indemnified Parties’ right to indemnification except to the extent that Seller are materially prejudiced by such failure. Seller shall have the primary right, at their sole expense, to contest any Tax Proceeding relating to (i) a taxable period ending on or before the Closing Date or any taxable period beginning on or before and ending after the Closing Date or (ii) Taxes for which Seller may be liable pursuant to this Agreement; and Buyer shall have the primary right to contest all other such Tax Proceedings (the party controlling such Tax Proceeding hereinafter referred to as the “Controlling Party”). The Controlling Party shall have discretion and authority to pay, settle or compromise any such Tax Proceeding (including selection of counsel, the pursuit or waiver of any administrative proceeding or the right to pay the Tax and sue for a refund or contest the Tax Proceeding in any permissible manner); provided, however, that (i) Buyer or Seller, as applicable (the “Non-Controlling Party”) (or their advisors), may fully participate at the Non-Controlling Party’s expense in the Tax Proceeding and (ii) the Controlling Party shall not settle any Tax Proceeding in a manner that would materially and adversely affect the Non-Controlling Party without the prior written consent of the Non-Controlling Party, which consent shall not be unreasonably withheld, conditioned or delayed. The Controlling Party shall keep the Non-Controlling Party timely informed with respect to the commencement, status and nature of any Tax Proceeding. Upon the conclusion of any Tax Proceeding in accordance with the foregoing, whether by way of settlement or otherwise, Buyer shall cause the Polycom Companies and an appropriate officer of each Polycom Company to execute any and all agreements, instruments or other documents that are necessary or appropriate to conclude such Tax Proceeding. To the extent this Section 7.2(d) conflicts with Section 10.4, this Section 7.2(d) shall control.
(e)    Transfer Taxes. Seller, on the one hand, and the Buyer, on the other hand, shall each be responsible for fifty percent (50%) of all sales, use, documentary stamp, transfer, registration and other Taxes, together with all recording expenses and notarial fees, attributable to, imposed upon or arising from the transactions contemplated by this Agreement (“Transfer Taxes”). Seller and Buyer shall cooperate in the filing of all such relevant Transfer Tax related Tax Returns and other documentation with respect to such Taxes, and the applicable other Party shall join in the execution of any such Tax Returns to the extent required by applicable Law. Seller and Buyer shall reimburse each other for its share of any Transfer Taxes borne by, paid or otherwise suffered by the other Party. Buyer and Seller further agree, upon request, to use reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other person as may be necessary to mitigate, reduce, or eliminate any such Taxes that could be imposed with respect to the transactions contemplated hereby.

(f)    Tax Sharing Agreement. All Tax sharing Contracts or similar Contracts with respect to or involving any Polycom Company shall be terminated as of the Closing Date. After the Closing Date, no Polycom Company shall be bound thereby or have any Liability thereunder, and such Contracts shall have no further effect for any Tax year (whether the current year, a future year, or a past year).
(g)    Tax Treatment of Payments. Any payments pursuant to this Agreement shall be treated by the Parties, for Tax purposes, as an adjustment to the Purchase Price, except as otherwise required by applicable Law.
7.3.    Nonsolicitation; Certain Companies. As an inducement to Buyer to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to preserve the goodwill associated with the Business, for a period of three (3) years from and after the Closing Date, Seller shall not, and Seller shall cause its Affiliates not to, directly or indirectly, solicit, induce or otherwise offer employment or engagement as an independent contractor to, except pursuant to a general solicitation which is not directed specifically to any such employees, or engage in discussions regarding employment or engagement as an independent contractor with, any person who is or was employed at a level of senior director or above or as a commissioned salesperson or engineer of Polycom or of the Polycom Companies or assist any third party with respect to any of the foregoing, unless (i) such person has been terminated by Buyer or any of its Affiliates (including each Polycom Company), (ii) such person has been separated from his or her employment or other relationship with Buyer and each of its Affiliates (including each Polycom Company) for a period of six (6) consecutive months prior to any such solicitation, inducement or offer of employment or (iii) such person responds to a general solicitation that is not directed specifically to any such employees. Buyer and Seller agree that the foregoing restrictions applicable to Buyer and its Affiliates shall not apply with respect to any individual identified on Schedule 7.3; provided, however, the foregoing restriction shall only apply to Seller’s Affiliates that are portfolio companies to the extent such Seller’s Affiliates are acting at the direction of Seller or the funds managed by Seller or Seller’s Affiliates. In addition, in the event that Seller or any of its Affiliates intends to enter into any non-disclosure agreement, indication of interest, letter of intent or similar agreement with regard to any of the companies listed on Schedule 7.3 (other than such an agreement relating to the sale or other disposal of any interest in any of the portfolio companies of Seller or any of its Affiliates), Seller shall promptly notify Buyer in writing prior to its execution thereof, and Buyer, at its sole option exercised by written notice to Seller delivered within ten calendar days of receipt of such notice from Seller, may direct any conflicted member of the board of directors of Buyer designated by Seller to resign from the board of directors of Buyer (and Seller or such Affiliate shall cause such individual to so resign). Further, if Buyer directs any such member of the board to resign, then Seller and its Affiliates shall be prohibited from executing a definitive agreement with or relating to such company or its Affiliates for three (3) months, but this prohibition on executing a definitive agreement shall not apply to a definitive agreement with or relating to the companies listed on Schedule 7.3.

7.4.    Confidential Information. For a period of three (3) years after the Closing, Seller shall not, and shall cause its Affiliates that have received Confidential Information not to, directly or indirectly, (a) use any Confidential Information for any purpose, other than in connection with Seller’s ownership and/or disposition of Buyer Common Stock in compliance with applicable Law; (b) disclose any Confidential Information to any Person other than Buyer or its Affiliates (including each Polycom Company) or any agents, consultants, members, partners, directors, officers, employees, attorneys, accountants, advisors, Financing Sources, or representatives of Seller or any of its Affiliates (to the extent they actually receive Confidential Information, “Seller Representatives”); or (c) assist any other Person in engaging in any of the foregoing, except to the extent necessary to comply with the express terms of any written agreement between Seller and Buyer or any of its Affiliates (including, for this purpose, each Polycom Company) and except to the extent explicitly requested in writing by Buyer. Notwithstanding the foregoing, Seller and the Seller Representatives may disclose Confidential Information at such times, in such manner and to the extent such disclosure is required by applicable Law, provided that Seller (i) provides Buyer with prompt written notice thereof to the extent permitted by Law; (ii) limits such disclosure to what is required as reasonably determined by Seller’s counsel; and (iii) at Buyer’s request and sole expense, attempts to preserve the confidentiality of any Confidential Information so disclosed. Notwithstanding the foregoing, Seller and the Seller Representatives may disclose Confidential Information without providing the foregoing notice or performing such required actions, pursuant to a request made by a banking financial, accounting, securities or similar supervisory entity exercising its supervisory or audit authority under any law, rule, regulation, or administrative or legal process; provided that such requests are not specifically directed at the Buyer or its Affiliates or the transactions contemplated by this Agreement. Nothing in this Agreement reduces any obligation of Seller to comply with applicable Laws or Orders relating to trade secrets, confidential information and unfair competition. If, at any time after the Closing, Seller discovers that it is in possession of any records containing any Confidential Information, then Seller shall immediately deliver such records to Buyer. Seller shall not assert a waiver or loss of confidential or privileged status of the information based upon such possession or discovery.
Buyer acknowledges that in the ordinary course of business, Seller and its Affiliates pursue, acquire, manage and serve on the boards of companies that may be competitors or potential competitors to Buyer and the Polycom Companies, and that their review of Confidential Information will inevitably enhance their knowledge and understanding of Buyer and the Polycom Companies’ industry in a way that cannot be separated from their historical knowledge. Accordingly, Buyer agrees that, notwithstanding any other provision of this Agreement, this Agreement shall not restrict their use of such knowledge and understanding, including in connection with the purchase, sale, consideration and oversight of any other investments or investment opportunities. Notwithstanding the foregoing, Seller acknowledges and agrees that the foregoing does not grant Seller or its Affiliates any license under any patents, trademarks, copyrights, or other intellectual property rights of Buyer, its Affiliates or any Polycom Company.
7.5.    Seller Ongoing Obligations. Seller shall not transfer or enter into any proposed sale, exchange, dividend or other distribution or liquidation of all or a significant portion of its assets in one or a series of transactions or any significant recapitalization or reclassification of its outstanding securities with the intent to, or in a manner reasonably expected to, or for the purpose to avoid or limit its indemnification obligations, as applicable, under this Agreement, for so long as Seller has any continuing indemnification obligations under this Agreement.
7.6.    Obihai Earnout. In the event that the Deferred Payment Amount set forth in the Obihai Acquisition Agreement that is actually paid by Polycom is less than the Obihai Indebtedness Amount (such difference, the “Excess Obihai Amount”), Buyer shall pay the Excess Obihai Amount to Seller within ten (10) Business Days after the Deferred Payment Amount payment is made.
7.7.    Project X Settlement. In the event that the aggregate amount of all Polycom Losses relating to the Project X Litigation from the Closing Date to the date that the Project X Litigation is settled and all Polycom payments and other obligations in relation to such settlement are paid in full and satisfied (such date, the “Project X Settlement Date”) is less than the Project X Indebtedness Amount (such difference, the “Project X Excess Amount”), Buyer shall pay the Project X Excess Amount to Seller within ten (10) Business Days following the Project X Settlement Date.
7.8.    Post-Closing Employee Matters.
(a)    Without limiting the foregoing, Buyer shall use reasonable best efforts to cause to be waived any pre-existing conditions limitations, exclusions, waiting periods, required physical examinations or similar limitations under any welfare benefit plan maintained by Buyer or any of its Affiliates that is not a Polycom Plan in which the employees of a Polycom Company who continue to be employed by Buyer or any of its Affiliates (including any Polycom Company) (individually a “Continuing Employee” and collectively the “Continuing Employees”) (or their eligible dependents) will be eligible to participate from and after the Closing Date, except to the extent that such pre-existing conditions limitations, exclusions, waiting periods, required physical examinations or similar limitation would not have been satisfied or waived under the comparable Polycom Plan in which the Continuing Employees participated immediately prior to the Closing Date. Buyer shall use reasonable best efforts to cause to be recognized the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Closing occurs for purposes of satisfying such year’s deductible, co-payment, or similar limitations under the relevant welfare benefit plans in which the Continuing Employee (and his or her eligible dependents) will be eligible to participate from and after the Effective Time that is not a Polycom Plan.
(b)    Notwithstanding anything contained herein to the contrary, with respect to any Continuing Employees who (i) are based outside of the United States, Buyer’s obligations under this Section 7.8 shall be in addition to, but not in contravention of, any obligations under the Law of the non-U.S. countries and political subdivisions thereof in which such Continuing Employees are based, or (ii) are covered by a Collective Bargaining Agreement, Buyer’s obligations under this Section 7.8 shall (A) be in addition to, but not in contravention of, the terms and conditions of employment for such Continuing Employees as set forth in such Collective Bargaining Agreement until its expiration, modification or termination in accordance with its terms and applicable Law and (B) apply only to the extent permitted by applicable labor Law and the terms and conditions set forth in such Collective Bargaining Agreement without requiring an amendment or any consent from the unions or collective bargaining representative.
(c)    Buyer shall, and shall cause its Affiliates (including the Polycom Companies) to, honor the terms of the Polycom LTIP, taking into account the amendment contemplated by Section 6.15(d). On the fourteen (14) month anniversary of the Closing, Buyer will pay to Seller an amount equal to the difference, if any, between (i) Polycom LTIP Indebtedness, less (ii) the amount paid by Buyer and its Affiliates (including the Polycom Companies) in respect of the Polycom LTIP during such fourteen (14) month period (including the employer portion of any payroll, social security or similar Taxes). At any time following such fourteen (14) month period at which payments are due to participants in the Polycom LTIP (or if payments due prior to such time exceed the Polycom LTIP Indebtedness) Seller shall make a payment to Buyer equal to the amount of such payments (including the employer portion of any payroll, social security or similar Taxes) and, upon receipt, Buyer shall, or shall cause its applicable Affiliate to, pay such amounts to the applicable participants in the Polycom LTIP (or their respective beneficiaries).
(d)    Nothing contained in this Section 7.8, expressed or implied, shall (i) be treated as the establishment, amendment or modification of any Polycom Plan or constitute a limitation on rights to amend, modify, merge or terminate after the Closing Date any Polycom Plan, (ii) give any current or former employee, director or other independent contractor of any Polycom Company (including any beneficiary or dependent thereof), any labor organization, union, works council, employee association, trade union or other similar employee representative body or any other Person any third-party beneficiary or other rights under this Agreement or otherwise or (iii) obligate Buyer or any of its Affiliates to (A) maintain any particular Polycom Plan or (B) retain the employment or services of any current or former employee, director or other independent contractor of any Polycom Company.
7.9.    Further Assurances. From time to time after the Agreement Date, upon request of any Party and without further consideration, each Party shall execute and deliver to the requesting Party such documents and take such action as may reasonably requested by the requesting Party to consummate more effectively the intent and purpose of the Parties under this Agreement and the transactions contemplated by this Agreement.
7.10.    Concerning Counsel.
(a)    Sidley Austin LLP (“Counsel”) has been engaged by Seller to represent Seller and its Subsidiaries, including the Company, in connection with the transactions contemplated hereby. Buyer (on its behalf and on behalf of its Affiliates) hereby (i) agrees that, in the event that a dispute arises after the Closing between Buyer and/or any of its Affiliates, on the one hand, and Seller and/or any of its Affiliates, on the other hand, Counsel may represent Seller and/or any of its Affiliates in such dispute even though the interests of Seller and/or any of its Affiliates may be directly adverse to Buyer and its Affiliates and even though Counsel may have represented the Buyer Affiliates (prior to

Closing) in a matter substantially related to such dispute, or may be handling ongoing matters for Buyer or Polycom Companies and (ii) waives any conflict in connection therewith. Buyer (on its behalf and on behalf of its Affiliates) further agrees that, notwithstanding anything in this Agreement to the contrary, as to all communications among Counsel, Seller and the Polycom Companies (including any of their respective directors, officers, employees or other Representatives) (the “Designated Persons”) to the extent relating to this Agreement or the transactions contemplated hereby are subject to the attorney-client privilege, and the expectation of client confidence belongs to Seller and shall be controlled by Seller and shall not pass to or be claimed by Buyer, the Polycom Companies or any of their Affiliates; provided, that the foregoing shall not extend to any communication not involving this Agreement or the transactions contemplated hereby, or to communications with any Person other than the Designated Persons and their advisors. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the Polycom Companies or any of their respective Affiliates and a third party other than a party to this Agreement after the Closing, Buyer may assert (or cause to be asserted) the attorney-client privilege to prevent disclosure of confidential communications by Counsel to such third party; provided, however, that to the extent such dispute relates to this Agreement or the transactions contemplated hereby, Buyer may not waive (or permit the waiver of) such privilege without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed).
(b)    Foley & Lardner LLP (“Buyer’s Counsel”) has been engaged by Buyer to represent Buyer and its Subsidiaries in connection with the transactions contemplated hereby. Seller (on its behalf and on behalf of its Subsidiaries) hereby (i) agrees that, in the event that a dispute arises after the Closing between Buyer and/or any of its Subsidiaries, on the one hand, and Seller and/or any of its Affiliates, on the other hand, Buyer’s Counsel may represent Buyer and/or any of its Subsidiaries in such dispute even though the interests of Buyer and/or any of its Subsidiaries may be directly adverse to Seller and its Affiliates and even though Buyer’s Counsel may have obtained privileged or confidential information relating to Seller and/or any of its Affiliates (prior to Closing) in matters substantially related to such dispute, or may be handling ongoing matters for Seller or Polycom Companies and (ii) waives any conflict in connection therewith.
(c)    This Section 7.10 is not intended to, and the Parties hereby agree that it does not, and will not, supersede the provisions of any common interest agreement among the Parties and their respective counsel. This Section is also not intended to, and the Parties hereby agree that it does not, and will not, supersede the provisions of § 259 of the Delaware General Corporation Law with respect to Buyer’s ownership of any privileges or other confidentiality protections related to the assets which are the subject of this Agreement, except as specifically provided for herein.

8.    CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

Each and every obligation of Buyer to be performed on or after the Closing Date under this Agreement is subject to the satisfaction (or written waiver by Buyer) prior to or at the Closing of each of the following conditions:
8.1.    Accuracy of Representations and Warranties. Each of the representations and warranties made by Polycom and Seller in this Agreement (a) that is a Fundamental Polycom Representation shall be true and correct in all material respects when made and as of the Closing as though such representations, warranties and statements were made or given on and as of the Closing Date (except for such representations and warranties expressly stated to relate to an earlier date, in which case, as of such earlier date) and (b) that is not a Fundamental Polycom Representation shall be true and correct in all respects (disregarding any qualification as to “materiality” or “Material Adverse Effect” (or similar concept)) when made and as of the Closing Date as though such representations, warranties and statements were made or given on and as of the Closing Date (except for such representations and warranties expressly stated to relate to an earlier date, in which case, as of such earlier date) provided, however, that clause (b) of this condition shall be considered satisfied unless the failure of such representations or warranties to be true and correct, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Polycom. For purposes of whether the representations and warranties made by Seller pursuant to this Agreement are true and correct at and as of the Closing Date, the Seller Disclosure Schedule shall be deemed to include only that information contained therein on the Agreement Date.
8.2.    Compliance With Agreement. Polycom and Seller shall have in all material respects performed and complied with all of their respective agreements and obligations under this Agreement that are to be performed or complied with by Polycom or Seller prior to or on the Closing Date.
8.3.    Delivery of Documents. Polycom and Seller shall have delivered, or caused to have been delivered, all of the documents described in Section 11.2.
8.4.    No Order, Law or Litigation. No Order or Law shall be in effect that would prohibit, restrain, or prevent the transactions contemplated hereby.
8.5.    Regulatory Approvals. (a) All applicable waiting periods under the HSR Act applicable to the transactions contemplated hereby shall have expired or terminated; (b) receipt of the evidence of compliance with any applicable requirement and prior authorization process pursuant to Article L.151-3 of the French Monetary and Financial Code; and (c) receipt of the evidence of clearance of the transactions contemplated hereby shall have been obtained from the Specified Authorities in the applicable Specified Jurisdictions or the waiting periods applicable to the transactions contemplated hereby under the applicable Law of the Specified Jurisdictions shall have expired or terminated, in all cases in the aggregate without a Burdensome Condition.
8.6.    No Material Adverse Effect. No event, change, effect, condition, fact or circumstance shall have occurred after the Agreement Date that, individually or in the aggregate, has had or would reasonably be expected to result in a Material Adverse Effect on Polycom.

8.7.    Termination of Related Party Transactions and Currency Swap Arrangement. Polycom and Seller shall have complied with, performed and satisfied all of their obligations under Section 6.7 and Section 6.10.
8.8.    Closing Stock Consideration Listing. The shares constituting the Closing Stock Consideration shall have been authorized for listing on the New York Stock Exchange subject to official notice of issuance.
8.9.    R&W Insurance Policy. Buyer shall have obtained and bound the R&W Insurance Policy substantially on the terms and conditions set forth in Exhibit 6.8.

9.    CONDITIONS PRECEDENT TO POLYCOM’S AND SELLER’S OBLIGATIONS
Each and every obligation of Polycom and Seller to be performed on or after the Closing Date under this Agreement is subject to the satisfaction (or written waiver by Seller) prior to or at the Closing of each of the following conditions:
9.1.    Accuracy of Representations and Warranties. Each of the representations and warranties made by Buyer in this Agreement (a) that is a Fundamental Buyer Representation shall be true and correct in all material respects when made and as of the Closing Date as though such representations, warranties and statements were made or given on and as of the Closing Date (except for such representations and warranties expressly stated to relate to an earlier date in which case, as of such earlier date) and (b) that is not a Fundamental Buyer Representation shall be true and correct in all respects (disregarding any qualification as to “materiality” or “Material Adverse Effect” (or similar concept)) at and as of the Closing Date as though such representations, warranties and statements were made or given on and as of the Closing Date (except for such representations and warranties expressly stated to relate to an earlier date, in which case, as of such earlier date) provided, however, that clause (b) of this condition shall be considered satisfied unless the failure of such representations or warranties to be true and correct, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer. For purposes of whether the representations and warranties made by Buyer pursuant to this Agreement is true and correct at and as of the Closing Date, the Buyer Disclosure Schedule shall be deemed to include only that information contained therein on the Agreement Date.
9.2.    Compliance With Agreement. Buyer shall have in all material respects performed and complied with all of its agreements and obligations under this Agreement that are to be performed or complied with by Buyer prior to or on the Closing Date.
9.3.    Delivery of Documents. Buyer shall have delivered, or caused to have been delivered, all of the documents described in Section 11.3.

9.4.    Closing Stock Consideration Listing. The shares constituting the Closing Stock Consideration shall have been authorized for listing on the New York Stock Exchange, subject to official notice of issuance.
9.5.    No Order, Law or Litigation. No Order or Law shall be in effect that would prohibit or prevent the transactions contemplated hereby.
9.6.    Regulatory Approvals. (a) All applicable waiting periods under the HSR Act applicable to the transactions contemplated hereby shall have expired or terminated; (b) receipt of the evidence of compliance with any applicable requirement and prior authorization process pursuant to Article L.151-3 of the French Monetary and Financial Code; and (c) receipt of the evidence of clearance of the transactions contemplated hereby shall have been obtained from the Specified Authorities in the applicable Specified Jurisdictions or the waiting periods applicable to the transactions contemplated hereby under the applicable Law of the Specified Jurisdictions shall have expired or terminated, in all cases in the aggregate without a Burdensome Condition.
9.7.    No Material Adverse Effect. No event, change, effect, condition, fact or circumstance shall have occurred after the Agreement Date that, individually or in the aggregate, has had or would reasonably be expected to result in a Material Adverse Effect on Buyer.

10.    INDEMNIFICATION
10.1.    Indemnification by Seller.
(a)    General. Upon the terms and subject to the conditions set forth in this Article 10, Seller shall indemnify and hold harmless Buyer and its Affiliates (including, following the Closing, the Polycom Companies), and their respective equity holders, directors, officers, employees, agents and other representatives (collectively, the “Buyer Indemnified Parties”), from and against all Losses resulting to, imposed upon or incurred by any Buyer Indemnified Party, by reason of, arising out of or resulting from: (i) any inaccuracy or breach of any representation or warranty of Polycom or Seller contained in this Agreement; (ii) any breach of any covenant of Polycom or Seller contained in this Agreement (regardless of whether such breach is deemed “material”); (iii) any Polycom Indebtedness outstanding as of the Effective Time that is not repaid at Closing or included (on a dollar for dollar basis) as Retained Indebtedness in the calculation of the Final Closing Date Cash Purchase Price as set forth on the Final Closing Statement; (iv) any Polycom Transaction Expenses; (v) any Indemnified Taxes; (vi) any of the matters described on Schedule 10.1(a)(vi); or (vii) the L&R Matters.
(b)    Limitations. Seller’s obligations under Section 10.1(a) shall be subject to the following limitations:
(i)    Seller will have no liability for Losses under clause (i) of Section 10.1(a) unless the aggregate amount of all Losses thereunder for which Seller would be liable exceeds Five Million Dollars ($5,000,000), in which case Seller would be liable only for the amount of Losses in excess of Five Million Dollars ($5,000,000); provided, however, that the limitation set forth in this Section 10.1(b)(i) shall not apply to the extent such Losses result from any inaccuracy or breach of a Fundamental Polycom Representation or the Specified Representation;
(ii)    Seller will have no liability for Losses under clause (i) and clause (vi) of Section 10.1(a) to the extent the aggregate amount of all such Losses for which Seller would otherwise be required to provide indemnification exceeds, on a cumulative basis, an amount equal to the then-remaining General Escrow Assets, which General Escrow Assets shall be the sole and exclusive source of recovery available to the Buyer Indemnified Parties under this Agreement with respect to Losses under clause (i) and clause (vi) of Section 10.1(a); provided, however, that the limitation set forth in this Section 10.1(b)(ii) shall not apply to the extent such Losses result from any inaccuracy or breach of a Fundamental Polycom Representation or the Specified Representation;
(iii)    Seller will have no liability for Losses under clause (vii) of Section 10.1(a) to the extent the aggregate amount of all such Losses for which Seller would otherwise be required to provide indemnification exceeds, on a cumulative basis, (x) the then-remaining L&R Matters Escrow Amount plus (y) the lesser of (I) Twenty Five Million Dollars ($25,000,000) from the General Escrow Assets or (II) the then-remaining General Escrow Assets;
(iv)    Seller will have no liability for Losses under (A) clause (i) of Section 10.1(a), including to the extent such Losses result from any inaccuracy or breach of a Fundamental Polycom Representation or the Specified Representation, and (B) clause (v) of Section 10.1(a) that exceed, on a cumulative basis, an amount equal to the net proceeds actually received by Seller;
(v)    the obligation of Seller to indemnify the Buyer Indemnified Parties against any Losses under Section 10.1(a) shall be reduced (on a dollar-for-dollar basis) by the amount of any reserve, provision or allowance (in the form of an accrued Current Liability or an offset to a Current Asset) that was included in the calculation of the Final Adjusted Net Working Capital Amount as set forth on the Final Closing Statement relating specifically to the matter for which Seller would otherwise be required to provide such indemnification;
(vi)    the obligation of Seller to indemnify the Buyer Indemnified Parties for Losses under Section 10.1(a) shall be reduced (A) by the amount of any indemnification payment actually received by the Buyer Indemnified Parties from any third party in respect of such Losses; (B) by the amount of any insurance proceeds actually received by the Buyer Indemnified Parties from any third party insurer (including the R&W Insurance Provider under the R&W Insurance Policy as set forth in Section 10.5) with respect to such Losses, in each case, net of any deductibles or other costs and expenses (including any increase in insurance premiums that has occurred or is reasonably likely to occur as a result of such claim, whether by retrospective or retroactive premium adjustments or otherwise, giving effect to the present value of any such premium increase over the period for which it is reasonably anticipated to be effective) incurred by such Buyer Indemnified Parties in procuring such recovery; and (C) with respect to claims satisfied from the L&R Matters Escrow Account or General Escrow Account, by the amount of any net Tax benefits actually realized (calculated on an “with and without” basis) as a reduction in cash Taxes paid by the Buyer Indemnified Parties arising from such Loss in the taxable year in which such Loss was sustained or in the taxable year following the year in which such Loss was sustained (it being understood that this clause (C) shall apply only with respect to any claim or claims aggregating to at least $5,000,000 in a calendar year); provided, however, that if Seller pays to any Buyer Indemnified Party an amount in respect of Losses and the Buyer Indemnified Parties thereafter receive from a third party (including the R&W Insurance Provider under the R&W Insurance Policy as set forth in Section 10.5) a sum in respect of such Losses, then Buyer shall promptly tender to Seller an amount equal to the lesser of such sum and the amount that Seller paid in respect of such Losses; and
(vii)    Seller shall not have any liability for Losses under clause (i) and clause (vi) of Section 10.1(a) following the date that is eighteen (18) months after the Closing; provided, however, that (A) there shall be no time limitation on any claim for inaccuracy or breach of any Fundamental Polycom Representation; (B) claims for breach of the Specified Representation and Indemnified Taxes shall survive the Closing until the date that is sixty (60) days after the expiration of the applicable statute of limitations; and (C) a Buyer Indemnified Party shall preserve its right to pursue a claim under clause (i) and clause (vi) of Section 10.1(a) with respect to a particular breach if such Buyer Indemnified Party delivers a notice that constitutes an Indemnification Notice (as defined below), but only with respect to the breach, and the underlying facts and circumstances of such breach, described in such Indemnification Notice. For the avoidance of doubt, Seller’s indemnification obligations with respect to clauses (ii), (iii), (iv) and (v) of Section 10.1(a) shall not expire, and Seller’s indemnification obligations with respect to clause (vii) of Section 10.1(a) shall expire upon the release of the L&R Matters Escrow Account and Retained L&R Matters Escrowed Closing Stock Consideration as determined in accordance with Schedule 13.17(fff) except that a Buyer Indemnified Party shall preserve its right to pursue a claim under clause (vii) of Section 10.1(a) with respect to a matter if such Buyer Indemnified Party delivers a notice that constitutes an Indemnification Notice, but only with respect to the matter, and the underlying facts and circumstances of such matter, described in such Indemnification Notice.
10.2.    Indemnification by Buyer.
(a)    General. Upon the terms and subject to the conditions set forth in this Article 10, Buyer shall indemnify and hold harmless Seller and its Affiliates, and their respective equity holders, directors, officers, employees, heirs, executors, agents and other representatives, as applicable (collectively, the “Seller Indemnified Parties”), from and against all Losses, resulting to, imposed upon or incurred by any Seller Indemnified Party, by reason of, arising out of or resulting from: (i) any inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement; and (ii) any breach of any covenant of Buyer contained in or made pursuant to this Agreement (regardless of whether such breach is deemed “material”).
(b)    Limitations. Buyer’s obligations under Section 10.2(a), shall be subject to the following limitations:
(i)    Buyer shall have no liability for Losses under clause (i) of Section 10.2(a) unless the aggregate amount of all Losses thereunder for which Buyer would be liable exceeds $3,618,277, in which case Buyer would be liable only for the amount of Losses in excess of $3,618,277; provided, however, that the limitation set forth in this Section 10.2(b)(i) shall not apply to the extent such Losses result from any inaccuracy or breach of a Fundamental Buyer Representation or the Specified Buyer Representation;
(ii)    Buyer shall have no liability for Losses under clause (i) of Section 10.2(a) to the extent the aggregate amount of all such Losses for which Buyer would otherwise be required to provide indemnification exceeds, on a cumulative basis, an amount equal to $36,182,772 and
(iii)    Buyer shall not have any liability for Losses under clause (i) of Section 10.2(a) following the date that is eighteen (18) months after the Closing; provided, however, that (A) there shall be no time limitation on any claim for inaccuracy or breach of any Fundamental Buyer Representations; (B) claims for breach of the Specified Buyer Representation shall survive the Closing until the date that is the earlier of (x) thirty (30) months after the Closing and (y) the sale of all of the shares of Buyer Common Stock owned by Seller; and (C) a Seller Indemnified Party shall preserve its right to pursue a claim under clause (i) of Section 10.2(a) with respect to a particular breach if such Seller Indemnified Party, prior to the expiration of the applicable survival period specified in this Section 10.2(b)(iii), delivers a notice that constitutes an Indemnification Notice, but only with respect to the breach, and the underlying facts and circumstances of such breach, described in such Indemnification Notice. For the avoidance of doubt, Buyer’s indemnification obligations with respect to clause (ii) of Section 10.2(a) shall not expire.
10.3.    Procedures Relating to Indemnification among Seller and Buyer. Following the discovery of any facts or conditions that could reasonably be expected to give rise to a Loss or Losses for which indemnification under this Article 10 may be obtained, the Party seeking indemnification under this Article 10 (the “Indemnified Party”) shall, within thirty (30) days thereafter, provide written notice to the Party from whom indemnification is sought (the “Indemnifying Party”) and, if applicable, the Escrow Agent, setting forth the specific facts and circumstances, in reasonable detail, relating to such Loss or Losses, the amount of such Loss or Losses (or a non-binding, reasonable estimate thereof if the actual amount is not capable of reasonable calculation) and the specific Section(s) of this Agreement upon which the Indemnified Party is relying in seeking such indemnification (an “Indemnification Notice”). An Indemnified Party’s failure to provide an Indemnification Notice within the time period specified above shall not relieve the Indemnifying Party from its indemnification obligations with respect to the subject of the Indemnification Notice, except to the extent (and only to the extent) the Indemnifying Party is prejudiced as a result of such failure.
10.4.    Procedures Relating to Indemnification for Third Party Claims and the Specific Indemnified Matters.
(a)    Notice. For an Indemnified Party to be entitled to any indemnification provided for under this Agreement arising out of or involving a claim or demand made by any third party, including any Governmental Authority (excluding, for the avoidance of doubt, any claim or demand arising under the Specific Indemnified Matters, a “Third Party Claim”), the Indemnified Party shall promptly provide the Indemnifying Party with an Indemnification Notice relating to the Third Party Claim and Specific Indemnified Claim (provided that no notice is required in connection with the L&R Matters). An Indemnified Party’s failure to provide an Indemnification Notice within such reasonable time shall not relieve the Indemnifying Party from its indemnification obligations with respect to the subject of the Indemnification Notice, except to the extent (and only to the extent) the Indemnifying Party is prejudiced as a result of such failure.
(b)    Defense of Third Party Claims. If a Third Party Claim is made against an Indemnified Party, then the Indemnified Party shall be entitled (at its sole discretion) to assume the defense of the Third Party Claim. If the Indemnified Party elects to assume the defense of any Third Party Claim, then (1) Indemnifying shall be liable to the Indemnified Party for any legal fees or expenses subsequently incurred by the Indemnified Party in connection with such Third Party Claim, so long as the Indemnified Party continues to defend such Third Party Claim; (2) the Indemnifying Party shall have the right, at its sole expense, to participate in the defense of such Third Party Claim and to employ counsel separate from the counsel employed by the Indemnified Party, it being understood, however, that the Indemnified Party shall control such defense; and (3) the Indemnifying Party shall cooperate in all respects in the defense of such Third Party Claim, which cooperation shall include but not be limited to the retention and provision to the Indemnified Party relevant information, documents, records and employees of the cooperating Party, allowing the relevant personnel of the cooperating Party to assist the requesting Party in participating in any such matter (including providing testimony in connection with any relevant proceeding), executing and delivering documents or instruments, and taking all such action as the Indemnified Party reasonably requests in connection with such matter. Any settlement or compromise of a Third Party Claim by any Indemnified Party shall be subject to the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed, and the Indemnified Party shall regularly consult with the Indemnifying Party in connection with any Third Party Claim. Following the Closing, this Section 10.4(b) shall apply, mutatis mutandis, to the claims against the Polycom Companies contemplated in Section 7.6 and Section 7.7.

(c)    Defense of the Specific Indemnified Matters. After the Closing, the Buyer Indemnified Parties shall be entitled (at Buyer’s sole discretion) to assume the defense of any claim or demand relating to the Specific Indemnified Matters (a “Specific Indemnified Claim”). If a Buyer Indemnified Party elects to assume the defense of any Specific Indemnified Claim, then (1) Seller shall be liable to the Buyer Indemnified Party for any legal fees (except, with respect to the L&R Matters, to the extent of any transition costs to new counsel where Buyer and Polycom determine to cease using Wilson Sonsini Goodrich & Rosati as sole legal counsel, which the Buyer Indemnified Party shall bear) or expenses subsequently incurred by the Buyer Indemnified Party in connection with such Specific Indemnified Claim, so long as the Buyer Indemnified Party continues to defend such Specific Indemnified Claim actively and in good faith; (2) Seller shall have the right, at Seller’s sole expense, to participate in the defense of such Specific Indemnified Claim and to employ counsel separate from the counsel employed by the Buyer Indemnified Party, it being understood, however, that the Buyer Indemnified Party shall control such defense; (3) Seller shall cooperate in all respects in the defense of such Specific Indemnified Claim, which cooperation shall include but not be limited to the retention and provision to the Buyer Indemnified Party relevant information, documents, records and employees of Seller, allowing the relevant personnel of Seller to assist the Buyer Indemnified Party in participating in any such matter (including providing testimony in connection with any relevant proceeding), executing and delivering documents or instruments, and taking all such action as the Buyer Indemnified Party reasonably requests in connection with such matter; and (4) any settlement or compromise of a Specific Indemnified Claim by any Buyer Indemnified Party shall be subject to the prior written consent of Seller, which shall not be unreasonably withheld, conditioned or delayed, and the Indemnified Party shall regularly consult with the Indemnifying Party in connection with any Specific Indemnified Claim.
10.5.    Indemnification Waterfall. All claims made by any Buyer Indemnified Party pursuant to this Article 10 with respect to the L&R Matters shall be exclusively satisfied first from the L&R Matters Escrow Account until its depletion and second from the General Escrow Account until the earlier of its expiration or depletion. All claims made by any Buyer Indemnified Party pursuant to this Article 10, except claims relating to the L&R Matters (which shall be satisfied as provided in the previous sentence) shall be satisfied from the sources and in order of priority set forth immediately below:
(a)    First, from the General Escrow Account until the aggregate of all Losses as finally determined pursuant to this Agreement against Seller that are satisfied from the General Escrow Account exceed Thirty Five Million Dollars ($35,000,000), with any excess being satisfied pursuant to Section 10.5(b), Section 10.5(c) or Section 10.5(d), as applicable;
(b)    Second, from the R&W Insurance Policy until the aggregate of all Losses as finally determined pursuant to this Agreement against Seller that are satisfied from the R&W Insurance Policy exceed the coverage limit of the R&W Insurance Policy, with any excess being satisfied pursuant to Section 10.5(c); provided, however, that any claim that is not covered by the R&W Insurance Policy shall be satisfied first from the General

Escrow Account until the earlier of its expiration or depletion and, second, in accordance with Section 10.5(d), as applicable;
(c)    Third, from the General Escrow Account until the earlier of its expiration or depletion; and
(d)    Fourth, solely with respect to claims relating to (i) the Fundamental Polycom Representations and the Specified Representation, (ii) Section 10.1(a)(ii), (iii) Section 10.1(a)(iv), (iv) Section 10.1(a)(v), or (v) any Indemnified Taxes, directly from Seller, to the extent not satisfied under any other provision of this Section 10.5.
10.6.    Pre-Closing Officers and Directors. Notwithstanding anything to the contrary herein or in any Organizational Documents of any Polycom Company, the pre-Closing directors and officers of each Polycom Company shall not be entitled to exculpation, indemnification or contribution from Buyer or, after Closing, any Polycom Company for or in connection with any facts or circumstances that are the subject matter of or related to an indemnification claim under this Article 10 brought by any Buyer Indemnified Party.
10.7.    Certain Determinations. Notwithstanding anything to the contrary contained in this Agreement, for purposes of determining whether there has been a breach and the amount of any Losses that are the subject matter of a claim for indemnification hereunder with respect to such breach, each representation and warranty of a Party set forth in this Agreement shall be read without regard and without giving effect to the term(s) “material” or “Material Adverse Effect” or similar materiality qualifiers, in each case, as if such words and surrounding related words (e.g., “reasonably be expected to,” “could have” and similar restrictions and qualifiers) were deleted from such representation or warranty; provided, however, that this Section 10.7 shall not apply to the representation and warranty of Polycom and Seller set forth in clause (C) of Section 4.6(a) and the lead in to Section 4.9 or the representation and warranty of Buyer set forth in clause (B) of Section 5.6 and the lead in to Section 5.9.
10.8.    Mitigation. Each of the Parties agrees to take all commercially reasonable steps to mitigate their respective Losses, which steps may include the filing of insurance claims (including under the R&W Insurance Policy, but recognizing that it may be commercially reasonable to elect not to file an insurance claim), upon and after any member of executive management of such Party becomes aware of any event or condition that would reasonably be expected to give rise to any Losses for which such party may be entitled to indemnification hereunder; provided, however, that Buyer will have no obligation to litigate or arbitrate with any insurance provider, including the R&W Insurer Policy provider, with respect to any such insurance claims, and provided, further, that Buyer will not have any obligation (a) to seek insurance recovery in respect of Losses to the extent recovery of such Losses would be precluded or would preclude other (i) pending claims or (ii) claims reasonably likely, based upon past claims experience, to be submitted as a result of the applicable policy coverage limit, or (b) to maintain insurance for the benefit or in the name of the Polycom Companies, or to make the Polycom Companies named insureds, after the Closing (in each case, other than the R&W Insurance Policy and the Tail Coverage).

10.9.    Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnified Party (including pursuant to this Article 10) in connection with any claim or demand by any Person other than the Parties or their respective Affiliates, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such claim or demand against any claimant or plaintiff asserting such claim or demand (except with respect to either Party’s customers, suppliers, employees, licensors and landlords). Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost of such Indemnifying Party, in presenting any subrogated right, defense or claim.
10.10.    Exclusive Remedy. Exclusive Remedy. Notwithstanding anything to the contrary herein, except in connection with a dispute under Section 2.4 (which shall be governed exclusively by Section 2.4), or as provided in Section 7.2 or Section 13.11 or for claims relating to fraud, the indemnification provisions of Article 10 and the R&W Insurance Policy shall be the sole and exclusive remedy of the Parties following the Closing for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the Parties, or any other provision of this Agreement.
10.11.    Effect of Investigation. The representations, warranties and covenants of an Indemnifying Party, and Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its representatives) or by reason of the fact that the Indemnified Party or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Article 8 or Article 9, as the case may be.

11.    CLOSING
11.1.    Closing Date; Location. Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned in accordance with Article 12, and provided that the conditions to the Closing set forth in Article 8 and Article 9 are satisfied or waived in writing in the manner provided therein, the consummation of the transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m., Pacific Time, on the date that is the later of (a) three (3) Business Days after the later of (i) the conditions in Article 9 and Article 10 have been satisfied or waived in writing, and (ii) the expiration of the Marketing Period and (b) July 2, 2018, or at such other location, time and date as the Parties shall agree in writing. However, if any of the conditions set forth in Article 8 and Article 9 are not satisfied on a date on which the Closing is to occur pursuant to this Section 11.1 (including this sentence), then any Party may, by notice to the other Parties, postpone the Closing to the date five (5) Business Days after such date. Further, if such conditions are satisfied on a date such that the Closing would occur a day that is not the first day of Buyer’s fiscal month, then Buyer may postpone the Closing to the first day of Buyer’s immediately following fiscal month. The Parties intend that the Closing shall be effected, to the extent practicable, by conference call, the electronic delivery of documents and the prior physical exchange of certain other documents to be held in trust by outside counsel to the recipient

Party pending authorization by the delivering Party (or its outside counsel) of their release at the Closing. The actual date of the Closing shall be referred to as the “Closing Date,” and if the Closing occurs, the Closing shall be deemed to have become effective as of 12:01 a.m. Pacific time on the Closing Date (the “Effective Time”).
11.2.    Documents to be Delivered by Polycom and Seller. At the Closing, Polycom and Seller shall deliver to Buyer the following documents, in each case, duly executed or otherwise in proper form:
(a)    Stock Powers. Duly executed stock powers for the Shares.
(b)    General Release. A general release, in the form attached hereto as Exhibit 11.2(b).
(c)    Compliance Certificate. A certificate signed by an officer of Seller and Polycom, in form and substance reasonably satisfactory to Buyer, certifying, representing and warranting that the conditions set forth in Section 8.1 and Section 8.2 have been satisfied (except to the extent waived in writing by Buyer).
(d)    Polycom Secretary’s Certificate. A certificate signed by the secretary or an assistant secretary of Polycom, in form and substance reasonably satisfactory to Buyer, certifying the incumbency of each person executing any document on behalf of Polycom delivered to Buyer pursuant hereto and further certifying that attached thereto is (i) a true and complete copy of the certificate of incorporation of Polycom, certified as of a recent date by the appropriate Governmental Authority in the State of Delaware; (ii) a true and complete copy of the Organizational Documents of Polycom; (iii) a true and complete copy of the resolutions of the board of directors of Polycom and Seller (as the sole stockholder of Polycom), in form and substance reasonably satisfactory to Buyer, authorizing and approving this Agreement and the other documents and instruments to be executed and delivered by Polycom pursuant hereto and the consummation of the transactions contemplated hereby and thereby; and (iv) a true and complete copy of a certificate of good standing or equivalent status for Polycom, issued as of a recent date by the appropriate Governmental Authority in the State of Delaware.
(e)    Seller Secretary’s Certificate. A certificate signed by the secretary or an assistant secretary of Seller, in form and substance reasonably satisfactory to Buyer, certifying the incumbency of each person executing any document on behalf of Seller delivered to Buyer pursuant hereto and further certifying that attached thereto is (i) a true and complete copy of the resolutions of the managing member of Seller, in form and substance reasonably satisfactory to Buyer, authorizing and approving this Agreement and the other documents and instruments to be executed and delivered by Seller pursuant hereto and the consummation of the transactions contemplated hereby and thereby; and (ii) a true and complete copy of a certificate of good standing or equivalent status for Seller, issued as of a recent date by the appropriate Governmental Authority in the State of Delaware.

(f)    Resignations. The resignations of the directors of Polycom, effective as of the Closing Date, in form and substance reasonably satisfactory to Buyer, duly executed by such persons.
(g)    Evidence of Termination of Related Party Transactions. Evidence of the termination of all Contracts set forth in Schedule 6.7 and in form and substance reasonably satisfactory to Buyer.
(h)    Payoff Letters; Lien Releases. The Payoff Letters, and such other written evidence, in form and substance reasonably satisfactory to Buyer, of the release of all Liens on or otherwise affecting the property or assets of each Polycom Company and the Shares under the Credit Agreements.
(i)    FIRPTA Certificates. An affidavit signed by an authorized officer of Polycom in compliance with Treasury Regulations §1.1445-2(c)(2), certifying that the interests acquired hereunder is not a United States Real Property Interest as defined in Code section 897(c)(1), or a United States Real Property Holding Corporation as defined in Code section 897(c)(2), as the case may be for purposes of U.S. income taxation within the meaning of Section 1445 of the Code.
(j)    Form W‑9, W-8, or W8-BEN-E Beneficial Interest Statement. A properly completed and duly executed Form W‑9, W-8, or W8-BEN-E, or other applicable and appropriate information statement from Seller.
(k)    Escrow Agreement. The Escrow Agreement, duly executed by Seller and the Escrow Agent.
(l)    Stockholders’ Agreement. A Stockholders’ Agreement in the form attached hereto as Exhibit 11.2(l) (the “Stockholders’ Agreement”), duly executed by Seller.
11.3.    Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver to the applicable recipients thereof the payments and delivery of the Closing Stock Consideration set forth in Section 2.3; and to Seller, the following documents, in each case, duly executed or otherwise in proper form:
(a)    Compliance Certificate. A certificate signed by the principal executive officer of Buyer, in form and substance reasonably satisfactory to Seller, certifying, representing and warranting that the conditions set forth in Section 9.1 and Section 9.2 have been satisfied (except to the extent waived in writing by Buyer).
(b)    Escrow Agreement. The Escrow Agreement, duly executed by Buyer.
(c)    Stockholders’ Agreement. The Stockholders’ Agreement, duly executed by Buyer.
(d)    Secretary’s Certificate. A certificate signed by an officer of Buyer, in form and substance reasonably satisfactory to Seller, certifying the incumbency of each person executing any document on behalf of Buyer delivered to Seller pursuant hereto and further certifying that attached thereto is (i) a true and complete copy of the resolutions of the board of directors of Buyer, in form and substance reasonably satisfactory to Seller, authorizing and approving this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto, the consummation of the transactions contemplated hereby and thereby, including the adoption of the amendment to Buyer’s amended and restated bylaws in the form attached hereto as Exhibit 11.3(d) (“Buyer’s Bylaws Amendment”), effective as of the Closing; and (ii) a true and complete copy of a certificate of good standing or equivalent status for Buyer, issued as of a recent date by the appropriate Governmental Authority in the State of Delaware.
(e)    FIRPTA Certificates. An affidavit signed by an authorized officer of Buyer in compliance with Treasury Regulations §1.1445-2(c)(2), certifying that the interests acquired hereunder is not a United States Real Property Interest as defined in Code section 897(c)(1), or a United States Real Property Holding Corporation as defined in Code section 897(c)(2), as the case may be for purposes of U.S. income taxation within the meaning of Section 1445 of the Code.

12.    TERMINATION
12.1.    Termination Without Breach. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:
(a)    by mutual written agreement of Buyer and Seller;
(b)    by either Buyer or Seller in the event the Closing shall not have occurred on or before September 28, 2018, or such later date as Buyer and Seller shall agree upon in writing (the “Termination Date”); provided, however, that Buyer or Seller may elect, by providing written notice to the other Party at least one (1) Business Day prior to the Termination Date, to extend the Termination Date for a period not to exceed ninety (90) days in the event that the conditions set forth in Section 8.4, Section 8.5, Section 9.5 or Section 9.6 (provided in the case of Section 8.4 or 9.5, to the extent related in whole or in part to or arising under any Regulatory Law) have not been satisfied on or before the Termination Date; provided, further, that neither Buyer nor Seller shall have the right to extend the Termination Date if the failure of the conditions set forth in Section 8.5 or Section 9.6 to be satisfied on or before the Termination Date has resulted from any breach of this Agreement by such Party (or, with respect to Seller, any Polycom Company); or
(c)    by either Buyer or Seller, by providing written notice to the other Party, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any final, non-appealable Order or any Law, or refused to grant any required consent or approval, that has the effect of making the consummation of the transactions contemplated hereby illegal or that otherwise prohibits the consummation of the transactions contemplated hereby.

12.2.    Termination for Breach.
(a)    Termination by Buyer. If (i) Polycom or Seller shall have breached or failed to comply with any of its covenants or other agreements contained in this Agreement or any of its representations and warranties set forth in this Agreement shall have become untrue as of any date subsequent to the Agreement Date; (ii) such breach, failure to perform or the failure of such representations and warranties to be true and correct, individually or in the aggregate, (A) would cause either of the conditions in Section 8.1 or Section 8.2 not to be satisfied or (B) has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the transactions contemplated hereby; (iii) Buyer shall have delivered to Seller written notice of such breach or failure to perform; and (iv) such breach or failure to perform is incapable of being cured by Seller or Polycom prior to the Termination Date or, if such breach or failure to perform is capable of being cured, Seller or Polycom shall not have cured such breach or failure to perform within thirty (30) days after receipt of such written notice (but no later than the Termination Date), then Buyer may, upon written notice to Seller at any time prior to the Closing, terminate this Agreement with the effect set forth in Section 12.3.
(b)    Termination by Seller.
(i)    If (A) Buyer shall have breached or failed to comply with any of its covenants or other agreements contained in this Agreement or any of its representations and warranties set forth in this Agreement shall have become untrue as of any date subsequent to the Agreement Date; (B) such breach, failure to perform or the failure of such representations and warranties to be true and correct, individually or in the aggregate, (I) would cause either of the conditions in Section 9.1 or Section 9.2 not to be satisfied or (II) has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the transactions contemplated hereby; (C) Seller shall have delivered to Buyer written notice of such breach or failure to perform; and (D) such breach or failure to perform is incapable of being cured by Buyer prior to the Termination Date or, if such breach or failure to perform is capable of being cured, Buyer shall not have cured such breach or failure to perform within thirty (30) days after receipt of such written notice (but no later than the Termination Date), then Seller may, upon written notice to Buyer at any time prior to the Closing, terminate this Agreement with the effect set forth in Section 12.3.
(ii)    This Agreement may be terminated on or prior to the Closing Date by Seller, upon written notice to Buyer, if (A) all of the conditions set forth in Article 8 have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing), (A) Seller has confirmed in a written notice delivered to Buyer that (I) all of the conditions set forth in Article 9 have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing) and (II) Seller is ready, willing and able to consummate the Closing at the time of termination and (C) Buyer fails to complete the Closing within ten (10) Business Days after the later of (x) the date the Closing is required to have occurred pursuant to Section 11.1 and (y) the date written notice is delivered pursuant to Section 12.2(b)(ii)(B).
12.3.    Effect of Termination. Termination of this Agreement pursuant to this Article 12 shall not in any way affect the rights of any Party against any other Party that has violated, breached or failed to satisfy any of the representations, warranties, covenants or obligations of such Party under this Agreement prior to termination hereof. The provisions of this Section 12.3, and Article 13, and the Parties’ obligations under Section 6.5(g), the proviso in the first sentence of Section 6.6(a) and Section 13.10 shall survive the termination of this Agreement.

13.    MISCELLANEOUS
13.1.    Disclosure Schedules.
(a)    The Polycom Companies and Seller have prepared the schedules to Article 3 and Article 4 attached to this Agreement (individually, a “Schedule” (as applicable) and collectively, the “Polycom Disclosure Schedule”) and delivered them to Buyer on the Agreement Date. Any information disclosed in a Schedule shall be deemed to be disclosed to Buyer with respect to each other representation and warranty in Article 3 and Article 4 to the extent that such disclosure contains such information so as to enable a reasonable person to determine that such disclosure qualifies or otherwise applies to such other representation or warranty. The Polycom Disclosure Schedule shall not vary, change or alter the language of the representations and warranties contained in this Agreement except as expressly contemplated by this Agreement. Neither the specification of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Polycom Disclosure Schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Person shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Polycom Disclosure Schedule is or is not material for purposes of this Agreement. The Polycom Disclosure Schedule is incorporated herein and expressly made a part of this Agreement as though completely set forth herein.
(b)    Buyer has prepared the schedules to Article 5, attached to this Agreement (individually, a “Buyer Schedule” (as applicable) and collectively, the “Buyer Disclosure Schedule”) and delivered them to Seller on the Agreement Date. Any information disclosed in a Buyer Schedule shall be deemed to be disclosed to Seller with respect to each other representation and warranty in Article 5 on each other Buyer Schedule of the Buyer Disclosure Schedule to the extent that such disclosure contains such information so as to enable a reasonable person to determine that such disclosure qualifies or otherwise applies to such representation or warranty. The Buyer Disclosure Schedule shall not vary, change or alter the language of the representations and warranties contained in this Agreement.

Neither the specification of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Buyer Disclosure Schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Person shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Buyer Disclosure Schedule is or is not material for purposes of this Agreement. The Buyer Disclosure Schedule is incorporated herein and expressly made a part of this Agreement as though completely set forth herein.
13.2.    Publicity. No public release or announcement relating to the transactions contemplated hereby shall be issued or made by any Party without the prior consent of Buyer and Seller (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may, in the judgment of the releasing Party, be required by Law or Order (including, for the avoidance of doubt, any Regulatory Law or by obligations pursuant to a securities exchange), in which case the Party required to make the release or announcement shall, to the extent reasonably practicable under the circumstances, allow the other Party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, (a) the Parties shall cooperate to prepare a joint press release to be issued on the Agreement Date and/or the Closing Date; (b) Polycom and Seller shall provide Buyer access to, and facilitate meetings with, employees, customers, suppliers and/or distributors of the Polycom Companies for the purpose of making announcements relating to, and preparing for the consummation of, the transactions contemplated hereby; and (c) any Party may disclose information about the transactions contemplated hereby to their respective directors, officers, employees, agents, attorneys, accountants, lenders, investors, partners, financing sources, customers, suppliers, licensors and landlords without any other Party’s prior consent.
13.3.    Assignment. Except to the extent otherwise expressly set forth in this Agreement, none of the Parties may assign, transfer or otherwise encumber this Agreement or its rights or obligations hereunder (excluding any collateral assignment for the benefit of the Financing Sources), in whole or in part, whether voluntarily or by operation of Law, without the prior written consent of Buyer and Seller, and any attempted assignment without such consent shall be void and without legal effect. Notwithstanding the foregoing, Buyer may, without the consent of Seller, assign all of its rights and obligations under this Agreement to any Affiliate of Buyer, provided that Buyer remains primarily liable for all of its obligations hereunder.
13.4.    Parties in Interest. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective heirs, personal representatives, permitted successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person any right relating in any way to employment or terms of employment with Buyer or any of its Affiliates (including, for this purpose, the Polycom Companies). Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a Party or a permitted assignee of a Party except as set forth in Section 6.5(g), Section 6.12, Article 10 and Section 13.13. Notwithstanding anything herein to the contrary, the Financing Sources shall be express third party beneficiaries of this Section 13.4 and Section 13.5, Section 13.7 and

Section 13.13, and each of such Sections shall expressly inure to the benefit of the Financing Sources and the Financing Sources shall be entitled to rely on and enforce the provisions of such Sections.
13.5.    Law Governing Agreement; Venue; Waiver of Jury Trial.
(a)    This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, excluding any choice of law rules that may direct the application of the Laws of another jurisdiction. Notwithstanding anything herein to the contrary, Polycom, on behalf of itself and each Polycom Company (and, to the extent permitted by applicable Law, on behalf of each of its equity holders, directors, officers and employees) and each of the other Parties agrees that any claim, controversy or dispute of any kind or nature (whether based upon contract, tort or otherwise) against a Financing Source that is in any way related to this Agreement or any of the other transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to any Financing, shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law); provided that (i) the interpretation of the definition of Material Adverse Effect and whether or not a Material Adverse Effect has occurred, (ii) the determination of the accuracy of any representations made in this Agreement and whether as a result of any inaccuracy thereof Buyer or its Affiliates have the right to terminate its obligations under this Agreement or to decline to consummate the transactions pursuant to this Agreement and (iii) the determination of whether the transactions contemplated by this Agreement have been consummated in accordance with the terms of this Agreement, in each case, shall be governed by, and construed and interpreted solely in accordance with, the laws of the State of Delaware without giving effect to conflicts of laws principles that would result in the application of the laws of any other state.
(b)    The Parties hereby unconditionally submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. The Parties waive any objection relating to venue in any action, suit or proceeding arising out of or relating to this Agreement in the courts of the State of Delaware or the United States of America located in the State of Delaware and expressly waive any respective rights to seek transfer to a jurisdiction other than the courts of the State of Delaware or the United States of America located in the State of Delaware. Notwithstanding anything herein to the contrary, each of Seller and Polycom, on behalf of itself and each Polycom Company (and, to the extent permitted by applicable Law, on behalf of each of its equity holders, directors, officers and employees), agree that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the other transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to any Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).
(c)    EACH PARTY HEREBY EXPRESSLY WAIVES ITS RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY FINANCING OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY FINANCING SOURCE IN CONNECTION WITH ANY FINANCING (INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE).
13.6.    Severability. If any court of competent jurisdiction determines that the provisions of this Agreement, including the provisions set forth in Section 7.3 and Section 7.4, are illegal or excessively broad as to duration, geographical scope or activity, then such provisions shall be construed so that the remaining provisions of this Agreement shall not be affected, but shall remain in full force and effect, and any such illegal or overly broad provisions shall be deemed, without further action on the part of any Person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in the applicable jurisdiction.
13.7.    Amendment. This Agreement may be amended or supplemented only pursuant to a written instrument executed and delivered by Buyer and Seller; provided, however, that this Section 13.7, Section 13.4, Section 13.5, and Section 13.13 (and any related definitions insofar as they affect such Sections) may not be amended, supplemented, waived or otherwise modified in a manner adverse to the Financing Sources, in each case, without the prior written consent of the Financing Sources party to the Debt Commitment Letter.
13.8.    Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless expressly set forth in writing and executed by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties or covenants contained in this Agreement and in any documents delivered or to be delivered pursuant hereto. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.
13.9.    Notice. All notices, requests, demands and other communications under this Agreement shall be given in writing and shall be (a) personally delivered; (b) sent by email transmission; (c) sent by registered or certified U.S. mail, return receipt requested and postage prepaid; or (d) sent by private overnight mail courier service, as follows:

If to Buyer or to Polycom after Closing, to:
Plantronics, Inc.
345 Encinal Street
Santa Cruz, California 95060
Attention: General Counsel
Email: mary.huser@plantronics.com

(with a copy to)

Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, Wisconsin
Attention: Patrick G. Quick and Benjamin F. Rikkers
Email: pgquick@foley.com; brikkers@foley.com

If to Seller or Polycom prior to the Closing, to:	Polycom, Inc. 6001 America Center Drive San Jose, California 95002 Attention: Mike Mills Email: mike.mills@polycom.com
(with a copy to)

c/o Siris Capital Group, LLC
601 Lexington Ave, 59th Floor
New York, New York 10022
Attention: General Counsel
Email: legalnotices@siriscapital.com
(with a copy, which shall not constitute notice, to)

Sidley Austin LLP
1999 Avenue of the Stars, 17th Floor
Los Angeles, CA 90067
Attention: Dan Clivner and Vijay Sekhon
Email: dclivner@sidley.com; vsekhon@sidley.com

If to Seller after the Closing, to:
c/o Siris Capital Group, LLC
601 Lexington Ave, 59th Floor
New York, New York 10022
Attention: General Counsel
Email: legalnotices@siriscapital.com

(with a copy, which shall not constitute notice, to)

Sidley Austin LLP
1999 Avenue of the Stars, 17th Floor
Los Angeles, CA 90067
Attention: Dan Clivner and Vijay Sekhon
Email: dclivner@sidley.com; vsekhon@sidley.com

or to such other person or address as any Party shall have specified by notice in writing to the other Parties. If personally delivered, such communication shall be deemed delivered upon actual receipt; if sent by facsimile or e‑mail transmission, such communication shall be deemed delivered the day of the transmission, or if the transmission is not made on a Business Day, the first Business Day after transmission (and sender shall bear the burden of proof of delivery); if sent by U.S. mail, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal; and if sent by overnight courier, such communication shall be deemed delivered upon receipt.
13.10.    Expenses. Regardless of whether or not the transactions contemplated hereby are consummated and except to the extent otherwise set forth in this Agreement (including, Sections 6.5(g), 6.6(a) (the proviso in the first sentence), 6.8 and 7.2(e)), each Party shall bear its own expenses and the expenses of its counsel and other agents and representatives in connection with the transactions contemplated by this Agreement; provided, however, that the Polycom Transaction Expenses shall be the responsibility of Seller and shall be paid in the manner set forth in Section 2.3(b).
13.11.    Equitable Relief. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Without limiting the generality of the foregoing, (i) Seller shall be entitled to specific performance against Buyer (A) of Buyer’s obligations to consummate the transactions contemplated hereby and to conduct the Closing upon the satisfaction or waiver of the conditions set forth in Article 8 (Conditions Precedent to Buyer’s Obligations) and (B) to enforce and to prevent any breach by Buyer of its covenants under this Agreement and (ii) Buyer shall be entitled to specific performance against Polycom and Seller (A) of Polycom and Sellers’ obligation to consummate the transactions contemplated hereby and to conduct the Closing upon the satisfaction or waiver of the conditions set forth in Article 9 (Conditions Precedent to Polycom’s and Seller’s Obligations) and (B) to enforce and to prevent any breach by Polycom and Seller of their covenants under this Agreement. Any requirements for the securing or posting of any bond in connection with such remedy are waived. Each of the Parties hereby irrevocably waives, and agrees not to assert or attempt to assert, by way of motion or other request for leave from the court, as a defense, counterclaim or otherwise, in any proceeding of any kind involving any claim or argument that there is an adequate remedy at law or that an award of specific performance is not otherwise an available or appropriate remedy. Notwithstanding anything to the contrary in this Agreement, termination of this Agreement shall not relieve a Party of any liability for breach of this Agreement, and shall be in addition to any and all other rights and remedies at law or in equity a Party has against another Party for (x) the loss suffered as a result of any failure of the transactions contemplated hereby to be consummated and (y) any other losses, damages, obligations or liabilities suffered as a result of or under this Agreement, and all such rights and remedies shall be cumulative and non-exclusive.
13.12.    Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto) and the Confidentiality Agreement supersede all prior agreements (including that certain Non-Binding Term Sheet, dated February 5, 2018, between Buyer and Polycom) and constitutes (together with the other documents and instruments to be executed and delivered pursuant hereto) a complete and exclusive statement of the terms of the agreement among the Parties with respect to its subject matter. There have been and are no representations, warranties or covenants among the Parties other than those set forth or provided for in this Agreement (including the Schedules attached hereto).
13.13.    No Recourse. No past, present or future shareholder, director, member, manager, officer, employee, incorporator, Affiliate, agent or attorney or representative of (i) Buyer shall have any liability for any obligations or liabilities of Buyer under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and (ii) Seller shall have any liability for any obligations or liabilities of Seller or the Polycom Companies under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Notwithstanding anything herein to the contrary, each of Seller, Polycom, on behalf of itself and each Polycom Company (and, to the extent permitted by applicable Law, on behalf of each of its equity holders, directors, officers and employees) acknowledges and agrees that it (and such other Persons) shall have no recourse against the Financing Sources, and the Financing Sources shall be subject to no liability or claims by any Polycom Company (or such other Persons) in connection with the Debt Financing or in any way relating to this Agreement or any of the transactions contemplated hereby or thereby, whether at law, in equity, in contract, in tort or otherwise, and no Financing Source shall have any rights or claims against any Polycom Company in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, following consummation of the transactions contemplated hereby, the foregoing will not limit the rights of the parties to the Debt Financing under any commitment letter or any definitive agreements related thereto.

13.14.    Counterparts. This Agreement may be legally executed by signatures exchanged and legally delivered via facsimile or other electronic means and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
13.15.    No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the Parties, each of the Parties confirms that both it and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.
13.16.    Interpretive Provisions. For purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa; (ii) the words “including” and “include” shall be deemed to be followed by the words “without limitation”; (iii) the word “or” is not exclusive; (iv) the words “herein,” “hereof,” “hereby,” “hereto” or “hereunder” refer to this Agreement as a whole; (v) references to “Dollars” or “$” shall mean United States Dollars; (vi) references to “written” or “in writing” include in electronic form; (vii) any reference to “days” means calendar days unless Business Days are expressly specified; and (viii) when calculating the period of time before which, within which or following which any act is to be done or action taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end at the close of business on the next succeeding Business Day. Unless the context otherwise requires, references in this Agreement: (A) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (B) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (C) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Schedules and Exhibits referred to in this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.
13.17.    Definitions. For purposes of this Agreement, the term:
(a)    “Adjusted Net Working Capital” means the Current Assets minus the Current Liabilities, calculated in accordance with the Accounting Principles and Methodologies.
(b)    “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of more than fifty percent (50%) of the outstanding voting power of such Person or the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.
(c)    “Affordable Care Act” means the Patient Protection and Affordable Care Act of 2010, as amended, and all regulations issued thereunder and rulings issued with respect thereto.
(d)    “Anti-Corruption or Anti-Bribery Laws” means all domestic and foreign Laws that are designed to deter, prevent, or combat the bribery or other corruption of Public Officials in connection with business transactions, including (i) the United States Foreign Corrupt Practices Act of 1977 (15 U.S.C. § 77dd-1, et seq.), and (ii) the United Kingdom Bribery Act (2010).
(e)    “Burdensome Condition” means any condition or requirement (including any Order, judgment or decree) by any Governmental Authority requiring Polycom or Buyer or any of their respective Affiliates to (i) pay any additional amount (other than filing fees required by Law), provide any consideration, divest, license, lease, sell (or proffer to sell), transfer, dispose of or hold separate (including through the establishment of a trust or otherwise) or otherwise encumber any asset, license, operation, right, product line, business, security, instrument or interest of Polycom, the Buyer, or any of their respective Affiliates, or (ii) agree to (or proffer to agree to) any obligation, liability or change, or impose any limitation or restriction on Polycom, the Buyer or any of their Affiliates to conduct their businesses or own their assets or to acquire, hold or exercise full rights of ownership of the businesses of Polycom, the Buyer or any of their respective Affiliates that, in the case of both clauses (i) and (ii), in the aggregate or individually, would reasonably be expected to (A) be material and adverse to the economic or business benefits of the transactions contemplated hereby to the Buyer and its Affiliates or (B) be material and adverse to the business, operations or assets of Buyer and its respective Subsidiaries, or Polycom and its respective Subsidiaries, each respectively taken as a whole, relative to the manner in which such Persons’ operations are currently conducted.
(f)     “Business Day” means any day except a Saturday, Sunday or other date on which banking institutions located in the State of California or New York are authorized by Law or Order to close.
(g)    “Buyer Business” means the design, manufacture, and marketing of lightweight communications headsets, telephone headset systems, other communication endpoints, and accessories for the worldwide business and consumer markets.
(h)     “Buyer Common Stock” means the common stock of Buyer, par value $0.01 per share.
(i)    “Buyer Company” means Buyer, together with its Subsidiaries.
(j)    “Buyer Contract” means each Contract of the type described in Section 5.20(a).

(k)     “Buyer Indebtedness” means, without duplication: (i) all obligations of any Buyer Company for bank or other third party indebtedness for borrowed money; (ii) all obligations of any Buyer Company evidenced by bonds, debentures, notes, mortgages (including chattel mortgages) or other similar instruments; (iii) all obligations in respect of bid bonds, performance bonds or letters of credit, to the extent drawn, and bankers’ acceptances issued for the account of any Buyer Company; and (iv) all accrued and unpaid interest, premiums, make-whole payments, change of control payments, and prepayment or redemption premiums fees or penalties with respect to any of the foregoing.
(l)    “Buyer Licensed Intellectual Property Rights” means Intellectual Property Rights under which any Buyer Company is granted rights under a License Agreement.
(m)    “Buyer Owned Intellectual Property Rights” means Intellectual Property Rights owned in whole or in part by any Buyer Company.
(n)    “Buyer Real Property” means all material real property leased, subleased, used or occupied by each Buyer Company.
(o)    “Buyer SEC Reports” means all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished, as the case may be, by Buyer to the SEC since March 31, 2016.
(p)    “Buyer’s Knowledge” or “Knowledge of Buyer” or similar knowledge qualifiers shall mean, and shall be limited to, the knowledge of any of the individuals set forth on Schedule 13.17(p).
(q)    “Buyer Plan” means any “employee benefit plan” as defined by Section 3(3) of ERISA, each employment agreement, severance agreement, and any other plan, program, arrangement or agreement, whether written or unwritten, providing for compensation, bonuses, profit-sharing, equity compensation or other forms of incentive or deferred compensation, insurance (including any self-insured arrangements), vacation, paid time off, health or medical benefits, disability or sick leave payments, change of control payments (whether single trigger or double trigger), or post-employment or retirement benefits (including compensation, pension, health, medical, or life insurance benefits which is maintained, administered or contributed to by Buyer or its Affiliates for the benefit of their current or former employees, officer, director, independent contractor, or other service provider of Buyer or its Affiliates (or any dependent or beneficiary thereof) (i) to which Buyer or any of its Affiliates is a party; or (ii) with respect to which Buyer or any of its Affiliates has any obligation or liability (actual or contingent).
(r)    “Cash” means the (i) aggregate cash balance of the Polycom Companies on a consolidated basis, including all cash, commercial paper, certificates of deposit and other bank deposits, treasury bills, short term investments (excluding those with a maturity exceeding 30 days) and all other cash equivalents in its accounts, and third-party checks deposited or held in its accounts that have not yet cleared (to the extent not included in Current Assets) less (ii) with respect to Cash or Cash Equivalents located in any jurisdiction located outside the United States, the amount of repatriation taxes with respect to such Cash or Cash Equivalent or its equivalents in the United States less (iii) any outstanding checks on draft of the Polycom Companies that are issued or outstanding (to the extent not included in Current Liabilities).
(s)    “Cash Consideration Amount” means an amount equal to (x) the sum of the amounts that Seller must pay pursuant to Section 2.3 other than the Closing Stock Consideration plus (y) fees and expenses related to any Financing pursuant to Section 6.5(b) not previously reimbursed by Buyer.
(t)     “CIM Information” has the meaning set forth in the definition of “Marketing Period”.
(u)     “COBRA” means the continuation coverage provisions of (i) Part 6 of Title I of ERISA; (ii) Section 4980B of the Code; or (iii) any similar state, local or Non-U.S. Law, and all regulations issued thereunder and rulings issued with respect thereto.
(v)    “Code” means the Internal Revenue Code of 1986, as amended.
(w)    “Collective Bargaining Agreement” means any Contract or any side letter to which any Party is bound or that has been entered into between any Party and any labor organization, union, works council, employee association, trade union, or other similar employee representative body.
(x)    “Confidentiality Agreement” means the Non-disclosure Agreement by and between Buyer and Polycom dated September 28, 2017.
(y)    “Confidential Information” means any information that has value to a business and is not generally known to the public or its competitors and that is or was used, developed or obtained by any Person, including any such information, observations and data concerning or consisting of (i) the business or affairs of any Person, (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, specifications and models, (v) analyses, (vi) drawings, photographs and reports, (vii) Software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) databases, (x) source code, (xi) accounting and business methods, (xii) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xiii) customers and clients and customer or client lists, (xiv) production methods, processes, Know-How, Technology and Trade Secrets, and (xv) all similar and related information in whatever form, except information generally known or available to the public. Confidential Information shall not include information that (1) is or becomes generally available to the public other than as a result of any disclosure or other action or inaction by the receiving party in breach of this Agreement; (2) is or becomes known or available to receiving party or any of its representatives on a non-confidential basis from a source (other than disclosing party or any of its subsidiaries, affiliates or representatives) that, to the best of the knowledge of receiving party, is not prohibited from disclosing such Confidential Information to receiving party by a contractual, legal or fiduciary obligation; (3) was already in the receiving party’s possession or known to the receiving party prior to being disclosed or provided to the receiving party by or on behalf of the disclosing party, or (4) is or was independently developed by receiving party or any of its representatives without violation of any obligation under this Agreement.
(z)    “Contracts” means all oral and written contracts, subcontracts, purchase orders, sales orders, licenses, sublicenses, leases, subleases and all other agreements, commitments, arrangements and understandings.
(aa)    “Credit Agreements” means (a) the First Lien Credit Agreement dated as of September 27, 2016 among Polycom, Seller, the lenders from time to time party thereto and Macquarie Capital Funding LLC, as administrative agent and collateral agent, as amended, restated, supplemented or otherwise modified from time to time and (b) the Second Lien Credit Agreement dated as of September 27, 2016 among Polycom, Seller, the lenders from time to time party thereto and Macquarie Capital Funding LLC, as administrative agent and collateral agent, as amended, restated, supplemented or otherwise modified from time to time.
(bb)    “Current Assets” means the following line items as shown on the face of the Polycom Recent Audited Balance Sheet: trade receivables, net; inventories; prepaid expenses and other current assets excluding amounts included in Cash. For avoidance of doubt, the current portion of deferred tax assets are excluded from “Current Assets.” The value of the Current Assets as of immediately prior to the Effective Time shall be determined in accordance with the Accounting Principles and Methodologies as illustrated in Schedule 2.7.
(cc)    “Current Liabilities” means the following line items as shown on the face of the Polycom Recent Audited Balance Sheet: accounts payable, accrued payroll, accrued payroll and related liabilities, income taxes payable, other, deferred revenue and long-term deferred revenue and excludes current amounts included in Polycom Indebtedness (including, for avoidance of doubt, interest accruals), current accruals related to long-term cash and Obihai cash retention program, current accrued Network-1 Settlement amounts, income taxes payable, and Polycom Transaction Expenses. For the avoidance of doubt, the current portion of deferred tax liabilities are excluded from “Current Liabilities”. The value of the Current Liabilities as of immediately prior to the Effective Time shall be determined in accordance with the Accounting Principles and Methodologies as illustrated in Schedule 2.7.
(dd)    “DOJ” means any Division or component of the United States Department of Justice, including but not limited to the Antitrust Division.
(ee)    “DOL” means the United States Department of Labor.

(ff)    “EDGAR” means the SEC’s Electronic Data Gathering Analysis and Retrieval System.
(gg)    “Environmental Laws” means all Laws (including common law and Orders) relating to pollution, regulation or protection of the indoor or outdoor environment or human health, occupational safety and health, sanitation, or nuisance, including Laws relating to emissions, spills, discharges, generation, storage, leaks, injection, leaching, active or passive migration, seepage, releases or threatened releases of Waste into the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the import, export, manufacture, processing, distribution, use, treatment, storage, disposal, recycling, reuse, transport or handling of Waste, or to the reporting, disclosure, monitoring, warning or other notification of Waste, together with any regulation, code, plan, order, decree, permit, judgment, written policy or guidance, injunction, notice, Order or demand letter issued, entered, promulgated or approved thereunder.
(hh)    “Equity Interests” of any Person means any and all shares of capital stock, partnership interests, limited liability company interests, membership interests or any other equity interests or securities of such Person.
(ii)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations issued thereunder and rulings issued with respect thereto.
(jj)    “ERISA Affiliate” of any entity means each entity that is treated as a single employer with such other entity for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m), or (o) of the Code.
(kk)    “Escrow Agent” means U.S. Bank National Association, a national banking association.
(ll)    “Escrow Agreement” means an escrow agreement substantially in the form attached hereto as Exhibit 13.17(ll) to be executed as of the Closing by and among Buyer, Seller and the Escrow Agent providing for (i) the holding of the Escrowed Closing Stock Consideration in and disbursement of the Escrowed Closing Stock Consideration from the General Escrow Account in accordance with the terms hereof and thereof and (ii) the holding and disbursement of funds from the L&R Matters Escrow Account in accordance with the terms hereof and thereof.
(mm)    “Exchange Act” means mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
(nn)    “Financing” means the Debt Financing and any Alternative Debt Financing.

(oo)    “Financing Sources” means Wells Fargo Bank, National Association, Wells Fargo Securities, LLC and any other agents, arrangers, lenders, underwriters and other entities that have entered into agreements in connection with any Debt Financing, including the parties to the Debt Commitment Letter in respect of the Debt Financing or to any joinder agreements, credit agreements or other agreements entered into pursuant thereto or relating thereto, together with their affiliates and the current, former or future officers, directors, employees, partners, trustees, shareholders, equityholders, managers, members, limited partners, controlling persons, agents and representatives of each of them and the successors and assigns of the foregoing Persons.
(pp)    “Foreign Competition Law” means foreign (including supranational) Laws, Orders or administrative or judicial doctrines, and other foreign (including supranational) Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade or creating or strengthening a dominant position.
(qq)    “FTC” means the United States Federal Trade Commission.
(rr)    “Fundamental Buyer Representations” means the representations and warranties set forth in Section 5.1 (Organization), Section 5.2 (Capitalization), Section 5.3 (Subsidiaries); Section 5.4 (Authority), Section 5.24 (No Brokers or Finders) and Section 5.26 (Solvency).
(ss)    “Fundamental Polycom Representations” means the representations and warranties set forth in Section 3.1 (Organization), Section 3.2 (Authority), Section 3.3 (Ownership), Section 3.6 (No Brokers or Finders), Section 4.1 (Organization), Section 4.2 (Capitalization), Section 4.3 (Subsidiaries), Section 4.4 (Authority) and Section 4.29 (No Brokers or Finders).
(tt)    “General Developments” shall mean (i) any developments affecting economic or political conditions in general, including changes in the financial, securities or credit markets in any jurisdiction, (ii) changes or conditions generally affecting the industries, markets or geographical areas in which Buyer or a Polycom Company (as applicable) operates, (iii) geopolitical conditions, the outbreak or escalation of hostilities, civil disobedience, acts of war, sabotage or terrorism or any escalation or worsening of the foregoing, the declaration by any Governmental Authority of a state of emergency or any natural disasters (including hurricanes, tornadoes, floods or earthquakes), (iv) any action taken or not taken, as applicable, by the Buyer or its Affiliates or by Polycom or the Polycom Subsidiaries or their respective Affiliates at the written request of the other Party, (v) any changes in or interpretations of any applicable Law or generally accepted accounting practices occurring after the Agreement Date, (vi) the public announcement of this Agreement and the transactions contemplated hereby or (vii) any failure by a Polycom Company or Buyer (as applicable) to meet any internal or published projections, forecasts or predictions in respect of financial or operating performance for any future period, but excluding, in each of the cases described in clauses (i)‑(v), any effect to the extent arising from any change, effect, condition, factor or circumstance that has, or is reasonably likely to have, a materially disproportionately impact on the business, results of operations, properties, condition (financial or otherwise), assets or liabilities of the Polycom Companies (taken as a whole) or the Buyer Companies (taken as a whole) relative to similarly situated companies principally engaged in the industries in which Polycom or Buyer (as applicable) or any of its respective Subsidiaries conducts its business.
(uu)    “General Escrow Account” means the account designated by the Escrow Agent into which the deposit required by Section 2.3(d)(i) shall be made and any succeeding account in which the Escrowed Closing Stock Consideration shall be held by the Escrow Agent.
(vv)    “General Escrow Assets” means, at any given time, the funds and assets in the General Escrow Account that are available for distribution to satisfy indemnification claims under Article 10 at such time.
(ww)    “General Escrow Funds” means, at any given time, any earnings and other income on the Escrowed Closing Stock Consideration (including without limitation dividends paid thereon in cash or non-cash property other than shares of Buyer Common Stock).
(xx)    “Governmental Authority” means any government or governmental, administrative or regulatory body thereof, or political subdivision thereof, whether federal, state, local, foreign or supranational, or any department, agency, instrumentality or authority thereof, or any court, tribunal, self-regulatory body or arbitral or judicial body (including any grand jury).
(yy)    “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
(zz)    “Indemnified Taxes” means the amount of any Taxes attributable to (i) all Taxes (or nonpayment thereof) of any Polycom Company for any Pre-Closing Tax Period; (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Polycom Company (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 (or any corresponding provision of state, local or non-U.S. Law); (iii) any inaccuracy or breach of any representation or warranty contained in or made pursuant to Section 4.8 (Tax Matters), including the Specified Representations; (iv) any payroll Taxes imposed on any Polycom Company related to the payment of any compensation paid or incurred in connection with the transactions contemplated by this Agreement (including payroll Taxes, if any, relating to the Polycom Indebtedness or Polycom Transaction Expenses); and (v) all Taxes of any Person imposed on any Polycom Company as a transferee or successor, by contract or otherwise, which Taxes relate to any event or transaction occurring prior to the Closing; provided, however, that in the case of clauses (i), (ii), (iii), and (iv), Indemnified Taxes shall only include Taxes that exceed the amount, if any, explicitly reserved for such Taxes

(excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Final Closing Statement.
(aaa)     “Intellectual Property Rights” means all intellectual property rights, administrative and legal rights arising therefrom and relating thereto throughout the world, including: (i) patents, patent applications, patent disclosures, inventions, industrial designs and models (whether or not patentable and whether or not reduced to practice) and any improvement, reissue, continuation, continuation in part, division, provisional, revision, extension, renewal or reexamination thereof; (ii) trademarks, service marks, trade dress, logos, trade names (whether registered or not), corporate names, slogans, fictitious names, other source identifiers, and internet domain names, and internet and world wide web URLs or addresses, together with all applications (including intent-to-use applications), including all goodwill associated therewith; (iii) copyrights (whether registered or unregistered), database rights and works of authorship; (iv) mask works and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology; (v) all registrations, applications and renewals for any of the foregoing; (vi) Trade Secrets, Know-How and Confidential Information; (vii) Internet Assets; (viii) all copies and tangible embodiments of the foregoing (in whatever form or medium); and (ix) all moral rights, “droit moral” or rights of attribution or integrity in any of the foregoing
(bbb)    “Internet Assets” means all websites, and domain names.
(ccc)    “Inventory” means inventories of raw materials, work-in-process and finished goods (including all such in transit), and all spare, service and repair parts, supplies and components held for sale, together with related packaging materials.
(ddd)    “IRS” means the Internal Revenue Service.
(eee)    “Know-How” means all proprietary technical information and know (other than Trade Secrets and the information disclosed or referenced therein) that are used in connection with the development and commercialization of a business or any product developed, formulated, manufactured, distributed, sold, licensed, leased or delivered by or on behalf of any business.
(fff)    “L&R Matters” means the litigation and regulatory matters set forth on Schedule 13.17(fff).
(ggg)    “L&R Matters Completion Date” has the meaning set forth on Schedule 13.17(fff).
(hhh)    “L&R Matters Escrow Account” means the account designated by the Escrow Agent into which the deposit required by Section 2.3(c)(i) shall be made and held by the Escrow Agent.
(iii)    “L&R Matters Threshold” means the limit set forth in Schedule 13.17(fff).

(jjj)    “Law” means any applicable foreign, supranational, federal, state or local law (including common law), statute, code, ordinance, Order, rule or regulation.
(kkk)    “Liability” or “Liabilities” means any Polycom Indebtedness or Buyer Indebtedness (as applicable), guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, fine, penalty (only to the extent actually awarded to a third party), obligation, fixed or unfixed, liquidated or unliquidated, secured or unsecured.
(lll)    “License Agreement” means any agreement (including any outstanding decrees, orders, judgments, settlement agreements and stipulations) pursuant to which a Person is granted any license or other rights in or to any Intellectual Property Rights or User Data, including any right to modify, distribute, promote, market, sell or otherwise use any Intellectual Property Rights or User Data.
(mmm)    “Lien Release Transactions” means, upon the repayment in full of all applicable obligations (other than the obligations that expressly survive by their terms) on the Closing Date, the (a) release, termination and discharge of all Liens on the assets and property of the Polycom Companies and the Shares, including any Liens securing the obligations under the Credit Agreements (other than in respect of any cash used to cash collateralize any existing letters of credit, if any) and (b) execution, delivery and receipt, as applicable, of any required notices of prepayment, the Payoff Letters, lien terminations, releases, instruments of discharge and similar documentation.
(nnn)    “Liens” means any mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses (excluding non-exclusive licenses granted in the ordinary course of business), equities, options, conditional sales contracts, assessments, levies, easements, reservations, encroachments, hypothecations, restrictions, rights-of-way, exceptions, limitations, charges, possibilities of reversion, rights of refusal or encumbrances of any nature whatsoever, including voting trusts or agreements, proxies and marital or community property interests.
(ooo)    “Litigation” means any complaint, action, suit, proceeding, arbitration or other alternate dispute resolution procedure, demand, claim, investigation or inquiry, whether civil, criminal, commercial or administrative.
(ppp)    “Loss” or “Losses” means and includes (i) all Liabilities; (ii) all losses, damages, judgments, awards, penalties (but only to the extent penalties are actually awarded to a third party) and settlements; (iii) all demands, claims, suits, actions, causes of action, proceedings and assessments; and (iv) all costs and expenses (including prejudgment interest in any litigated or arbitrated matter and other interest), court costs and fees and expenses of attorneys, consultants and expert witnesses of investigating, defending or asserting any of the foregoing or of enforcing this Agreement.
(qqq)    “Lower Adjusted Net Working Capital Target” means an amount equal to negative $190,000,000.

(rrr)    “Marketing Period” means the at least 15 consecutive Business Day period afforded to the Lead Arranger (as defined in the Debt Commitment Letter) to syndicate the Financing pursuant to and in accordance with the terms of the Debt Commitment Letter after the receipt of all information customarily provided by a borrower for inclusion in a confidential information memorandum to be used in connection with the Debt Financing (including the financial statements referred to in Section 7(a), (b) and (c) of the Debt Commitment Letter) and customary 10b-5 representation letter (consistent with the provisions set forth in Section 6.5(b)(iv)) and customary authorization letter, collectively, the “CIM Information”); provided that if such period has not ended on or before August 17, 2018, it shall not commence before September 4, 2018, and such period shall not include any date from July 2, 2018 through and including July 6, 2018. If Polycom in good faith reasonably believes that it has delivered the CIM Information, it may deliver to Buyer written notice to that effect (stating when it believes it completed any such delivery), in which case the receipt of the CIM Information shall be deemed to have occurred and the 15 consecutive business day period described above shall be deemed to have commenced on the date of receipt of such notice, unless Buyer in good faith reasonably believes that Polycom has not completed delivery of the CIM Information and, within two business days after its receipt of such notice from Polycom, Buyer delivers a written notice to Polycom to that effect (stating with specificity which information is required to complete the delivery of the CIM Information); provided that solely for purposes of the Marketing Period, if the Marketing Period shall have commenced and after such commencement, any person shall be required to deliver any additional information pursuant to paragraph 7 of the Debt Commitment Letter, delivery of such additional information shall not cause the Marketing Period to restart or be extended.
(sss)    “Material Adverse Effect” shall mean any change, effect, condition or circumstance that is or is reasonably likely to (i) be materially adverse to the business, results of operations, properties, condition (financial or otherwise), assets or liabilities of Polycom or Buyer, as applicable, and its Subsidiaries taken as a whole or (ii) materially impede Polycom or Buyer (as applicable) from consummating the transactions contemplated hereby. Notwithstanding the foregoing, General Developments, Transaction Developments or Losses relating to the L&R Matters (to the extent such Losses do not exceed Seventy Five Million Dollars ($75,000,000)) shall not be deemed, either alone or in combination, to constitute a Material Adverse Effect.
(ttt)    “Material Contract” means (i) with respect to Polycom, (A) any Contract listed (or required to be listed) on Schedule 4.20(a) and (B) any Polycom Intellectual Property Rights Contract and (C) any Polycom Real Property Leases, and (ii) with respect to Buyer, any Contract listed (or required to be listed) on Schedule 5.20(a).
(uuu)    “McDowell Agreement” means the Executive Employment Agreement (this “Agreement”) dated September 14, 2016, by and between Triangle Private Merger Sub Inc., a Delaware corporation, and Mary McDowell.

(vvv)    “Multiemployer Plan” has the meaning given in either Sections 3(37) or 4001(a)(3) of ERISA.
(www)    “Multiple Employer Plan” has the meaning given in Section 4063 of ERISA or Section 413(c) of the Code.
(xxx)    “Non-U.S. Buyer Plan” means each Buyer Plan that primarily covers current or former employees, officers, directors or other service providers of Buyer or its Affiliates based outside of the United States and/or which is governed by the Law of any jurisdiction outside of the United States (other than any plan or program maintained by a Governmental Authority to which Buyer or its Affiliate is required to contribute pursuant to applicable Law).
(yyy)    “Non-U.S. Polycom Plan” means each Polycom Plan that primarily covers current or former employees, officers, directors or other service providers of any Polycom Company based outside of the United States and/or which is governed by the Law of any jurisdiction outside of the United States (other than any plan or program maintained by a Governmental Authority to which any Polycom Company is required to contribute pursuant to applicable Law).
(zzz)    “Obihai Acquisition Agreement” means the Agreement and Plan of Merger, entered into as of December 18, 2017, by and among Polycom, Inc., Ohio Merger Corporation, Obihai Technology, Inc., and with respect to Article 7, Article 8 and Article 9 only, Jan Fandrianto, as Stockholder Representative.
(aaaa)    “Obihai Indebtedness Amount” means Seven Million Dollars ($7,000,000).
(bbbb)    “Open Source Material” means Software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License.
(cccc)    “Order” means any order (including stipulated or administrative consent orders), injunction, judgment, decree, ruling, determination, award or writ of a Governmental Authority, or stipulated agreement with the FTC, the DOJ, or a Specified Authority.
(dddd)    “Organizational Documents” means, with respect to any Person, such Person’s certificate (or articles) of incorporation and bylaws, certificate of formation, articles of organization, limited liability company agreement, certificate of limited partnership, agreement of limited partnership, the memorandum and/or articles of association, charter, constitution, shareholders agreement, and/or other documentation governing the formation, organization, governance, ownership, and existence of such Person (including the foreign equivalent of any of the foregoing).
(eeee)    “Paid-Off Indebtedness” means each item of Polycom Indebtedness under the Credit Agreements that is to be fully paid, satisfied and retired at the Closing pursuant to Section 2.3(a). For the avoidance of doubt, the Paid-Off Indebtedness shall include all principal and interest under the Credit Agreements.
(ffff)    “Party” or “Parties” means Buyer, Polycom, and/or Seller, as the case may be.
(gggg)    “PBGC” means the Pension Benefit Guaranty Corporation.
(hhhh)    “Permit” means any approvals, consents, licenses, permits, waivers, exemptions, orders, registrations, written notices, certificates or other written authorizations of a Governmental Authority.
(iiii)    “Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature.
(jjjj)    “Polycom Business Intellectual Property Rights” means (i) all Registered Intellectual Property Rights; (ii) all unregistered Intellectual Property Rights owned by any Polycom Company; and (iii) all Polycom Licensed Intellectual Property Rights.
(kkkk)    “Polycom Common Stock” means the common stock of Polycom, par value $0.001 per share.
(llll)    “Polycom Employee” means any employee of Polycom or its Subsidiaries.
(mmmm)    “Polycom Inbound License Agreement” means any License Agreement pursuant to which any Polycom Company is granted any rights in any Intellectual Property Rights of any other Person (other than another Polycom Company).
(nnnn)    “Polycom Indebtedness” means, without duplication: (i) all obligations of any Polycom Company for bank or other third party indebtedness for borrowed money; (ii) all obligations of any Polycom Company evidenced by bonds, debentures, notes, mortgages (including chattel mortgages), capital lease or financing agreement or installment sale agreement or other similar instruments; (iii) all obligations in respect of bid bonds, performance bonds or letters of credit, to the extent drawn, and bankers’ acceptances issued for the account of any Polycom Company; (iv) all obligations in respect of any sale, “stay-around,” retention or similar bonuses or payments to current or former directors, officers, employees and consultants paid or that may become payable as a result of or in connection with the transactions contemplated hereby, including the employer portion of any payroll, social security, or similar Taxes with respect to such payments, but excluding any amounts payable under the Long-Term Cash Plan (including, in all cases, the employer portion of any payroll, social security, or similar Taxes) or the Polycom LTIP; (v) the Polycom LTIP Indebtedness; (vi) all obligations for the deferred purchase price of property or services with respect to which any Polycom Company is liable other than related to the Obihai Acquisition Agreement; (vii) all unpaid cash Taxes to the extent not contested by the Polycom Companies with the applicable Governmental Authority and specified in writing by Seller in its sole and absolute discretion; (viii) the Obihai Indebtedness Amount and the Project X Indebtedness Amount; (ix) all obligations of any Polycom Company under derivative, hedging, swap, foreign exchange or similar Contracts other than the Buyer Swap Obligations; (x) all accrued and unpaid interest, premiums, make-whole payments and prepayment or redemption premiums fees or penalties with respect to any of the foregoing; and (xi) all management fees and other amounts payable to Seller or any Affiliate of Seller (other than Polycom and its Subsidiaries).
(oooo)    “Polycom Licensed Intellectual Property Rights” means Intellectual Property Rights under which any Polycom Company is granted rights under a License Agreement.
(pppp)    “Polycom LTIP” means the Polycom, Inc. 2016 Long Term Incentive Plan (which for clarity includes the Project Ohio (Obihai) LTIP).
(qqqq)    “Polycom LTIP Indebtedness” means an amount equal to the maximum amount that could be paid in respect of the Polycom LTIP during the fourteen (14) month period following the Closing Date (including the employer portion of any payroll, social security or similar Taxes).  Polycom LTIP Indebtedness shall be calculated without taking into account the Closing Stock Consideration.
(rrrr)    “Polycom Owned Intellectual Property Rights” means Intellectual Property Rights owned in whole or in part by any Polycom Company.
(ssss)    “Polycom Plan” means any “employee benefit plan” as defined by Section 3(3) of ERISA, each employment agreement, severance agreement, and any other plan, program, arrangement or agreement, whether written or unwritten, providing for compensation, bonuses, profit-sharing, equity compensation or other forms of incentive or deferred compensation, insurance (including any self-insured arrangements), vacation, paid time off, health or medical benefits, disability or sick leave payments, change of control payments (whether single trigger or double trigger), or post-employment or retirement benefits (including compensation, pension, health, medical, or life insurance benefits), or any other material fringe benefit (i) which is maintained, administered or contributed to by Polycom or its Subsidiaries for the benefit of any current or former Polycom Employee, officer, director, independent contractor, or other service provider of any Polycom Company or beneficiary thereof to which Polycom or any of its Subsidiaries is a party; or (ii) with respect to which Polycom or any of its Subsidiaries is a party or otherwise has any obligation or liability (actual or contingent), in each case other than any plan, program, arrangement, or agreement maintained or required by a Governmental Authority.

(tttt)    “Polycom Registered Intellectual Property Rights” means all registered Intellectual Property Rights owned by any Polycom Company, including all registrations of and pending applications to register any Intellectual Property Rights owned by any Polycom Company.
(uuuu)    “Polycom Transaction Expenses” means, except as otherwise expressly set forth in this Agreement, all unpaid fees and expenses, whether or not accrued, incurred by or on behalf of any Polycom Company as of immediately prior to the Effective Time in connection with the process of selling Polycom or to the negotiation, preparation or execution of this Agreement and the other documents and instruments to be executed and delivered by any Polycom Company pursuant hereto or the performance or consummation of the transactions contemplated hereby or thereby, including (i) all fees and expenses of each Polycom Company’s legal, accounting and other professional service providers; (ii) all brokers’ or finders’ fees of Polycom; (iii) one hundred percent (100%) of R&W Insurance Policy Expenses; and (iv) ”Severance Payments” (as such term is defined in the McDowell Agreement), other than the prorated bonus under clause (D) of the definition of “Severance Payments” (including the employer portion of any payroll, social security or similar Taxes attributable to such Severance Payments); and (v) fifty percent (50%) of the cost of the Tail Coverage.
(vvvv)     “Polycom’s Knowledge” or “Knowledge of Polycom” or similar knowledge qualifiers shall mean, and shall be limited to, the actual knowledge of any of the individuals set forth on Schedule 13.17(vvvv).
(wwww)    “Polycom 401(k) Plan” means the Polycom 401(k) Retirement Savings Incentive Plan.
(xxxx)    “Pre-Closing Tax Period” means (i) any taxable period ending on or before the Closing Date and (ii) with respect to any taxable period beginning on or before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.
(yyyy)    “Products/Services” means all products or services (including Software) currently or previously sold or licensed by any Polycom Company or by any predecessor of any Polycom Company or that have borne a trademark of any Polycom Company or that of a third party but produced by any Polycom Company.
(zzzz)    “Project X Litigation” means the Litigation set forth on Schedule 13.17(zzzz).
(aaaaa)    “Project X Indebtedness Amount” means the amount set forth on Schedule 13.17(aaaaa).
(bbbbb)     “Public Official” means (i) any Person acting in an official capacity for or on behalf of any domestic or foreign government or any department, agency, or instrumentality thereof; (ii) any officer or employee of a domestic or foreign government or any department, agency, or instrumentality thereof, other than members of the reserve components of the United States Armed Forces; (iii) any Person acting in an official capacity for or on behalf of any corporation or other entity owned or controlled by any Governmental Authority; (iv) any officer or employee of any corporation or other entity owned or controlled by any Governmental Authority; or (v) any Person acting in an official capacity for or on behalf of any public international organization whose members are countries, governments of countries, and/or other public international organizations.
(cccc)    “R&W Insurance Policy” means all policies constituting the buyer side representation and warranty insurance coverage to be obtained by Buyer on substantially the terms and conditions set forth in Exhibit 6.8.
(ddddd)    “R&W Insurance Policy Expenses” means the aggregate amount of all reasonable and documented out-of-pocket premiums, underwriting fees, surplus line or other taxes, broker commissions and any other reasonable and documented out-of-pocket fees and expenses paid or payable by or on behalf of Buyer to obtain and bind the R&W Insurance Policy.
(eeeee)    “R&W Insurance Provider” shall mean all insurers or insurance providers that issue and bind the coverage constituting the R&W Insurance Policy.
(fffff)    “Regulatory Law” means any Law, Order or administrative or judicial doctrine that is designed or intended to prohibit, restrict or regulate (i) foreign investment; or (ii) actions having the purpose or effect of monopolization, lessening of competition or restraint of trade or creating or strengthening a dominant position, including the HSR Act and applicable Foreign Competition Laws.
(ggggg)    “Retained Indebtedness” means each item of Polycom Indebtedness (or portion thereof) that is not fully paid, satisfied and retired at the Closing pursuant to Section 2.3(a).
(hhhhh)    “SEC” means the U.S. Securities and Exchange Commission.
(iiiii)    “Seller Indebtedness” means, without duplication: (i) all obligations of Seller for bank or other third party indebtedness for borrowed money; (ii) all obligations of Seller evidenced by bonds, debentures, notes, mortgages (including chattel mortgages) or other similar instruments; (iii) all obligations in respect of bid bonds, performance bonds or letters of credit, to the extent drawn, and bankers’ acceptances issued for the account of Seller; and (iv) all accrued and unpaid interest, premiums, make-whole payments, change of control payments, and prepayment or redemption premiums fees or penalties with respect to any of the foregoing.
(jjjjj)    “Seller’s Knowledge” or “Knowledge of Seller” or similar knowledge qualifiers shall mean, and shall be limited to, the actual knowledge of any of the individuals set forth on Schedule 13.17(jjjjj).

(kkkkk)    “Software” means any computer program, operating system, applications system, firmware or other computer code of any nature (including any and all software implementations of algorithms, models and methodologies, program files, program and system logic, program modules, routines, and subroutines), whether operational, under development or inactive, including all object code, source code and any updates, enhancements and customization of any of the foregoing, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.
(lllll)    “Solvent” means, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of the Polycom Companies (on a consolidated basis) will exceed their debts, (b) each of the Polycom Companies (on a consolidated basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature, and (c) the Polycom Companies (on a consolidated basis) will have, sufficient capital and liquidity with which to conduct its business in the ordinary course.
(mmmmm)    “Specific Indemnified Matters” means the L&R Matters and the matters described on Schedule 10.1(a)(vi).
(nnnnn)    “Specified Authorities” means (i) the French Ministry of the Economy and Finance, (ii) the German Federal Cartel Office and (iii) The Federal Antimonopoly Service of the Russian Federation.
(ooooo)     “Specified Buyer Representation” means the representations and warranties contained in Section 5.8 (Tax Matters).
(ppppp)    “Specified Expenses” means expenses incurred by the Polycom Companies through FYE 2020 in connection with (a) to the extent mutually agreed upon by the parties, the Polycom LTIP; (b) the payments to be made by Seller in connection with terminating the Macquarie and Goldman Sachs Swap Agreements (for clarity’s sake, capped at 50% of such costs), and (c) the costs of the L&R Matters.
(qqqqq)    “Specified Jurisdictions” means France, Germany and Russia.
(rrrrr)     “Specified Representation” means the representations and warranties in Section 4.8 (Tax Matters).
(sssss)    “Subsidiary” of any Person shall mean any corporation or other form of legal entity an amount of the outstanding voting securities of which sufficient to elect at least a majority of its board of directors or other governing body (or, if there are not such voting securities, fifty percent (50%) or more of the equity interests of which) is owned or controlled, directly or indirectly, by such Person.

(ttttt)    “Taxes” means any supranational, federal, state, county, local, territorial, provincial or foreign income, net income, gross income, gross receipts, single business, unincorporated business, license, payroll, employment, excise, severance, stamp, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital, capital stock, franchise, profits, gains, withholding, social security (or similar), payroll, unemployment, disability, workers compensation, real property, personal property, escheat and unclaimed property, ad valorem, replacement, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition, whether or not disputed, and whether imposed by law, contract, or by any Governmental Authority.
(uuuuu)    “Tax Return” means any return, declaration, report, estimate, claim for refund, or information return or statement relating to, or required to be filed in connection with, any Taxes, including any schedule, form, attachment or amendment.
(vvvvv)    “Technology” means all Trade Secrets, concepts, ideas, designs, research, processes, procedures, techniques, methods, Know-How, formulas, algorithms, data, discoveries, developments, inventions, modifications, extensions, improvements, technology, Software, systems and related hardware (whether or not patentable or subject to copyright, mask work or trade secret protection).
(wwwww)    “Threshold” means One Million Dollars ($1,000,000).
(xxxxx)    “Trade Secret” or “Trade Secrets” means all trade secrets, as defined under the Delaware Uniform Trade Secret Act.
(yyyyy)    “Trading Day” means any day or days that shares of Buyer Common Stock shall trade on the New York Stock Exchange.
(zzzzz)    “Transaction Developments” shall mean the execution, delivery and performance of this Agreement.
(aaaaaa)    “Upper Adjusted Net Working Capital Target” means an amount equal to negative $140,000,000.
(bbbbbb)    “Unique Identifying Number” means an identifier uniquely associated with a Person such as a social security number, driver’s license number, passport number or customer number, but excluding an identifier which is randomly or otherwise assigned so that it cannot reasonably be used to identify such Person.
(cccccc)    “User Data” means: (i) all data related to impression and click-through activity of website users, including user identification and associated activities at a web site as well as pings and activity related to closed loop reporting and all other data associated with a user’s behavior on the internet, (ii) all data that contains a natural person’s first and last name (or last name if associated with an address), telephone number, e‑mail address, Unique Identifying Number, photograph, or any other information, alone or in combination, that allows for the identification of a natural person, (iii) all data and other content created, developed or maintained, whether by third Persons (including users of the websites of any Polycom Company) or otherwise, on any website of any Polycom Company, (iv) known, or reasonably inferred information or attributes about a user or identifier, and (v) all derivatives and aggregations of (ii), (iii) and (iv), including user profiles or other information provided by or collected from users of websites of any Polycom Company.
(dddddd)    “U.S. Buyer Plan” means each Buyer Plan that is not a Non‑U.S. Buyer Plan.
(eeeeee)    “U.S. Polycom Plan” means each Polycom Plan that is not a Non-U.S. Polycom Plan.
(ffffff)    “U.S. Securities Act” or “Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations thereunder.
(gggggg)    “Waste” means any chemicals, product, by-products, materials, substances, compounds, mixtures, vapors, wastes, or materials that (because of their toxicity, concentration, or quantity) have characteristics that are hazardous or toxic to human health, the environment, or natural resources, including: (I) any petroleum, hazardous or toxic petroleum-derived substance or petroleum product; flammable or explosive material; radioactive materials, wastes, and byproducts; asbestos or asbestos‑containing materials in any form;, urea formaldehyde foam insulation; organohalogenated flame retardant chemicals, including per- and polyfluoroalkyl substances, perfluorooctanoic acid, and perfluorooctane sulfonate; foundry sand; or polychlorinated biphenyls (PCBs), greenhouse gasses; (II) any chemical or other material or substance that is now or has been regulated, classified or defined as or included in the definition of “hazardous substance,” “hazardous waste,” “hazardous material,” “mixed waste,” “radioactive waste,” “extremely hazardous substance,” “restricted hazardous waste,” “toxic substance,” “toxic pollutant,” “pollutant” or “contaminant,” “carcinogen,” “reproductive toxicant,” “biohazardous waste,” under any Environmental Law, or any similar denomination intended to classify substances by reason of toxicity, carcinogenicity, ignitability, corrosivity, reactivity, or other deleterious property under any Environmental Law; or (III) any other chemical or other material, waste or substance, use of, exposure to which is now prohibited, limited or regulated by or under any Environmental Law. Waste includes mold if such mold is present in any structure, or portion thereof, so as to impair or inhibit the use of such structure for its intended uses.

Additional Defined Terms	Agreement Reference
Accounting Principles and Methodologies	Section 2.7
Affiliate Obligation Arrangements	Section 4.28(b)
Agreement	Preamble
Agreement Date	Preamble
Alternative Debt Commitment Letter	Section 6.5(f)
Alternative Debt Financing	Section 6.5(f)
Anti-Money Laundering Laws	Section 4.13

Base Cash Purchase Price	Section 2.1
Breach of Security	Section 4.25(m)
Buyer	Preamble
Buyer Disclosure Schedule	Section 13.1(b)
Buyer Financial Statements	Section 5.6
Buyer Indemnified Parties	Section 10.1(a)
Buyer Permitted Liens	Section 5.18
Buyer Real Property	Section 5.16
Buyer Recent Audited Balance Sheet	Section 5.6
Buyer Recent Balance Sheet	Section 5.6
Buyer Schedule	Section 13.1(b)
Buyer Stock Plan	Section 5.2(a)
Buyer Swap Obligations	Section 6.10
Buyer’s Bylaws Amendment	Section 11.3(d)
Buyer’s Counsel	Section 7.10(b)
Cash Consideration Amount	Section 2.1
Closing	Section 11.1
Closing Date	Section 11.1
Closing Statement Dispute	Section 2.4(d)(i)
Closing Statement Objection	Section 2.4(b)
Closing Stock Consideration	Section 2.1
Company Guarantees	Section 4.28(b)
Competing Transaction	Section 6.4
Continuing Employee	Section 7.8(a)
Controlling Party	Section 7.2(d)
Counsel	Section 7.10(a)
CPA Firm	Section 2.4(d)(ii)
Customs Laws	Section 4.15
Debt Commitment Letter	Section 5.25
Debt Financing	Section 5.25
Debt Financing Commitment	Section 5.25
Disclosed Conditions	Section 5.25(b)
Effective Time	Section 11.1
Engagement Letter	Section 2.4(d)(ii)
Escrowed Closing Stock Consideration	Section 2.3(d)(i)
Estimated Adjusted Net Working Capital Amount	Section 2.2(a)(ii)
Estimated Cash Amount	Section 2.2(a)(i)
Estimated Closing Date Cash Purchase Price	Section 2.2(a)
Estimated Closing Statement	Section 2.2(a)
Estimated Indebtedness Amount	Section 2.2(a)(iii)
Estimated Paid-Off Indebtedness Amount	Section 2.2(a)(iii)
Estimated Polycom Transaction Expense Amount	Section 2.2(a)(iv)
Estimated Retained Indebtedness Amount	Section 2.2(a)(iii)

Excess Obihai Amount	Section 7.7
Information	Section 6.5(b)(iv)(A)
Exclusivity Period	Section 6.4
Export Control Laws	Section 4.14
Fee Letter	Section 5.25
Final Adjusted Net Working Capital Amount	Section 2.4(e)
Final Cash Amount	Section 2.4(e)
Final Closing Date Cash Purchase Price	Section 2.4(e)
Final Closing Statement	Section 2.4(e)
Final Indebtedness Amount	Section 2.4(e)
Final Polycom Transaction Expense Amount	Section 2.4(e)
FTA	Section 4.15
GAAP	Section 2.7
General Escrow Release Date	Section 2.6(c)
Goldman Cross Currency Swap	Section 6.10
Goldman ISDA	Section 6.10
Indemnification Escrow Claim Dollar Amount	Section 2.6(a)
Indemnification Notice	Section 10.3
Indemnified Party	Section 10.3
Indemnifying Party	Section 10.3
Internal Controls	Section 5.27(d)
ITAR	Section 4.14
L&R Matters Escrow Amount	Section 2.3(c)(i)
Macquarie and Goldman Sachs Swap Agreements	Section 6.10
Macquarie Cross Currency Swap	Section 6.10
Macquarie ISDA	Section 6.10
Non-Controlling Party	Section 7.2(d)
OFAC	Section 4.14
Paid Closing Stock Consideration	Section 2.3(d)(ii)
Polycom	Preamble
Polycom Business	Recitals
Polycom Companies	Recitals
Polycom Company Software	Section 4.25(f)
Polycom Current Insurance Policy	Section 4.19(b)
Polycom Disclosure Schedule	Section 13.1(a)
Polycom Financial Statements	Section 4.6
Polycom Insurance Policies	Section 4.19(a)
Polycom Material Customer	Section 4.28(a)
Polycom Material Supplier	Section 4.28(b)
Polycom Permitted Lien	Section 4.18(a)
Polycom Privacy Policies	Section 4.25(l)
Polycom Real Property	Section 4.18(b)
Polycom Real Property Leases	Section 4.18(b)

Polycom Recent Audited Balance Sheet	Section 4.6(a)
Polycom Recent Balance Sheet	Section 4.6(b)
Polycom Web Sites	Section 4.25(l)
Patent and Trademark Office	Section 4.25(h)
Payoff Letters	Section 2.2(c)
Pending Claims	Section 2.6(c)
Personal Information	Section 4.25(m)
Preliminary Adjusted Net Working Capital Amount	Section 2.4(a)(ii)
Preliminary Cash Amount	Section 2.4(a)(i)
Preliminary Closing Date Cash Purchase Price	Section 2.4(a)
Preliminary Closing Statement	Section 2.4(a)
Preliminary Indebtedness Amount	Section 2.4(a)(iii)
Preliminary Paid-Off Indebtedness Amount	Section 2.4(a)(iii)
Preliminary Polycom Transaction Expense Amount	Section 2.4(a)(iv)
Preliminary Retained Indebtedness Amount	Section 2.2(a)(iii)
Project X Excess Amount	Section 7.8
Project X Settlement Date	Section 7.8
Projections	Section 6.5(b)(iv)(B)
Purchase Price	Section 2.1(a)
Rebuttal Period	Section 2.4(c)
Released General Escrow Funds Amount	Section 2.6(a)
Remainder General Escrow Funds Amount	Section 2.6(c)
Required Amount	Section 5.25(a)
Response Period	Section 2.4(b)
Retained General Escrow Funds Amount	Section 2.6(c)
Retained L&R Matters Escrowed Closing Stock Consideration	Section 2.6(c)
Schedule	Section 13.1(a)
Seller	Preamble
Seller Indemnified Parties	Section 10.2(a)
Seller Representatives	Section 7.4
Series A Participating Preferred Stock	Section 5.2(a)
Shareholder Loans	Section 4.28(a)
Shares	Recitals
Specific Indemnified Claim	Section 10.4(c)
Stockholders’ Agreement	Section 11.2(l)
Tail Coverage	Section 6.12
Tax Proceeding	Section 7.2(d)
Termination Date	Section 12.1(b)
Third Party Claim	Section 10.4(a)
Third Party Software	Section 4.25(f)
Transfer Taxes	Section 7.2(e)
Undesignated Preferred Stock	Section 5.2(a)

[The next page is the signature page.]

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute and deliver this Stock Purchase Agreement as of the day and year first written above.
BUYER:

PLANTRONICS, INC.

By:         /s/ Joe Burton
Name:     Joe Burton
Title:     Chief Executive Officer

SELLER:

TRIANGLE PRIVATE HOLDINGS II, LLC

By:         /s/ Peter Berger
Name:     Peter Berger
Title:     Chairman
POLYCOM:

POLYCOM, INC.

By:        /s/ Mary McDowell
Name:     Mary McDowell
Title:     Chief Executive Officer

NON-BINDING TERM SHEET FOR PROJECT PALACE
March 20, 2018
After preliminary review of certain documents provided to us by you, including the March 14, 2018 draft of the agreement pursuant to which the transactions contemplated by Project Palace are expected to be effectuated (the “Acquisition Agreement”), Euclid Transactional, LLC (“ET”) is pleased to present to you with the following proposed terms for Buyer Side Representations and Warranties Insurance. The terms set forth herein (the “Term Sheet”) are a non-binding summary of contemplated coverage and do not constitute an offer of insurance. If you would like ET to continue our underwriting review, please provide ET with a countersigned copy of this Term Sheet executed by an authorized person of the Proposed Insured and remit the Due Diligence Fee set forth in Section 7 of this Term Sheet using the wire transfer instructions set forth in the invoice attached hereto as Appendix A. Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Acquisition Agreement.

1.	Proposed Insured	To be determined.[1]
2.	Proposed Target	Polycom, Inc.
3.	Coverage	Buyer Side Representations and Warranties Insurance
4.	Limit/Retention/Premium
Limit: $30,000,000, in the aggregate.[2]
Retention: 2% of the enterprise value, in the aggregate. For the avoidance of doubt, the Retention includes and will be eroded by covered loss borne by the buyer in respect of any deductible or de minimis amounts set forth in the Acquisition Agreement (assumed to be $5,000,000). To the extent the then-remaining Retention is greater than 0.5% of the enterprise value on the later of the 12-month anniversary of the Closing and the survival date in the Acquisition Agreement with respect to the general representations, the Retention shall be reduced to such amount on such date.
Premium: $990,000

5.	Covered Provisions/Model Form
ET will endeavor to provide coverage for all of the representations and warranties set forth in Article 3 of the Acquisition Agreement and the indemnity for pre-Closing taxes set forth in Section 9.1(a)(v) of the Acquisition Agreement, but solely with respect to clauses (i), (ii), (iv), and (v) of the definition of Indemnified Taxes in the Acquisition Agreement (other than transfer taxes, taxes accurately accrued or otherwise reflected on the books and records of the Company and its Subsidiaries as of the Closing and any matters disclosed in the disclosure schedules to the Acquisition Agreement) (collectively, the
“Covered Provisions”), in each case, except as set forth below. While each policy ET issues is unique and specifically tailored to its applicable transaction (including to reflect the terms of the Acquisition Agreement and ET’s underwriting review), ET would expect to provide a form of policy based on one recently negotiated with ET by the

1 The terms set forth herein are subject to our understanding of the identity of the Buyer.
2 We may be willing to provide additional limits, including on an excess basis.

Proposed Insured, its insurance broker and/or its legal advisors (the “Model Form”).
6.	Exclusions and Other Areas of Heightened Risk
Any policy issued in connection herewith would contain the standard exclusions set forth in the Model Form and the following:
•    The Specific Indemnities or Special Matter;
•    Transfer pricing matters; and
•    Amount and availability of net operating losses and other similar tax attributes.
In addition, ET reserves the right to propose transaction-specific exclusions resulting from its underwriting review. Without limitation, the underwriting review is expected to focus on the following:
•    Product liability, warranty, and recall matters;
•    Compliance with the FLSA and other wage and hour laws;
•    Environmental matters;
•    Intellectual property matters;
•    Compliance with the FCPA and other anti-bribery laws; and
•    Collectability of accounts receivable.
For purposes of any policy issued in connection herewith, (i) the word “adequate” in Section 3.9(a)(vi) and 3.9(b)(ii) will be deemed deleted and (ii) Sections 3.32 and 3.33 of the Acquisition Agreement will be deemed deleted.

7.	Due Diligence Fee and Underwriting Process
$35,000, plus $5,000 for each excess market. The Due Diligence Fee is intended to cover our costs in connection with the underwriting of any policy (including costs of engaging outside counsel to assist us in the underwriting process). For the avoidance of doubt, if coverage is purchased in connection with this Term Sheet, the Due Diligence Fee will be separate and in addition to the Premium and will not be subject to any brokerage commission.
In connection with our underwriting process, we will require, among other things, (i) current drafts of the Acquisition Agreement, (ii) current drafts of the disclosure schedules, (iii) due diligence reports of your outside advisors in connection with the transaction and (iv) access to any datasite of target in connection with the transaction. In addition, we will want to have an underwriting call with you and your advisors to discuss the overall transaction, the due diligence process and the negotiation of the Acquisition Agreement.

8.	Expiry Date
General Representations: the 36-month anniversary of the Closing. Fundamental Representations and the Pre-Closing Tax Indemnity: the earlier of the expiration of the applicable statute of limitations and the 72-month anniversary of the Closing.
For purposes of this Term Sheet, the “Fundamental Representations”

shall be customary fundamental and tax representations. The “General
Representations” shall constitute all of the Covered Provisions other than the Fundamental Representations.
9.	Other Comments
The terms set forth herein contemplate the following coverage enhancements:
•    a materiality scrape for purposes of determining the amount of a loss and whether a breach has occurred (provided that ET will only provide such coverage if the seller’s indemnity obligations are also subject to a scrape for purposes of determining whether a breach has occurred);

•    silence as to the availability of indirect, special, remote and consequential damages and diminution in value, lost revenues, profits or opportunities or damages based on a multiple of earnings, revenue, cash flow, EBITDA or similar valuation methodologies (provided that the Acquisition Agreement does not provide an affirmative grant of such types of damages if there is a seller indemnity set forth therein); and
•    inception of coverage at the time of the execution of the Acquisition Agreement (“Signing”), subject to the following conditions: (i) the period between Signing and Closing is no greater than 75 days, (ii) receipt of a non-refundable 10% deposit (which ET will retain as liquidated damages if coverage is not acquired at Closing or if the Closing does not occur) as of the Signing, (iii) receipt of “No Claims Declarations” as of Signing and Closing, (iv) access to the deal team members to conduct bring down due diligence prior to Closing and (v) exclusion from coverage of breaches that first arise and are discovered between Signing and Closing.
In each case, ET’s ability to provide the above coverage enhancements is subject to its review of a negotiated Acquisition Agreement, and further understanding of the contemplated transaction.
The terms herein also assume that the Proposed Insureds will not limit their rights (and ET’s related subrogation rights) in the event of fraud.

10. Broker	Vipul Patel, Aon
11. Brokerage Commission	The Premium will be inclusive of a 15.5% brokerage commission.
12. Taxes
The Premium is exclusive of any applicable surplus lines or premium tax and any other similar applicable tax, fee or surcharge.
If coverage is offered and purchased, it will be the named insured under the applicable policy’s responsibility to pay any such surplus lines or premium tax or other similar applicable tax, fee or surcharge.

13. Not an Offer of Insurance
This Term Sheet is non-binding and ET makes no commitment other than to analyze the risks associated with issuing a policy in connection with this transaction. ET will perform this analysis in a manner it deems appropriate under the circumstances. No commitment to bind insurance shall exist until a binder or policy, as the case may be, is issued and executed by the parties thereto.

14. Termination	This Term Sheet will immediately and automatically terminate without further action if it has not been signed and returned to ET by April 20, 2018.
15. Miscellaneous
This Term Sheet may be executed in counterparts (and counterparts may be exchanged by electronic transmission, including email), each of which shall be deemed to be an original copy of this Term Sheet and all of which, when taken together, shall constitute one and the same agreement. Notwithstanding any reference to the “non-binding” nature of this Term Sheet, this Section and Section 7 (Due Diligence Fee) are intended to be binding on the signatories hereto, shall survive any termination or rescission of this Term Sheet, and may not be amended or modified unless each party hereto agrees to such amendment or modification in writing.

Accepted and agreed by: Euclid Transactional, LLC
By:
Name:
Title:
Proposed Insured: Plantronics, Inc.
By:
Name:
Title:

Appendix A
Due Diligence Fee Invoice

Description	Due Diligence Fee with Respect to Project Palace
Amount	$35,000, plus $5,000 for each excess market
Remit to Bank Name	The Northern Trust Company
Bank Address	101 South Cross Street, Wheaton, IL 60187
ABA/SWIFT #	ABA: 07 1000152
For Credit To	Euclid Transactional, LLC
Account Number	A/C # 3801 67 1887

March 23, 2018
Vipul Patel
Aon Transaction Solutions

Re:	Project Palace Non-Binding Indication Letter for Excess Buyer-Side Representations and Warranties Insurance
Dear Vipul:
Thank you for providing us with information and materials for a preliminary review of the above captioned matter. QBE may be interested in pursuing the business opportunity you have presented. Our interest would be subject to satisfactory terms, conditions and pricing and completion of our underwriting due diligence. Based upon our preliminary review of the information and materials provided, we are pleased to provide you with this non-binding indication letter.
Contemplated Non-Binding Terms of Coverage:

1. Coverage Type:
Excess buyer Side Representations and Warranties Insurance, which would be provided on a form policy modified to account for the terms of the Acquisition Agreement and further modified based on our discretion to account for particular risks identified during our underwriting and due diligence review.

2. Transaction:	See Euclid Term Sheet dated March 20, 2018.
3. Insurer:	QBE Specialty Insurance Company
4. Named Insured:	TBD

5. Retention:	See Euclid Term Sheet dated March 20, 2018.

6. Limit of Liability:	$25,000,000, excess of $30,000,000
7. Premium	$585,000
8. Broker’s Commission:	See Euclid Term Sheet dated March 20, 2018.
9. Taxes, Fees and Filings:
Any applicable taxes, surcharges or countersignature fees are in addition to the above indicated figures. Your office is responsible for making State Surplus Lines Filings and complying with all applicable law.

1. Policy Period:	See Euclid Term Sheet dated March 20, 2018.
2. Covered Representations:	See Euclid Term Sheet dated March 20, 2018.
10. Exclusions:	See Euclid Term Sheet dated March 20, 2018.
11. Termination:	This NBIL expires 30 calendar days from the date above.

Additional Matters:

This letter does not offer coverage, does not commit us to offer coverage and does not commit your client to buy coverage. If you and your client wish to go forward, please sign and return this letter of interest along. Please also forward to us, as soon as practicable, the documents and information requested in the Schedule attached to this letter.

Very truly yours,

Dennis C. Kearns
Senior Vice President
QBE
Accepted and Agreed:

By:

Non Binding Indication

Date:	March 23, 2018
Project Name:	Palace
Proposed Insured:	Plantronics
Reference Number:	21377
Type of Insurance:	Second Excess Representations & Warranties Insurance (Buyer)
Key Policy Details:	Limit of Liability	Attachment Point		Premium
Option 1	$25,000,000	$55,000,000 plus the Underlying Retention		$450,000 & any applicable taxes
Underlying Insurance	Primary
	Insurer	Limit of Liability	Retention	Premium
	Euclid	$30,000,000	As per Retention of the Euclid NBIL (“Underlying Retention”)	$990,000 & any applicable taxes
First Excess
	Insurer(s)	Limit of Liability	Attachment Point	Premium
	QBE	$25,000,000	$30,000,000 plus the Underlying Retention	$585,000 & any applicable taxes
Policy Term:	As per the Policy Period section of the Euclid NBIL.
Policy Wording:
The template excess policy wording attached as Exhibit A (“Excess Policy Wording”) to this NBI or where there has been a pre-agreed Ambridge policy wording with the buyer’s advisor or for the buyer’s group/affiliates, such pre-agreed wording. Please note that in either case, no Pollutants Exclusion will apply.

Description of Coverage:
Excess R&W insurance, subject to the Excess Policy Wording and based on the Non-Binding Indication Letter for Buyer-Side R&W Insurance with respect to Project Palace from Euclid to Aon dated March 22, 2018 (the “Euclid NBIL”).
Incorporated into this Non-Binding Indication are the terms set out in the Euclid NBIL.

Broker Commission:	15% of the Premium.
Expiry Date:	This NBI will expire and be of no effect thirty (30) days after the date of this NBI.
Areas of Heightened Risk:	As per the Euclid NBIL.
Policy Exclusions:	Please see Endorsement 1 to the Excess Policy Wording.
Information Requests:
To complete underwriting due diligence, we will require (i) all underlying insurers’ indications and binders, including all information requested therein, and draft and final policy forms, (ii) analysis completed by the primary insurer’s external vetting counsel

Ambridge Partners LLC 520 Eighth Avenue, New York, NY 10018 t.212.871.5400 | f.212.947.1838 www.ambridgepartners.com	APRW0118

(Ambridge is willing to sign a standard legal access agreement with the primary insurer’s external vetting counsel), (iii) copies of all due diligence reports prepared by or for the Proposed Insured, and (iv) access to the data room.

Underwriting Team:	Name:	Telephone:	Email:
	Kim Gladney	+1.212.871.5413	kgladney@ambridgepartners.com
	Patrick Pirozzi	+1.212.871.5433	ppriozzi@ambridgepartners.com
	Pierce Krauland	+1.212.871.5418	pkrauland@ambridgepartners.com
	Daniel Rico	+1.212.871.5418	drico@ambridgepartners.com
	Jeffrey Cowhey	+1.212.871.5402	jcowhey@ambridgepartners.com
	Tim Kennedy	+1.212.871.5403	tkennedy@ambridgepartners.com
This Non Binding Indication (“NBI”) should be read together with the Ambridge’s General Information and
Standard Terms and Conditions for Excess Representations & Warranty Insurance Non Binding
Indications and the Policy Wording listed in Exhibit A.

Ambridge Partners LLC 520 Eighth Avenue, New York, NY 10018 t.212.871.5400 | f.212.947.1838 www.ambridgepartners.com	APRW0118

General Information and Standard Terms and Conditions for
DisclosureGap® Representations & Warranty (“R&W”) Insurance Non Binding Indications
Thank you for the opportunity to provide a Non Binding Indication (“NBI”) for your client’s R&W Insurance requirements which is based on a preliminary review of the information provided in your submission. This NBI provides a description of the terms, conditions and exclusions of the proposed insurance as well as the indicative costs associated therewith should an offer of insurance be made by Ambridge Partners LLC (“Ambridge”) after successful completion of underwriting due diligence. Please read this NBI and the Policy Wording carefully to ensure that they are in accordance with the requirements of your client.
•Areas of Heightened Risk:
The matters described in the Areas of Heightened Risk section of the NBI are areas that we have identified as requiring particular focus, in addition to our typical underwriting review. Ambridge assumes that the Proposed Insured focused on these areas in their due diligence process as well. Please note, if the Target does not have a satisfactory compliance function and a clean operating history with respect to such matters, additional exclusions may apply.
•Willingness to offer Coverage for Identified Exposures:
While identified exposures will be excluded under the R&W Insurance, it’s possible that Ambridge may be able to offer an InterpretationGap® Tax Insurance Policy, Specific Contingency Insurance Policy, Intellectual Property Insurance Policy or other policy with respect to such exposures. If coverage for such is desired, please let Ambridge know so that we can advise our underwriting position. For information about Ambridge’s products, please visit our website at http://www.ambridgepartners.com/products.
•Insurance Undertakings:
If, after completion of underwriting due diligence, an offer of insurance is made by Ambridge, a firm structure will be provided specifying which Insurers will be utilized together with the amount of insurance to be provided by each such Insurer. For your convenience, we list the following details for each of the prospective Insurers described below and for more information about any insurers, please contact us.
◦Syndicate BRT 2987 at Lloyd’s of London managed by Brit Syndicates Limited
◦Syndicate ASP 4711 at Lloyd’s of London managed by Aspen Managing Agency Limited
◦Syndicate AML 2001 at Lloyd’s of London managed by MS Amlin Underwriting Limited
◦Syndicate KLN 510 at Lloyd’s of London managed by Tokio Marine Kiln Syndicates Limited
◦Syndicate RNR 1458 at Lloyd’s of London managed by RenaissanceRe Syndicate Management Limited
◦Syndicate BRT 2988 at Lloyd’s of London managed by Brit Syndicates Limited
◦Syndicate CSL 1084 at Lloyd’s of London managed by Chaucer Syndicates Limited
◦Syndicate BAR 1955 at Lloyd’s of London managed by Barbican Managing Agency Limited
◦Syndicate NWL 1218 at Lloyd’s of London managed by Newline Underwriting Management Limited
◦Syndicate ADV 780 at Lloyd’s of London managed by Advent Underwriting Limited
◦International Insurance Company of Hannover SE
◦Axis Surplus Insurance Company
◦Markel International Insurance Company Limited
◦HDI Specialty Insurance Company
•General Terms of this NBI:
The terms described in this NBI are non binding and subject to satisfactory completion of full underwriting due diligence by Ambridge. Ambridge makes no representations or warranties that any insurance policy will be offered or issued, and neither Ambridge nor the Insurers are under any obligation whatsoever to offer or issue any insurance policy. Either Ambridge or the Insurers may terminate their underwriting consideration of the insurance described herein at any time for any reason or no reason and there should be no reliance on the availability, offering or placement of the insurance described herein until you have been advised in writing of such by an authorized representative of Ambridge. This NBI supersedes all previous discussions that you may have had with any Ambridge employee concerning the insurance described herein. The information set out in this NBI is for information only and is not intended to constitute and does not constitute advice or a personal recommendation to the Proposed Insured.

Ambridge Partners LLC 520 Eighth Avenue, New York, NY 10018 t.212.871.5400 | f.212.947.1838 www.ambridgepartners.com	APRW0118

•Applicable Taxes:
All applicable taxes and fees (including any surplus lines taxes and fees) are in addition to the premium set out in the Key Policy Details section of this NBI. Collection of such taxes, fees, filings and other requirements (including the stamping of this NBI and any certificate or policy, if issued) is the responsibility of your office and not the responsibility of Ambridge or any of the Insurers. If coverage is bound, Ambridge will require a completed surplus lines form.
•About Ambridge:
Ambridge is a managing general underwriter of Transactional Insurance, Specialty Management Liability Insurance and Intellectual Property Insurance. Established in 2000, Ambridge underwrites exclusively pursuant to worldwide underwriting authorities with the Insurers set out above. Ambridge Group has a team of more than 30 transaction and tax professionals.
•Service and Complaints:
Ambridge is committed to providing you and your client with the most responsive service possible. If you are not satisfied with our service level please contact your underwriter or Jeffrey D. Cowhey, President, by e-mail at jcowhey@ambridgepartners.com or at Ambridge Partners LLC, 520 Eighth Avenue, New York, New York 10018.

Ambridge Partners LLC 520 Eighth Avenue, New York, NY 10018 t.212.871.5400 | f.212.947.1838 www.ambridgepartners.com	APRW0118

Exhibit 11.2(b) FINAL FORM

GENERAL RELEASE
WHEREAS, Plantronics, Inc., a Delaware corporation (“Buyer”), Triangle Private Holdings II, LLC, a Delaware limited liability company (“Seller”), and Polycom, Inc., a Delaware corporation (“Palace”), have entered into that certain Stock Purchase Agreement, dated as of March 28, 2018 (the “Purchase Agreement”); and
WHEREAS, pursuant to the Purchase Agreement, Buyer will purchase all of the issued and outstanding shares of capital stock of Palace; and
WHEREAS, the execution and delivery of this instrument by the undersigned (the “Releasor”) is a condition to Buyer’s obligation to consummate the transactions contemplated by the Purchase Agreement; and
WHEREAS, capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Releasor agrees as follows:
1.Except with respect to fraud by Buyer, the Releasor, for the Releasor and the Releasor’s Affiliates, heirs, assigns, executors, administrators, personal representatives and other successors, does herewith now and forever absolutely, unconditionally and irrevocably release and discharge each of Buyer, each Palace Company and their respective Affiliates, and each of the present and former equity holders, members, directors, managers, officers, employees, agents, representatives and successors of the foregoing (collectively, the “Released Parties”), from any and all claims, demands, rights, actions, suits, proceedings, liabilities, obligations and causes of action of any kind and nature whatsoever, fixed or contingent, known or unknown, liquidated or unliquidated, that the Releasor or the Releasor’s Affiliates or any person claiming through or under the Releasor or the Releasor’s Affiliates ever had or now has or hereafter can, shall or may have for, upon or by reason of any matter, cause or thing resulting from, arising out of or incurred with respect to, or alleged to result from, arise out of or be incurred with respect to, acts or omissions to act of any nature and kind whatsoever that occurred, in whole or in part, prior to or at the time of the Closing in connection with any of the Palace Companies (collectively, “Claims”); provided, however, that the foregoing provisions shall not apply to any Claims (a) that are based upon the Releasor’s rights under the Purchase Agreement, the Escrow Agreement, and/or the Stockholders Agreement and the transactions contemplated thereby or (b) of portfolio companies of the funds managed by the Releasor’s Affiliates, to the extent arising in the ordinary course of such portfolio companies’ respective businesses; provided, further, that the foregoing provisions do apply to any right of contribution or similar Claim with respect to the representations, warranties and covenants made by Palace in the Purchase Agreement, which are Claims released hereunder.
2.    The Releasor expressly acknowledges that (a) this instrument is intended to include in its effect all Claims within the scope of this instrument, including, without limitation, all Claims that the Releasor does not know or suspect to exist in the Releasor’s favor at the time of the execution and delivery hereof and (b) this instrument contemplates the extinguishment of all such Claims.

Exhibit 11.2(b) FINAL FORM

3.    The Releasor irrevocably agrees not to assert, and shall cause its Affiliates not to assert, directly or indirectly, any Claim, or to commence, institute or cause to be commenced or instituted, any proceeding of any kind against any Released Party asserting any Claim released hereby.
4.    The Releasor represents and warrants to the Released Parties that it has not heretofore assigned or transferred to any person or entity any Claim or part thereof that it may have had or claimed to have had against the Released Parties.
5.    The provisions of this instrument are contractual and not a mere recital. The Releasor acknowledges that, before executing and delivering this instrument, the Releasor has received and reviewed in detail this instrument, that the Releasor fully understands the terms, content and effect of this instrument, that the Releasor has relied fully and completely on the Releasor’s own judgment in executing and delivering this instrument and that the Releasor has had the opportunity to obtain advice from an attorney of the Releasor’s own choosing.
6.    This instrument is executed and delivered with the intent and understanding that it will be relied upon by Buyer, Palace, each Palace Company and their respective Affiliates and the successors and assigns of the foregoing.
7.    This instrument shall be construed and interpreted according to the laws of the State of Delaware, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. If a court of competent jurisdiction determines that the provisions of this instrument are illegal, excessively broad or otherwise unenforceable, then this instrument shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such illegal, overbroad or unenforceable provisions shall be deemed, without further action by any person or entity, to be modified and/or limited to the extent necessary to render the same valid and enforceable. This instrument shall be binding upon the Releasor and the Releasor’s heirs, assigns, executors, administrators, personal representatives and other successors and shall inure to the benefit of Buyer, Palace, each Palace Company and their respective Affiliates and the successors and assigns of the foregoing.
[Signature page follows]

Exhibit 11.2(b) FINAL FORM

IN WITNESS WHEREOF, the Releasor has duly executed and delivered this instrument as of _____________, 2018.
RELEASOR:

Triangle Private Holdings II, LLC

By:
Print Name:
Title:

Exhibit 11.2(l) FINAL FORM

STOCKHOLDER AGREEMENT
BY AND BETWEEN
TRIANGLE PRIVATE HOLDINGS II, LLC
AND
PLANTRONICS, INC.
DATED AS OF [     ] 2018

i

ii

STOCKHOLDER AGREEMENT
STOCKHOLDER AGREEMENT (this “Agreement”), dated as of July 2, 2018, by and among Plantronics, Inc., a Delaware corporation (the “Company”), and Triangle Private Holdings II, LLC, a Delaware limited liability company (“Sonic”).
WITNESSETH:
WHEREAS, Polycom, Inc., a Delaware corporation (“Palace”), Sonic and the Company entered into that certain Stock Purchase Agreement dated as of March 28, 2018 (the “Purchase Agreement”) pursuant to which Sonic and the selling stockholder a party thereto have agreed to sell to the Company all of the issued and outstanding shares of capital stock of Palace (the “Palace Shares”);
WHEREAS, in partial consideration for the Company’s purchase of the Palace Shares, the Company has agreed to issue to Sonic shares of the Company’s common stock, $0.01 par value (“Common Stock”), as more particularly set forth in the Purchase Agreement; and
WHEREAS, the parties desire to set forth certain registration rights and other agreements in respect of the Registrable Securities (as defined below).
NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.01.    Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
“Adverse Disclosure” means public disclosure of material non-public information that, in the Company’s good faith judgment, (a) would be required to be made in (including through incorporation by reference) any Registration Statement filed with the SEC by the Company so that such Registration Statement would not be materially misleading; (b) would not be required to be made at such time but for the filing and/or use of such Registration Statement; and (c) the Company has a bona fide business purpose for not disclosing publicly.
“Agreement” has the meaning set forth in the preamble.
“Affiliate” has the meaning specified in Rule 12b-2 under the Exchange Act; provided that no Holder shall be deemed an Affiliate of the Company or any of its subsidiaries for purposes of this Agreement. The term “Affiliated” has a correlative meaning.
“Board of Directors” means the board of directors the Company.

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“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks located in the state of California or New York are required by law to be closed.
“Common Stock” has the meaning set forth in the recitals.
“Company” has the meaning set forth in the preamble and shall include the Company’s successors by merger, acquisition, reorganization, conversion or otherwise.
“Company Public Sale” has the meaning set forth in Section 2.02(a).
“Confidential Information” means any information that has value to a business and is not generally known to the public or its competitors and that is or was used, developed or obtained by any Person, including any such information, observations and data concerning or consisting of (i) the business or affairs of any Person, (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, specifications and models, (v) analyses, (vi) drawings, photographs and reports, (vii) software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) databases, (x) source code, (xi) accounting and business methods, (xii) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xiii) customers and clients and customer or client lists, (xiv) production methods, processes, know-how, technology and trade secrets, and (xv) all similar and related information in whatever form; provided that “Confidential Information” does not include information that (i) is generally known or available to the public; (ii) was lawfully within the possession of such Person or of its Affiliates or any of their respective Representatives prior to the date of this Agreement from a source other than the Company; (iii) is received by such Person, its Affiliates or any of their respective Representatives from a source other than the Company; or (iv) is independently developed by such Person, its Affiliates or any of their Representatives without reference to any Confidential Information.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.
“FINRA” means the Financial Industry Regulatory Authority, Inc. (formerly known as the National Association of Securities Dealers).
“Holder” means any Person who is a party hereto or succeeds to rights hereunder pursuant to Section 7.07 and who is at the applicable time a holder of Registrable Securities.
“Holders Counsel” has the meaning set forth in Section 2.04(a).
“Initial Lock-up Period” means the period beginning on the date hereof and ending on the one year anniversary of the date hereof.
“Lock-up Restriction” has the meaning set forth in Section 3.01(a).
“Participating Holder” means, with respect to any Registration, any Holder of Registrable Securities covered by the applicable Registration Statement.

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“Person” means any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.
“Piggyback Registration” has the meaning set forth in Section 2.02(a).
“Prospectus” means the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including pre- and post-effective amendments to such Registration Statement, and all other material incorporated by reference in such prospectus.
“Registrable Securities” means any Shares (including any securities which by their terms are exercisable or exchangeable for or convertible into Shares) and any securities that may be issued or distributed or be issuable in respect of any Share by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction; provided, however, that any such Registrable Securities shall cease to be Registrable Securities when (i) offers and sales related to the Shares have been registered under the Securities Act, the Registration Statement in connection therewith has been declared effective and such Shares have been Transferred pursuant to such Registration Statement, (ii) the Holder thereof, together with its Affiliates, beneficially owns (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) less than 1% (one percent) of the Registrable Securities that are outstanding at such time and such Holder and its Affiliates are able to dispose of all of their Registrable Securities pursuant to Rule 144 (or any similar or analogous rule promulgated under the Securities Act) without any time, manner or volume of sale restrictions or (iii) such Registrable Securities cease to be outstanding.
“Registration” means a registration with the SEC of the Company’s securities for offer and sale to the public under a Registration Statement. The term “Register” shall have a correlative meaning.
“Registration Statement” means any registration statement of the Company filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.
“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

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“Shares” means the shares of Common Stock that the Company delivered pursuant to the Purchase Agreement or any other equity interests in the Company, issued or issuable with respect to such shares of Common Stock by way of a stock dividend or distribution payable thereon or stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination thereof.
“Shelf Period” has the meaning set forth in Section 2.01(b).
“Shelf Registration” means a Registration effected pursuant to Section 2.01.
“Shelf Registration Statement” means a Registration Statement of the Company filed with the SEC on either (i) Form S‑3 (or any successor form or other appropriate form under the Securities Act) or (ii) if the Company is not permitted to file a Registration Statement on Form S‑3, a Registration Statement on Form S‑1 (or any successor form or other appropriate form under the Securities Act), in each case for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted by the SEC) covering the Registrable Securities, as applicable.
“Shelf Suspension” has the meaning set forth in Section 2.01(c).
“Subsidiary” means, with respect to any Person, any other Person of which such Person, directly or indirectly, owns at least 50% of the voting stock or other voting equity interests of such other Person.
“Transfer” means any offer, pledge, encumbrance, hypothecation, mortgage sale, contract to sell, grant of an option to purchase, short sale, assignment, transfer, exchange, gift (outright or in trust), bequest, or other disposition (with or without consideration), direct or indirect, in whole or in part, by operation of law or otherwise. The terms “Transferred”, “Transferring”, “Transferor”, “Transferee” and “Transferable” have meanings correlative to the foregoing.
“Underwritten Offering” means a Registration in which securities of the Company are sold to an underwriter or underwriters on a firm commitment basis for reoffering to the public.
SECTION 1.02.    Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms thereof.
(a)    The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection, Section, Exhibit, Schedule and Annex references are to this Agreement unless otherwise specified.
(b)    The term “including” is not limiting and means “including without limitation.”
(c)    The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

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(d)    Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.
ARTICLE II
REGISTRATION RIGHTS
SECTION 2.01.    Shelf Registration.
(a)    Filing. On a date that is no later than thirty (30) days prior to the expiration of the Initial Lock-up Period, the Company shall file with the SEC a Shelf Registration Statement relating to the offer and sale by the Holders from time to time of all the Registrable Securities held by the Holders and, as promptly as practicable thereafter, shall use its reasonable best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act at or prior to the expiration of the Initial Lock-up Period. The Shelf Registration Statement shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders of any and all Registrable Securities covered by such Registration Statement. As soon as practicable following the date that the Shelf Registration Statement becomes effective, but in any event within two (2) Business Days of such date, the Company shall provide the Holders with written notice of the effectiveness of the Registration Statement.
(b)    Continued Effectiveness. The Company shall use its reasonable best efforts to keep such Shelf Registration Statement continuously effective under the Securities Act in order to permit the Prospectus forming a part thereof to be usable by Holders until the earlier of (i) the date as of which all Registrable Securities have been sold pursuant to the Shelf Registration Statement or another registration statement filed under the Securities Act (but in no event prior to the applicable period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder) and (ii) the date as of which each of the Holders is permitted to sell all of its Registrable Securities without Registration pursuant to Rule 144 under the Securities Act without any time, manner or volume limitations or other restrictions on transfer thereunder (such period of effectiveness, the “Shelf Period”). Subject to Section 2.01(c), the Company shall not voluntarily take any action or omit to take any action that would result in Holders of Registrable Securities covered thereby not being able to offer and sell any Registrable Securities pursuant to such Shelf Registration Statement during the Shelf Period, unless such action or omission is required by applicable law.
(c)    Suspension of Registration. At any time that the Shelf Registration Statement is effective and the Holders have a current intention to effect an offering of all or part of its Registrable Securities included in the Shelf Registration Statement, the Holders shall deliver a written notice to the Company stating such intention at least fifteen (15) days prior to the commencement of such offering. If the continued use of such Shelf Registration Statement at such time would (i) materially interfere with a significant acquisition, corporate organization, financing, securities offering or other similar transaction involving the Company, (ii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, (iii) require the Company to make an Adverse Disclosure or (iv) in

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the good faith determination of the Company, have a material adverse effect on the Company, the Company may, upon giving prompt written notice of such action to the Holders, suspend use of the Shelf Registration Statement (a “Shelf Suspension”); provided that the Company shall not be permitted to exercise a Shelf Suspension (i) for a period exceeding sixty (60) continuous days or (ii) in excess of one-hundred twenty (120) days in any calendar year. In the case of a Shelf Suspension, the Holders agree to immediately suspend use of the applicable Prospectus in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Holders upon the termination of any Shelf Suspension, amend or supplement the Prospectus (including through the filing of a current report on Form 8‑K), if necessary, so it does not contain any untrue statement or omission and furnish to the Holders such numbers of copies of the Prospectus as so amended or supplemented as the Holders may reasonably request. The Company will, if necessary, supplement or make amendments to the Shelf Registration Statement if required by the registration form used by the Company for the Shelf Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Holders.
(d)    Underwritten Offering. During at any time a Holder so elects in connection with an offering with estimated gross proceeds of at least $75,000,000, an offering of Registrable Securities pursuant to the Shelf Registration Statement shall be in the form of an Underwritten Offering, and the Company shall amend or supplement the Shelf Registration Statement for such purpose, provided, however, that the Company will have no obligation to participate in more than one (1) Underwritten Offerings relating to the sale of Registrable Securities. The Company shall select the managing underwriter or underwriters to administer such offering, subject to the consent of the Holders of a majority of the Registrable Securities proposed to be sold in such Underwritten Offering (which consent shall not be unreasonably be withheld, conditioned or delayed).
SECTION 2.02.    Piggyback Registration.
(a)    Participation. After the expiration of the Initial Lock-up Period, if the Company proposes to file (i) a Registration Statement or (ii) a prospectus supplement to an effective shelf registration statement and Holders may be included in the offering to which such prospectus supplement relates without the filing of a post-effective amendment to such shelf registration statement, with respect to any offering of its equity securities for cash for its own account or for the account of any other Persons (other than (A) a Registration on Form S-4 or S-8 or any successor form to such Forms or (B) a Registration of securities solely relating to an offering and sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit plan arrangement) (a “Company Public Sale”), then, as soon as reasonably practicable (but in no event later than fifteen (15) days prior to such filing), the Company shall give written notice of such proposed filing to the Holders, and such notice shall offer the Holders the opportunity to Register under such Registration Statement such number of Registrable Securities as each such Holder may request in writing, subject to the restrictions on Transfer contained in Article III (a

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“Piggyback Registration”). Subject to Section 2.01(b), the Company shall include in such Registration Statement all such Registrable Securities that are requested to be included therein within fifteen (15) days after the receipt by such Holders of any such notice; provided that if at any time after giving written notice of its intention to Register any securities and prior to the effective date of the Registration Statement filed in connection with such Registration, the Company shall determine for any reason not to Register or to delay Registration of such securities, the Company shall give written notice of such determination to each Holder and, thereupon, (i) in the case of a determination not to Register, shall be relieved of its obligation to Register any Registrable Securities in connection with such Registration, and (ii) in the case of a determination to delay Registering, shall be permitted to delay Registering any Registrable Securities, for the same period as the delay in Registering such other securities. If the offering pursuant to such Registration Statement is to be underwritten, then each Holder making a request for a Piggyback Registration pursuant to this Section 2.02(a) must, and the Company shall make such arrangements with the managing underwriter or underwriters so that each such Holder may, participate in such Underwritten Offering. If the offering pursuant to such Registration Statement is to be on any other basis, then each Holder making a request for a Piggyback Registration pursuant to this Section 2.02(a) must, and the Company shall make such arrangements so that each such Holder may, participate in such offering on such basis. Each Holder shall be permitted to withdraw all or part of its Registrable Securities from a Piggyback Registration. Any Holder may deliver written notice (an “Opt-Out Notice”) to the Company requesting that such Holder not receive notice from the Company of any proposed Company Public Sale; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), the Company shall not be required to deliver any notice to such Holder pursuant to this Section 2.02(a) and such Holder shall no longer be entitled to participate in Underwritten Offerings by the Company pursuant to this Section 2.02(a).
(b)    Priority of Piggyback Registration. If the managing underwriter or underwriters of any proposed Underwritten Offering of Registrable Securities included in a Piggyback Registration informs the Company and the Holders in writing that, in its or their opinion, the number of securities which such Holders and any other Persons intend to include in such offering exceeds the number which can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be (i) first, 100% of the securities proposed to be sold in such Registration by the Company proposes to sell, and (ii) second, and only if all the securities referred to in clause (i) have been included, the number of Registrable Securities that, in the opinion of such managing underwriter or underwriters, can be sold without having such adverse effect, with such number to be allocated pro rata among the Holders that have requested to participate in such Registration based on the relative number of Registrable Securities then held by each such Holder (provided that any securities thereby allocated to a Holder that exceed such Holder’s request shall be reallocated among the remaining requesting Holders in like manner) and (iii) third, and only if all of the Registrable Securities

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referred to in clause (ii) have been included in such Registration, any other securities eligible for inclusion in such Registration.
SECTION 2.03.    Black-out Periods. In the event of a Company Public Sale of the Company’s equity securities in an Underwritten Offering, the Holders, if requested by the managing underwriter or underwriters in such Underwritten Offering, will not effect any public sale or distribution of any securities (except, in each case, as part of the applicable Registration, if permitted), or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, that are the same as or similar to those being Registered in connection with such Company Public Sale, or any securities convertible into or exchangeable or exercisable for such securities, during the period beginning seven (7) days before and ending ninety (90) days (or such period as may be required by the Company or such managing underwriter or underwriters) after, the effective date of the Registration Statement filed in connection with such Registration, to the extent timely notified in writing by the Company or the managing underwriter or underwriters; provided, however, such restrictions shall not apply to (a) securities acquired in open market transactions and (b) transfers to Affiliates but only if such Affiliates agree to be bound by the restrictions herein. Each Holder must execute and deliver such other agreements as may be reasonably requested by the Company or the managing underwriter or underwriters that are consistent with the foregoing or that are necessary to give further effect thereto.
SECTION 2.04.    Registration Procedures.
(a)    In connection with the Company’s Registration obligations under Sections 2.01 and 2.02, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended method or methods of distribution thereof as expeditiously as reasonably practicable, and in connection therewith the Company shall:
(i)    prepare the Shelf Registration Statement including all exhibits and financial statements required under the Securities Act to be filed therewith, and at least three (3) Business Days before filing a Registration Statement or Prospectus, or any amendments or supplements thereto, (A) furnish to the underwriters, if any, and to Participating Holders and counsel designated by such Participating Holders (“Holders Counsel”) copies of all documents prepared to be filed, and (B) except in the case of a Registration under Section 2.02, not file any Registration Statement or Prospectus or amendments or supplements thereto to which the Holders or the underwriters, if any, shall reasonably object, provided that compliance with this Section 2.04(a)(i) shall not be deemed to be a breach of Section 2.01 or this Section 2.04;
(ii)    prepare and file with the SEC such pre- and post-effective amendments to such Registration Statement and supplements to the Prospectus as may be (A) reasonably requested by a Holder, (B) reasonably requested by any other Participating Holder (to the extent such request relates to information relating to such Holder), or (C) necessary to keep such Registration effective for the period of time required by this Agreement, and comply with provisions of the applicable securities

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laws with respect to the sale or other disposition of all securities covered by such Registration Statement during such period in accordance with the intended method or methods of disposition by the sellers thereof set forth in such Registration Statement;
(iii)    use reasonable best efforts to avoid the issuance of, or, if issued, obtain the withdrawal of, (i) any order suspending the effectiveness of a Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction in which a Holder intends to sell Registrable Securities;
(iv)    notify the Participating Holders and the managing underwriter or underwriters, if any, and (if requested) confirm such advice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Company (A) when the applicable Registration Statement or any amendment thereto has been filed or becomes effective, and when the applicable Prospectus or any amendment or supplement to such Prospectus has been filed, (B) of any written comments by the SEC or any request by the SEC or any other federal or state governmental authority for amendments or supplements to such Registration Statement or such Prospectus or for additional information, (C) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final Prospectus or the initiation or threatening of any proceedings for such purposes, (D) if, at any time, the representations and warranties of the Company in any applicable underwriting agreement cease to be true and correct in all material respects, and (E) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;
(v)    respond as promptly as reasonably practicable to any comments received from the Commission with respect to each Registration Statement or any amendment thereto and promptly provide the Holders Counsel true and complete copies of all correspondence from and to the Commission relating to such Registration Statement that pertains to the Holders as “Selling Shareholders”;
(vi)    promptly notify the Participating Holders and the managing underwriter or underwriters, if any, when the Company becomes aware of the happening of any event as a result of which the applicable Registration Statement or the Prospectus included in such Registration Statement (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such Prospectus and any preliminary Prospectus, in light of the circumstances under which they were made) not misleading or, if for any other reason it shall be necessary during such time period to amend or supplement such Registration Statement or Prospectus in order to comply with the Securities Act and, in either case at the request of the Participating Holders, prepare and file with the

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SEC, and furnish without charge to the Participating Holders and the managing underwriter or underwriters, if any, an amendment or supplement to such Registration Statement or Prospectus which shall correct such misstatement or omission or effect such compliance;
(vii)    promptly incorporate in a Prospectus supplement or post-effective amendment such information as the managing underwriter or underwriters and the Holders agree should be included therein relating to the plan of distribution with respect to such Registrable Securities; and make all required filings of such Prospectus supplement or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such Prospectus supplement or post-effective amendment;
(viii)    furnish to each Participating Holder and each underwriter, if any, without charge, as many conformed copies as such Holder or underwriter may reasonably request of the applicable Registration Statement and any amendment or post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);
(ix)    deliver to each Participating Holder and each underwriter, if any, without charge, as many copies of the applicable Prospectus (including each preliminary prospectus) and any amendment or supplement thereto as such Holder or underwriter may reasonably request (it being understood that the Company consents to the use of such Prospectus or any amendment or supplement thereto by such Holder and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus or any amendment or supplement thereto) and such other documents as such Holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities by such Holder or underwriter;
(x)    on or prior to the date on which the applicable Registration Statement is declared effective, use its reasonable best efforts to register or qualify, and cooperate with the Participating Holders, the managing underwriter or underwriters, if any, and their respective counsel, in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or “Blue Sky” laws of each state and other jurisdiction of the United States as any Participating Holder or managing underwriter or underwriters, if any, or their respective counsel reasonably request in writing and do any and all other acts or things reasonably necessary or advisable to keep such registration or qualification in effect for such period as required by Section 2.01(b), provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;
(xi)    cooperate with the Participating Holders and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of

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certificates representing Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters may request at least two business days prior to any sale of Registrable Securities to the underwriters;
(xii)    use its reasonable best efforts to cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities;
(xiii)    not later than the effective date of the applicable Registration Statement, provide the applicable transfer agent with printed certificates or book-entry notations for the Registrable Securities which are in a form eligible for deposit with The Depository Trust Company;
(xiv)    make available upon reasonable notice at reasonable times and for reasonable periods for inspection by the Holders, by any underwriter participating in any disposition to be effected pursuant to such Registration Statement and by any attorney, accountant or other agent retained by the Holders or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves reasonably available to discuss the business of the Company and to supply all material information related to the Company’s business, financial condition and operations reasonably requested by any such Person in connection with such Registration Statement as shall be reasonably necessary to enable them to exercise their due diligence responsibility; provided that any such Person gaining access to information regarding the Company pursuant to this Section 2.04(a)(xiv) shall agree to hold in strict confidence and shall not make any disclosure or use any information regarding the Company that the Company determines in good faith to be confidential, and of which determination such Person is notified, unless (A) the release of such information is required (by deposition, interrogatory, requests for information or documents by a governmental entity, subpoena or similar process), (B) such information is or becomes publicly known other than through a breach of this or any other agreement of which such Person has knowledge, (C) such information is or becomes available to such Person on a non-confidential basis from a source other than the Company or (D) such information is independently developed by such Person;
(xv)    in the case of an Underwritten Offering and subject to the limitations contained in Section 2.01(d), cause its officers to use their commercially reasonable efforts to support the marketing of the Registrable Securities covered by the Registration Statement (including, without limitation, by participation in “road shows”) if reasonably requested by the managing underwriter(s) and taking into account the Company’s business needs;

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(xvi)    cooperate with any registered broker through which a Holder proposes to resell its Registrable Securities in effecting a filing with FINRA pursuant to FINRA Rule 5110 as requested by any such Holder; and
(xvii)    if reasonably requested by Holders Counsel, (i) promptly incorporate in a Prospectus supplement or post-effective amendment to the Registration Statement such information as the Company reasonably agrees (upon advice of counsel) is required to be included therein and (ii) make all required filings of such Prospectus supplement or such post-effective amendment promptly after the Company has received notification of the matters to be incorporated in such Prospectus supplement or post-effective amendment and has agreed to their inclusion in the Registration Statement.
(b)    The Company may require each Participating Holder to furnish to the Company such information regarding the distribution of such securities and such other information relating to such Holder and its ownership of Registrable Securities as the Company may from time to time reasonably request in writing. Each Participating Holder agrees to furnish such information to the Company and to cooperate with the Company as reasonably necessary to enable the Company to comply with the provisions of this Agreement.
(c)    Each Participating Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.04(a)(vi), such Holder will forthwith immediately discontinue disposition of Registrable Securities pursuant to such Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 2.04(a)(vi), or until such Holder is advised in writing by the Company that the use of the Prospectus may be resumed, and if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the period during which the applicable Registration Statement is required to be maintained effective shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such Registration Statement either receives the copies of the supplemented or amended Prospectus contemplated by Section 2.04(a)(vi) or is advised in writing by the Company that the use of the Prospectus may be resumed.
(d)    Each Participating Holder shall, as promptly as reasonably practicable, notify the Company, at any time when a Prospectus is required to be delivered (or deemed delivered) under the Securities Act, of the occurrence of an event, of which such Participating Holder has knowledge, relating to such Participating Holder or its sale of Registrable Securities thereunder requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered (or deemed delivered) to the purchasers of such Registrable Securities, such Prospectus will not contain an untrue statement of a

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material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.
SECTION 2.05.    Underwritten Offerings.
(a)    Shelf Registration. If requested by the underwriters for any Underwritten Offering, the Company shall enter into an underwriting agreement with such underwriters for such offering, such agreement to be reasonably satisfactory in substance and form to the Company, the Holders participating in such Underwritten Offering and the underwriters, and to contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of that type. The Participating Holders shall cooperate with the Company in the negotiation of such underwriting agreement and shall give consideration to the reasonable suggestions of the Company regarding the form thereof. Such Holders shall be parties to such underwriting agreement, which underwriting agreement shall (i) contain such representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such Holders as are customarily made by issuers to selling stockholders in secondary underwritten public offerings and (ii) provide that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also shall be conditions precedent to the obligations of such Holders.
(b)    Piggyback Registrations. If the Company proposes to register any of its securities under the Securities Act as contemplated by Section 2.02 and such securities are to be distributed in an Underwritten Offering through one or more underwriters, the Company shall, if requested by any Holder pursuant to Section 2.02 and subject to the provisions of Section 2.02(b), use its commercially reasonable efforts to arrange for such underwriters to include on the same terms and conditions that apply to the other sellers in such Registration all the Registrable Securities to be offered and sold by such Holder among the securities of the Company to be distributed by such underwriters in such Registration. The Participating Holders shall be parties to the underwriting agreement between the Company and such underwriters, which underwriting agreement shall (i) contain such representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such Holders as are customarily made by issuers to selling stockholders in secondary underwritten public offerings and (ii) provide that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also shall be conditions precedent to the obligations of such Holders.
(c)    Participation in Underwritten Registrations. Subject to provisions of Section 2.05(a) and (b), no Person may participate in any Underwritten Offering hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Persons entitled to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, lock-up agreements, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

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(d)    Price and Underwriting Discounts. In the case of an Underwritten Offering under Section 2.01, the price, underwriting discount and other financial terms for the Registrable Securities shall be determined by the Holder(s) selling Registrable Securities under the Shelf Registration Statement. In addition, in the case of any Underwritten Offering, each of the Holders may withdraw their request to participate in the registration pursuant to Section 2.01 or 2.02 after being advised of such price, discount and other terms and shall not be required to enter into any agreements or documentation that would require otherwise; provided if any Holder enters into any such agreement requiring otherwise, the Holder shall be deemed to have waived this provision. Any such withdrawal pursuant to the foregoing sentence must be made up to and including the time of pricing of such Underwritten Offering to be effective; and such withdrawal shall count as the one Underwritten Offering hereunder for purposes of Section 2.01(d).
SECTION 2.06.    Registration Expenses. All customary expenses incident to the Company’s performance of or compliance with its obligations under this Agreement in connection with the registration and disposition of Registrable Securities shall be paid by the Company, including (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC or the FINRA, (ii) all fees and expenses in connection with compliance with any securities or “Blue Sky” laws, (iii) all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing prospectuses), (iv) all fees and disbursements of counsel for the Company and of all independent certified public accountants of the Company (including the expenses of any special audit and cold comfort letters required by or incident to such performance), (v) Securities Act liability insurance or similar insurance if the Company so desires or the underwriters so require in accordance with then-customary underwriting practice, (vi) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or quotation of the Registrable Securities on any inter-dealer quotation system, (vii) all applicable rating agency fees with respect to the Registrable Securities, (viii) all fees and expenses of any special experts or other Persons retained by the Company in connection with any Registration, (ix) all out-of-pocket expenses related to any “road-show” for one Underwritten Offering, including all travel, meals and lodging, and (x) all of the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties); but excluding all fees and disbursements of legal counsel for each Holder selling Registrable Securities under the Shelf Registration Statement, any fees and disbursements of underwriters customarily paid by issuers or sellers of securities, all out-of-pocket expenses related to any “road-show” for any other Underwritten Offering , including all travel, meals and lodging, and underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of Registrable Securities. All expenses relating to the offer and sale of Registrable Securities not to be borne by the Company pursuant to the foregoing sentence shall be borne and paid by the Holders of such Registrable Securities, in proportion to the number of Registrable Securities included in such registration for each such holder.

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SECTION 2.07.    Indemnification.
(a)    Indemnification by the Company. The Company agrees to indemnify and hold harmless, to the full extent permitted by law, each Holder, each of their respective Affiliates, officers, directors, stockholders, employees, advisors, and agents and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Persons and each of their respective Representatives from and against any and all losses, penalties, judgments, suits, costs, claims, damages, liabilities and expenses, joint or several (including reasonable costs of investigation and legal expenses) (each, a “Loss” and collectively “Losses”), as incurred, arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Securities were Registered under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein), (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading or (iii) any actions or inactions or proceedings in respect of the foregoing whether or not such indemnified party is a party thereto; provided, that the Company shall not be liable to any particular indemnified party (A) to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any such Registration Statement or other document in reliance upon and in conformity with written information furnished to the Company by such indemnified party for use in the preparation thereof or (B) to the extent that any such Loss arises out of or is based upon an untrue statement or omission in a preliminary Prospectus relating to Registrable Securities, if a Prospectus (as then amended or supplemented) that would have cured the defect was furnished to the indemnified party from whom the Person asserting the claim giving rise to such Loss purchased Registrable Securities at least five (5) days prior to the written confirmation of the sale of the Registrable Securities to such Person and a copy of such Prospectus (as amended and supplemented) was not sent or given by or on behalf of such indemnified party to such Person at or prior to the written confirmation of the sale of the Registrable Securities to such Person. This indemnity shall be in addition to any liability the Company may otherwise have. The Company shall also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers and directors and each Person who controls such Persons (within the meaning of the Securities Act and the Exchange Act) to the same extent as provided above with respect to the indemnification of the indemnified parties.
(b)    Indemnification by the Participating Holders. Each Participating Holder agrees to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act or the Exchange Act) from and against any Losses resulting from (i) any untrue statement of a material fact in any Registration Statement under which such Registrable Securities were Registered under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or

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supplement thereto or any documents incorporated by reference therein), or (ii) any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading, in each case, to the extent, but only to the extent, that such untrue statement or omission is contained in any information furnished in writing by such Holder to the Company specifically for inclusion in such Registration Statement and has not been corrected in a subsequent writing prior to or concurrently with the sale of the Registrable Securities to the Person asserting the claim. In no event shall the liability of such Holder hereunder be greater in amount than the dollar amount of the net proceeds received by such Holder under the sale of Registrable Securities giving rise to such indemnification obligation. The Company shall be entitled to receive indemnities from underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above (with appropriate modification) with respect to information furnished in writing by such Persons specifically for inclusion in any Prospectus or Registration Statement.
(c)    Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that it is actually and materially prejudiced by reason of such delay or failure) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (A) the indemnifying party has agreed in writing to pay such fees or expenses, (B) the indemnifying party shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Person entitled to indemnification hereunder and employ counsel reasonably satisfactory to such Person, (C) the indemnified party has reasonably concluded (based upon advice of its counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, or (D) in the reasonable judgment of any such Person (based upon advice of its counsel) a conflict of interest may exist between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person, but shall always be permitted to participate in such defense). If the indemnifying party assumes the defense, the indemnifying party shall not have the right to settle such action without the consent of the indemnified party. No indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of an unconditional release from all liability in respect to such claim or litigation without the prior written consent of such indemnified party (such consent to not be unreasonably withheld or delayed). If such defense is not assumed by the

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indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its prior written consent, but such consent may not be unreasonably withheld. It is understood that the indemnifying party or parties shall not, except as specifically set forth in this Section 2.07(c), in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements or other charges of more than one separate firm admitted to practice in such jurisdiction at any one time unless (x) the employment of more than one counsel has been authorized in writing by the indemnifying party or parties, (y) an indemnified party has reasonably concluded (based on the advice of counsel) that there may be legal defenses available to it that are different from or in addition to those available to the other indemnified parties or (z) a conflict or potential conflict exists or may exist (based upon advice of counsel to an indemnified party) between such indemnified party and the other indemnified parties, in each of which cases the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.
(d)    Contribution. If for any reason the indemnification provided for in subsections (a) and (b) of this Section 2.07 is unavailable to an indemnified party or insufficient in respect of any Losses referred to therein, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Loss (i) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party or parties on the other hand in connection with the acts, statements or omissions that resulted in such losses, as well as any other relevant equitable considerations. In connection with any Registration Statement filed with the SEC by the Company, the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 2.07(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 2.07(d). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The amount paid or payable by an indemnified party as a result of the Losses referred to in Section 2.07(a) and 2.07(b) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 2.07(d), in connection with any Registration Statement filed by the Company, a Participating Holder shall not be required to contribute any amount in excess of the dollar amount of the net proceeds received by such Holder under the sale of Registrable Securities giving rise to such contribution obligation less any amounts paid by such Holder pursuant to Section 2.07(b). If indemnification is available under this Section 2.07, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Section 2.07(a) and 2.07(b) without regard to the provisions of

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this Section 2.07(d). The remedies provided for in this Section 2.07 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.
SECTION 2.08.    Rule 144. The Company covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the reasonable request of the Holders, make publicly available such necessary information for so long as necessary to permit sales pursuant to Rule 144 under the Securities Act), and it will take such further action as the Holders may reasonably request, all to the extent required from time to time to enable the Holders to sell Registrable Securities following the Initial Lock-Up Period without Registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such Rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the reasonable request of a Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.
ARTICLE III
TRANSFER OF SHARES
SECTION 3.01.    Restriction on Transfer.
(a)    Except as otherwise provided herein, Sonic agrees that, without the prior written consent of the Company, Sonic will not directly or indirectly Transfer all or any part of the Shares or any right or economic interest pertaining thereto, including the right to vote or consent on any matter or to receive or have any economic interest in distributions or advances from the Company pursuant thereto (the “Lock-up Restriction”); provided, however, that the Lock-up Restriction shall not apply with respect to any Transfer to any Affiliate of Sonic that is not a portfolio company of Sonic, provided that such Affiliate agrees in writing to be bound by the restrictions in this Agreement applicable to Sonic, and Sonic will continue to be bound by the restrictions in this Agreement applicable to Sonic notwithstanding such Transfer.
(b)    Notwithstanding anything herein to the contrary, the Lock-Up Restriction shall cease to apply to the Shares as follows:
(i)    on and after the expiration of the Initial Lock-up Period until the eighteen (18) month anniversary of the date hereof, Sonic may Transfer up to a number of Shares equal to one-third (1/3) of the total number of Shares (provided that all Shares deposited in the General Escrow Account on the Closing Date pursuant to the terms of the Purchase Agreement (as such terms are defined therein) shall be included in the number of Shares for the purpose of this clause (i));
(ii)    on and after the eighteen (18) month anniversary of the date hereof, Sonic may Transfer up to a number of Shares equal to (A) two-thirds (2/3) of

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the total number of Shares (provided that all Shares deposited in the General Escrow Account on the Closing Date pursuant to the terms of the Purchase Agreement shall be included in the number of Shares for the purpose of this clause (ii)), minus (B) the number of Shares Transferred pursuant to Section 3.01(b)(i) as of such date, if any; and
(iii)    on and after the two (2) year anniversary of the date hereof, the Lock-Up Restrictions shall no longer apply, and Sonic may Transfer any or all of the Shares.
(c)    Subject to the additional restrictions set forth in Section 4.02, the Lock-Up Restriction shall not apply to (i) Common Stock, and any securities then convertible into or exchangeable for Common Stock, acquired in open market transactions, (ii) entering into a customary voting or support agreement (with or without granting a proxy) in connection with any merger, consolidation or other business combination of the Company, whether effectuated through one transaction or series of related transactions (including a tender offer followed by a merger in which holders of Common Stock receive the same consideration per share paid in the tender offer) (a “Business Combination”), or (iii) any Transfer pursuant to any Business Combination.
(d)    Notwithstanding anything herein to the contrary, under no circumstances shall any Holder, without the prior written consent of the Company, directly or indirectly Transfer all or any part of its Shares or any right or economic interest pertaining thereto, including the right to vote or consent on any matter or to receive or have any economic interest in distributions or advances from the Company pursuant thereto, to any Person or group of Persons who, based on the reasonable inquiry of the Holder (including the obtainment of representations and warranties from such Person or group of Persons), is or would be, as a result of the proposed Transfer or a series of transactions involving Common Stock (including the proposed Transfer), required under Section 13(d)of the Exchange Act to file a Schedule 13D with the SEC with respect to the Company upon such Person or group of Persons acquiring an ownership stake (whether direct or beneficial) in the Company that equals or exceeds 5% the then-outstanding shares of Common Stock; provided, however, that this restriction shall not apply to any Transfer of the Shares (i) in an open market transaction conducted through a market maker where the identity(ies) of the ultimate buyer(s) is not known or disclosed to the Holder, (ii) pursuant to an Underwritten Offering or (iii) to an Affiliate of such Holder.
SECTION 3.02.    Organizational Documents. Without the prior written consent of Sonic, the Company shall not amend its certificate of incorporation or bylaws as in effect as of the date of this Agreement in a manner intended to, or that would reasonably be expected to, (a) add or alter any restrictions to the transferability of the Shares applicable to Sonic, its Affiliates or any of their respective transferees, other than such restrictions provided for herein, the certificate of incorporation of the Company as of the Closing Date, applicable securities laws or restrictions adopted by the Company that are generally applicable to all holders of Common Stock, (b) nullify any of the rights of Sonic, its Affiliates or any of their respective transferees that are provided for in this Agreement or (c) otherwise have an adverse effect on Sonic, its Affiliates or any of their respective transferees in a materially disproportionate manner relative to other stockholders.
ARTICLE IV
BOARD REPRESENTATION; STANDSTILL
SECTION 4.01.    Sonic Board Representation.
(a)    Effective as the date hereof, the Company shall have increased the size of the Board of Directors to no fewer than ten (10) and no more than eleven (11) directors and shall have caused Frank Baker and Dan Moloney to be appointed as members of the Board of Directors, with terms expiring at the 2018 annual meeting of stockholders of the Company. Following the date hereof, the Company will continue to nominate, and use commercially reasonable efforts to cause to be elected (or appointed, as applicable), representatives selected by Sonic (each a “Sonic Director”) to serve on the Board of Directors, with the number of such representatives being determined in accordance with the table provided below based on the size of the Board of Directors and Sonic’s and its Affiliates’ aggregate ownership percentage of shares of issued and outstanding Common Stock (the “Sonic Percentage Ownership”) calculated by dividing (i) the sum of (A) the number of shares of Common Stock actually and directly held with full voting and investment power (including Common Stock held in book-entry form in a brokerage or similar account owned by Sonic or its Affiliates) by Sonic and its Affiliates plus (B) the number of shares of Common Stock then held in the General Escrow Account (as defined in the Purchase Agreement) by (ii) the sum of (A) the number of shares of Common Stock outstanding as of the date hereof plus (B) the number of shares of Common Stock that the Company has issued after the date hereof as a result of the issuance of New Securities (as defined in Section 5.01) under circumstances in which the Holders had the right to participate in the offering of such New Securities pursuant to Section 5.01 (in each case subject to adjustments for stock splits, stock dividends and recapitalization transactions affecting the Common Stock after the date hereof). For the avoidance of doubt, except by virtue of the operation of the foregoing clause (ii)(B), (x) the Sonic Percentage Ownership shall not be impacted by dilutive issuances of Common Stock or other securities of the Company, and (y) the number of Sonic Directors may only be reduced upon the Transfer of Shares by Sonic or its Affiliates (other than Transfers to Sonic and its Affiliates), including the distribution of Shares to the Company from the General Escrow Account pursuant to the terms of the Purchase Agreement, that results in the Sonic Percentage Ownership falling below the applicable levels set forth in the table below. Sonic shall use its reasonable best efforts keep the Company regularly apprised of the Sonic Percentage Ownership, to the extent that such position materially differs from the ownership positions that Sonic last reported publicly on Sonic’s Schedule 13G or Schedule 13D, as applicable, filed with the SEC with respect to the Common Stock and shall promptly provide written certification to the Company of the Sonic Percentage Ownership at the request of the Company, which the Company may request no more than once during a calendar year.

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Ten (10) Company Directors		Eleven (11) Company Directors
Sonic Percentage Ownership	Sonic Directors	Sonic Percentage Ownership	Sonic Directors
14% or greater	2	13% or greater	2
9% to 14%	1	8% to 13%	1
Less than 9%	0	Less than 8%	0

(b)    The identification of any Sonic Director to be nominated or appointed by the Board of Directors shall be subject to the prior approval of the Company, provided, however, that the nomination or appointment of Frank Baker, Dan Moloney, Peter Berger or Jeff Hendren as Sonic Directors in accordance with Section 4.01(a) is hereby pre-approved by the Company. In addition, prior to the appointment or election of any Sonic Director to the Board of Directors, such Sonic Director must agree in writing to resign from the Board of Directors under the circumstances contemplated by Section 7.3 of the Purchase Agreement or by Section 4.01(k).
(c)    Sonic acknowledges that, as members of the Board of Directors, the Sonic Directors shall be obligated to comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to members of the Board of Directors (as each may be amended from time to time for all directors).
(d)    The Company agrees to include in the slate of nominees recommended by the Board of Directors those persons designated by Sonic in accordance with Section 4.01(a) and approved by the Company in accordance with Section 4.01(b), and to use its reasonable best efforts to cause the election or appointment (as applicable) of each such designee to the Board of Directors (whether at a meeting of the Company’s stockholders or otherwise), subject to applicable law.
(e)    In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal of any Sonic Director, the Company agrees, subject to Section 4.01(b), to cause the vacancy created thereby to be filled as promptly as practicable by a new designee of Sonic following receipt of written notification from Sonic naming a new designee.
(f)    Each Sonic Director shall be entitled to compensation, reimbursement of out of pocket expenses, indemnification and insurance coverage in connection with his or her role as a director to the same extent as other directors on the Board of Directors. The Company shall notify the Sonic Directors of all regular meetings and special meetings of the Board of Directors and of all regular and special meetings of any committee of the Board of Directors on which such Sonic Directors serve. The Company shall provide the Sonic Directors with copies of all notices, minutes, consents and other materials that are provided to other members of the Board of Directors at the same time such materials are provided to the other members.

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(g)    The Company acknowledges that the Sonic Directors may have certain rights to indemnification, advancement of expenses and/or insurance provided by Sonic and/or its respective Affiliates (collectively, the “Sonic Indemnitors”). The Company hereby agrees that, with respect to a claim by a Sonic Director for indemnification arising out his or her service as a director of the Company, the Company is the indemnitor of first resort (i.e., its obligations to each Sonic Director with respect to indemnification, advancement of expenses and/or insurance (which obligations are and shall be the same as such obligations the Company owes to other members of the Board of Directors) are primary and any obligation of the Sonic Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Sonic Director are secondary) and (ii) the Sonic Indemnitors shall have a right of contribution and/or be subrogated to all of the rights of recovery of the Sonic Directors against the Company for such indemnity, advancement or insurance proceeds.
(h)    If at any time the size of the Board of Directors exceeds eleven (11) directors, then the number of Sonic Directors shall be increased if, and then only to the extent, necessary so that Sonic and its Affiliates maintain, as nearly as possible, the proportionate representation on the Board of Directors reflected in the table provided above based on the size of the Board of Directors and the Sonic Percentage Ownership.
(i)    Notwithstanding anything to the contrary in the Company’s Confidential Information disclosure policies, the Sonic Directors shall be permitted to disclose any Confidential Information of the Company to the partners, chief financial officer, general counsel and principal of Siris Capital so long as Siris Capital has agreed to be bound by and executed a confidentiality agreement prescribed by the Company and reasonably acceptable to Sonic that names such persons, limits disclosure of Confidential Information to such persons and provides that Sonic will be responsible for a failure of such persons to comply with obligations concerning confidentiality.
(j)    Sonic will provide the Company, in writing, with the information about the Sonic Directors that is required by applicable law or is otherwise necessary for inclusion in the Company’s proxy materials for meetings of stockholders promptly after the Company requests such information from Sonic and will cause the Sonic Directors to submit on a timely basis to the Company a completed and executed questionnaire in the form that the Company provides to its outside directors generally.
(k)    Promptly upon any change in the Sonic Percentage Ownership that results in the number of Sonic Directors then serving on the Board of Directors to exceed the number of Sonic Directors that the Company would be required to nominate pursuant to Section 4.01(a) if the nomination of directors occurred immediately after the change in the Sonic Percentage Ownership, Sonic shall cause one or more, as applicable, Sonic Directors to promptly resign from the Board of Directors such that, after such resignation(s), the number of Sonic Directors serving on the Board of Directors equals the number of Sonic Directors that the Company would be required to nominate to the Board of Directors pursuant to Section 4.01(a).

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(l)    The rights of Sonic under this Section 4.01 (i) are personal to Sonic and its Affiliates and are non-assignable to any Person that is not an Affiliate of Sonic, including assignment through a direct or indirect change of control, and (ii) will automatically terminate at the earlier of (A) such time that the Sonic Percentage Ownership falls below the level required for the Company to be obligated to nominate or appoint one (1) Sonic Director, (B) such time that a holder of these rights is no longer an Affiliate of Sonic or (C) such time that the Sonic Directors resign from the Board of Directors to permit Sonic and/or an Affiliate of Sonic to participate in a third party tender offer or acquisition proposal pursuant to Section 4.02(c).
SECTION 4.02.    Standstill.
(a)    From the date of this Agreement and continuing until the three (3) year anniversary of the date hereof and for such period thereafter as a Sonic Director serves on the Board of Directors (the “Standstill Period”), except as pre-approved in writing by the Board of Directors, Sonic and its Affiliates will not, in any manner, directly or indirectly:
(i)    (A) acquire any additional shares of Common Stock, including through the acquisition of Beneficial Ownership of Common Stock, (B) make, initiate or, subject Section 4.02. (c), participate in any tender offer or exchange offer for the Common Stock or any acquisition proposal (whether by merger, business combination, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction) involving the Company or its subsidiaries and not recommended by the Board of Directors, (C) seek to demand, request to demand, demand or join in any demand for a meeting of the Company’s stockholders, (D) nominate a director for election to the Board of Directors through any “proxy access” procedure, (E) make, initiate or participate in any “solicitation” of “proxies” (as those terms are used in the proxy rules of the SEC promulgated pursuant to Section 14 of the Exchange Act) in opposition to the Board of Directors (for the avoidance of doubt, voting for the nominees selected by the Board of Directors shall not be deemed a solicitation of proxies), (F) fail to vote the Common Stock then held by Sonic or its Affiliates in favor of the nominees chosen by the Board of Directors, or (G) disclose any intention inconsistent with any of the foregoing; provided that, with respect to clause (F), the prohibitions on Sonic and its Affiliates contained therein shall only apply if and to the extent that the Company is, at the time of voting, in compliance with its obligations (if any) with respect to the nomination of Sonic Directors;
(ii)    form, join or participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act, and the rules promulgated thereunder), other than a group involving Sonic and its Affiliates, pooling agreement, syndicate or voting trust with respect to the matters described in Section 4.02(a)(i), or otherwise act in concert with another stockholder of the Company with respect to the matters described in Section 4.02(a)(i);

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(iii)    act, alone or in concert with others, to seek to control the management, the Board of Directors or policies of the Company;
(iv)    seek to remove or support anyone else in seeking to remove, without cause, any member of the Board of Directors (other than a Sonic Director), or encourage any other Person to do so;
(v)    agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, assist, induce or encourage any other Person to take, or enter into discussions with any third party with respect to the taking of, any action referred to in clauses (i), (ii), (iii) or (iv) of this Section 4.02(a) (subject to the limitations stated therein); or
(vi)    other than in connection with enforcement of Sonic’s rights under this Agreement, the Purchase Agreement and the other agreements contemplated thereby, otherwise act, alone or in concert with others, to knowingly and directly encourage, facilitate, incite, or seek to cause others to instigate legal proceedings against the Company or any of its Subsidiaries or their respective officers, directors, or employees.
(b)    During the Standstill Period, neither the Company nor Sonic and its Affiliates shall make or issue or cause to be made or issued any disclosure, announcement, or statement (including any disclosure to any journalist, member of the media, or securities analyst) concerning the other party, in each case which disparages such other party or any of such other party’s directors, director nominees, officers, members, employees, advisors or other affiliates; provided that nothing in this Section 4.02(b) shall preclude any Person from making or issuing, or causing to be made or issued, any disclosure, announcement or statement (i) that such Person determines in good faith is required by applicable law, rule or regulation, or (ii) in connection with a governmental investigation, audit or inquiry, legal process or any dispute involving the parties to this Agreement.
(c)    During the Standstill Period, Sonic and its Affiliates may participate in a tender offer or exchange offer for Common Stock or any acquisition proposal (whether by merger, business combination, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction) involving the Company or its subsidiaries and not recommended by the Board of Directors, provided, that, prior to such participation, all then-serving Sonic Directors must resign from the Board of Directors. From and after such resignation(s), the Company shall have no continuing obligations regarding the nomination or appointment of Sonic Directors pursuant to Section 4.01.
(d)    During the Standstill Period, Sonic and its Affiliates, whether directly or indirectly through any third-party intermediaries, shall not, publicly or privately, request that the Company or the Board of Directors waive, terminate, or amend the provisions of this Section 4.02.

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(e)    All of the Shares are subject to this Section 4.02. Any transferee of any of the Shares shall acknowledge and agree to be bound by the terms of this Section 4.02 for the remainder of the Standstill Period, except where such transferee acquires ownership of the Shares through a public offering that is made in compliance with this Agreement pursuant to a Registration Statement.
(f)    For the purposes of this Section 4.02, a Person shall be deemed the “Beneficial Owner” of and shall be deemed to “Beneficially Own” any Common Stock:
(i)    which such Person or any of such Person’s Affiliates beneficially owns pursuant to Rule 13d-3 and Rule 13d-5 under the Exchange Act;
(ii)    which such Person or any of such Person’s Affiliates, directly or indirectly, has (A) the right or the obligation to acquire (whether such right is exercisable, or such obligation is required to be performed, immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (written or oral and other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; or (B) the right to vote such shares of Common Stock pursuant to any agreement, arrangement or understanding (written or oral);
(iii)    which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates has any agreement, arrangement or understanding (written or oral, but other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting or disposing of any Common Stock of the Company; or
(iv)    which are beneficially owned, directly or indirectly, by a counterparty (or any of such counterparty’s Affiliates) under any Derivatives Contract (without regard to any short or similar position under the same or any other Derivatives Contract) to which such Person or any of such Person’s Affiliates is a Receiving Party; provided, however, that the number of Common Stock that a Person is deemed to Beneficially Own pursuant to this clause (iv) in connection with a particular Derivatives Contract shall not exceed the number of Notional Common Stock with respect to such Derivatives Contract; provided, further, that the number of Common Stock beneficially owned by each counterparty (including its Affiliates) under a Derivatives Contract shall for purposes of this clause (iv) be deemed to include all Common Stock that are beneficially owned, directly or indirectly, by any other counterparty (or any of such other counterparty’s Affiliates) under any Derivatives Contract to which such first counterparty (or any of such first counterparty’s Affiliates) is a Receiving Party, with this proviso being applied to successive counterparties as appropriate.

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(g)    For the purposes of this Section 4.02 “Derivatives Contract” means a contract between two parties (the “Receiving Party” and the “Counterparty”) that is designed to produce economic benefits and risks to the Receiving Party that correspond substantially to the ownership by the Receiving Party of a number of shares of Common Stock specified or referenced in such contract (the number corresponding to such economic benefits and risks, the “Notional Common Stock”), regardless of whether obligations under such contract are required or permitted to be settled through the delivery of cash, Common Stock or other property, without regard to any short position under the same or any other similar contract.
ARTICLE V
PREEMPTIVE RIGHTS
SECTION 5.01.    Right to Purchase New Securities. For so long as Sonic’s percentage ownership interest in the Company (calculated by dividing (i) the number of shares of Common Stock actually and directly held with full voting and investment power (including Common Stock held in book-entry form in a brokerage or similar account owned by Sonic or its Affiliates) by Sonic and its Affiliates by (ii) the number of shares of Common Stock outstanding as of the applicable calculation date) is equal to five percent (5%) or greater, the Company hereby grants to each Holder the right to purchase any or all of such Holder’s Preemptive Share Percentage (as defined below) of all New Securities (as defined below) that the Company may, from time to time, propose to issue and sell at the cash price and on the terms on which the Company proposes to sell such New Securities; provided that such right shall apply only with respect to proposed issuances that meet each of the following requirements: (i) the New Securities are to be issued at a cash price per share (or implied cash price per share based on conversion, exercise or similar rights, as applicable, that are offered for cash) of Common Stock that is less than $56.961 (subject to adjustments for stock splits, stock dividends and recapitalization transactions affecting the Common Stock after the date hereof) and (ii) the total number of New Securities proposed to be issued exceeds one percent (1%) of the then issued and outstanding shares of Common Stock. A Holder’s “Preemptive Share Percentage” shall be equal to a fraction (a) the numerator of which is the number of shares of Common Stock held by such Holder on the date of the Company’s written notice pursuant to Section 5.03 and (b) the denominator of which is the aggregate number of shares of Common Stock outstanding on such date.
SECTION 5.02.    New Securities. “New Securities” shall mean any shares of Common Stock or preferred stock of the Company, any rights, options or warrants to purchase Common Stock or preferred stock and any other equity securities, derivative securities or any securities whatsoever convertible into, exercisable or exchangeable for capital stock of the Company; provided, however, that the term New Securities shall not include (a) securities issued as part of compensatory arrangements to employees, consultants or directors of the Company or any of its subsidiaries whether or not pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other equity compensation agreement; (b) securities issued pro rata to existing security holders pursuant to any stock dividend, stock split, combination or other reclassification by the Company of any of its capital stock; (c) securities issued

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to financiers in connection with transactions that are primarily debt financing transactions to which the Company and an unaffiliated third party may be a party and which are approved by the Board of Directors, including securities issued pursuant to the exercise of warrants, rights, options or other securities issued to financiers in connection therewith; (d) securities issued as part of the sale of the Company, or in connection with the acquisition by the Company of another Person or any assets thereof by merger, purchase or otherwise; or (e) securities issued upon the conversion, exchange or exercise of any securities that may be issued by the Company that provide for the conversion or exchange into or exercise for such other securities if and to the extent Sonic and its Affiliates were granted preemptive rights pursuant to this Article V in connection with the initial issuance of such convertible, exchangeable or exercisable security.
SECTION 5.03.    Required Notices. In the event the Company proposes to undertake an issuance of New Securities, it shall give Sonic prompt written notice of its intention describing the number and type of New Securities proposed to be issued, the cash price therefor, the expected date of issuance such New Securities (which shall be at least thirty (30) days after the date of delivery of such notice) and the general terms upon which the Company proposes to issue the same. Sonic and its Affiliates shall have fifteen (15) days from the date of receipt of any such notice to agree to purchase any or all of Sonic’s Preemptive Share Percentage of such New Securities at the price and upon the general terms specified in the Company’s notice, by Sonic delivering written notice to the Company and stating therein the quantity of New Securities to be purchased. Upon the issuance of any New Securities, the Company shall issue to Sonic and/or its Affiliates (as applicable) such number of New Securities as was designated in the written notice therefor delivered to the Company in accordance with this Section 5.03, against payment in full for such shares of New Securities.
SECTION 5.04.    Company’s Right to Sell. In the event Sonic and its Affiliates fail to exercise, within such fifteen (15) day period, the right to acquire its full Preemptive Share Percentage of the New Securities offered, the Company shall have sixty (60) days to sell or enter into an agreement to sell (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within one hundred twenty (120) days from the date of such agreement) all such New Securities for which such preemptive rights were not exercised, at a price and upon terms not more favorable in any material respect to the purchasers thereof as was specified in the Company’s notice delivered pursuant to Section 5.03. In the event the Company has not (a) sold or issued, or entered into any agreement to sell, all such New Securities within such sixty (60) day period or (b) if the Company so entered into an agreement to sell all such New Securities, sold and issued all such New Securities within one hundred twenty (120) days from the date of such agreement, the Company shall not thereafter issue or sell any New Securities without first again offering such securities to Sonic and its Affiliates in the manner provided in this Article V.
ARTICLE VI
ADDITIONAL AGREEMENTS
SECTION 6.01.    Removal of Legends. Upon the written request of any Holder:
(a)    The Company shall remove any restrictive legend included on the certificates (or, in the case of book-entry shares, any other instrument or record) representing

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such Holder’s and/or its Affiliates’ ownership of securities of the Company, and the Company shall issue a certificate (or evidence of the issuance of securities in book-entry form) without such restrictive legend or any other restrictive legend to the holder of the applicable securities upon which it is stamped, if (i) such securities are registered for resale under the Securities Act, (ii) such securities are sold or transferred pursuant to Rule 144, or (iii) such Securities are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to such securities and without volume or manner-of-sale restrictions. Following the earlier of (A) the effective date of a Registration Statement described in Article II or (B) Rule 144 becoming available for the resale of securities, without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to the Securities and without volume or manner-of-sale restrictions, the Company, upon the written request of the Holder, shall instruct the Company’s transfer agent to remove the legend from the securities (in whatever form) and shall cause its counsel to issue any legend removal opinion required by the transfer agent. Any fees (with respect to the transfer agent, Company counsel, or otherwise) associated with the issuance of such opinion or the removal of such legend shall be borne by the Company. If a legend is no longer required pursuant to the foregoing, the Company will no later than five (5) Business Days following the delivery by any Holder or its Affiliate to the Company or the transfer agent (with notice to the Company) of a legended certificate (if applicable) representing such securities (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer) and a seller representation letter representing that such securities may be sold pursuant to Rule 144, to the extent required, deliver or cause to be delivered to the holder of such securities a certificate representing such securities (or evidence of the issuance of securities in book-entry form) that is free from all restrictive legends.
(b)    The Company shall cooperate with and take reasonable action to facilitate, in accordance with reasonable and customary business practices, any and all Transfers for consideration or otherwise, whether voluntarily or involuntarily, by operation of law or otherwise, by any Holder or its Affiliates of the Shares.
SECTION 6.02.    Freedom to Pursue Opportunities. Without limiting Section 7.3 of the Purchase Agreement, the Company expressly acknowledges and agrees that notwithstanding any duty that may otherwise exist hereunder or at law or in equity, to the fullest extent permitted by applicable law:
(a)    Sonic, Sonic’s Affiliates, any funds or accounts managed or beneficially owned, directly or indirectly, by Sonic or any of its Affiliates, and any of their respective Affiliates, officers, directors, trustees, employees, partners, managers, members, stockholders, beneficiaries and agents (in each case, other than any officer or employee of the Company or any of its Subsidiaries or any Affiliate of such Person) (the foregoing Persons in this clause (a), the “Exempted Persons”), have the right to, and shall have no duty (contractual, fiduciary or otherwise) not to, directly or indirectly engage in any business, business activity or line of business, including

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those that are the same or similar to those of the Company or any of its Subsidiaries or may be deemed to be competing with the Company or any of its Subsidiaries; and
(b)    in the event that any Exempted Person acquires knowledge of a potential transaction or matter that may be a business opportunity for the Company or any of its Subsidiaries, on the one hand, and such Exempted Person or any other Person, on the other hand, such Exempted Person shall have no duty (contractual, fiduciary or otherwise) to communicate or present such business opportunity to the Company or any of its Subsidiaries and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company, any of its Subsidiaries, any Affiliates or stockholders of any of the foregoing for breach of any duty (contractual, fiduciary or otherwise) by reason of the fact that such Exempted Person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person, does not present such opportunity to the Company or any of its Subsidiaries, or otherwise; provided, however, that this clause (b) shall not apply to any business opportunities that come to an Exempted Person’s attention solely as a result of such Exempted Person’s (or their officers’, directors’, trustees’, employees’, partners’, managers’, members’, stockholders’, beneficiaries’, affiliates’ and agents’, as and if applicable) position as an officer, director or employee of the Company or any of its Subsidiaries.
SECTION 6.03.    Confidentiality. The Company acknowledges that in the ordinary course of business, Sonic and its Affiliates pursue, acquire, manage and serve on the boards of companies that may be competitors or potential competitors to the Company and its Affiliates, and that their review of Confidential Information of the Company will inevitably enhance their knowledge and understanding of the Company and its industry in a way that cannot be separated from their historical knowledge. Accordingly, the Company agrees that, notwithstanding any other provision of this Agreement, this Agreement shall not restrict their use of such knowledge and understanding, including in connection with the purchase, sale, consideration and oversight of any other investments or investment opportunities. Notwithstanding the foregoing, Sonic acknowledges and agrees that the foregoing does not grant Sonic or its Affiliates, including the Sonic Directors, any license under any patents, trademarks, copyrights, or other intellectual property rights of the Company or any of its Affiliates.
ARTICLE VII
MISCELLANEOUS
SECTION 7.01.    Term; Release. This Agreement shall terminate upon the later of the expiration of the Shelf Period and such time as there are no Registrable Securities, except for (a) the provisions of Sections 2.07 and 2.08 and all of this Article VII, which shall survive any such termination, and (b) the provisions of Article III and Section 4.02, which shall terminate when Sonic and its Affiliates cease to hold any Shares. In the event any Holder shall Transfer all of the Shares held by such Holder in compliance with the provisions of this Agreement such that neither such Holder nor any of its Affiliates retains any interest in Shares of any kind, then such Holder shall cease to be a party to this Agreement and shall be relieved and have no further liability arising hereunder for events occurring from and after the date of such Transfer so long as the Holder was not in material breach of this Agreement at the time of such Transfer.

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SECTION 7.02.    Injunctive Relief. It is hereby agreed and acknowledged that it will be impossible to measure in money the damage that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved Person will be irreparably damaged and will not have an adequate remedy at law. Any such Person shall, therefore, be entitled (in addition to any other remedy to which it may be entitled in law or in equity) to injunctive relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.
SECTION 7.03.    Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement or where any provision hereof is validly asserted as a defense, the successful party shall, to the extent permitted by applicable law, be entitled to recover reasonable attorneys’ fees in addition to any other available remedy.
SECTION 7.04.    Amendment; Waivers. No amendment or waiver of any term, provision or condition of this Agreement will be effective, unless in writing and executed by the Holders of a majority of the outstanding Registrable Securities of such Holders. No amendment, modification, supplement, discharge, or waiver hereof or hereunder shall require the consent of any person not a party to this Agreement. No waiver of any provision hereof shall be deemed a waiver of any other provision nor shall any such waiver by any party be deemed a continuing waiver of any matter. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.
SECTION 7.05.    Disclosure of Agreement. The parties may disclose the Agreement through the Company’s filing with the SEC of current report(s) on Form 8‑K attaching the Agreement or describing the transactions contemplated by the Purchase Agreement. Except as required by applicable SEC rules and regulations or New York Stock Exchange rules applicable to the Company, or any factually correct summary of the terms of the Agreement included in the aforementioned filing(s) or any press releases by the Company regarding the entering into and/or terms of the Agreement or the Purchase Agreement, the parties agree that during the Standstill Period there will be no other public comments by the parties regarding the Agreement.
SECTION 7.06.    Notices. Unless otherwise specified herein, all notices and other communications authorized or required to be given pursuant to this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by personal hand-delivery, by facsimile transmission, by electronic mail, by mailing the same in a sealed envelope, registered first-class mail, postage prepaid, return receipt requested, or by air courier guaranteeing overnight delivery, sent to the Person at the address given for such Person below or such other address as such Person may specify by notice to the Company:

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If to the Company:

Plantronics, Inc.
345 Encinal Street
Santa Cruz, CA 95060
Attention:     General Counsel
Facsimile:     831.426.2965
Email:         Mary.huser@plantronics.com

With a copy (not constituting notice) to: Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202 Attention:	Patrick G. Quick Benjamin F. Rikkers Facsimile: (414) 297-4900 Email: pgquick@foley.com brikkers@foley.com
If to Sonic:

Triangle Private Holdings II, LLC
601 Lexington Ave, 59th Floor
New York, New York 10022
Attention: General Counsel
Email: legalnotices@siriscapital.com

(with a copy, which shall not constitute notice, to)

Sidley Austin LLP
1999 Avenue of the Stars, 17th Floor
Los Angeles, CA 90067
Attention: Dan Clivner and Vijay Sekhon
Email: dclivner@sidley.com and vsekhon@sidley.com
If to any other Holder who becomes party to this Agreement after the date hereof, to the address on the counterpart signature page to this Agreement executed by such holder
SECTION 7.07.    Successors, Assigns and Transferees. Subject to the limitations set forth in Section 4.01(l), each party may assign all or a portion of its rights hereunder to any Person to which such party transfers its ownership of all or any of its Registrable Securities. Such Persons (other than Affiliates of any such Persons) shall execute a counterpart to this Agreement and become a party hereto and such Person’s Registrable Securities shall be subject to the terms of this Agreement (including all rights set forth herein, except as set forth in Section 4.01(l)). The

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Company may assign this Agreement at any time in connection with a sale or acquisition of the Company, whether by merger, consolidation sale of all or substantially all of the Company’s assets, or similar transaction, without the consent of the Holders; provided, that the successor or acquiring Person agrees in writing to assume all of the Company’s rights and obligations under this Agreement.
SECTION 7.08.    Third Parties. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any Person not a party hereto (other than each other Person entitled to indemnity or contribution under Section 2.07) any right, remedy or claim under or by virtue of this Agreement.
SECTION 7.09.    Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT AND ENFORCED EXCLUSIVELY IN THE COURTS OF THE STATE OF DELAWARE OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR) THE COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.
SECTION 7.10.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.10.
SECTION 7.11.    Entire Agreement. This Agreement and the Purchase Agreement contain the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior communication or agreement with respect thereto.
SECTION 7.12.    Severability. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision will be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Agreement will continue in full force and effect. Should there ever occur any conflict between any provision contained in this Agreement and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter will prevail, but

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the provision of this Agreement affected thereby may be curtailed and limited only to the extent necessary to bring it into compliance with the law. All the other terms and provisions of this Agreement will continue in full force and effect without impairment or limitation
SECTION 7.13.    Counterparts. This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which together will constitute one and the same agreement.
SECTION 7.14.    Binding Effect. Except as otherwise provided in this Agreement to the contrary, this Agreement shall be binding upon and inure to the benefit of each of the parties hereto, their distributees, heirs, legal representatives, executors, administrators, successors and permitted assigns.
SECTION 7.15.    Headings. The heading references herein and in the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
[SIGNATURE PAGES TO FOLLOW]

PLANTRONICS, INC.

By:
Name:
Title:
TRIANGLE PRIVATE HOLDINGS II, LLC

By:
Name:
Title:

Exhibit 11.3(d) FINAL FORM

AMENDMENT TO
AMENDED AND RESTATED BYLAWS OF
PLANTRONICS, INC.

The Amended and Restated Bylaws of Plantronics, Inc. are hereby amended as follows:
1.ARTICLE 3, Section 2 is hereby deleted and replaced in its entirety with the following:
“2. Number, Election and Term of Office
The authorized number of directors constituting the board of directors shall be from six (6) to eleven (11). The exact number of directors within the foregoing range shall be determined from time to time exclusively by resolution of the board of directors. No reduction of the authorized number of directors shall have the effect of removing any director before that director's term expires. Directors shall only be elected by stockholders at the annual meeting of the stockholders. Each director elected shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.”
All other provisions of the Amended and Restated Bylaws shall remain in full force and effect.

Effective Date: ___, 2018

Exhibit 13.17(lI) FINAL FORM

ESCROW AGREEMENT

THIS ESCROW AGREEMENT, dated as of [•], 2018 (“Agreement”), is by and among (i) PLANTRONICS, INC., a Delaware corporation (“Buyer”), (ii) TRIANGLE PRIVATE HOLDINGS II, LLC, a Delaware limited liability company (“Seller”), and (iii) U.S. BANK NATIONAL ASSOCIATION, a national banking association, as escrow agent hereunder (“Escrow Agent”).

BACKGROUND

A.Buyer and Seller have entered into that certain Stock Purchase Agreement (the “Underlying Agreement”), dated as of March 28, 2018, which provides, among other things, that on the Closing Date Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of the Shares and become the sole stockholder of Polycom, Inc., a Delaware corporation. The Underlying Agreement further provides that Buyer shall deposit on the Closing Date each of (i) the Special Escrow Amount (defined below) and (ii) the General Escrow Buyer Stock (defined below) in segregated escrow accounts to be held by Escrow Agent for purposes of indemnification that may become due to Buyer pursuant to the Underlying Agreement.

B.Escrow Agent has agreed to accept, hold, and disburse the funds and securities deposited with it and any earnings and other income thereon (including without limitation dividends and interest) in accordance with the terms of this Agreement.

C.Buyer and Seller have appointed the Representatives (as defined below) to represent them for all purposes in connection with the funds and securities to be deposited with Escrow Agent and this Agreement.

D.Buyer and Seller acknowledge that (i) Escrow Agent is not a party to and has no duties or obligations under the Underlying Agreement, (ii) all references in this Agreement to the Underlying Agreement are solely for the convenience of Buyer and Seller, and (iii) Escrow Agent shall have no implied duties beyond the express duties set forth in this Agreement, other than the implied duty of good faith and fair dealing.

E.Solely as between Buyer and Seller, capitalized terms not defined herein shall have the same meaning as given in the Underlying Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.Definitions. The following terms shall have the following meanings when used herein:

“Buyer” shall have the meaning set forth in the initial paragraph.

“Buyer Common Stock” shall mean the common stock of Buyer, par value $0.01 per share.

“Buyer Representative” shall mean the person(s) so designated on Schedule A hereto, or any other person designated in a writing signed by Buyer and delivered to Escrow Agent and the Seller Representative in accordance with the notice provisions of this Agreement, to act as its representative under this Agreement. In the event more than one person is so designated as Buyer Representative at any one time, each such person may singularly execute any document or instrument or take any action contemplated by this Agreement in the capacity of the Buyer Representative, and such execution or action by any such individual shall be deemed the valid act of the Buyer Representative upon which Seller and Escrow Agent may rely without further investigation.

“Escrow Agent” shall have the meaning set forth in the initial paragraph.

“Escrowed Property” means collectively the Special Escrow Funds, the General Escrow Funds and the General Escrow Buyer Stock.

“General Escrow Account” shall have the meaning set forth in Section 3.

“General Escrow Amount” shall mean, collectively, the General Escrow Buyer Stock and the General Escrow Funds.

“General Escrow Buyer Stock” shall mean the shares of Buyer Common Stock deposited with Escrow Agent pursuant to Section 3(b), including dividends payable in shares of Buyer Common Stock, if any.

“General Escrow Funds” shall mean any earnings and other income on General Escrow Buyer Stock (including without limitation dividends paid thereon in cash or non-cash property other than shares of Buyer Common Stock), which shall be maintained in the General Escrow Account.

“Indemnified Party” shall have the meaning set forth in Section 12.

“Joint Written Direction” shall mean a written direction executed by each of the Buyer Representative and the Seller Representative directing Escrow Agent to (i) disburse all or a portion of the Escrowed Property, or (ii) otherwise take or refrain from taking any other action pursuant to this Agreement.

“Representatives” shall mean the Buyer Representative and the Seller Representative.

“Seller” shall have the meaning set forth in the initial paragraph.

“Seller Representative” shall mean the person(s) so designated on Schedule A hereto, or any other person designated in a writing signed by Seller and delivered to Escrow Agent and the Buyer Representative in accordance with the notice provisions of this Agreement, to act as its representative under this Agreement. In the event more than one person is so designated as Seller Representative

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at any one time, each such person may singularly execute any document or instrument or take any action contemplated by this Agreement in the capacity of the Seller Representative, and such execution or action by any such individual shall be deemed the valid act of the Seller Representative upon which Buyer and Escrow Agent may rely without further investigation.

“Special Escrow Account” shall have the meaning set forth in Section 3.

“Special Escrow Amount” shall have the meaning set forth in Section 3.

“Special Escrow Funds” shall mean the Special Escrow Amount, together with any interest and other earnings or income thereon.

“Trading Day” shall mean any day or days that shares of Buyer Common Stock shall trade on the New York Stock Exchange.
2.Appointment of and Acceptance by Escrow Agent. Buyer and Seller hereby appoint Escrow Agent to serve as escrow agent hereunder. Escrow Agent hereby accepts such appointment and, upon receipt of the Special Escrow Amount and the General Escrow Buyer Stock in accordance with Section 3, agrees to hold, invest and disburse each of the Special Escrow Funds, the General Escrow Buyer Stock and the General Escrow Funds in accordance with this Agreement.

3.Deposits. Simultaneously with the execution and delivery of this Agreement, Buyer will transfer to Escrow Agent (a) Fifty Million Dollars ($50,000,000) (the “Special Escrow Amount”) to be deposited by wire transfer of immediately available funds into a segregated escrow account maintained by Escrow Agent (the “Special Escrow Account”), and (b) [●] shares of Buyer Common Stock (the “General Escrow Buyer Stock”) registered in book-entry form in the name of Escrow Agent to be deposited into a segregated escrow account maintained by Escrow Agent (the “General Escrow Account”). The General Escrow Funds, if any, will also be maintained by Escrow Agent in the General Escrow Account.

4.Disbursement. Escrow Agent shall only disburse all or any portion of the Escrowed Property (together with all accrued earnings thereon) as follows:

(a)    upon receipt by Escrow Agent of, and in accordance with, a Joint Written Direction, which Joint Written Direction shall specify (i) whether the requested disbursement shall be made from the Special Escrow Account and/or the General Escrow Account (including specifying the type(s) of Escrowed Property to be disbursed (e.g., Special Escrow Funds, General Escrow Funds and/or General Escrow Buyer Stock)), (ii) the recipient(s) of such disbursement(s) and (iii) complete payment and delivery instructions, including any applicable wiring or brokerage account deposit instructions;

(b)    upon receipt by Escrow Agent of a final, non-appealable order of a court of competent jurisdiction ordering Escrow Agent to disburse all or any part of the Escrowed Property (together with all accrued earnings thereon) (a “Final Order”), accompanied by a written certification of counsel for the instructing party attesting that such Final Order is final, non-appealable and issued

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by a court of competent jurisdiction, along with a written instruction from a Representative of the instructing party given to effectuate such Final Order, specifying, in each case in accordance with such Final Order, (i) whether the disbursement shall be made from the Special Escrow Account and/or the General Escrow Account (including specifying the type(s) of Escrowed Property to be disbursed (e.g., Special Escrow Funds, General Escrow Funds and/or General Escrow Buyer Stock)), (ii) the recipient(s) of such disbursement(s) and (iii) complete payment and delivery instructions, including any applicable wiring or brokerage account deposit instructions (provided that Buyer and Seller acknowledge and agree that Escrow Agent shall be entitled to rely and act upon any such certification and instruction and shall have no responsibility to review the order received to which such certification and instruction refers or to make any determination as to whether such order is final, even if such order is later determined not to be final and is subject to further appeal and potential reversal); and/or

(c)    to facilitate the payment of taxes incurred by Seller or Buyer with respect to interest or other income earned on the Special Escrow Amount (if any) allocable to Seller or the General Escrow Buyer Stock or General Escrow Funds allocable to Buyer (as set forth in Section 28), within five business days following the last day of each calendar quarter during the term of this Agreement, notwithstanding anything else to the contrary herein, the Escrow Agent shall release and disburse to Seller or Buyer, as applicable, an amount equal 45% of the interest and other income, if any, earned on the Special Escrow Amount or General Escrow Buyer Stock, as applicable (“Tax Distribution”), during such calendar quarter; provided that a Tax Distribution shall be made to Seller or Buyer, as applicable for any unpaid Tax Distribution with respect to any preceding calendar quarter and for the period from the date of the last disbursement and the date of the final release of the Special Escrow Amount or General Escrow Buyer Stock, as applicable, by the Escrow Agent in accordance with this Agreement.

Prior to any disbursement, Escrow Agent shall have received reasonable identifying information regarding the recipient such that Escrow Agent may comply with its regulatory obligations and reasonable business practices, including without limitation a completed United States Internal Revenue Service (“IRS”) Form W-9 or Form W-8, as applicable. All disbursements from the Special Escrow Account and the General Escrow Account shall be subject to the fees and claims of Escrow Agent and the Indemnified Parties pursuant to Section 12 and Section 13.

Notwithstanding anything herein to the contrary, in no event shall (i) disbursements in respect of the General Escrow Account exceed, in the aggregate, the General Escrow Amount and (ii) disbursements in respect of the Special Escrow Account exceed, in the aggregate, the Special Escrow Funds.

5.[RESERVED.]

6.Suspension of Performance; Disbursement into Court. If, at any time, there shall exist any dispute or disagreement with respect to the holding or disposition of all or any portion of the Escrowed Property, then Escrow Agent may, in its sole discretion, refrain and refuse to deliver or otherwise dispose of funds or other property held pursuant to this Agreement or any part thereof or to otherwise act hereunder, as stated above, unless and until:

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(i)    the rights of the parties hereto have been resolved pursuant to a Final Order; or

(ii)     the parties hereto deliver a Joint Instruction to Escrow Agent with respect to such dispute or disagreement.

In the event of any dispute or disagreement, as described above, Escrow Agent shall have the right, in addition to the rights above and at the election of Escrow Agent to petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction, in any venue convenient to Escrow Agent, for instructions with respect to such dispute or disagreement and, to the extent required or permitted by law, pay into such court, for holding and disposition in accordance with the instructions of such court, all Escrowed Property, after deduction and payment to Escrow Agent of all reasonable and documented out-of-pocket fees and expenses (including court costs and attorneys’ fees, in each case, which are reasonable, documented and out-of-pocket) payable to or incurred by Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder.

Until receipt of a Final Order with respect to such dispute or disagreement, Escrow Agent shall have no liability to Buyer, Seller or the Representatives, their respective owners, shareholders or members or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of the Escrowed Property or any delay in or with respect to any other action required or requested of Escrow Agent.

7.Investment of Special Escrow Funds and General Escrow Funds.

(a)    Based upon Seller’s and Buyer’s prior review of investment alternatives, in the absence of further specific written direction to the contrary, Escrow Agent is directed to initially invest and reinvest each of the General Escrow Funds and the Special Escrow Funds in the investment indicated on Schedule C hereto.  With the approval of Buyer, which approval shall not be unreasonably withheld, Seller may provide written instructions changing the investment of the General Escrow Funds or the Special Escrow Funds to Escrow Agent; provided, however, that no investment or reinvestment instructions shall be given except in the following:  (a) direct obligations of the United States of America or obligations the principal of and the interest on which are unconditionally guaranteed by the United States of America; (b) U.S. dollar denominated deposit accounts and certificates of deposits issued by any bank, bank and trust company, or national banking association (including Escrow Agent and its affiliates), which such deposits are either (i) insured by the Federal Deposit Insurance Corporation or a similar governmental agency, or (ii) with domestic commercial banks which have a rating on their short- term certificates of deposit on the date of purchase of “A-1” or “A-l+” by S&P or “P-1” by Moody’s and maturing no more than 360 days after the date of purchase (ratings on holding companies are not considered as the rating of the bank); (c) repurchase agreements with any bank, trust company, or national banking association (including Escrow Agent and its affiliates); or (d) institutional money market funds, including funds managed by Escrow Agent or any of its affiliates; provided that Escrow Agent will not be directed

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to invest in investments that Escrow Agent in its reasonable discretion determines are not consistent with Escrow Agent’s policy or practices.  Buyer and Seller acknowledge that Escrow Agent does not have a duty nor will it undertake any duty to provide investment advice.

(b)    If Escrow Agent has not received a Joint Written Direction from Buyer and Seller at any time that an investment decision must be made, Escrow Agent is directed to invest the General Escrow Funds, the Special Escrow Funds or such portion thereof as to which no written investment instruction has been received, in the investment indicated on Schedule C hereto.  All investments shall be made in the name of Escrow Agent. Notwithstanding anything to the contrary contained herein, Escrow Agent may, without notice to Buyer and Seller, sell or liquidate any of the foregoing investments at any time for any disbursement of the General Escrow Funds or the Special Escrow Funds permitted or required hereunder.  All investment earnings of the General Escrow Funds shall become part of the General Escrow Funds and investment losses of the General Escrow Funds shall be charged against the General Escrow Funds. All investment earnings of the Special Escrow Funds shall become part of the Special Escrow Funds and investment losses of the Special Escrow Funds shall be charged against the Special Escrow Funds.  Except as otherwise expressly set forth in Section 11, Escrow Agent shall not be liable or responsible for loss in the value of any investment made pursuant to this Agreement, or for any loss, cost or penalty resulting from any sale or liquidation of the General Escrow Funds or the Special Escrow Funds. With respect to any General Escrow Funds or Special Escrow Funds received by Escrow Agent after 12:00 p.m. New York time the Escrow Agent shall not be required to invest such funds or to effect any investment instruction until the next day upon which banks in New York, NY and the New York Stock Exchange are open for business.

8.Voting Rights as a Stockholder. Escrow Agent will vote the Buyer Common Stock held in the General Escrow Account in accordance with the written instructions of Seller.
9.Dividends and Other Distributions in Respect of the General Escrow Buyer Stock. All dividends and other distributions payable with respect to the General Escrow Buyer Stock shall be delivered to the Escrow Agent to hold in the General Escrow Account in accordance with the terms hereof. To the extent Escrow Agent receives dividends and other distributions payable with respect to the General Escrow Buyer Stock other than cash or shares of Buyer Common Stock, the Escrow Agent shall use commercially reasonable efforts to promptly convert such dividends or other distributions to cash.

10.Resignation or Removal of Escrow Agent. Escrow Agent may resign and be discharged from the performance of its duties hereunder at any time by giving sixty (60) calendar days prior written notice to Buyer and Seller specifying a date when such resignation shall take effect. Similarly, Escrow Agent may be removed at any time by Buyer and Seller giving at least five (5) days’ prior written notice to Escrow Agent specifying the date when such removal shall take effect. Buyer and Seller jointly shall appoint a successor Escrow Agent hereunder prior to the effective date of such resignation or removal. If Buyer and Seller fail to appoint a successor Escrow Agent within such time, Escrow Agent shall have the right to petition a court of competent jurisdiction to appoint a successor escrow agent, and all reasonable and documented out-of-pocket costs and expenses (including without limitation reasonable and documented out-of-pocket

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attorneys’ fees) related to such petition shall be paid jointly and severally by Buyer, on the one hand, and Seller, on the other hand; provided that as between Buyer, on the one hand, and Seller, on the other hand, each of them shall be responsible for 50% of such costs and expenses. The retiring Escrow Agent shall transmit all records pertaining to the Escrowed Property and shall transfer the Escrowed Property to the successor Escrow Agent, after making copies of such records as the retiring Escrow Agent deems advisable and after deduction and payment to the retiring Escrow Agent of all reasonable and documented out-of-pocket fees and expenses (including court costs and attorneys’ fees, in each case, which are reasonable, documented and out-of-pocket) payable to or incurred by the retiring Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder. After any retiring Escrow Agent’s resignation or removal, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Agreement.

11.Liability of Escrow Agent. Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied, other than the implied duty of good faith and fair dealing. Escrow Agent has no fiduciary or discretionary duties of any kind. Escrow Agent’s permissive rights shall not be construed as duties. Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Agreement, including without limitation any other agreement between any or all of the parties hereto or any other persons even though reference thereto may be made herein and whether or not a copy of such agreement has been provided to Escrow Agent. Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines, which determination is not subject to appeal, that Escrow Agent’s bad faith, gross negligence, fraud or willful misconduct was the cause of any loss to Buyer or Seller. Escrow Agent may retain and act hereunder through agents, and shall not be responsible for or have any liability with respect to the acts of any such agent retained by Escrow Agent in good faith, except to the extent that a court of competent jurisdiction determines, which determination is not subject to appeal, that Escrow Agent’s or such agent’s bad faith, gross negligence, fraud or willful misconduct was the cause of any loss to Buyer or Seller. Escrow Agent’s sole responsibility shall be for the safekeeping of the Escrowed Property in accordance with Escrow Agent’s customary practices and disbursement thereof in accordance with the terms of this Agreement. Escrow Agent shall not be responsible for or have any duty to make any calculations under this Agreement, or to determine when any calculation required under the provisions of this Agreement should be made, how it should be made or what it should be, or to confirm or verify any such calculation. Escrow Agent may rely upon any notice, instruction, request or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent believes in good faith to be genuine and to have been signed or presented by the person or parties purporting to sign the same. In no event shall Escrow Agent be liable for (a) acting in accordance with or conclusively relying upon any instruction, notice, demand, certificate or document believed in good faith by Escrow Agent to have been created by or on behalf of Buyer or Seller, or (b) any amount greater than the value of (x) the aggregate amount of the Special Escrow Funds and General Escrow Funds, as valued upon deposit with Escrow Agent, plus (y) the General Escrow Buyer Stock, as valued based on the average closing price of Buyer Common Stock for the twenty (20) consecutive Trading Days prior to the date of deposit. Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control, including

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without limitation acts of God, strikes, lockouts, riots, acts of war or terror, epidemics, governmental regulations, fire, communication line failures, computer viruses, attacks or intrusions, power failures, earthquakes or other disasters. Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrowed Property, any account in which any of the Special Escrow Funds, General Escrow Funds or the General Escrow Buyer Stock are deposited, this Agreement or the Underlying Agreement or to appear in, prosecute or defend any such legal action or proceeding or to take any other action that in Escrow Agent’s reasonable judgment may expose it to potential expense or liability. Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving any party hereto and shall incur no liability and shall be fully indemnified from any liability in acting in good faith and in accordance with the advice of such counsel. Buyer, on the one hand, and Seller, on the other hand, jointly and severally, shall promptly pay, upon demand, the reasonable and documented out-of-pocket fees and expenses of any such counsel; provided that as between Buyer, on the one hand, and Seller, on the other hand, each of them shall be responsible for 50% of such fees and expenses. Buyer and Seller agree to perform or procure the performance of all further acts and things, and execute and deliver such further documents, as may be required by law or as Escrow Agent may reasonably request in connection with its duties hereunder.

Escrow Agent is authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to the Escrowed Property which it is advised by legal counsel selected by it is binding upon it. If any portion of the Escrowed Property is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it, without the need for appeal or other action; and if Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

12.Indemnification of Escrow Agent. Buyer, on the one hand, and Seller, on the other hand, jointly and severally, shall, to the fullest extent permitted by law, indemnify and hold harmless Escrow Agent and each director, officer, employee, attorney, agent and affiliate of Escrow Agent (each, an “Indemnified Party”) upon demand against any and all actions, claims, losses, damages, liabilities, penalties, and reasonable and documented out-of-pocket costs and expenses of any kind or nature (including without limitation attorneys’ fees, costs and expenses, in each case, which are reasonable, documented and out-of-pocket) incurred by or asserted against any of the Indemnified Parties, whether as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) threatened, asserted or initiated by any person or entity, including without limitation Buyer, Seller and the Representatives, arising from or in connection with this Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such suit, action or proceeding or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to

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be indemnified hereunder for any liability to the extent finally determined by a court of competent jurisdiction, which determination is not subject to appeal, to have been caused by the bad faith, gross negligence, fraud or willful misconduct of such Indemnified Party. Buyer, on the one hand, and Seller, on the other hand, further agree, jointly and severally, to indemnify each Indemnified Party for all reasonable and documented out-of-pocket costs, including without limitation reasonable and documented out-of-pocket attorney’s fees, incurred by such Indemnified Party in connection with the enforcement of Buyer’s and Seller’s obligations hereunder. Each Indemnified Party shall, in its sole discretion, have the right to select and employ one separate counsel with respect to any action or claim brought or asserted against it, and the reasonable and documented out-of-pocket fees of such counsel shall be paid upon demand by Buyer, on the one hand, and Seller, on the other hand, jointly and severally. The obligations of Buyer and Seller under this Section shall survive any termination of this Agreement and the resignation or removal of Escrow Agent. Notwithstanding the preceding provisions of this Section 12, as between Buyer, on the one hand, and Seller, on the other hand, each of them shall be responsible for 50% of such costs and expenses.

Buyer and Seller agree that neither the payment by Buyer or Seller of any claim by Escrow Agent for indemnification hereunder nor any disbursements to Escrow Agent from the Escrowed Property in respect of a claim by Escrow Agent for indemnification shall impair, limit, modify or affect, as between Buyer and Seller, the respective rights and obligations of Buyer and Seller under the Underlying Agreement.

13.Compensation and Reimbursement of Escrow Agent.

(a)    Fees and Expenses. Buyer, on the one hand, and Seller, on the other hand, agree, jointly and severally, to compensate and reimburse Escrow Agent upon demand in accordance with Schedule B hereto; provided that as between Buyer, on the one hand, and Seller, on the other hand, each of them shall be responsible for 50% of such amounts. The obligations of Buyer and Seller under this Section shall survive any termination of this Agreement and the resignation or removal of Escrow Agent.

(b)    Security and Offset. Buyer and Seller hereby grant to Escrow Agent and the Indemnified Parties a first priority security interest in, lien upon and right of offset against the Escrowed Property with respect to any compensation or reimbursement due any of them hereunder (including any claim for indemnification hereunder). Buyer and Seller shall promptly pay such amounts to Escrow Agent or any Indemnified Party upon receipt of an itemized invoice.

14.Representations and Warranties. Buyer and Seller, severally and not jointly, each respectively make the following representations and warranties to Escrow Agent solely as to itself:

(a)    it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and this Agreement has been duly approved by all necessary action and constitutes its valid and binding agreement enforceable in accordance with its terms;

(b)    each of the applicable persons designated on Schedule A hereto has been duly appointed to act as its authorized representative hereunder and individually has full power and

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authority on its behalf to execute and deliver any Joint Written Direction, to amend, modify or waive any provision of this Agreement and to take any and all other actions as its authorized representative under this Agreement, all without further consent or direction from, or notice to, it or any other person; and

(c)    no change in designation of such authorized representatives shall be effective until written notice of such change is delivered to each other party to this Agreement pursuant to Section 16 and Escrow Agent has had reasonable time to act upon it.

15.Identifying Information. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity, Escrow Agent requires documentation to verify its formation and existence as a legal entity. Escrow Agent may require financial statements, licenses or identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. Buyer and Seller agree to provide all information requested by Escrow Agent in connection with any legislation or regulation to which Escrow Agent is subject, in a timely manner.

16.Notices. All notices, approvals, consents, requests and other communications hereunder shall be in writing (provided that any communication sent to Escrow Agent hereunder must be in the form of a manually signed document or electronic copy thereof), in English, and shall be delivered (a) by personal delivery, or (b) by national overnight courier service, or (c) by certified or registered mail, return receipt requested, or (d) via facsimile transmission, with confirmed receipt or (e) via email by way of a PDF attachment thereto. Notice shall be effective upon receipt except for notice via email, which shall be effective only when the recipient, by return email or notice delivered by other method provided for in this Section, acknowledges having received that email (with an automatic “read receipt” or similar notice not constituting an acknowledgement of an email receipt for purposes of this Section). Such notices shall be sent to the applicable party or parties at the address specified below:

If to Buyer or Buyer Representative at:

Plantronics, Inc.
345 Encinal Street
Santa Cruz, CA 95060
Attention: General Counsel
Mary.huser@plantronics.com
Direct: 831.458.7848
Fax: 831.426.2965

(with a copy to)

Foley & Lardner LLP
111 Huntington Avenue, Suite 2500

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Boston, MA 02199-7610
Attention: Beth Boland and Patrick Quick
Email: bboland@foley.com and pgquick@foley.com

If to Seller or Seller Representative at:

Siris Capital Group, LLC
601 Lexington Ave, 59th Floor
New York, New York 10022
Attention: General Counsel
Email: legalnotices@siriscapital.com

(with a copy to)

Sidley Austin LLP
1999 Avenue of the Stars, 17th Floor
Los Angeles, CA 90067
Attention: Dan Clivner and Vijay Sekhon
Email: dclivner@sidley.com and vsekhon@sidley.com

If to Escrow Agent at:    U.S. Bank National Association, as Escrow Agent

ATTN: Peter M. Brennan, Corporate Trust Services
1555 N. RiverCenter Drive, Suite 203
Milwaukee, WI 53212
Telephone: 414.905.5003
Facsimile: 414.905.5049
E-mail: peter.brennan@usbank.com

and to:

U.S. Bank National Association, as Escrow Agent
ATTN: Escrow Trust Finance Management
60 Livingston Avenue, EP-MN-WS3T, St. Paul, MN 55107
Telephone: 651.466.6091
Facsimile: 866.691.4161
E-mail: TFMCorporateEscrowShared@usbank.com

or to such other address as each party may designate for itself by like notice and unless otherwise provided herein shall be deemed to have been given on the date received. Buyer and Seller agree to assume all risks arising out of the use of electronic methods to submit instructions and directions to Escrow Agent, including without limitation the risk of Escrow Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties.

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17.Optional Security Procedures. In the event instructions, including funds transfer instructions, address change or change in contact information are given to Escrow Agent (other than in writing at the time of execution of this Agreement), whether in writing, by facsimile or otherwise, Escrow Agent is authorized but shall not be required to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule A hereto, and Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by Escrow Agent and shall be effective only after Escrow Agent has a reasonable opportunity to act on such changes. If Escrow Agent is unable to contact any of the designated representatives identified in Schedule A hereto, Escrow Agent is hereby authorized but shall be under no duty to seek confirmation of such instructions by telephone call-back to any one or more of Buyer’s or Seller’s executive officers, which shall include the titles of Chief Executive Officer, President and Vice President, or any of the persons that constitute a Seller Representative (collectively, the “Contact Persons”), as Escrow Agent may select. Such Contact Persons shall deliver to Escrow Agent a fully executed incumbency certificate, and Escrow Agent may rely in good faith upon the confirmation of anyone purporting to be any such officer. Buyer and Seller agree that Escrow Agent may at its option record any telephone calls made pursuant to this Section. Escrow Agent in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by any Buyer Representative or any Seller Representative to identify (a) the beneficiary, (b) the beneficiary’s bank, or (c) an intermediary bank. Escrow Agent may apply any of the Escrowed Property for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank so designated. Buyer and Seller acknowledge that these optional security procedures are commercially reasonable.

18.Binding Effect; Successors. This Agreement shall be binding upon the respective parties hereto and their heirs, executors, successors or assigns. If Escrow Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including the escrow contemplated by this Agreement) to another entity, the successor or transferee entity without any further act shall be the successor Escrow Agent.

19.Amendment, Waiver and Assignment. None of the terms or conditions of this Agreement may be changed, waived, modified, discharged, terminated or varied in any manner whatsoever unless in writing duly signed by Escrow Agent, a Buyer Representative and a Seller Representative. No course of conduct shall constitute a waiver of any of the terms and conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms of this Agreement, or of such terms and conditions on any other occasion. Except as otherwise expressly provided herein, this Agreement may not be assigned by any party without the written consent of Escrow Agent, the Buyer Representative and the Seller Representative.

20.Severability. To the extent any provision of this Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

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21.Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Delaware without giving effect to the conflict of laws principles thereof that would require the application of any other laws.

22.Consent to Jurisdiction and Venue. Each party hereto stipulates that, if there is any dispute or disagreement between or among any of the parties or privies to this Agreement as to the interpretation of any provision of, or the performance of obligations under, this Agreement (a “Dispute”), then the Dispute may be commenced and prosecuted in its entirety in, and each party hereto consents to the non-exclusive jurisdiction and proper venue of, any state or federal court having proper jurisdiction located in the State of Delaware, and each party hereto consents to personal jurisdiction and venue in such courts and waives and relinquishes all right to attack the suitability or convenience of such venue or forum by reason of their present or future domiciles, or by any other reason. The parties hereto acknowledge that all directions issued by the forum court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries.

23.Entire Agreement, No Third Party Beneficiaries. This Agreement (and, solely as to Buyer and Seller, the Underlying Agreement) constitutes the entire agreement between the signatory parties hereto relating to (i) the holding, investment and disbursement of the Special Escrow Funds and General Escrow Funds and (ii) the holding and disbursement of the General Escrow Buyer Stock and sets forth in their entirety the obligations and duties of Escrow Agent with respect to the Special Escrow Funds or the General Escrow Buyer Stock. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the signatory parties hereto and the Indemnified Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

24.Execution in Counterparts, Facsimiles. This Agreement and any Joint Written Direction may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement or direction. The delivery of copies of this Agreement and any Joint Written Direction and their respective signature pages as a PDF attachment to an email or by facsimile transmission in accordance with Section 16 shall constitute effective execution and delivery as to the parties and may be used in lieu of originals for all purposes.

25.Termination. This Agreement shall terminate upon the distribution of all the Escrowed Property pursuant to any applicable provision of this Agreement, and Escrow Agent shall thereafter have no further obligation or liability whatsoever with respect to this Agreement or the Escrowed Property.

26.Dealings. Escrow Agent and any stockholder, director, officer or employee of Escrow Agent may buy, sell and deal in any of the securities of any other party hereto and become pecuniarily interested in any transaction in which any other party hereto may be interested, and contract and lend money to any other party hereto and otherwise act as fully and freely as though it were not Escrow Agent under this Agreement. Nothing herein shall preclude Escrow Agent from acting in any other capacity for any other party hereto or for any other person or entity.

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27.Brokerage Confirmation Waiver. Buyer and Seller acknowledge that to the extent regulations of the Comptroller of the Currency or other applicable regulatory entity grant either the right to receive brokerage confirmations for certain security transactions as they occur, Buyer and Seller specifically waive receipt of such confirmations to the extent permitted by law. Escrow Agent will furnish Buyer and Seller periodic cash transaction statements that include detail for all investment transactions made by Escrow Agent.

28.Tax Reporting. Escrow Agent shall have no responsibility for the tax consequences of this Agreement on Buyer or Seller, and Buyer and Seller shall consult with independent counsel concerning any and all tax matters. Buyer and Seller shall provide Escrow Agent a properly completed IRS Form W-9 or Form W-8, as applicable, for each payee. If requested tax documentation is not so provided, Escrow Agent is authorized to withhold taxes as required by the United States Internal Revenue Code and related regulations. Buyer and Seller have determined that any interest or income on Special Escrow Funds shall be reported on a cash basis and deemed to be for the account of Seller. Buyer and Seller have determined that the General Escrow Buyer Stock and all income (in dividends or otherwise) earned on the General Escrow Buyer Stock or on the General Escrow Funds shall be treated as owned by Buyer. Buyer and Seller shall prepare and file all required tax filings with the IRS and any other applicable taxing authority required to be prepared and filed thereby pursuant to applicable law; provided that the parties further agree that:

(a)    Escrow Agent IRS Reporting. Except as otherwise agreed by Escrow Agent in writing, Escrow Agent has no tax reporting or withholding obligation except with respect to Form 1099-B reporting on payments of gross proceeds under Internal Revenue Code Section 6045 and Form 1099 and Form 1042-S reporting with respect to investment income earned on the Special Escrow Funds, the General Escrow Buyer Stock and the General Escrow Funds. Buyer and Seller shall accurately provide Escrow Agent with all information requested by Escrow Agent in connection with the preparation and filing with the IRS of all applicable Form 1099 and Form 1042-S documents with respect to all distributions as well as in the performance of Escrow Agent’s other reporting obligations, if any, under applicable U.S. federal law or regulation.

(b)    Indemnification. Buyer, on the one hand, and Seller, on the other hand, jointly and severally agree to indemnify and hold Escrow Agent harmless from any liability or obligation on account of taxes, assessments, additions for late payment, interest, penalties, expenses and other governmental charges that may be assessed or asserted against Escrow Agent on account of the Escrowed Property, the management established hereby, any payment or distribution of or from the Escrowed Property pursuant to the terms hereof or other activities performed under the terms of this Agreement, except to the extent caused by Escrow Agent’s bad faith, gross negligence, fraud or willful misconduct (as finally adjudicated by a court of competent jurisdiction). The indemnification provided by this Section is in addition to any other indemnification provision of this Agreement and shall survive the resignation or removal of Escrow Agent and the termination of this Agreement. Notwithstanding the preceding provisions of this Section 28(b), as between Buyer, on the one hand, and Seller, on the other hand, each of them shall be responsible for 50% of any amounts payable to Escrow Agent under this Section 28(b).

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(c)    Imputed Interest. To the extent that IRS imputed interest regulations apply, Buyer and Seller shall so inform Escrow Agent, provide Escrow Agent with all imputed interest calculations and direct Escrow Agent to disburse imputed interest amounts as Buyer and Seller deem appropriate. Escrow Agent shall rely solely on such provided calculations and information and shall have no responsibility for the accuracy or completeness of any such calculations or information.

29.WAIVER OF TRIAL BY JURY. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

30.Publicity. No party will (a) use any other party’s proprietary indicia, trademarks, service marks, trade names, logos, symbols or brand names, or (b) otherwise refer to or identify any other party in advertising, publicity releases or promotional or marketing publications, without, in each case, securing the prior written consent of such other party.

31.Construction.  Words used in the singular number may include the plural and the plural may include the singular. The section headings appearing in this instrument have been inserted for convenience only and shall be given no substantive meaning or significance whatsoever in construing the terms and conditions of this Agreement. All references to Sections refer to Sections of this Agreement unless expressly stated otherwise.

32.Waiver of Immunity. To the extent that in any jurisdiction any party may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, each party irrevocably agrees not to claim, and it hereby waives, such immunity in connection with this Agreement.

33.Escheat. Buyer and Seller are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. Escrow Agent shall have no liability to Buyer or Seller, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrowed Property escheat by operation of law.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal as of the date first above written.

BUYER:

PLANTRONICS, INC.

        By:     _____________________________
Name:
Title:

SELLER:

TRIANGLE PRIVATE HOLDINGS II, LLC

        By:     _____________________________
Name:
Title:

        ESCROW AGENT:

U.S. BANK NATIONAL ASSOCIATION

        By:     _____________________________
Name:
Title:

Signature Page to Escrow Agreement

SCHEDULE A

Each of the following person(s) is a Buyer Representative authorized to execute documents and direct Escrow Agent as to all matters, including fund transfers, address changes and contact information changes, on Buyer’s behalf (only one signature required):

Joe Burton		(831) 426-5858
Name	Specimen signature	Telephone No.

Mary Huser		(831) 426-5858
Name	Specimen signature	Telephone No.

Pamela Strayer		(831) 426-5858
Name	Specimen signature	Telephone No.

(Note: if only one person is identified above, provide the following information)
The following person not listed above is authorized for call-back confirmations:

Name	Telephone Number

Each of the following person(s) is a Seller Representative authorized to execute documents and direct Escrow Agent as to all matters, including fund transfers, address changes and contact information changes, on Seller’s behalf (only one signature required):

Peter Berger		(212) 231-0095
Name	Specimen signature	Telephone No.

Frank Baker		(212) 231-0095
Name	Specimen signature	Telephone No.

Jeffery Hendren		(212) 231-0095
Name	Specimen signature	Telephone No.

(Note: if only one person is identified above, provide the following information)
The following person not listed above is authorized for call-back confirmations

Name	Telephone Number

SCHEDULE B

Escrow Agent Compensation

See attached.

## SCHEDULE B

### Escrow Agent Compensation

**I. Administration Fee, One-Time: $2,500**

One-time fee for the routine duties of the Escrow Agent associated with the administration of the account. Administration fees are payable in advance. In the event that the Agreement is not terminated within two years, then an additional administrative fee of $1,000 shall be due for each year or part thereof. This assumes that the Escrow Agent will be directed to invest in an automated sweep vehicle available through the Escrow Agent's trust accounting system.

**II. Disbursement Processing Fees (if any): $100 per disbursement *in excess* of ten disbursements per year**

Processing fees cover the routine duties of Escrow Agent associated with the administration of the account, billed in arrears. This includes payment by check or wire. This assumes that the Escrow Agent will receive complete and accurate payment information, upon which it can conclusively rely.

**III. Out-of-Pocket Expenses (if any): At Cost**

Reimbursement of expenses associated with the performance of Escrow Agent's duties, including but not limited to fees and expenses of legal counsel, accountants and other agents, tax preparation, reporting and filing, publications, and filing fees.

**IV. Extraordinary Fees (if any):**

Extraordinary fees are payable to the agent for duties or responsibilities not expected to be incurred at the outset of the transaction, not routine or customary, and not incurred in the ordinary course of business. Payment of extraordinary fees is appropriate where particular inquiries, events or developments are unexpected, even if the possibility of such things could have been identified at the inception of the transaction. Extraordinary services might include, without limitation, amendments or supplements, specialized reporting, non-routine calculations, foreign currency conversions, use investments not automated with the Escrow Agent's trust accounting system, and actual or threatened litigation or arbitration proceedings.

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT

SCHEDULE C

U.S. BANK NATIONAL ASSOCIATION
MONEY MARKET ACCOUNT AUTHORIZATION FORM
DESCRIPTION AND TERMS
CUSIP 9AMMF05B2

The U.S. Bank Money Market account is a U.S. Bank National Association (“U.S. Bank”) interest-bearing money market deposit account designed to meet the needs of U.S. Bank’s Corporate Trust Services Escrow Group and other Corporate Trust customers of U.S. Bank. Selection of this investment includes authorization to place funds on deposit and invest with U.S. Bank.

U.S. Bank uses the daily balance method to calculate interest on this account (actual/365 or 366). This method applies a daily periodic rate to the principal balance in the account each day. Interest is accrued daily and credited monthly to the account. Interest rates are determined at U.S. Bank’s discretion, and may be tiered by customer deposit amount.

The owner of the account is U.S. Bank as Agent for its trust customers. U.S. Bank’s trust department performs all account deposits and withdrawals. Deposit accounts are FDIC Insured per depositor, as determined under FDIC Regulations, up to applicable FDIC limits.

AUTOMATIC AUTHORIZATION

In the absence of specific written direction to the contrary, U.S. Bank is hereby directed to invest and reinvest proceeds and other available moneys in the U.S. Bank Money Market Account. The U.S. Bank Money Market Account is a permitted investment under the operative documents and this authorization is the permanent direction for investment of the moneys until notified in writing of alternate instructions.